As filed with the Securities and Exchange Commission on July 27, 2011
No. 333-172123
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Radio One, Inc.*
(Exact name of registrant as specified in its charter)

Delaware	4832	52-1166660
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5900 Princess Garden Parkway
7th Floor
Lanham, Maryland 20706
Telephone: (301) 306-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alfred C. Liggins, III
President and Chief Executive Officer
Radio One, Inc.
5900 Princess Garden Parkway
7th Floor
Lanham, Maryland 20706
Telephone: (301) 306-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael Plantamura
Vice President and General Counsel
Radio One, Inc.

5900 Princess Garden Parkway
5th Floor
Lanham, Maryland 20706
Telephone: (301) 306-1111
and
Dennis M. Myers, P.C.
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
(312) 862-2000

* The co-registrants listed on the next page are also included in this Form S-4 registration statement as additional registrants.

Approximate date of commencement of proposed sale of the securities to the public:  The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer):  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer):  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Registration
Securities to be Registered	to be Registered	Price per Unit(1)	Fee
12.5%/15.0% Senior Subordinated Notes due 2016(1)	$299,185,432	100%	$34,736(4)
Senior Subordinated Notes Paid-in-Kind(2)	$27,850,174	100%	$3,233(4)
Guarantees on Senior Subordinated Notes(3)	—	—	—(5)

(1)	Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)	Pursuant to the indenture governing the 12.5%/15.0% Senior Subordinated Notes due 2016 (“Senior Subordinated Notes”), Radio One, Inc. may elect to issue additional Senior Subordinated Notes in respect of interest due and payable thereon to May 15, 2012. For purposes of calculating the registration fee, the registrant estimates that up to an additional $27,850,174 in aggregate principal amount of Senior Subordinated Notes may be issued in respect of interest thereon to May 15, 2012.

(3)	Senior Subordinated Notes will be issued by Radio One, Inc. (the “Issuer”) and guaranteed by certain of the Issuer’s domestic subsidiaries. No separate consideration will be received for the issuance of these guarantees.

(4)	Registration fees were paid with the initial filing of this registration statement on February 9, 2011.

(5)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

I.R.S. Employer
Exact Name of Additional Registrants*	Jurisdiction of Formation	Identification No.

Bell Broadcasting Company	Michigan	38-1537987
Blue Chip Broadcasting Licenses, Ltd.	Ohio	31-1402186
Blue Chip Broadcasting, Ltd.	Ohio	31-1459349
Charlotte Broadcasting, LLC	Delaware	52-1166660
Community Connect Inc.	Delaware	13-3923078
Community Connect, LLC	Delaware	52-1166660
Distribution One, LLC	Delaware	52-1166660
Hawes-Saunders Broadcast Properties, Inc.	Delaware	31-1313021
Interactive One, Inc.	Delaware	30-0223248
Interactive One, LLC	Delaware	30-0451522
New Mableton Broadcasting Corporation	Delaware	58-2455006
Radio One Cable Holdings, Inc.	Delaware	20-0966592
Radio One Distribution Holdings, LLC	Delaware	52-1166660
Radio One Licenses, LLC	Delaware	52-1166660
Radio One Media Holdings, LLC	Delaware	20-2180640
Radio One of Atlanta, LLC	Delaware	52-1166660
Radio One of Boston Licenses, LLC	Delaware	52-2297366
Radio One of Boston, Inc.	Delaware	52-2297366
Radio One of Charlotte, LLC	Delaware	57-1103928
Radio One of Detroit, LLC	Delaware	38-1537987
Radio One of Indiana, L.P.	Delaware	52-2359338
Radio One of Indiana, LLC	Delaware	52-1166660
Radio One of North Carolina, LLC	Delaware	52-1166660
Radio One of Texas II, LLC	Delaware	52-2359333
ROA Licenses, LLC	Delaware	52-1166660
Satellite One, L.L.C.	Delaware	52-1166660

*	The address for each of the additional registrants is c/o Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706, (301) 306-1111. The primary standard industrial classification number for each of the additional registrants is 4832. The name, address, including zip code of the agent for service for each of the additional registrants is Michael Plantamura, Vice President and General Counsel, Radio One, Inc., 5900 Princess Garden Parkway, 5th Floor, Lanham, Maryland 20706, (301) 306-1111.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 27, 2011

PRELIMINARY PROSPECTUS
Radio One, Inc.

Exchange Offer for up to
$299,185,432
12.5%/15.0% Senior Subordinated Notes due 2016

We are offering to exchange:
up to $299,185,432 of our new 12.5%/15.0% Senior Subordinated Notes due 2016
(which we refer to as the “Exchange Notes”)
for
a like amount of our outstanding 12.5%/15.0% Senior Subordinated Notes due 2016
(which we refer to as the “Old Notes” and, together with the Exchange Notes, the “Notes”).

Material Terms of Exchange Offer:

•	The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes will not apply to the Exchange Notes.

•	The Exchange Notes will be unconditionally guaranteed on a senior subordinated basis by each of our existing and future direct and indirect domestic restricted subsidiaries (subject to certain exceptions) and any other of our subsidiaries that guarantee our senior credit facility.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011, unless extended by us.

•	There is no existing public market for the Old Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or seek approval for quotation through any automated trading system.

•	You may withdraw your tender of Old Notes at any time before the expiration of the exchange offer. We will exchange all of the Old Notes that are validly tendered and not withdrawn.

•	The exchange of Notes will not be a taxable event for U.S. federal income tax purposes.

•	The exchange offer is not subject to any condition, including that it not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission (the “SEC”).

•	We will not receive any proceeds from the exchange offer.

•	Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer in connection with any such resale. See “Plan of Distribution.”

For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 14 of this prospectus.

We are not asking you for a proxy and you are requested not to send us a proxy.

Neither the SEC nor any state securities commission has approved the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          , 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

In this prospectus, unless the context requires otherwise: (i) “Radio One,” the “Company,” “we,” “us” and “our” refer to Radio One, Inc. and its subsidiaries; and (ii) “Issuer” refers to Radio One, Inc., exclusive of its subsidiaries.

Radio One, Inc. is a Delaware corporation. Our principal executive office is located at 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706, and our telephone number at that address is (301) 306-1111. Our website is located at www.radio-one.com. The information on, or linked to, our website is not part of this prospectus.

NON-GAAP FINANCIAL MEASURES

We believe that our financial statements and other financial data contained in this prospectus have been prepared in a manner that complies, in all material respects, with the regulations published by the SEC and are consistent with current practice with the exception of the presentation of certain non-GAAP financial measures (as defined below), including EBITDA and Adjusted EBITDA. SEC rules regulate the use in filings with the SEC of “non-GAAP financial measures” such as EBITDA and Adjusted EBITDA that are derived on the basis of methodologies other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenues, net earnings (loss) or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. We present EBITDA and Adjusted EBITDA because we consider these important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of “high yield” issuers, many of which present EBITDA and Adjusted EBITDA when reporting their operating results. Management uses EBITDA and Adjusted EBITDA as internal measures of operating performance, to establish operational goals, to allocate resources and to analyze business trends and financial performance.

We define EBITDA as the sum of (1) net income (loss) attributable to common stockholders, (2) depreciation and amortization, (3) (benefit from) provision for income taxes and (4) interest expense less interest income. Adjusted EBITDA consists of net loss attributable to common stockholders plus (1) depreciation and amortization, income taxes, interest expense, income (loss) from discontinued operations, net of tax, noncontrolling interest in (loss) income of subsidiaries, impairment of long-lived assets, stock-based compensation and other expense, net, less (2) interest income, gain on retirement of debt and equity in income (loss) of affiliated company. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies.

Our EBITDA and Adjusted EBITDA measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures or future requirements for capital commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the interest expense or cash requirements necessary to service interest or principal payments on our debt;

•	they do not reflect any cash income taxes that we may be required to pay;

•	they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•	assets are depreciated or amortized over differing estimated useful lives and often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA and Adjusted EBITDA measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally to evaluate our performance. See “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

CERTAIN DEFINITIONS

We use the term “local marketing agreement” (“LMA”) in various places in this prospectus. An LMA is an agreement under which a Federal Communications Commission (“FCC”) licensee of a radio station makes available, for a fee, air time on its station to another party. The other party provides programming to be broadcast during the airtime and collects revenues from advertising it sells for broadcast during that programming. In addition to entering into LMAs, we will from time to time enter into management or consulting agreements that provide us with the ability, as contractually specified, to assist current owners in the management of radio station assets that we have contracted to purchase, subject to FCC approval. In such arrangements, we generally receive a contractually specified management fee or consulting fee in exchange for the services provided.

INDUSTRY DATA

The industry and market data and other statistical information contained in this prospectus are based on management’s own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by management to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information. None of the independent industry publications used in this prospectus were prepared on our or our affiliates’ behalf and none of the sources cited by us consented to the inclusion of any data from its reports, nor have we sought their consent.

Unless otherwise indicated:

•	we obtained total radio industry revenue levels from the Radio Advertising Bureau (the “RAB”);

•	we obtained audience share and ranking information from Arbitron Inc. (“Arbitron”); and

•	we derived historical market statistics and market revenue share percentages from data published by Miller, Kaplan, Arase & Co., LLP (“Miller Kaplan”), a public accounting firm that specializes in serving the broadcasting industry and BIA Financial Network, Inc. (“BIA”), a media and telecommunications advisory services firm.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-172123) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website. The address of this site is http://www.sec.gov.

You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address: Radio One, Inc., 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706, (301) 306-1111, Attention: Corporate Secretary.

In order to obtain timely delivery of the documents, you must request the information no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on          , 2011.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus which are not statements of historical fact constitute “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed under the heading “Risk Factors” and elsewhere in this prospectus. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made and qualify all of our forward-looking statements by these cautionary statements.

You should understand that various factors, in addition to those discussed elsewhere in this prospectus, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

•	the effects of global financial and economic conditions, credit and equity market volatility and continued fluctuations in the U.S. economy may continue to have on our business and financial condition and the business and financial condition of our advertisers;

•	continued fluctuations in the economy could negatively impact our ability to meet our cash needs and our ability to maintain compliance with our debt covenants;

•	fluctuations in the demand for advertising across our various media given the current economic environment;

•	our relationship with a significant customer has changed and we no longer have a guaranteed level of revenue from that customer;

•	risks associated with the implementation and execution of our business diversification strategy including our recent ownership interest increase in TV One;

•	increased competition in our markets and in the radio broadcasting and media industries;

•	changes in media audience ratings and measurement technologies and methodologies;

•	regulation by the Federal Communications Commission (“FCC”) relative to maintaining our broadcasting licenses, enacting media ownership rules and enforcing of indecency rules;

•	changes in our key personnel and on-air talent;

•	increases in the costs of our programming, including on-air talent and content acquisitions costs;

•	financial losses that may be incurred due to provisioning for income taxes and impairment charges against our broadcasting licenses, goodwill and other intangible assets, particularly in light of the current economic environment;

•	increased competition from new media and technologies;

•	the impact of our acquisitions, dispositions and similar transactions; and

•	other factors discussed in detail in this prospectus under the heading “Risk Factors”.

These factors and the other risk factors discussed in this prospectus, including under the heading “Risk Factors,” are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other important factors also could have material adverse effects on our future results. Given these uncertainties, you should not place undue reliance on our forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date on the front cover of this prospectus, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

If there is a material change to the information included in this prospectus, we will disclose such material change in the information by means of a supplement or amendment, SEC filing or press release.

v

SUMMARY

The following summary is qualified in its entirety by the more detailed information included in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision. Except as otherwise stated or required by the context, the terms “Issuer,” “Radio One,” “we,” “us,” “Company,” “our” and “our Company” refer to Radio One, Inc. and its consolidated subsidiaries.

OUR COMPANY

Overview

Radio One is an urban-oriented, multi-media company that primarily targets African-American and urban consumers. Our core business is our radio broadcasting franchise that is the largest broadcasting operation that primarily targets African-American and urban listeners. We currently own 53 broadcast stations located in 16 urban markets in the U.S. While our primary source of revenue is the sale of local and national advertising for broadcast on our radio stations, our business strategy is to operate the premier multi-media entertainment and information content provider targeting African-American consumers. Thus, we have diversified our revenue streams by making acquisitions and investments in other complementary media properties. Our other media interests include our approximately 50.9% ownership interest in TV One, LLC (“TV One”), an African-American targeted cable television network that we invested in with an affiliate of Comcast Corporation and other investors; our 53.5% ownership interest in Reach Media, Inc. (“Reach Media”), which operates the Tom Joyner Morning Show; our ownership of Interactive One, LLC, an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily, HelloBeautiful; and our ownership of Community Connect, LLC (formerly Community Connect Inc.) (“CCI”), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente and Asian Avenue. Through our national multi-media presence, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audience.

We are incorporated as a Delaware corporation. Our principal executive offices are located at 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706. Our telephone number is (301) 306-1111 and our website is http://www.radio-one.com. We make our website content available for information purposes only. Information on our website is not a part of this prospectus and should not be relied upon for investment purposes.

TV One

In January 2004, the Company, together with an affiliate of Comcast Corporation and other investors, launched TV One, an entity formed to operate a cable television network featuring lifestyle, entertainment and news-related programming targeted primarily towards African-American viewers. At that time, we committed to make a cumulative cash investment of $74.0 million in TV One. This entire amount of $74.0 million was funded as of April 19, 2011. Since December 31, 2006, the initial four year commitment period for funding the capital had been extended on a quarterly basis due in part to TV One’s lower than anticipated capital needs. In connection with the redemption financing (as defined below) together with the remaining portion of the members outstanding capital contribution, we funded our remaining capital commitment amount of approximately $13.7 million on April 19, 2011 and currently anticipate no further capital commitment. In December 2004, TV One entered into a distribution agreement with DIRECTV and certain affiliates of DIRECTV became investors in TV One.

On February 25, 2011, TV One completed a privately placed debt offering of $119 million (the “Redemption Financing”). The Redemption Financing is structured as senior secured notes bearing a 10% coupon and is due in 2016. The Redemption Financing was structured to allow for continued distributions to the remaining members of TV One, including Radio One, subject to certain conditions. Subsequently, on February 28, 2011, TV One utilized $82.4 million of the Redemption Financing to repurchase 15.4% of its outstanding membership interests from certain financial investors and 2.0% of its outstanding membership interests held by TV One management (representing approximately 50% of interests held by management). Finally, on April 25, 2011, TV One utilized the balance of the Redemption Financing to repurchase 12.4% of its outstanding membership interests from DIRECTV. These redemptions by TV One, increased Radio One’s holding in TV One from 36.8% to approximately 50.9% as of April 25, 2011. Beginning in the quarter ended June 30, 2011, the Company began accounting for TV One on a consolidated basis.

Prior to the quarter ended June 30, 2011, the Company recorded its investment at cost and has adjusted the carrying amount of the investment to recognize the change in the Company’s claim on the net assets of TV One resulting from operating income or losses of TV One as well as other capital transactions of TV One using a hypothetical liquidation at book value approach. For the three months ended March 31, 2011 and 2010, the Company’s allocable share of TV One’s operating income was approximately $3.1 million and $909,000, respectively.

At each of March 31, 2011 and December 31, 2010, the carrying value of the Company’s investment in TV One was approximately $50.5 million and $47.5 million, respectively, and is presented on the consolidated balance sheets as investment in affiliated company. At March 31, 2011, the Company had future contractual funding commitments of $13.7 million and the Company’s maximum exposure to loss as a result of its involvement with TV One was determined to be approximately $64.2 million, which is the Company’s carrying value of its investment plus its future contractual funding commitment. As noted above, we funded this commitment on April 19, 2011 and currently anticipate no further capital commitment.

We entered into separate network services and advertising services agreements with TV One in 2003. Under the network services agreement, we provided TV One with administrative and operational support services and access to Radio One personalities. This agreement, originally scheduled to expire in January 2009, was extended to January 2011. Under the advertising services agreement, we provided a specified amount of advertising to TV One. This agreement was also originally scheduled to expire in January 2009 and was extended to January 2011 at which time it expired. In consideration of providing these services, we have received equity in TV One, and receive an annual cash fee of $500,000 for providing services under the network services agreement. We are currently in the process of renegotiating these agreements.

Transactions

In connection with the issuance of $286,794,302 aggregate principal amount of the Old Notes on November 24, 2010, we exchanged and then cancelled approximately $97.0 million of $101.5 million aggregate principal amount outstanding of our 8 7/8% senior subordinated notes due 2011 (the “2011 Notes”) and approximately $199.3 million of $200.0 million aggregate principal amount outstanding of our 6 3/8% senior subordinated notes due 2013 (the “2013 Notes” and together with the 2011 Notes, the “Existing Notes”) and entered into supplemental indentures in respect of each of the Existing Notes which waived any and all existing defaults and events of default that had arisen or may have arisen that may be waived and eliminated substantially all of the covenants in each indenture governing the Existing Notes, other than the covenants to pay principal of and interest on the Existing Notes when due, and eliminated or modified the related events of default. We also entered into an amendment to our previous senior credit facility which cured or waived all outstanding defaults or events of default thereunder. As noted below, we refinanced our previous senior credit facility on March 31, 2011.

Subsequently, all remaining outstanding 2011 Notes were repurchased pursuant to the indenture governing the 2011 Notes, effective as of December 24, 2010. Approximately $0.75 million in aggregate principal amount of the 2013 Notes remained outstanding as of June 30, 2011. Overdue interest and interest thereon was paid to holders of the 2013 Notes on December 20, 2010, thereby curing any default or event of default under the indenture governing the 2013 Notes.

We refer to the transactions described above (except for our March 31, 2011 new senior credit facility refinancing), collectively, as the “Transactions” in this prospectus.

Recent Developments

On March 31, 2011 the Company entered into a new senior secured credit facility (the “2011 Credit Agreement”) with a syndicate of banks, and simultaneously borrowed $386.0 million to retire all outstanding obligations under the Company’s previous amended and restated credit agreement and to fund our obligation with respect to the TV One capital call. The total amount available under the 2011 Credit Agreement is $411.0 million, consisting of a $386.0 term loan facility that matures on March 31, 2016 and a $25.0 million revolving loan facility that matures on March 31, 2015. Borrowings under the credit facilities are subject to compliance with certain covenants including, but not limited to, certain financial covenants. Proceeds from the credit facilities can be used for working capital, capital expenditures made in the ordinary course of business, the Company’s common stock repurchase program, permitted direct and indirect investments and other lawful corporate purposes.

The 2011 Credit Agreement contains affirmative and negative covenants that the Company is required to comply with, including:

(a) maintaining an interest coverage ratio of no less than:

•	1.25 to 1.00 on June 30, 2011 and the last day of each fiscal quarter through September 30, 2015; and

•	1.50 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(b) maintaining a senior secured leverage ratio of no greater than:

•	5.25 to 1.00 on June 30, 2011; and

•	5.00 to 1.00 on September 30, 2011 and December 31, 2011; and

•	4.75 to 1.00 on March 31, 2012; and

•	4.50 to 1.00 on June 30, 2012 and December 31, 2012; and

•	4.00 to 1.00 on March 31, 2013 and the last day of each fiscal Quarter through September 30, 2013; and

•	3.75 to 1.00 on December 31, 2013 and the last day of each fiscal quarter through September 30, 2014; and

•	3.25 to 1.00 on December 31, 2014 and the last day of each fiscal quarter through September 30, 2015; and

•	2.75 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(c) maintaining a total leverage ratio of no greater than:

•	9.25 to 1.00 on June 30, 2011 and the last day of each fiscal quarter through December 31, 2011; and

•	9.00 to 1.00 on March 31, 2012; and

•	8.75 to 1.00 on June 30, 2012; and

•	8.50 to 1.00 on September 30, 2012 and December 31, 2012; and

•	8.00 to 1.00 on March 31, 2013 and the last day of each fiscal quarter through September 30, 2013; and

•	7.50 to 1.00 on December 31, 2013 and the last day of each fiscal quarter through September 30, 2014; and

•	6.50 to 1.00 on December 31, 2014 and the last day of each fiscal quarter through September 30, 2015; and

•	6.00 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(d) limitations on:

•	liens;

•	sale of assets;

•	payment of dividends; and

•	mergers.

As of March 31, 2011, the Company was in compliance with all of its financial covenants under the 2011 Credit Agreement. As noted in the previous table, measurement of interest coverage, senior secured leverage, and total leverage ratios will commence on June 30, 2011.

Under the terms of the 2011 Credit Agreement, interest on base rate loans is payable quarterly and interest on LIBOR loans is payable monthly or quarterly. The base rate is equal to the greater of the prime rate, the Federal Funds Effective Rate plus 0.50% and the LIBOR Rate for a one-month period plus 1.00%. The applicable margin on the 2011 Credit Agreement is between (i) 4.50% and 5.50% on the revolving portion of the facility and (ii) 5.00% (with a base rate floor of 2.5% per annum) and 6.00% (with a LIBOR floor of 1.5% per annum) on the term portion of the facility. Commencing on June 30, 2011, quarterly installments of 0.25%, or $965,000, of the principal balance on the $386.0 million term loan are payable on the last day of each March, June, September and December.

Summary of Exchange Offer

On November 24, 2010, we issued $286,794,302 of our 12.5%/15.0% Senior Subordinated Notes due 2016 in a private placement (the “Private Placement”), all of which are eligible to be exchanged for Exchange Notes. We refer to these notes and additional notes issued in respect of interest payments on any such notes as “Old Notes” in this prospectus.

Simultaneously with the Private Placement, we entered into a registration rights agreement with the initial holders of the Old Notes (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical notes, which will be issued in exchange for the Old Notes, to be filed with the SEC within 90 days of the date of issuance of the Old Notes and to cause such registration statement to become effective within 120 days of the date of issuance of the Old Notes if the registration statement is not reviewed by the SEC or 270 days of the date of issuance of the Old Notes if the registration statement is reviewed by the SEC. We refer to the notes to be registered under this exchange offer registration statement as “Exchange Notes” and collectively with the Old Notes, we refer to them as the “Notes” in this prospectus. You may exchange your Old Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings “— Summary of Exchange Offer,” “Exchange Offer” and “Description of Notes” for further information regarding the Exchange Notes.

Securities Offered	$299,185,432 in aggregate principal amount of 12.5%/15.0% Senior Subordinated Notes due 2016 and additional notes issued in respect of interest payments on such notes.

Exchange Offer	We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged in integral principal multiples of $1. The exchange offer is being made pursuant to the Registration Rights Agreement which grants the initial holders and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire 5:00 p.m., New York City time, on , 2011, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

• you acquire the Exchange Notes in the ordinary course of business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

• you are not an affiliate of ours; and

• you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Broker-Dealer	Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions. See “Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The Old Notes were issued as global securities and were deposited upon issuance with Wilmington Trust Company, which issued uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depositary Trust Company (“DTC”).

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.” Your outstanding Old Notes may be tendered in multiples of $1.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

U.S. Federal Income Tax Considerations	For a summary of the material U.S. federal income tax consequences of the exchange offer, see “Certain U.S. Federal Income Tax Consequences.”

Use Of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “Exchange Offer — Consequences of Failure to Exchange” and “Description of Notes — Registration Rights; Special Interest.”

Summary of Terms of Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and special interest provisions contained in the Old Notes. The Exchange Notes represent the same debt as the Old Notes. All of the Old Notes and the corresponding Exchange Notes are governed by the same indenture. The following is a summary of some of the terms of the Exchange Notes. For a more complete description, see “Description of Notes.”

Issuer	Radio One, Inc.

Securities Offered	Up to $299,185,432 in aggregate principal amount of Exchange Notes in connection with the exchange offer and additional Exchange Notes issued in respect of interest payments on such Exchange Notes.

Maturity Date	May 24, 2016.

Interest Rates and Payment Dates	Pursuant to the indenture governing the 12.5%/15.0% Senior Subordinated Notes due 2016 (the “Indenture”), interest on the Exchange Notes will be payable in cash, or at our election, partially in cash and partially through the issuance of additional Exchange Notes (a “PIK Election”) on a quarterly basis in arrears on February 15, May 15, August 15 and November 15, commencing on February 15, 2011. We may make a PIK Election only with respect to interest accruing up to but not including May 15, 2012, and with respect to interest accruing from and after May 15, 2012 such interest shall accrue at a rate of 12.5% per annum and shall be payable in cash. A PIK Election has been in effect since February 15, 2011 and remains currently in effect.

Interest on the Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will accrue for each quarterly period at a rate of 12.5% per annum if the interest for such quarterly period is paid fully in cash. In the event of a PIK Election, including the PIK Election currently in effect, the interest paid in cash and the interest paid-in-kind by issuance of additional Exchange Notes (“PIK Notes”) will accrue for such quarterly period at 6.0% per annum and 9.0% per annum, respectively.

In the absence of an election for any interest period, interest on the Exchange Notes shall be payable according to the election for the previous interest period; provided that interest accruing from and after May 15, 2012 shall accrue at a rate of 12.5% per annum and shall be payable in cash.

Optional Redemption	We may redeem some or all of the Exchange Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth under the caption “Description of Notes — Optional Redemption” plus accrued and unpaid interest on the Exchange Notes redeemed to the applicable redemption date.

Ranking	The Exchange Notes will be our senior subordinated obligations and will rank:

• senior to any of our and our guarantors’ future debt that expressly provides that it is subordinated to the Exchange Notes;

• senior in right of payment to the Existing Notes and to any of our and our guarantors’ existing and future subordinated obligations; and

• junior to all of our and our guarantors’ existing and future senior debt under our senior credit facility, any other obligations under our senior credit facility and all hedging obligations related thereto.

As of June 30, 2011, there was approximately $385.0 million of our senior debt outstanding under our senior credit facility.

Guarantees	The Exchange Notes will be unconditionally guaranteed on a senior subordinated basis by each of our existing and future direct and indirect domestic restricted subsidiaries (other than certain immaterial restricted subsidiaries and passive foreign holding companies) and any other of our subsidiaries that guarantee our Existing Credit Facility. If we cannot make payments on the Exchange Notes when they are due, our guarantors must make them instead.

Asset Sale Offer	If we or our restricted subsidiaries sell assets under certain circumstances, we must offer to repurchase the Exchange Notes at a repurchase price equal to 100% of the principal amount of the Exchange Notes repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date. See “Description of Notes — Repurchase at the Option of Holders — Asset Sales.”

Change of Control	If we experience a change of control, we may be required to offer to repurchase the Exchange Notes at the repurchase prices set forth under the caption “Description of Notes — Repurchase at the Option of Holders — Change of Control,” plus accrued and unpaid interest to the repurchase date, if any.

Certain Covenants	The Indenture contains covenants that will limit our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional indebtedness or issue disqualified stock or preferred stock;

• pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness or make investments;

• sell assets and issue capital stock of restricted subsidiaries;

• incur liens;

• enter into agreements restricting our subsidiaries’ ability to pay dividends;

• enter into transactions with affiliates;

• engage in new lines of business;

• have any subsidiary other than Radio One Cable Holdings, Inc. (“ROCH”) hold any equity interests in TV One; and

• consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Notes — Certain Covenants.”

Trustee	Wilmington Trust Company.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. Old Notes that are validly tendered and exchanged for Exchange Notes pursuant to the exchange offer will be retired and cancelled.

You should refer to the section entitled “Risk Factors” for an explanation of certain risks of participating in the exchange offer.

Summary Historical Consolidated Financial Data

We derived the following summary historical consolidated financial data for the three years ended December 31, 2010 from the audited consolidated financial statements of Radio One, Inc. The summary historical financial and operating data presented below as of and for the three months ended March 31, 2010 and 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, such unaudited consolidated financial statements include all recurring adjustments and normal accruals necessary for a fair statement of such unaudited consolidated financial data. The results of operations from these interim periods are not necessarily indicative of the results to be expected for the full year or any future periods.

The following summary historical financial and operating data should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

On July 22, 2010, management and the Audit Committee of the Board of Directors of Radio One concluded that: (1) it was necessary to restate our consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 and for each quarterly financial reporting period from January 1, 2009 through March 31, 2010; and (2) our previously filed consolidated financial statements and any related reports of Ernst & Young LLP for these periods should no longer be relied upon. The Company included its restated consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 in the Annual Report on Form 10-K/A filed with the SEC on August 23, 2010. The Company included its restated consolidated financial statements for the quarters ended March 31, 2010, September 30, 2009, June 30, 2009 and March 31, 2009 in Quarterly Reports on Forms 10-Q/A that it filed with the SEC on August 23, 2010. All financial information set forth below and the audited and unaudited consolidated financial statements and accompanying notes included elsewhere in this prospectus reflects these restatements.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(In thousands)

Statement of Operations Data:
Net revenue	$65,045	$59,018	$279,906	$272,092	$313,443
Programming and technical expenses including stock-based compensation	18,883	18,585	75,044	75,635	79,304
Selling, general and administrative expenses including stock-based compensation	28,520	23,007	103,324	91,016	103,108
Corporate selling, general and administrative expenses, including stock-based compensation	8,022	8,896	32,922	24,732	36,356
Depreciation and amortization	4,099	4,721	17,439	21,011	19,022
Impairment of long-lived assets	—	—	36,063	65,937	423,220

Operating income (loss)	5,521	3,809	15,114	(6,239)	(347,567)
Interest income	8	25	127	144	491
Interest expense(1)	19,333	9,235	46,834	38,404	59,689
(Loss) gain on retirement of debt	(7,743)	—	6,646	1,221	74,017
Equity in income (loss) of affiliated company	3,079	909	5,558	3,653	(3,652)
Other income (expense), net	25	(477)	(3,061)	(104)	(316)

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(In thousands)

(Loss) income before provision for (benefit from) income taxes, noncontrolling interest in income (loss) of subsidiaries and discontinued operations	(18,443)	(4,969)	(22,450)	(39,729)	(336,716)
Provision for (benefit from) income taxes	45,619	(309)	3,971	7,014	(45,183)

Loss from continuing operations	(64,062)	(4,660)	(26,421)	(46,743)	(291,533)
Income (loss) from discontinued operations, net of tax	20	63	(204)	(1,815)	(7,414)

Consolidated net loss	(64,042)	(4,597)	(26,625)	(48,558)	(298,947)
Noncontrolling interest in income (loss) of subsidiaries	203	(29)	2,008	4,329	3,997

Consolidated net loss attributable to common stockholders	$(64,245)	$(4,568)	$(28,633)	$(52,887)	$(302,944)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$33,817	$9,958	$9,192	$19,963	$22,289
Intangible assets, net	835,285	871,592	840,147	871,221	944,858
Total assets	1,007,427	1,024,984	999,212	1,035,542	1,125,477
Total debt, net of original issue discount (including current portion)	680,349	649,032	642,222	653,534	675,362
Total liabilities	844,138	779,381	774,242	787,489	810,002
Redeemable noncontrolling interests	31,269	43,452	30,635	52,225	43,423
Total stockholders’ equity	132,020	202,151	194,335	195,828	272,052
Statement of Cash Flow Data(1):
Cash flow from (used in):
Operating activities	$7,711	$(1,128)	$17,836	$45,443	$13,832
Investing activities	(1,812)	(1,072)	(4,664)	(4,871)	66,031
Financing activities	18,726	(7,805)	(23,943)	(42,898)	(81,821)
Other Financial Data:
EBITDA(2)	$4,798	$9,054	$39,484	$13,398	$(269,907)
Adjusted EBITDA(2)	10,557	10,543	74,415	82,358	96,452
Cash interest expense(3)	10,797	14,171	48,805	36,568	68,611
Capital expenditures	1,812	1,072	4,322	4,528	12,597

(1)	Interest expense includes non-cash interest, such as the accretion of principal, local marketing agreement (“LMA”) fees, the amortization of discounts on debt and the amortization of deferred financing costs.

(2)	“Adjusted EBITDA” consists of net loss attributable to common stockholders plus (1) depreciation, amortization, income taxes, interest expense, income (loss) from discontinued operations, net of tax, noncontrolling interest in (loss) income of subsidiaries, impairment of long-lived assets, stock-based compensation and other expense, net, less (2) interest income, gain on retirement of debt and equity in income (loss) of affiliated company. Net income before interest expense less interest income, income taxes, and depreciation and amortization is commonly referred to in our business as “EBITDA.” Adjusted EBITDA and EBITDA are not measures of financial performance under generally accepted accounting principles. We believe Adjusted EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because Adjusted EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our acquisitions and debt financing, our taxes, impairment charges, as well as our equity in income (loss) of our affiliated company, gain on retirements of debt, and any discontinued operations. Accordingly, we believe that Adjusted EBITDA provides useful information about the operating performance of our business, apart from the expenses associated with our physical plant, capital structure or the results of our affiliated company. Adjusted EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and EBITDA do not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. See “Non-GAAP Financial Measures.”

(3)	Cash interest expense is calculated as interest expense less non-cash interest, including the accretion of principal, LMA fees, the amortization of discounts on debt and the amortization of deferred financing costs for the indicated period.

A reconciliation of net income to EBITDA and Adjusted EBITDA has been provided below.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(In thousands)

Net loss attributable to common stockholders	$(64,245)	$(4,568)	$(28,633)	$(52,887)	$(302,944)
Plus: Depreciation and amortization	4,099	4,721	17,439	21,011	19,022
Plus: Provision for (benefit from) income taxes	45,619	(309)	3,971	7,014	(45,183)
Plus: Interest expense	19,333	9,235	46,834	38,404	59,689
Less: Interest income	(8)	(25)	(127)	(144)	(491)

EBITDA	$4,798	$9,054	$39,484	$13,398	$(269,907)
Plus: Equity in (income) loss of affiliated company	(3,079)	(909)	(5,558)	(3,653)	3,652
Plus: Noncontrolling interest in income (loss) of subsidiaries	203	(29)	2,008	4,329	3,997
Plus: Impairment of long-lived assets	—	—	36,063	65,937	423,220
Plus: Stock-based compensation	937	2,013	5,799	1,649	1,777
Plus: Other (income) expense, net	(25)	477	3,061	104	316
Less: Loss (gain) on retirement of debt	7,743	—	(6,646)	(1,221)	(74,017)
Less: (Gain) loss from discontinued operations, net of tax	(20)	(63)	204	1,815	7,414

Adjusted EBITDA	$10,557	$10,543	$74,415	$82,358	$96,452

RISK FACTORS

An investment in the Notes involves significant risks. You should carefully consider the risks and uncertainties described below and the other information included in this prospectus before deciding to participate in the exchange offer. The risks and uncertainties described below are not the only ones relating to our business, financial condition or operating results or the notes. Additional risks and uncertainties that are not currently known to us or that we do not currently believe to be material also could materially and adversely affect our business, financial condition or operating results and the value of the Notes. The occurrence of any of the following risks could significantly harm our business, financial condition or operating results or the Notes. In that case, you could lose part or all of the value of your investment in the Notes.

Risks Related to the Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations.

We have substantial indebtedness. As of June 30, 2011, we had approximately $805.0 million of total indebtedness, which included approximately $0.7 million related to our 2013 Notes and approximately $119.0 million of TV One debt. As of March 31, 2011, we had approximately $680.3 million of total indebtedness, which included approximately $0.7 million related to our 2013 Notes. In addition, subject to restrictions in our senior credit facility and the Indenture, we may incur additional indebtedness. The high level of our indebtedness could have important consequences to the holders of our Existing Notes, the Notes and other indebtedness, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to the Notes, the senior credit facility and other indebtedness;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to pay interest and principal on our indebtedness, which will reduce the funds available to us for other purposes, such as capital expenditures;

•	we may be limited in our ability to borrow additional funds;

•	we may have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

•	we are more vulnerable to economic downturns and adverse developments in our business.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the Notes, our senior credit facility and other debt from cash flow from our operations, including our interest in TV One via distributions that may be made by TV One. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. Further, TV One recently incurred substantial indebtedness and the TV One distributions require the consent of third parties. While these third parties did approve TV One distributions for the fourth quarter of 2009, the first, second, third and fourth quarters of 2010 and the second quarter of 2011, there is no assurance that such third-party consents will be granted in the future. Our cash flow may not be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we do not have enough liquidity, we may be required to refinance all or part of our existing debt, sell assets or borrow more money. We may not be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements, including our senior credit facility and the Indenture may restrict us from pursuing any of these alternatives.

Our failure to comply with restrictive covenants contained in our senior credit facility or the Indenture could lead to an event of default under such instruments.

Our senior credit facility and the Indenture impose significant covenants on us. The agreement governing our senior credit facility also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios and satisfy other financial condition tests. Our ability to comply with these ratios may be affected by events beyond our control. Our breach of any restrictive covenants in the agreement governing our senior credit facility or the indenture governing the Notes or our inability to comply with the required financial ratios could result in a default under the agreement governing our senior credit facility. If a default occurs, the lenders under our senior credit facility may elect to declare all borrowings outstanding, together with all accrued interest and other fees, to be immediately due and payable which would result in an event of default under the Notes. The lenders would also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our senior credit facility will also have the right to proceed against our collateral, including our available cash and owned real property, granted to them to secure the indebtedness. If the indebtedness under our senior credit facility or the Notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness.

Despite current anticipated indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future.

Despite our current level of indebtedness, we may be able to incur additional indebtedness, including additional secured or unsecured indebtedness. Although our senior credit facility and the Indenture contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to important exceptions and qualifications. If we or our subsidiaries incur additional indebtedness which is permitted under these agreements, the risks that we and they now face as a result of our leverage could intensify. If our financial condition or operating results deteriorate, our relations with our creditors, including the holders of the Notes, the lenders under our senior credit facility and our suppliers, may be materially and adversely affected.

We may be unable to repay or repurchase the Notes.

At maturity, the entire outstanding principal amount of the Notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill this obligation or the ability to refinance this obligation. If the maturity date occurs at a time when other arrangements prohibit us from repaying the Notes, we would try to obtain waivers of such prohibitions from the lenders thereunder, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the Notes.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the Notes, on or before the maturity thereof, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness, including the Notes, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the Indenture, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the Notes.

In addition, if we are unable to meet our debt service obligations under the Notes, the holders of the Notes would have the right following a cure period to cause the entire principal amount of the Notes to become immediately due and payable. If the amounts outstanding under these instruments are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to our debt holders, including holders of the Notes.

Restrictive covenants in our senior credit facility and the Indenture may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.

Our senior credit facility and the Indenture contain, and any future indebtedness of ours may contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest. Our senior credit facility and the Indenture, among other things, limit our ability to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions or repurchase or redeem our stock or prepay or redeem certain indebtedness;

•	sell assets and issue capital stock of restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates;

•	engage in new lines of business;

•	consolidate, merge or sell our assets;

•	make investments; and

•	engage in certain intercompany matters.

Also, the senior credit facility requires us to maintain compliance with certain financial covenants at all times. Our ability to comply with these ratios may be affected by events beyond our control, and we cannot assure you that we will meet these ratios.

The restrictions contained in our senior credit facility and in the Indenture could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into alliances;

•	withstand a future downturn in our business or the economy in general;

•	engage in business activities, including future opportunities, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

A breach of any of the restrictive covenants could, or our inability to comply with the maintenance financial covenants would, result in an event of default under our senior credit facility. In each of 2006, 2007 and 2010, we were required to enter into amendments to our senior credit facility to modify or waive compliance with financial covenants thereunder. If, when required, we are unable to repay or refinance our indebtedness under, or amend the covenants contained in, our senior credit facility, or if a default otherwise occurs that is not cured or waived, the lenders under the senior credit facility could elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable or institute foreclosure proceedings against those assets that secure the borrowings under our senior credit facility. Should the outstanding obligations under our senior credit facility be accelerated and become due and payable because of our failure to comply with the applicable debt covenants in the future, we would be required to search for alternative measures to finance current and ongoing obligations of our business. There can be no assurance that such financing will be available on acceptable terms, if at all. Our ability to obtain future financing or to sell assets could be adversely affected because a very large majority of our assets have been secured as collateral under our senior credit facility. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing. In addition, there are other situations (including certain changes in the ownership and voting interest in Radio One of our Chairperson and the CEO) where our debt may be accelerated and we may be unable to repay such debt. Any of these scenarios could adversely impact our liquidity and results of operations.

Not all of our subsidiaries are guarantors of the Notes and, therefore, the Notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of our existing and future subsidiaries that do not guarantee the Notes. Your right to receive payments on the Notes could be adversely affected if any of these non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

The guarantors of the Notes will include each of our existing and future direct or indirect domestic restricted subsidiaries (other than certain immaterial restricted subsidiaries and passive foreign holding companies) and any other of our subsidiaries that guarantee our senior credit facility. As a result, any subsidiary that we properly designate as an unrestricted subsidiary or as an immaterial subsidiary under the Indenture, and any entity in which we control less than a majority of the voting rights, will not provide guarantees of the Notes. As of June 30, 2011, Reach Media is an unrestricted subsidiary under the Indenture and, as a result, will not be required to guarantee the Exchange Notes unless it becomes a restricted subsidiary. TV One is also an unrestricted subsidiary under the Indenture, unless designated otherwise as a restricted subsidiary.

The Notes guarantees will be structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the Notes and will be required to be paid before the holders of the Notes have a claim, if any, against those subsidiaries and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders would not receive any amounts with respect to the Notes from the assets of such subsidiary until after the payment in full of the claims of creditors, including trade creditors and preferred stockholders, of such subsidiary.

The guarantors of the Notes are substantially the same subsidiaries that guarantee the Existing Notes. We include condensed consolidating financial information regarding our guaranteeing subsidiaries in the notes to our financial statements included elsewhere in this prospectus.

Our ability to meet our obligations under our debt, in part, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us.

We conduct a significant portion of our business operations through our subsidiaries and joint ventures. In servicing payments to be made on the Notes, we will rely, in part, on cash flows from these subsidiaries and joint ventures, mainly dividend payments. The ability of these subsidiaries and joint ventures to make dividend payments to our Company will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities. For example, the joint venture agreement (and related agreements) that created and governs TV One contains certain limited conditions under which distributions may be made.

We may be unable to repurchase the Notes upon a change of control or asset sale.

Upon the occurrence of specified kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at the repurchase prices set forth under the caption “Description of Notes — Repurchase at the Option of Holders — Change of Control,” together with accrued and unpaid interest, if any, to the date of repurchase.

However, it is possible that we will not have sufficient funds when required under the Indenture to make the required repurchase of the Notes and restrictions under our senior credit facility may not allow such repurchase. If we fail to repurchase the Notes in that circumstance, we will be in default under the Indenture, and, in turn, under our senior credit facility. If we are required to repurchase a significant portion of the Notes, we may require third party financing. We cannot be sure that we would be able to obtain such third party financing on acceptable terms, or at all.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the Notes to obtain the benefit of an offer to repurchase all of a portion of the Notes held by such holder may be impaired.

It is also possible that the events that constitute a change of control may also be events of default under our senior credit facility. These events may permit the lenders under our senior credit facility to accelerate the indebtedness outstanding thereunder.

The agreements governing our other indebtedness, including the senior credit facility, and future agreements may contain prohibitions of certain events, including events that would constitute a change of control or an asset sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of the Notes of their right to require us to repurchase the Notes pursuant to a change of control offer or an asset sale offer could cause a default under these other agreements, even if the change of control or asset sale, if applicable, itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer or an asset sale offer is required to be made at a time when we are prohibited from repurchasing Notes, we could seek the consent of our lenders under the senior credit facility to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay those borrowings, we will remain prohibited from repurchasing the Notes. In that case, our failure to repurchase tendered Notes would constitute an event of default under the Indenture which could, in turn, constitute a default under the senior credit facility or the other indebtedness. Finally, our ability to pay cash to the holders of the Notes upon a repurchase may be limited by our then existing financial resources.

Your ability to transfer the Notes may be limited by the absence of an active trading market, and an active trading market for the Notes may not develop.

The Notes are new issues of securities for which there is no established public market. We do not intend to have the Notes listed on a national securities exchange.

Therefore, an active market for the Notes may not develop, and if a market for the Notes does develop, that market may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. The market, if any, for the Notes may be subject to similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your Notes.

The trading prices for the Notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the Notes, or the trading market for the Notes, to the extent a trading market for the Notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the Notes.

Under certain circumstances a court could cancel the Notes or the related guarantees under fraudulent conveyance laws.

Our issuance of the Notes and the related guarantees may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the Notes. The court might do so, if it found that, when we issued the Notes, (a) we received less than reasonably equivalent value or fair consideration; and (b) we either: (1) were or were rendered insolvent; (2) were left with inadequate capital to conduct our business; or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the Notes without regard to factors (a) and (b) if it found that we issued the Notes with actual intent to hinder, delay or defraud our creditors.

Similarly, if one of our guarantors becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (a) and (b) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

In addition, a court could avoid any payment by us or any guarantor pursuant to the Notes or a guarantee, and require the return of any payment to us or the guarantor, as the case may be, or to a fund for the benefit of the creditors of us or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the Notes or the guarantees. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the Notes from another guarantor or from any other source.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

The Indenture limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Notes in full when due.

If a court avoided our obligations under the Notes and the obligations of all of the guarantors under their guarantees, you would cease to be our creditor or creditor of the guarantors with respect to such obligations and likely have no source from which to recover amounts due under the Notes. Even if the guarantee of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor’s other debt.

Your right to receive payment on the Notes and the guarantees is junior to all of our and the guarantors’ senior debt.

The Notes are general unsecured obligations, junior in right of payment to all of our and the guarantors’ existing and future senior debt under our senior credit facility, any other obligations under our senior credit facility and all hedging obligations related thereto, but senior in right of payment to the Existing Notes and any of our and our guarantors’ existing and future subordinated obligations. The Notes are not secured by any of our or the guarantors’ assets, and as such will be effectively subordinated to any secured debt that we or the guarantors have now, including all of the borrowings under our senior credit facility, or may incur in the future to the extent of the value of the assets securing that debt.

In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the Notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantors, as applicable, before any payment may be made with respect to the Notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the Notes. As a result, holders of the Notes may receive less, proportionally, than the holders of debt senior to the Notes and the guarantees. The subordination provisions of the Indenture also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 180 days if a nonpayment default exists under our senior debt. See “Description of Notes — Subordination.”

As of June 30, 2011, the Notes and the guarantees were ranked junior to approximately $385.0 million of indebtedness under our senior credit facility. See “Description of Notes — Certain Covenants” and “Description of Certain Other Indebtedness.”

U.S. Holders will be required to pay U.S. federal income tax on original issue discount on the Notes.

The Old Notes were issued with original issue discount for U.S. federal income tax purposes. Consequently, if you are a U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations” herein) you will be required to include such original issue discount in gross income on a constant yield to maturity basis in advance of the receipt of any cash payment to which such income is attributable. You should read the discussion under the “Certain U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Original Issue Discount” for further information about original issue discount on the Notes.

Risks Related to the Old Notes

Holders of Old Notes who fail to exchange their Old Notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of failing to tender your Old Notes in the exchange offer, see the discussion below under the caption “Exchange Offer — Consequences of Failure to Exchange.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary, including an Agent’s Message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “Exchange Offer — Procedures for Tendering Old Notes” and “Exchange Offer — Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the Nature and Operations of Our Business

Downgrades in our credit ratings may adversely affect our borrowing costs, limit our financing options, reduce our flexibility under future financings and adversely affect our liquidity, and may also adversely impact upon our business operations.

Our corporate credit ratings by Standard & Poor’s Rating Services and Moody’s Investors Service are speculative-grade and have been downgraded and upgraded at various times during the last several years. Any reductions in our credit ratings could increase our borrowing costs, reduce the availability of financing to us or increase our cost of doing business or otherwise negatively impact our business operations.

The state and condition of the global financial markets and the U.S. economy may have an unpredictable impact on our business and financial condition.

The global equity and credit markets have recently been experiencing unprecedented levels of volatility and disruption. In some cases, the markets have produced downward pressure on stock prices and limited credit capacity for certain companies without regard to those companies’ underlying financial strength. In addition, deterioration in the global and U.S. economies has produced a drop in consumer confidence and spending, which has impacted corporate profits and resulted in cutbacks in advertising budgets. If the economic deterioration and/or current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience a further adverse effect, which may be material, on our business, financial condition, results of operations and our ability to access capital. For example, any worsening of the economy, a continuation of market volatility or further weakness in consumer spending could continue to adversely impact the overall demand for advertising. Such a result could have a negative effect on our revenues and results of operations. In addition, our ability to access the capital markets may be severely restricted at a time when we would like, or need, to do so, which could have an impact on our flexibility to react to changing economic and business conditions.

Any worsening or deterioration of the economy’s ongoing gradual recovery could negatively impact our ability to meet our cash needs and our ability to maintain compliance with our debt covenants.

We believe we will be able to maintain compliance with the covenants contained in our senior credit facility, for the foreseeable future. This belief is based on our most recent revenue, operating income and cash flow projections. Our projections, however, are highly dependent on the continuation of the recently improving economic and advertising environments, and any adverse fluctuations, or other unforeseen circumstances, may negatively impact our operations beyond those assumed by management. If economic conditions do not continue to improve, or deteriorate, or if other adverse factors outside our control arise, our operations could be negatively impacted, which could prevent us from maintaining compliance with our debt covenants. If it appears that we could not meet our liquidity needs or that noncompliance with debt covenants is likely, we would implement several remedial measures, which could include further operating cost and capital expenditure reductions and deferrals, seeking our share of distributions from TV One to the extent not already received (which requires the consent of third parties and cannot be assured) and/or further de-leveraging actions, which may include repurchases of discounted senior subordinated notes and other debt repayments, subject to our available liquidity and contractual ability to make such repurchases.

We have incurred net losses over the past three years which could continue into the future.

We have reported net losses in our consolidated statements of operations over the past three years, due mostly in part to recording non-cash impairment charges for write-downs to radio broadcasting licenses and goodwill, net losses incurred for discontinued operations and revenue declines caused by weakened advertising demand resulting from the current economic crisis. For the fiscal years ended December 31, 2010, 2009 and 2008, we experienced net losses of approximately $28.6 million, $52.9 million, and $302.9 million, respectively. These results have had a negative impact on our financial condition and could be exacerbated given the current economic climate. If these trends continue in the future, it could have a material adverse affect on our financial condition.

Our revenue is substantially dependent on spending and allocation decisions by advertisers, and seasonality and/or weakening economic conditions may have an impact upon our business.

Substantially all of our revenue is derived from sales of advertisements and program sponsorships to local and national advertisers. Cutbacks or changes in advertisers’ spending priorities and/or allocations across different types of media may affect our results. We do not obtain long-term commitments from our advertisers and advertisers may cancel, reduce or postpone advertisements without penalty, which could adversely affect our revenue. Seasonal net revenue fluctuations are common in the media industries and are due primarily to fluctuations in advertising expenditures by local and national advertisers. In addition, advertising revenues in even-numbered years tend to benefit from advertising placed by candidates for political offices. The effects of such seasonality, combined with the severe structural changes that have occurred in the U.S. economy, make it difficult to estimate future operating results based on the previous results of any specific quarter and may adversely affect operating results.

Advertising expenditures also tend to be cyclical and reflect general economic conditions both nationally and locally. Because we derive a substantial portion of our revenues from the sale of advertising, a decline or delay in advertising expenditures could reduce our revenues or hinder our ability to increase these revenues. Advertising expenditures by companies in certain sectors of the economy, including the automotive, financial, entertainment and retail industries, represent a significant portion of our advertising revenues. Structural changes (such as the decreased number of automotive dealers and brands) and business failures in these industries have affected our revenues and continued structural changes, consolidation or business failures in any of these industries could have significant further impact on our revenues. Any political, economic, social or technological change resulting in a significant reduction in the advertising spending of these sectors could adversely affect our advertising revenues or its ability to increase such revenues. In addition, because many of the products and services offered by our advertisers are largely discretionary items, weakening economic conditions could reduce the consumption of such products and services and, thus, reduce advertising for such products and services. Changes in advertisers’ spending priorities during economic cycles (such as the current cycle) may also affect our results. Disasters, acts of terrorism, political uncertainty or hostilities also could lead to a reduction in advertising expenditures as a result of uninterrupted news coverage and economic uncertainty.

Pricing for advertising may continue to face downward pressure.

During 2010 and continuing into 2011, in response to weakness and fluctuations in the economy, advertisers increasingly purchased lower-priced inventory rather than higher-priced inventory, and increasingly demanded lower pricing, in addition to increasingly purchasing later and through advertising inventory from third-party advertising networks. If advertisers continue to demand lower-priced inventory and/or otherwise continue to put downward pressure on pricing, our operating margins and ability to generate revenue could be further adversely affected.

Our success is dependant upon audience acceptance of our content, particularly our radio programs, which is difficult to predict.

Media and radio content production and distribution are inherently risky businesses because the revenues derived from the production and distribution of media content or a radio program, and the licensing of rights to the intellectual property associated with the content or program, depend primarily upon their acceptance by the public, which is difficult to predict. The commercial success of content or a program also depends upon the quality and acceptance of other competing programs released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which are difficult to predict. Finally, the costs of content and programming may change significantly if new performance royalties (such as those that have been proposed by members of Congress from time to time) are imposed upon radio broadcasters or internet operators and such changes could have a material impact upon our business.

Ratings for broadcast stations and traffic or visitors on a particular website are also factors that are weighed when advertisers determine which outlets to use and in determining the advertising rates that the outlet receives. Poor ratings or traffic levels can lead to a reduction in pricing and advertising revenues. For example, if there is an event causing a change of programming at one of our stations, there could be no assurance that any replacement programming would generate the same level of ratings, revenues or profitability as the previous programming. In addition, changes in ratings methodology and technology could adversely impact our ratings and negatively affect our advertising revenues.

Arbitron, the leading supplier of ratings data for U.S. radio markets, has developed technology to passively collect data for its ratings service. The Portable People Metertm (the “PPMtm”) is a small, pager-sized device that does not require any active manipulation by the end user and is capable of automatically measuring radio, television, Internet, satellite radio and satellite television signals that are encoded for the service by the broadcaster. Our Atlanta, Baltimore, Cincinnati, Cleveland, Dallas, Detroit, Houston, Philadelphia, St. Louis and Washington, DC market ratings are being measured by the PPMtm. In each market, there has been a compression in the relative ratings of all stations in the market, enhancing the competitive pressure within the market for advertising dollars. In addition, ratings for certain stations when measured by the PPMtm as opposed to the traditional diary methodology can be materially different. PPMtm based ratings are scheduled to be introduced in all of our other markets, except Richmond. Due to its smaller market size, Richmond will remain on the diary methodology. Because of the competitive factors we face and the introduction of the PPMtm, we cannot assure investors that we will be able to maintain or increase our current audience ratings and advertising revenue.

A disproportionate share of our net revenue comes from radio stations in a small number of geographic markets and from Reach Media.

For the year ended December 31, 2010, approximately 83.5% of our net revenue was generated from the sale of advertising in our core radio business. Within our core radio business, four of the 16 markets in which we operate radio stations accounted for approximately 54.1% of our radio station net revenue for the year ended December 31, 2010. Revenue from the operations of Reach Media, along with revenue from both the Houston and Washington, DC markets accounted for approximately 39.2% of our total consolidated net revenue for the year ended December 31, 2010. Adverse events or conditions (economic or otherwise) could lead to declines in the contribution of Reach Media or to declines in one or more of the significant contributing markets (Houston, Washington, DC, Atlanta and Baltimore), which could have a material adverse effect on our overall financial performance and results of operations.

Our relationship with a significant customer has changed and we no longer have a guaranteed level of revenue from that customer.

Historically, we derived a significant portion of our net revenue from a single customer, Radio Networks, LLC (“Radio Networks”), a media representation firm which is owned by Citadel. Prior to January 1, 2010, Reach Media, a subsidiary of which we own 53.5%, derived a substantial majority of its net revenue from a sales representative agreement (the “Sales Representation Agreement”) with Radio Networks. The Sales Representation Agreement called for Radio Networks to act as Reach Media’s sales representative primarily for advertising airing on over 106 affiliate radio stations broadcasting the Tom Joyner Morning Show, and to also serve as its sales representative for Internet and events sales. The Sales Representation Agreement provided for Radio Networks to retain a portion of Reach Media’s advertising revenues only after satisfying certain minimum revenue guarantee obligations to Reach Media. Further, but to a lesser extent, revenue for

Company owned radio stations was also generated from Radio Networks for barter agreements whereby we provided advertising time in exchange for programming content (the “RN Barter Revenue”). Net revenue attributable to the Sales Representation Agreement and the RN Barter Revenue began to account for more than 10% of our total consolidated net revenues as of the fiscal year ended December 31, 2006, and during the years ended December 31, 2009, 2008 and 2007 accounted for 11.9%, 10.6% and 10.8%, respectively, of our total consolidated net revenues. No single customer accounted for over 10% of our consolidated net revenues during the year ended December 31, 2010.

The Sales Representation Agreement expired in accordance with its terms on December 31, 2009. Reach Media continues to retain Radio Networks in a sales representation capacity; however, Radio Networks is now compensated on a commission basis and Reach Media does not benefit from any guaranteed revenue under its current arrangement with Radio Networks. Further, Reach Media has established its own sales force that is primarily selling in-program advertising inventory. However, there is no assurance that we will be able to replace the lost guaranteed revenue with revenues from new or other existing customers.

We may lose audience share and advertising revenue to our competitors.

Our radio stations and other media properties compete for audiences and advertising revenue with other radio stations and station groups and other media such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, outdoor advertising, the internet and direct mail. Adverse changes in audience ratings, internet traffic and market shares could have a material adverse effect on our revenue. Larger media companies with more financial resources than we have may enter the markets in which we operate causing competitive pressure. Further, other media and broadcast companies may change their programming format or engage in aggressive promotional campaigns to compete directly with our media properties for audiences and advertisers. This competition could result in lower ratings or traffic and, hence, lower advertising revenue for us or cause us to increase promotion and other expenses and, consequently, lower our earnings and cash flow. Changes in population, demographics, audience tastes and other factors beyond our control, including the impact of new audience measurement technology, could also cause changes in audience ratings or market share. Failure by us to respond successfully to these changes could have an adverse effect on our business and financial performance. We cannot assure you that we will be able to maintain or increase our current audience ratings and advertising revenue.

If we are unable to successfully identify, acquire and integrate businesses pursuant to our diversification strategy, our business and prospects may be adversely impacted.

We are pursuing a strategy of acquiring and investing in other forms of media that complement our core radio business in an effort to grow and diversify our business and revenue streams. This strategy depends on our ability to find suitable opportunities and obtain acceptable financing. Negotiating transactions and integrating an acquired business could result in significant costs, including significant use of management’s time and resources.

Our diversification strategy partially depends on our ability to identify attractive media properties at reasonable prices and to divest properties that are no longer strategic to our business. Further, entering new businesses may subject us to additional risk factors. Some of the material risks that could hinder our ability to implement this strategy include:

•	inability to find buyers for media properties we target for sale at attractive prices due to decreasing market prices for radio stations or the inability to obtain credit in the current economic environment;

•	failure or delays in completing acquisitions or divestitures due to difficulties in obtaining required regulatory approval, including possible difficulties by the seller or buyer in obtaining antitrust approval for acquisitions in markets where we already own multiple stations or establishing compliance with broadcast ownership rules;

•	reduction in the number of suitable acquisition targets due to increased competition for acquisitions;

•	we may lose key employees of acquired companies or stations;

•	difficulty in integrating operations and systems and managing a diverse media business;

•	failure of some acquisitions to prove profitable or generate sufficient cash flow; and

•	inability to finance acquisitions on acceptable terms, through incurring debt or issuing stock.

We can provide no assurance that our diversification strategy will be successful.

Reach Media noncontrolling interest shareholders’ put rights may have an impact upon our business and indebtedness.

On February 28, 2012 and each anniversary thereafter, for a 30-day period after each such date, the noncontrolling interest shareholders of Reach Media have the right to require Reach Media to purchase all or a portion of their shares at the then current fair market value for such shares. The purchase price for such shares may be paid in cash and/or registered shares of our Class D Common Stock, at our discretion. If we chose to pay for the noncontrolling interest in cash, our ability to fund business operations, new acquisitions or new business initiatives could be limited.

We must respond to the rapid changes in technology, services and standards in order to remain competitive.

Technological standards across our media properties are evolving and new media technologies are emerging. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services to compete with these new technologies. Several new media technologies are being, or have been, developed, including the following:

•	satellite delivered digital audio radio service, which has resulted in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs;

•	audio programming by cable television systems, direct broadcast satellite systems, internet content providers and other digital audio broadcast formats; and

•	digital audio and video content available for listening and/or viewing on the internet and/or available for downloading to portable devices (including audio via Wi-Fi, mobile phones, smart phones, netbooks and similar portable devices, WiMAX, the Internet and MP3 players).

New media has resulted in fragmentation in the advertising market, and we cannot predict the effect, if any, that additional competition arising from new technologies may have on the radio broadcasting industry, our multi-media business or on our financial condition and results of operations, which may be adversely affected if we are not able to adapt successfully to these new media technologies.

The loss of key personnel, including certain on-air talent, could disrupt the management and operations of our business.

Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key employees, including certain on-air personalities. We believe that the combination of skills and experience possessed by our executive officers could be difficult to replace, and that the loss of one or more of them could have a material adverse effect on us, including the impairment of our ability to execute our business strategy. In addition, several of our on-air personalities and syndicated radio programs hosts have large loyal audiences in their respective broadcast areas and may be significantly responsible for the ranking of a station. The loss of such on-air personalities could impact the ability of the station to sell advertising and our ability to derive revenue from syndicating programs hosted by them. We cannot be assured that these individuals will remain with us or will retain their current audiences or ratings.

As a part of our diversification strategy, we have placed emphasis on building our internet businesses. Failure to fulfill this undertaking may adversely affect our brands and business prospects.

Our diversification strategy depends to a significant degree upon the development of our internet businesses. In order for our internet businesses to grow and succeed over the long-term, we must, among other things:

•	significantly increase our online traffic and revenue;

•	attract and retain a base of frequent visitors to our web sites;

•	expand the content, products and tools we offer on our web sites;

•	respond to competitive developments while maintaining a distinct identity across each of our online brands;

•	attract and retain talent for critical positions;

•	maintain and form relationships with strategic partners to attract more consumers;

•	continue to develop and upgrade our technologies; and

•	bring new product features to market in a timely manner.

We cannot assure that we will be successful in achieving these and other necessary objectives. If we are not successful in achieving these objectives, our business, financial condition and prospects could be adversely affected.

If our interactive unit does not continue to develop and offer compelling and differentiated content, products and services, our advertising revenues could be adversely affected.

In order to attract internet consumers and generate increased activity on our internet properties, we believe that we must offer compelling and differentiated content, products and services. However, acquiring, developing and offering such content, products and services may require significant costs and time to develop, while consumer tastes may be difficult to predict and are subject to rapid change. If we are unable to provide content, products and services that are sufficiently attractive to our internet users, we may not be able to generate the increases in activity necessary to generate increased advertising revenues. In addition, although we have access to certain content provided by our other businesses, we may be required to make substantial payments to license such content. Many of our content arrangements with third parties are non-exclusive, so competitors may be able to offer similar or identical content. If we are not able to acquire or develop compelling content and do so at reasonable prices, or if other companies offer content that is similar to that provided by our interactive unit, we may not be able to attract and increase the engagement of internet consumers on our internet properties.

Continued growth in our internet advertising business also depends on our ability to continue offering a competitive and distinctive range of advertising products and services for advertisers and publishers and our ability to maintain or increase prices for our advertising products and services. Continuing to develop and improve these products and services may require significant time and costs. If we cannot continue to develop and improve its advertising products and services or if prices for its advertising products and services decrease, our internet advertising revenues could be adversely affected.

More individuals are using devices other than personal and laptop computers to access and use the internet, and if we cannot make our products and services available and attractive to consumers via these alternative devices, our internet advertising revenues could be adversely affected.

Internet users are increasingly accessing and using the internet through devices other than a personal or laptop computer, such as personal digital assistants or mobile telephones, which differ from computers with respect to memory, functionality, resolution and screen size. In order for consumers to access and use our products and services via these alternative devices, we must ensure that our products and services are technologically compatible with such devices. We also must secure arrangements with device manufacturers and wireless carriers in order to have placement and functionality on the alternative devices and to more effectively reach consumers. If we cannot effectively make our products and services available on alternative devices, fewer internet consumers may access and use our products and services and our advertising revenue may be negatively affected.

Unrelated third parties may claim that we infringe on their rights based on the nature and content of information posted on websites maintained by us.

We host internet services that enable individuals to exchange information, generate content, comment on our content, and engage in various online activities. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the U.S. and internationally. While we monitor postings to such websites, claims may be brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that may be posted online or generated by our users. Our defense of such actions could be costly and involve significant time and attention of our management and other resources.

If we are unable to protect our domain names, our reputation and brands could be adversely affected.

We currently hold various domain name registrations relating to our brands, including radio-one.com and interactiveone.com. The registration and maintenance of domain names generally are regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to register or maintain relevant domain names. We may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon or otherwise decrease the value of, our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brands, and make it more difficult for users to find our websites and our services.

Future asset impairment to the carrying values of our FCC licenses and goodwill could adversely impact our results of operations and net worth.

FCC licenses and goodwill totaled approximately $800.1 million, or 80.1% of our total assets, at December 31, 2010, and is primarily attributable to accounting for acquisitions in past years. We are required by Accounting Standards Codification (“ASC”) 350, “Intangibles — Goodwill and Other,” to test our goodwill and indefinite-lived intangible assets for impairment at least annually, which we have traditionally done in the fourth quarter, or on an interim basis when events or changes in circumstances suggest impairment may have occurred. Impairment is measured as the excess of the carrying value of the goodwill or indefinite-lived intangible asset over its fair value. Impairment may result from deterioration in our performance, changes in anticipated future cash flows, changes in business plans, adverse economic or market conditions, adverse changes in applicable laws and regulations, or other factors beyond our control. The amount of any impairment must be expensed as a charge to operations. Fair values of FCC licenses and goodwill have been estimated using the income approach, which involves a 10-year model that incorporates several judgmental assumptions about projected revenue growth, future operating margins, discount rates and terminal values. We also utilize a market-based approach to evaluate the reasonableness of our fair value estimates. There are inherent uncertainties related to these assumptions and our judgment in applying them to the impairment analysis.

As discussed in Note 5 to our audited financial statements included elsewhere in this prospectus, the lingering economic downturn and limited credit environment has weakened advertising demand in general, and has led to declining radio and online advertising, reduced growth expectations, deteriorating profits and cash flows, debt downgrades and fewer sales transactions with lower multiples. We performed interim impairment testing as of February 2010, May 2010 and August 2010 for Reach Media due to declining revenue projections and actual results which did not meet budget. The results of these interim tests indicated that the carrying value for Reach Media had not been impaired. The results of our annual impairment testing as of October 1, 2010 were to record impairment charges of approximately $19.9 million against radio broadcasting licenses in one of our 16 radio markets and our year end impairment testing resulted in the impairment of goodwill for Reach Media in the amount of $16.1 million. For the years ended December 31, 2010, 2009 and 2008, we recorded impairment charges against radio broadcasting licenses and goodwill of approximately $36.1 million, $65.6 million and $420.2 million, respectively.

Changes in certain events or circumstances could result in changes to our estimated fair values, and may result in further write-downs to the carrying values of these assets. Additional impairment charges could adversely affect our financial results, financial ratios and could limit our ability to obtain financing in the future.

We could incur adverse effects from our voluntary review of stock option grants and resulting financial restatements.

As described in the Explanatory Note and Note 2 to the consolidated financial statements filed with our Form 10-K for the year ended December 31, 2006, we recorded additional stock-based compensation expense and related tax effects with regard to certain past stock option grants, and restated certain previously filed financial statements included in that Form 10-K. In February 2007, we received a letter of informal inquiry from the SEC regarding the review of our stock option accounting. While we have not heard further from the SEC on this matter to date, should the SEC further inquire, we would fully cooperate with the SEC’s inquiry. We are unable to predict whether a formal inquiry will be initiated or what consequences any further inquiry may have on us. We are unable to predict the likelihood of or potential outcomes from litigation, regulatory proceedings or government enforcement actions relating to our past stock option practices. The resolution of these matters could be time-consuming and expensive, further distract management from other business concerns and harm our business. Furthermore, if we were subject to adverse findings in litigation, regulatory proceedings or government enforcement actions, we could be required to pay damages or penalties or have other remedies imposed, which could harm our business and financial condition.

While we believe that we have made appropriate judgments in determining the correct measurement dates for our historical stock option grants, the SEC may disagree with the manner in which we have accounted for and reported the financial impact. Accordingly, there is a risk we may have to further restate prior financial statements, amend prior filings with the SEC, or take other actions not currently contemplated.

Risks Related to TV One

TV One recently incurred substantial indebtedness in connection with the redemption of the membership interests of certain financial investor and management members. Effective upon completion of the redemptions of these members, we were required to reflect TV One’s indebtedness in our total consolidated indebtedness and certain restrictions in the indenture governing the TV One indebtedness could impact upon TV One’s ability to make distributions to us.

On February 25, 2011, TV One incurred $119.0 million of indebtedness in connection with the redemption of certain of its financial investor and management members. The debt was issued in a private offering in the form of Senior Secured Notes bearing a coupon of 10% and due 2016 (the “TV One 10% Senior Secured Notes”). Until the issuance of the TV One 10% Senior Secured Notes, TV One operated without any long-term indebtedness. Effective upon completion of the buyout of the financial investor and management members, our ownership of TV One increased to approximately 44.6%. Upon consolidation, we were required to reflect TV One’s indebtedness in our total consolidated indebtedness. Further, the indenture governing the TV One 10% Senior Secured Notes contains certain covenants that could impact upon TV One’s operations, including its ability to make distributions. While we do not foresee these restrictions prohibiting TV One from making distributions, to the extent the restrictions do prohibit TV One from making distributions, it could impact upon our overall liquidity and our ability to maintain compliance under the terms of our outstanding indebtedness, including our senior credit facility and our 2016 Notes.

A decline in advertising expenditures could cause TV One’s revenues and operating results to decline significantly in any given period.

TV One derives substantial revenues from the sale of advertising. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. Disasters, acts of terrorism, political uncertainty or hostilities could lead to a reduction in advertising expenditures as a result of economic uncertainty. Advertising expenditures may also be affected by increasing competition for the leisure time of audiences. In addition, advertising expenditures by companies in certain sectors of the economy, including the automotive and financial segments, represent a significant portion of TV One’s advertising revenues. Any political, economic, social or technological change resulting in a reduction in these sectors’ advertising expenditures may adversely affect TV One’s revenue. Advertisers’ willingness to purchase advertising may also be affected by a decline in audience ratings for TV One’s programming, the inability of TV One to retain the rights to popular programming, increasing audience fragmentation caused by the proliferation of new media formats, including other cable networks, the internet and video-on-demand and the deployment of portable digital devices and new technologies which allow consumers to time shift programming, make and store digital copies and skip or fast-forward through advertisements. Any reduction in advertising expenditures could have an adverse effect on TV One’s revenues and results of operations.

TV One’s success is dependent upon audience acceptance of its content, which is difficult to predict.

Television content production is inherently a risky business because the revenues derived from the production and distribution of a television program and the licensing of rights to the associated intellectual property, depend primarily upon their acceptance by the public, which is difficult to predict. The commercial success of a television program also depends upon the quality and acceptance of other competing programs in the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which are difficult to predict. Rating points are also factors that are weighed when determining the advertising rates that TV One receives. The use of new ratings technologies and measurements could have an impact on TV One’s program ratings. Poor ratings can lead to a reduction in pricing and advertising spending. Consequently, low public acceptance of TV One’s content may have an adverse effect on TV One’s results of operations.

The loss of affiliation agreements could materially adversely affect TV One’s results of operations.

TV One is dependent upon the maintenance of affiliation agreements with cable and direct broadcast distributors for its revenues, and there can be no assurance that these agreements will be renewed in the future on terms acceptable to such programmers. The loss of one or more of these arrangements could reduce the distribution of TV One’s programming services and reduce revenues from subscriber fees and advertising, as applicable. Further, the loss of favorable packaging, positioning, pricing or other marketing opportunities with any distributor could reduce revenues from subscriber fees. In addition, consolidation among cable distributors and increased vertical integration of such distributors into the cable or broadcast network business have provided more leverage to these distributors and could adversely affect TV One’s ability to maintain or obtain distribution for its network programming on favorable or commercially reasonable terms, or at all.

The failure or destruction of satellites and transmitter facilities that TV One depends upon to distribute its programming could materially adversely affect TV One’s businesses and results of operations.

TV One uses satellite systems to transmit its programming to affiliates. The distribution facilities include uplinks, communications satellites and downlinks. Transmissions may be disrupted as a result of local disasters including extreme weather that impair on-ground uplinks or downlinks, or as a result of an impairment of a satellite. Currently, there are a limited number of communications satellites available for the transmission of programming. If a disruption occurs, TV One may not be able to secure alternate distribution facilities in a timely manner. Failure to secure alternate distribution facilities in a timely manner could have a material adverse effect on TV One’s businesses and results of operations. In addition, TV One uses studio and transmitter facilities that are subject to damage or destruction. Failure to restore such facilities in a timely manner could have a material adverse effect on TV One’s businesses and results of operations.

TV One’s operating results are subject to seasonal variations and other factors.

TV One’s business has experienced and is expected to continue to experience seasonality due to, among other things, seasonal advertising patterns and seasonal influences on people’s viewing habits. Typically, TV One revenue from advertising increases in the fourth quarter. In addition, advertising revenues in even-numbered years benefit from advertising placed by candidates for political offices. The effects of such seasonality make it difficult to estimate future operating results based on the previous results of any specific quarter and may adversely affect operating results.

Economic conditions may adversely affect TV One’s businesses and customers.

The U.S. has experienced a slowdown and volatility in its economy. This downturn could lead to lower consumer and business spending for TV One’s products and services, particularly if customers, including advertisers, subscribers, licensees, retailers, and other consumers of TV One’s offerings and services, reduce demands for TV One’s products and services. In addition, in unfavorable economic environments, TV One’s customers may have difficulties obtaining capital at adequate or historical levels to finance their ongoing business and operations and may face insolvency, all of which could impair their ability to make timely payments and continue operations. TV One is unable to predict the duration and severity of weakened economic conditions and such conditions and resultant effects could adversely impact TV One’s businesses, operating results, and financial condition.

Increased programming and content costs may adversely affect TV One’s profits.

TV One produces and acquires programming (including motion pictures) and content and incurs costs for all types of creative talent, including actors, authors, writers and producers as well as marketing and distribution. An increase in any of these costs may lead to decreased profitability.

Piracy of TV One’s programming and other content, including digital and internet piracy, may decrease revenue received from the exploitation of TV One’s programming and other content and adversely affect its businesses and profitability.

Piracy of programming is prevalent in many parts of the world and is made easier by the availability of digital copies of content and technological advances allowing conversion of such programming and other content into digital formats, which facilitates the creation, transmission and sharing of high quality unauthorized copies of TV One’s content. The proliferation of unauthorized copies and piracy of these products has an adverse effect on TV One’s businesses and profitability because these products reduce the revenue that TV One potentially could receive from the legitimate sale and distribution of its products and services. In addition, if piracy were to increase, it would have an adverse effect on TV One’s businesses and profitability.

Changes in U.S. communications laws or other regulations may have an adverse effect on TV One’s business.

The television and distribution industries in the U.S. are highly regulated by U.S. federal laws and regulations issued and administered by various federal agencies, including the FCC. The television broadcasting industry is subject to extensive regulation by the FCC under the Communications Act. The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation of TV One. For example, the FCC has initiated a proceeding to examine and potentially regulate more closely embedded advertising such as product placement and product integration. Enhanced restrictions affecting these means of delivering advertising messages may adversely affect TV One’s advertising revenues. Changes to the media ownership and other FCC rules may affect the competitive landscape in ways that could increase the competition faced by TV One. Proposals have also been advanced from time to time before the U.S. Congress and the FCC to extend the program access rules (currently applicable only to those cable program services which also own or are owned by cable distribution systems) to all cable program services. TV One’s ability to obtain the most favorable terms available for its content could be adversely affected should such an extension be enacted into law. TV One is unable to predict the effect that any such laws, regulations or policies may have on its operations.

Vigorous enforcement or enhancement of FCC indecency and other program content rules against the broadcast and cable industries could have an adverse effect on TV One’s businesses and results of operations.

The FCC’s rules prohibit the broadcast of obscene material at any time and indecent or profane material on television broadcast stations between the hours of 6 a.m. and 10 p.m. Broadcasters risk violating the prohibition against broadcasting indecent material because of the vagueness of the FCC’s indecency/profanity definition, coupled with the spontaneity of live programming. The FCC vigorously enforces its indecency rules against the broadcasting industry. The FCC has stepped up its enforcement activities as they apply to indecency and has threatened to initiate license revocation proceedings against broadcast licensees for “serious” indecency violations. The FCC has found on a number of occasions that the content of television broadcasts has contained indecent material. In such instances, the FCC issued fines or advisory warnings to the offending broadcast licensees. Moreover, the FCC has in some instances imposed separate fines against broadcasters for each allegedly indecent “utterance,” in contrast with its previous policy, which generally considered all indecent words or phrases within a given program as constituting a single violation. On July 13, 2010, the United States Court of Appeals for the Second Circuit (“Second Circuit”) issued a decision in which it vacated the FCC’s indecency policy pursuant to which any broadcast of a single “utterance” of a “fleeting expletive” would be deemed by the FCC to be presumptively indecent. In this decision, the Second Circuit also called into question the constitutionality of the FCC’s indecency policy generally. On August 25, 2010, the FCC filed a petition for rehearing of the decision with the Second Circuit. It is not possible to predict the outcome of the FCC’s appeal. It is also not possible to predict whether and, if so, how the FCC will revise its indecency policy in response to the Second Circuit decision, or the effect of such decision on TV One. The fines for broadcasting indecent material are a maximum of $325,000 per utterance. The determination of whether content is indecent is inherently subjective and, as such, it can be difficult to predict whether particular content could violate indecency standards. The difficulty in predicting whether individual programs, words or phrases may violate the FCC’s indecency rules adds significant uncertainty to TV One’s ability to comply with the rules. Violation of the indecency rules could lead to sanctions which may adversely affect TV One’s business and results of operations. Some policymakers support the extension of the indecency rules that are applicable to over-the-air broadcasters to cover cable programming and/or attempts to increase enforcement of or otherwise expand existing laws and rules. If such an extension, attempt to increase enforcement or other expansion took place and was found to be constitutional, some of TV One’s content could be subject to additional regulation and might not be able to attract the same subscription and viewership levels.

Our President and Chief Executive Officer has an interest in TV One that may conflict with your interests.

We have an employment agreement with our President and Chief Executive Officer, Mr. Alfred C. Liggins, III. The employment agreement provides, among other things, that in recognition of Mr. Liggins’ contributions in founding TV One on our behalf, he is eligible to receive an amount equal to 8% of any dividends paid to us in respect of our investment in TV One and 8% of the proceeds from our investment in TV One (the “TV One Award”). In both circumstances, our obligation to pay any portion of the TV One Award is only triggered after we recover the full amount of our cumulative capital contributions to TV One. Mr. Liggins will only receive the TV One Award upon the actual cash distributions or distributions of marketable securities to us. Mr. Liggins’ rights to the TV One Award (i) cease if he is terminated for cause or he resigns without good reason and (ii) expire at the end of the term of his employment agreement (but similar rights could be included in the terms of a new employment agreement). As a result of this arrangement, the interest of Mr. Liggins’ with respect to TV One may conflict with your interests as holders of the Exchange Notes. For example, Mr. Liggins may seek to have Radio One acquire additional equity interests in TV One using cash generated from operations or additional borrowings under the senior credit facility or have TV One itself pursue acquisitions, joint ventures, financings or other transactions that, in his judgment, could increase the amount of the TV One Award by increasing the amount of our investment in TV One or enhancing the equity value of TV One, even though such transactions might involve risks to you as a holder of the Exchange Notes.

Risks Related to Regulation

Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.

Within our primary business, we are required to maintain radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and are renewable. Our radio broadcasting licenses expire at various times beginning October 1, 2011 through August 1, 2014. Interested third-parties may challenge our renewal applications. In addition, we are subject to extensive and changing regulation by the FCC with respect to such matters as programming, indecency standards, technical operations, employment and business practices. If we or any of our significant stockholders, officers, or directors violate the FCC’s rules and regulations or the Communications Act of 1944, as amended (the “Communications Act”), or is convicted of a felony, the FCC may commence a proceeding to impose fines or sanctions upon us. Examples of possible sanctions include the imposition of fines, the renewal of one or more of our broadcasting licenses for a term of fewer than eight years or the revocation of our broadcast licenses. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

There is significant uncertainty regarding the FCC’s media ownership rules, and such rules could restrict our ability to acquire radio stations.

The Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses. The FCC’s media ownership rules remain in flux and subject to further agency and court proceedings. On May 25, 2010, the FCC instituted an inquiry as part of its 2010 quadrennial review of its media ownership rules to seek public comment on and evaluate such rules to determine whether any changes are warranted. See the information contained in “Business — Federal Regulation of Radio Broadcasting.”

In addition to the FCC media ownership rules, the outside media interests of our officers and directors could limit our ability to acquire stations. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of our capital stock.

Increased enforcement by the FCC of its indecency rules against the broadcast industry could adversely affect our business operations.

In 2004, the FCC indicated that it was enhancing its enforcement efforts relating to the regulation of indecency. Congress has increased the penalties for broadcasting indecent programming and potentially subject broadcasters to license revocation, renewal or qualification proceedings in the event that they broadcast indecent material. In addition, the FCC’s heightened focus on the indecency regulatory scheme, against the broadcast industry generally, may encourage third parties to oppose our license renewal applications or applications for consent to acquire broadcast stations. The change in administration at the federal level could foster a change in the FCC’s enforcement posture. See “Vigorous enforcement or enhancement of FCC indecency and other program content rules against the broadcast and cable industries could have an adverse effect on TV One’s businesses and results of operations” below.

Changes in current federal regulations could adversely affect our business operations.

Congress and the FCC have considered, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, affect the profitability of our broadcast stations. In particular, Congress is considering a revocation of radio’s exemption from paying royalties to performing artists for use of their recordings (radio already pays a royalty to songwriters, composers and publishers). In addition, commercial radio broadcasters and entities representing artists are negotiating agreements that could result in broadcast stations paying royalties to artists. A requirement to pay additional royalties could have an adverse effect on our business operations and financial performance.

New or changing federal, state or international privacy legislation or regulation could hinder the growth of our internet business.

A variety of federal and state laws govern the collection, use, retention, sharing and security of consumer data that our internet business uses to operate its services and to deliver certain advertisements to its customers, as well as the technologies used to collect such data. Not only are existing privacy-related laws in these jurisdictions evolving and subject to potentially disparate interpretation by governmental entities, new legislative proposals affecting privacy are now pending at both the federal and state level in the U.S. Changes to the interpretation of existing law or the adoption of new privacy-related requirements could hinder the growth of our internet business. Also, a failure or perceived failure to comply with such laws or requirements or with our own policies and procedures could result in significant liabilities, including a possible loss of consumer or investor confidence or a loss of customers or advertisers.

Our operation of various real properties and facilities could lead to environmental liability.

As the owner, lessee or operator of various real properties and facilities, we are subject to various federal, state and local environmental laws and regulations. Historically, compliance with these laws and regulations has not had a material adverse effect on our business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require us to make significant expenditures of funds.

Risks Related to Our Corporate Governance Structure

Two common stockholders have a majority voting interest in Radio One and have the power to control matters on which our common stockholders may vote, and their interests may conflict with yours.

As of June 30, 2011, our Chairperson and her son, our President and CEO, collectively held approximately 92% of the outstanding voting power of our common stock. As a result, our Chairperson and our CEO will control our management and policies and most decisions involving or impacting upon Radio One, including transactions involving a change of control, such as a sale or merger. The interests of these stockholders may differ from the interests of our other stockholders and our debtholders. In addition, certain covenants in our debt instruments require that our Chairperson and the CEO maintain a specified ownership and voting interest in Radio One, and prohibit other parties’ voting interests from exceeding specified amounts. In addition, the TV One joint venture agreement provides for adverse consequences to Radio One in the event our Chairperson and CEO fail to maintain a specified ownership and voting interest in us. Our Chairperson and the CEO have agreed to vote their shares together in elections of members to the board of directors of Radio One.

Further, we are a “controlled company” under rules governing the listing of our securities on the NASDAQ Stock Market because more than 50% of our voting power is held by our Chairperson and the CEO. Therefore, we are not subject to NASDAQ Stock Market listing rules that would otherwise require us to have: (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The initial principal amount of Old Notes was originally issued and sold on November 24, 2010, to the initial holders pursuant to an Amended and Restated Exchange Offer and Consent Solicitation Statement and Offering Memorandum, dated November 5, 2010. The Old Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. Additional amounts of notes have since been issued in respect of interest payments under the PIK Election provided for under the Indenture. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available), (v) in accordance with another exemption from the registration requirements of the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such Exchange Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1 principal amount of Exchange Notes in exchange for each $1 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

•	the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer; and

•	the Exchange Notes will not contain the registration rights and special interest provisions contained in the outstanding Old Notes.

The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses” and “Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

•	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

•	issue a notice by press release or other public announcement.

We reserve the right, in our sole discretion:

•	if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied, to delay accepting any Old Notes, to extend the exchange offer, or to terminate the exchange offer, or

•	to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

•	you or any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is acquiring them in the ordinary course of business;

•	neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is engaging in or intends to engage in (or has any arrangement or understanding with any person to participate in) a distribution of the Exchange Notes within the meaning of the federal securities laws;

•	neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

•	neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes is our “affiliate” as defined under Rule 405 of the Securities Act;

•	if you or another person acquiring Exchange Notes in exchange for your Old Notes is a broker-dealer and you acquired the Old Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes;

•	you are not a broker-dealer tendering Old Notes directly acquired from us for your own account; and

•	you are not acting on behalf of any person or entity that could not truthfully make those representations.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

•	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

Procedures for Tendering Old Notes

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON , 2011.

You may tender some or all of your Old Notes in this exchange offer.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our determination will be final and binding on you. We reserve the absolute right to:

•	reject any and all tenders of any particular Old Note not properly tendered;

•	refuse to accept any Old Note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

•	Name of the beneficial owner tendering such Old Notes;

•	Account number of the beneficial owner tendering such Old Notes;

•	Principal amount of Old Notes tendered by such beneficial owner; and

•	A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under “Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes that were tendered through ATOP but were not accepted by us, if any, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral (promptly confirmed in writing) or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Guaranteed Delivery Procedures

If you desire to tender Old Notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the expiration date, you may nevertheless tender such Old Notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

(1)	you must effect your tender through an “eligible guarantor institution”; and

(2) (a)	a properly completed and duly executed notice of guarantee delivery, substantially in the form provided by us herewith, or an Agent’s Message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; or

(b)	a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent’s Message, are received by the exchange agent within three business days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

•	specify the name of the person that tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; and

•	specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any Exchange Notes for, any Old Notes, and may terminate or amend the exchange offer before the expiration of the exchange offer, if:

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

We have appointed Wilmington Trust National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

WILMINGTON TRUST, NATIONAL ASSOCIATION, EXCHANGE AGENT

By registered or certified mail, overnight delivery:

Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attention: Corporate Trust Reorg

For Information or to Confirm Call:
(302) 636-6181

For facsimile transmission (for eligible institutions only):
(302) 636-4139

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

Wilmington Trust, National Association is acting as exchange agent on our behalf. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable costs and expenses (including reasonable fees, costs and expenses of its counsel) incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers and employees.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture governing the Old Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

•	to us upon redemption thereof or otherwise;

•	so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

•	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreement also requires that we file a shelf registration statement if:

•	we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	a law or SEC policy prohibits a holder from participating in the exchange offer;

•	a holder cannot resell the Exchange Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

•	a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Earnings:
(Loss) income from continuing operations before provision for (benefit from) income taxes(1)	$(18,443)	$(4,969)	$(22,450)	$(39,729)	$(336,716)	$(196,466)	$38,499
Plus: fixed charges	19,475	9,408	47,524	39,050	60,401	73,730	73,877
Less: equity in income (loss) of affiliated company	3,079	909	5,558	3,653	(3,652)	(15,836)	(2,341)
Plus: dividends received from affiliated company	—	1,325	7,800	4,826	—	—	—

Total	$(2,047)	$4,855	$27,316	$494	$(272,663)	$(106,900)	$114,717

Fixed Charges:
Interest expense	$19,333	$9,235	$46,834	$38,404	$59,689	$72,770	$72,932
Estimate of the interest within operating leases	142	173	690	646	712	960	945

Total	$19,475	$9,408	$47,524	$39,050	$60,401	$73,730	$73,877

Actual ratio of earnings to fixed charges(2)	—	—	—	—	—	—	1.55
Pro forma ratio of earnings to fixed charges(3)		—	—
Supplemental pro forma ratio of earnings to fixed charges(4)	—	—	—

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges.

(2)	Earnings were insufficient to cover fixed charges by approximately $196.5 million, $336.7 million, $39.7 million and $22.5 million for the fiscal years 2007, 2008, 2009 and 2010, respectively, and by approximately $5.0 million and $18.4 million for the three months ended March 31, 2010 and 2011, respectively.

(3)	Earnings were insufficient to cover fixed charges for the fiscal year and for the three months ended March 31, 2010 when giving effect to the increase in interest expense due to the refinancing.

(4)	Earnings were insufficient to cover fixed charges for the fiscal year and for the three months ended March 31, 2011 and 2010, respectively, when giving effect to the increase in interest expense due to the refinancing and the consolidation of TV One.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2011 on an actual basis. You should read this table together with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

As of
March 31, 2011
(In thousands)
(Unaudited)

Cash and cash equivalents	$33,817

Debt (including current portion):
Senior Credit Facility:
Senior bank term debt (net of original issue discount of $7,720)	$378,280
Notes	292,602
Note payable	1,000
2011 Notes	747

Total debt	$672,629
Stockholders’ equity	132,020

Total capitalization	$804,649

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

We derived the following selected historical consolidated financial data for the five years ended December 31, 2010 from the audited consolidated financial statements of Radio One, Inc. The selected historical financial and operating data presented below as of and for the three months ended March 31, 2011 and 2010 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, such unaudited consolidated financial statements include all recurring adjustments and normal accruals necessary for a fair statement of such unaudited consolidated financial data. The results of operations from these interim periods are not necessarily indicative of the results to be expected for the full year or any future periods.

The following selected historical financial and operating data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

On July 22, 2010, management and the Audit Committee of the Board of Directors of Radio One, Inc. concluded that: (1) it was necessary to restate our consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 and for each quarterly financial reporting period from January 1, 2009 through March 31, 2010; and (2) our previously filed consolidated financial statements and any related reports of Ernst & Young LLP for these periods should no longer be relied upon. The Company included its restated consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 in the Annual Report on Form 10-K/A filed with the SEC on August 23, 2010. The Company included its restated consolidated financial statements for the quarters ended March 31, 2010, September 30, 2009, June 30, 2009 and March 31, 2009 in Quarterly Reports on Forms 10-Q/A that it filed with the SEC on August 23, 2010. All financial information set forth below and the audited and unaudited consolidated financial statements and accompanying notes included elsewhere in this prospectus reflects these restatements.

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands)

Statements of Operations Data:
Net revenue	$65,045	$59,018	$279,906	$272,092	$313,443	$316,398	$321,625
Programming and technical expenses including stock-based compensation	18,883	18,585	75,044	75,635	79,304	70,463	68,818
Selling, general and administrative expenses including stock-based compensation	28,520	23,007	103,324	91,016	103,108	100,620	98,016
Corporate selling, general and administrative expenses including stock-based compensation	8,022	8,896	32,922	24,732	36,356	28,396	28,239
Depreciation and amortization	4,099	4,721	17,439	21,011	19,022	14,680	13,890
Impairment of long-lived assets	—	—	36,063	65,937	423,220	211,051	—

Operating income (loss)	5,521	3,809	15,114	(6,239)	(347,567)	(108,812)	112,662
Interest income	8	25	127	144	491	1,242	1,393
Interest expense(1)	19,333	9,235	46,834	38,404	59,689	72,770	72,932
(Loss) gain on retirement of debt	(7,743)	—	6,646	1,221	74,017	—	—
Equity in income (loss) of affiliated company	3,079	909	5,558	3,653	(3,652)	(15,836)	(2,341)
Other income (expense), net	25	(477)	(3,061)	(104)	(316)	(290)	(283)

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands)

(Loss) income before provision for (benefit from) income taxes noncontrolling interest in income (loss) of subsidiaries and discontinued operations	(18,443)	(4,969)	(22,450)	(39,729)	(336,716)	(196,466)	38,499
Provision for (benefit from) income taxes	45,619	(309)	3,971	7,014	(45,183)	54,083	18,260

(Loss) income from continuing operations	(64,062)	(4,660)	(26,421)	(46,743)	(291,533)	(250,549)	20,239
Income (loss) from discontinued operations, net of tax	20	63	(204)	(1,815)	(7,414)	(137,041)	(23,965)

Consolidated net loss	(64,042)	(4,597)	(26,625)	(48,558)	(298,947)	(387,590)	(3,726)
Noncontrolling interest in income (loss) of subsidiaries	203	(29)	2,008	4,329	3,997	3,910	3,004

Consolidated net loss attributable to common stockholders	(64,245)	(4,568)	(28,633)	(52,887)	(302,944)	(391,500)	(6,730)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$33,817	$9,958	$9,192	$19,963	$22,289	$24,247	$32,406
Intangible assets, net	835,285	871,592	840,147	871,221	944,858	1,310,168	1,521,950
Total assets	1,007,427	1,024,984	999,212	1,035,542	1,125,477	1,648,354	2,195,210
Total debt (including current portion)	680,349	649,032	642,222	653,534	675,362	815,504	937,527
Total liabilities	844,138	779,381	774,242	787,489	810,002	1,015,747	1,176,963
Redeemable noncontrolling interests	31,269	43,452	52,225	43,423	58,738	54,360	53,612
Total stockholders’ equity	132,020	202,151	194,335	195,828	272,052	573,870	963,887
Statement of Cash Flow Data:
Cash flow from (used in):
Operating activities	$7,711	$(1,128)	$17,836	$45,443	$13,832	$44,014	$77,460
Investing activities	(1,812)	(1,072)	(4,664)	(4,871)	66,031	78,468	(46,227)
Financing activities	18,726	(7,805)	(23,943)	(42,898)	(81,821)	(130,641)	(17,908)
Other Financial Data:
Cash interest expense(1)	10,797	14,171	48,805	36,568	68,611	70,798	70,876
Capital expenditures	1,812	106	4,322	4,528	12,541	10,203	13,601

(1)	Interest expense includes non-cash interest, such as the accretion of principal, LMA fees, the amortization of discounts on debt and the amortization of discounts on debt and the amortization of deferred financing costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting our consolidated operating results, financial condition and liquidity for the three-year period ended December 31, 2010. This discussion should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this prospectus as well as the sections entitled “Forward-Looking Statements” and “Risk Factors” in this prospectus.

Introduction

Revenue

We primarily derive revenue from the sale of advertising time and program sponsorships to local and national advertisers on our radio stations. Advertising revenue is affected primarily by the advertising rates our radio stations are able to charge, as well as the overall demand for radio advertising time in a market. These rates are largely based upon a radio station’s audience share in the demographic groups targeted by advertisers, the number of radio stations in the related market, and the supply of, and demand for, radio advertising time. Advertising rates are generally highest during morning and afternoon commuting hours.

During the three months ended March 31, 2011, approximately 75.9% of our net revenue was generated from the sale of advertising in our core radio business, excluding Reach Media. Approximately 55.3% of our total net revenue was generated from local advertising and approximately 30.0% was generated from national advertising, including network advertising. In comparison, during the three months ended March 31, 2010, approximately 85.2% of our net revenue was generated from the sale of advertising in our core radio business, excluding Reach Media. Approximately 58.9% of our total net revenue was generated from local advertising and approximately 36.9% was generated from national advertising, including network advertising. National advertising also includes advertising revenue generated from our internet segments. For the year ended December 31, 2010, approximately 83.5% of our net revenue was generated from the sale of advertising in our core radio business. Within this core radio business, approximately 57.0% of our net revenue was generated from local advertising and approximately 36.5% was generated from national advertising, including network advertising. In comparison, for the year ended December 31, 2009, approximately 82.0% of our net revenue was generated from the sale of advertising in our core radio business and within this core radio business, approximately 56.2% of our net revenue was generated from local advertising and approximately 37.3% was generated from national advertising, including network advertising. During the year ended December 31, 2008, approximately 84.0% of our net revenue was generated from the sale of advertising in our core radio business and, within this core radio business, approximately 56.6% of our net revenue was generated from local advertising and approximately 37.1% was generated from national advertising, including network advertising. National advertising also includes advertising revenue generated from our internet segments. The balance of revenue was generated from tower rental income, ticket sales and revenue related to our sponsored events, management fees, magazine subscriptions, newsstand revenue and other revenue.

In the broadcasting industry, radio stations often utilize trade or barter agreements to reduce cash expenses by exchanging advertising time for goods or services. In order to maximize cash revenue for our spot inventory, we closely monitor the use of trade and barter agreements.

Community Connect, LLC (“CCI”), which is included within the operations of Interactive One, currently generates the majority of the Company’s internet revenue, and derives its revenue principally from advertising services, including diversity recruiting advertising. Advertising services include the sale of banner and sponsorship advertisements. Advertising revenue is recognized either as impressions (the number of times advertisements appear in viewed pages) are delivered, when “click through” purchases or leads are reported, or ratably over the contract period, where applicable. Interactive One has a diversity recruiting relationship with Monster, Inc. (“Monster”). Monster posts job listings and advertising on Interactive One websites and Interactive One earns revenue for displaying the images on its websites.

In December 2006, the Company acquired certain net assets (“Giant Magazine”) of Giant Magazine, LLC. Giant Magazine ceased publication in December 2009 and the results of its operations have been reclassified to discontinued operations.

In February 2005, we acquired 51% of the common stock of Reach Media, Inc. (“Reach Media”). A substantial portion of Reach Media’s revenue had been generated from a sales representation agreement with Citadel Broadcasting Company (“Citadel”). Pursuant to a multi-year agreement, payments were received monthly in exchange for the sale of advertising time on the nationally syndicated Tom Joyner Morning Show, which as of December 31, 2010 aired on 106 affiliated stations. The annual amount of revenue was based on a contractual amount determined based on number of affiliates, demographic audience and ratings. The agreement provided for a potential to earn additional amounts if certain revenue goals were met. The agreement also provided for sales representation rights related to Reach Media’s events. Additional revenue was generated by Reach Media from this and other customers through special events, sponsorships, its internet business and other related activities. The agreement expired December 31, 2009; however, during the quarter ended September 30, 2009, Reach Media and Citadel reached an agreement whereby the revenue guarantee obligations to Reach Media for each of the months of November and December 2009 were reduced by $1.0 million in exchange for prepayment of the reduced revenue guarantee obligation for those months. Payment of the reduced revenue guarantee obligation was received by Reach Media. A new agreement was executed in November 2009 (the “Sales Representation Agreement”) to replace the old agreement which expired on December 31, 2009, whereby, effective January 1, 2010, Citadel began to sell advertising inventory outside the Tom Joyner Morning Show. As an inducement for Reach Media to enter into the new Sales Representation Agreement, Citadel returned its noncontrolling ownership interest in Reach Media back to Reach Media. This ownership interest was part of the original agreement signed in 2003. As a result of classifying these shares as treasury stock, this transaction effectively increased Radio One’s common stock interest in Reach Media to 53.5%. In exchange for the return of the ownership interest, Reach Media issued a $1.0 million promissory note payable to Radio Networks, a subsidiary of Citadel, due in December 2011.

Expenses

Our significant broadcast expenses are: (i) employee salaries and commissions; (ii) programming expenses; (iii) marketing and promotional expenses; (iv) rental of premises for office facilities and studios; (v) rental of transmission tower space; and (vi) music license royalty fees. We strive to control these expenses by centralizing certain functions such as finance, accounting, legal, human resources and management information systems and, in certain markets, the programming management function. We also use our multiple stations, market presence and purchasing power to negotiate favorable rates with certain vendors and national representative selling agencies.

We generally incur marketing and promotional expenses to increase our radio audiences. However, because Arbitron reports ratings either monthly or quarterly, depending on the particular market, any changed ratings and the effect on advertising revenue tends to lag behind both the reporting of the ratings and the incurrence of advertising and promotional expenditures.

In addition to salaries and commissions, major expenses for our internet business include membership traffic acquisition costs, software product design, post application software development and maintenance, database and server support costs, the help desk function, data center expenses connected with internet service provider (“ISP”) hosting services and other internet content delivery expenses.

Performance Metrics

We monitor and evaluate the growth and operational performance of our business using net income and the following key metrics:

(a) Net revenue:  The performance of an individual radio station or group of radio stations in a particular market is customarily measured by its ability to generate net revenue. Net revenue consists of gross revenue, net of local and national agency and outside sales representative commissions consistent with industry practice. Net revenue is recognized in the period in which advertisements are broadcast. Net revenue also includes advertising aired in exchange for goods and services, which is recorded at fair value, revenue from sponsored events and other revenue. Net revenue is recognized for our online business as impressions are delivered, as “click throughs” are reported or ratably over contract periods, where applicable.

(b) Station operating income:  Net (loss) income before depreciation and amortization, income taxes, interest income, interest expense, equity in loss of affiliated company, minority interests in income of subsidiaries, gain on retirement of debt, other expense, corporate expenses, stock-based compensation expenses, impairment of long-lived assets and gain or loss from discontinued operations, net of tax, is commonly referred to in our industry as station operating income. Station operating income is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). Nevertheless, we believe station operating income is often a useful measure of a broadcasting company’s operating performance and is a significant basis used by our management to measure the operating performance of our stations within the various markets. Station operating income provides helpful information about our results of operations, apart from expenses associated with our physical plant, income taxes, investments, impairment charges, debt financings and retirements, corporate overhead, stock-based compensation and discontinued operations. Station operating income is frequently used as a basis for comparing businesses in our industry, although our measure of station operating income may not be comparable to similarly titled measures of other companies. Station operating income does not represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

(c) Station operating income margin:  Station operating income margin represents station operating income as a percentage of net revenue. Station operating income margin is not a measure of financial performance under GAAP. Nevertheless, we believe that station operating income margin is a useful measure of our performance because it provides helpful information about our profitability as a percentage of our net revenue.

Results of Operations — Three-Month Period Ended March 31, 2011

Summary of Performance

The tables below provide a summary of our performance based on the metrics described above:

	Three Months Ended March 31,
	2011	2010
	(In thousands, except margin data)

Net revenue	$65,045	$59,018
Station operating income	17,806	17,828
Station operating income margin	27.4%	30.2%
Net loss attributable to Radio One, Inc.	$(64,245)	$(4,568)

The reconciliation of net loss to station operating income is as follows:

	Three Months Ended March 31,
	2011	2010
	(In thousands)

Net loss attributable to Radio One, Inc., as reported	$(64,245)	$(4,568)
Add back non-station operating income items included in net loss:
Interest income	(8)	(25)
Interest expense	19,333	9,235
Provision for (benefit from) income taxes	45,619	(309)
Corporate selling, general and administrative, excluding stock-based compensation	7,249	7,285
Stock-based compensation	937	2,013
Loss on retirement of debt	7,743	—
Equity in income of affiliated company	(3,079)	(909)
Other (income) expense, net	(25)	477
Depreciation and amortization	4,099	4,721
Noncontrolling interests in income (loss) of subsidiaries	203	(29)
Income from discontinued operations, net of tax	(20)	(63)

Station operating income	$17,806	$17,828

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
(in thousands)

	Three Months Ended March 31,
	2011	2010	Increase/(Decrease)
	(Unaudited)

Statements of Operations:
Net revenue	$65,045	$59,018	$6,027	10.2%
Operating expenses:
Programming and technical	18,883	18,585	298	1.6
Selling, general and administrative, excluding stock-based compensation	28,356	22,605	5,751	25.4
Corporate selling, general and administrative, excluding stock-based compensation	7,249	7,285	(36)	(0.5)
Stock-based compensation	937	2,013	(1,076)	(53.5)
Depreciation and amortization	4,099	4,721	(622)	(13.2)

Total operating expenses	59,524	55,209	4,315	7.8

Operating income	5,521	3,809	1,712	44.9
Interest income	8	25	(17)	(68.0)
Interest expense	19,333	9,235	10,098	109.3
Loss on retirement of debt	7,743	—	7,743	100.0
Equity in income of affiliated company	3,079	909	2,170	238.7
Other income (expense), net	25	(477)	502	105.2

	Three Months Ended March 31,
	2011	2010	Increase/(Decrease)
	(Unaudited)

Loss before provision for (benefit from) income taxes, noncontrolling interests in income (loss) of subsidiaries and discontinued operations	(18,443)	(4,969)	13,474	271.2
Provision for (benefit from) income taxes	45,619	(309)	45,928	14,863.4

Net loss from continuing operations	(64,062)	(4,660)	59,402	1,274.7
Income from discontinued operations, net of tax	20	63	(43)	(68.3)

Net loss	(64,042)	(4,597)	59,445	1,293.1
Net income (loss) attributable to noncontrolling interests	203	(29)	232	800.0

Net loss attributable to Radio One, Inc.	$(64,245)	$(4,568)	$59,677	1,306.4%

Net revenue

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$65,045	$59,018	$6,027	10.2%

During the three months ended March 31, 2011, we recognized approximately $65.0 million in net revenue compared to approximately $59.0 million during the same period in 2010. These amounts are net of agency and outside sales representative commissions, which were approximately $6.8 million during the three months ended March 31, 2011, compared to approximately $6.6 million during the same period in 2010. Reach Media net revenues increased 83.8% and were primarily impacted by Reach Media assuming operational and financial control and responsibility for the ongoing cruise event, the “Tom Joyner Fantastic Voyage.” The “Tom Joyner Fantastic Voyage” took place in March 2011 and generated approximately $6.6 million of revenue for Reach Media. Excluding the “Fantastic Voyage”, Reach Media revenue was up 1.3% YTY. Our radio stations’ net revenue decreased 1.5%, and based on reports prepared by the independent accounting firm Miller, Kaplan, Arase & Co., LLP, the markets we operate in increased 4.5% in total revenues, led by a 4.8% increase in local revenues and a 0.4% increase in national revenues. While overall our radio stations’ net revenue decreased, we experienced net revenue growth most significantly in our Atlanta and Richmond markets, while our other markets were flat or declined, with our Columbus and Dallas markets experiencing the most significant declines. Excluding Reach Media, net revenues for our radio division decreased 1.8%. Net revenues for our internet business increased 1.0% for the three months ended March 31, 2011 compared to the same period in 2010.

Operating Expenses

Programming and technical, excluding stock-based compensation

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$18,883	$18,585	$298	1.6%

Programming and technical expenses include expenses associated with on-air talent and the management and maintenance of the systems, tower facilities, and studios used in the creation, distribution and broadcast of programming content on our radio stations. Programming and technical expenses for radio also include expenses associated with our programming research activities and music royalties. For our internet business, programming and technical expenses include software product design, post-application software development and maintenance, database and server support costs, the help desk function, data center expenses connected with ISP hosting services and other internet content delivery expenses. The increase for the three months ended March 31, 2011 compared to the same period in 2010 is payroll related due to annual salary increases as well as higher web service fees. Increased programming and technical spending was partially offset by lower music royalties.

Selling, general and administrative, excluding stock-based compensation

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$28,356	$22,605	$5,751	25.4%

Selling, general and administrative expenses include expenses associated with our sales departments, offices and facilities and personnel (outside of our corporate headquarters), marketing and promotional expenses, special events and sponsorships and back office expenses. Expenses to secure ratings data for our radio stations and visitors’ data for our websites are also included in selling, general and administrative expenses. In addition, selling, general and administrative expenses for radio and internet include expenses related to the advertising traffic (scheduling and insertion) functions. Selling, general and administrative expenses also include membership traffic acquisition costs for our online business. The increased expense for the three months ended March 31, 2011 compared to the same period in 2010 is primarily due to events spending associated with Reach Media assuming operational and financial control and responsibility for the “Tom Joyner Fantastic Voyage,” held in March 2011. Reach Media incurred approximately $5.6 million of selling, general and administrative expenses associated with the “Tom Joyner Fantastic Voyage.” The increase is also payroll related due to annual salary increases and additional research spending with Arbitron Inc. The increased expenses were partially offset by reduced bad debt expense and less promotional spending.

Corporate selling, general and administrative, excluding stock-based compensation

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$7,249	$7,285	$(36)	(0.5)%

Corporate expenses consist of expenses associated with our corporate headquarters and facilities, including personnel. The decrease in corporate expenses was primarily related to a decrease in compensation expense for the Chief Executive Officer in connection with the potential payment against the TV One award element in his employment Agreement as well as decreased professional fees. The decreases were offset by payroll related increases due to annual salary adjustments and increased bonuses.

Stock-based compensation

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$937	$2,013	$(1,076)	(53.5)%

Stock-based compensation expense is due to a long-term incentive plan whereby officers and certain key employees were granted a total of 3,250,000 shares of restricted stock in January of 2010. Stock-based compensation requires measurement of compensation costs for all stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The decrease in stock-based compensation expense was due to accelerated vesting being recorded for the three months ended March 31, 2010 versus a more normalized vesting for the same period in 2011.

Depreciation and amortization

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$4,099	$4,721	$(622)	(13.2)%

The decrease in depreciation and amortization expense for the three months ended March 31, 2011 was due primarily to the completion of amortization for certain intangibles and the completion of useful lives for certain fixed assets.

Interest expense

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$19,333	$9,235	$10,098	109.3%

The increase in interest expense for the three months ended March 31, 2011 was due to our entry into the Amended and Restated Credit Agreement and Amended Exchange Offer on November 24, 2010. Higher interest rates associated with the amendments were in effect for the three months ended March 31, 2011 compared to the same period in 2010. The increase in the overall effective cost of borrowing for the three months ended March 31, 2011 was approximately 6.0% compared to the three months ended March 31, 2010.

Loss on retirement of debt

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$7,743	$—	$7,743	100.0%

The loss on retirement of debt for the three months ended March 31, 2011 was due to a charge related to the retirement of the Amended and Restated Credit Facility on March 31, 2011. This amount includes a write-off of approximately $6.5 million of capitalized debt financing costs associated with the Amended and Restated Credit Facility and a write-off of approximately $1.2 million associated with the termination of the Company’s interest rate swap agreement.

Equity in income of affiliated company

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$3,079	$909	$2,170	238.7%

Equity in income of affiliated company primarily reflects our estimated equity in the net income of TV One. The increase to equity in income of affiliated company for the three months ended March 31, 2011 was due primarily to additional net income generated by TV One for the three months ended March 31, 2011 versus the same period in 2010. The Company’s share of the net income is driven by TV One’s current capital structure and the Company’s percentage ownership of the equity securities of TV One.

Other Income (Expense), net

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$25	$(477)	$502	105.2%

The other expense for the three months ended March 31, 2010 was principally due to the write-off a pro-rata portion of debt financing and modification costs in connection with the lowering of the revolver commitment under the Company’s bank facilities from $500.0 million to $400 million. The $100.0 million reduction to the revolver commitment resulted from entering into a third amendment to our Credit Agreement. The third amendment also waived a non-monetary technical default to the Credit Agreement associated with not designating certain subsidiaries as guarantors under our indentures governing our senior subordinated notes. The write-off of the debt financing and modification costs were partially offset by the recording of the value of translator equipment awarded to the Company as a result of a legal settlement.

Provision for (benefit from) income taxes

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$45,619	$(309)	$45,928	14,863.4%

For the three months ended March 31, 2011, the provision for income taxes was $45.6 million compared to a benefit from income taxes of approximately $309,000 for the same period in 2010. Approximately $45.3 million of the increase is attributable to the increase in the deferred tax liability (“DTL”) for indefinite-lived intangibles and $310,000 of the increase relates to Radio One state income taxes based on gross receipts. No tax expense related to the DTL change or state income taxes was recorded for Radio One in the period ended March 31, 2010. Approximately $275,000 of the tax increase relates to Reach Media, which had a pre-tax loss in the period ended March 31, 2010 and had pre-tax income in the period ended March 31, 2011.

The Company continues to maintain a full valuation allowance for entities other than Reach Media for its deferred tax assets (“DTAs”), including the DTA associated with its net operating loss carryforward. As a result, pre-tax book income for the entities other than Reach Media does not generate any tax expense other than state taxes that are based on gross receipts. Instead, the tax expense for these entities is based primarily on the change in the DTL associated with certain indefinite-lived intangibles, which increases as tax amortization on these intangibles is recognized. For the three months ended March 31, 2011 and 2010, tax expense of approximately $45.3 million and zero was recognized for the change in the DTL, respectively. The zero tax expense for 2010 was based on the need to reduce the 2010 effective tax rate for these entities to zero percent to prevent the recognition of a tax benefit for which management believed it was more likely than not that the benefit would not be realized.

The consolidated effective tax rate for the three months ended March 31, 2011 and 2010 was (247.4)% and 6.2%, respectively.

Income from discontinued operations, net of tax

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$20	$63	$(43)	(68.3)%

Included in the gain from discontinued operations, net of tax, are the results from operations for radio station clusters sold in Los Angeles, Miami, Augusta, Louisville, Dayton, Minneapolis and a station in our Boston market (WILD-FM). Discontinued operations also include the results from operations for Giant Magazine, which ceased publication in December 2009. The gain from discontinued operations, net of tax, for the three months ended March 31, 2011 resulted from the disposition of an asset. The gain from discontinued operations, net of tax, for the three months ended March 31, 2010 resulted from the assumption of Giant Magazine’s subscriber liability by another publisher, which was partially offset by legal and litigation expenses incurred as a result of certain previous station sales. The gain from discontinued operations, net of tax, includes no tax provision for the three months ended March 31, 2011 and 2010.

Noncontrolling interests in income (loss) of subsidiaries

Three Months Ended March 31,
2011	2010	Increase/(Decrease)

$203	$(29)	$232	800.0%

The increase in noncontrolling interests in income (loss) of subsidiaries is due to the generation of net income by Reach Media for the three months ended March 31, 2011 compared to a net loss for the same period in 2010.

Other Data

Station operating income

Station operating income remained flat at approximately $17.8 million for the three months ended March 31, 2011 and 2010. Despite additional revenues associated with the Reach Media “Tom Joyner Fantastic Voyage” held in March 2011, operating expenses increased at a higher rate. The increased expenses were primarily due to additional events spending, payroll related spending associated with annual salary increases, higher web service fees and increased research spending. These expense increases were partially offset by lower music royalties, reduced bad debt expense and less promotional spending.

Station operating income margin

Station operating income margin decreased to 27.4% for the three months ended March 31, 2011 from 30.2% for the comparable period in 2010. The margin decrease was primarily attributable to operating expenses that increased at a higher rate than revenues as described above.

Results of Operations — Three Year Period Ended December 31, 2010

Summary of Performance

The table below provides a summary of our performance based on Net Revenue and the Performance Metrics:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands, except margin data)

Net revenue	$279,906	$272,092	$313,443
Station operating income	102,532	105,850	131,731
Station operating income margin	36.6%	38.9%	42.0%
Net loss applicable to common stockholders	(28,633)	(52,887)	(302,944)

The reconciliation of net loss to station operating income is as follows:

	For the Years Ended December 31,
	2010	2009	2008
		(In thousands)

Net loss applicable to common stockholders, as reported	$(28,633)	$(52,887)	$(302,944)
Add back non-station operating income items included in net loss:
Interest income	(127)	(144)	(491)
Interest expense	46,834	38,404	59,689
Provision for (benefit from) income taxes	3,971	7,014	(45,183)
Corporate selling, general and administrative, excluding stock-based compensation	28,117	23,492	35,279
Stock-based compensation	5,799	1,649	1,777
Equity in (income) loss of affiliated company	(5,558)	(3,653)	3,652
Gain on retirement of debt	(6,646)	(1,221)	(74,017)
Other expense, net	3,061	104	316
Depreciation and amortization	17,439	21,011	19,022
Noncontrolling interests in income of subsidiaries	2,008	4,329	3,997
Impairment of long-lived assets	36,063	65,937	423,220
Loss from discontinued operations, net of tax	204	1,815	7,414

Station operating income	$102,532	$105,850	$131,731

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009 (in thousands)

	For the Years Ended December 31,
	2010	2009	Increase/(Decrease)

Statements of Operations:
Net revenue	$279,906	$272,092	$7,814	2.9%
Operating expenses:
Programming and technical, excluding stock-based compensation	75,044	75,547	(503)	(0.7)
Selling, general and administrative, excluding stock-based compensation	102,330	90,695	11,635	12.8
Corporate selling, general and administrative, excluding stock-based compensation	28,117	23,492	4,625	19.7
Stock-based compensation	5,799	1,649	4,150	251.7
Depreciation and amortization	17,439	21,011	(3,572)	(17.0)
Impairment of long-lived assets	36,063	65,937	(29,874)	(45.3)

Total operating expenses	264,792	278,331	(13,539)	(4.9)

Operating income (loss)	15,114	(6,239)	21,353	342.3
Interest income	127	144	(17)	(11.8)
Interest expense	46,834	38,404	8,430	22.0
Gain on retirement of debt	6,646	1,221	5,425	444.3
Equity in income of affiliated company	5,558	3,653	1,905	52.1
Other expense, net	3,061	104	2,957	2,843.3

Loss before provision for income taxes, noncontrolling interests in income of subsidiaries and loss from discontinued operations, net of tax	(22,450)	(39,729)	17,279	43.5
Provision for income taxes	3,971	7,014	(3,043)	(43.4)

Net loss from continuing operations	(26,421)	(46,743)	20,322	43.5
Loss from discontinued operations, net of tax	(204)	(1,815)	1,611	88.8

Net loss	(26,625)	(48,558)	21,933	45.2
Noncontrolling interests in income of subsidiaries	2,008	4,329	(2,321)	(53.6)

Net loss attributable to common stockholders	$(28,633)	$(52,887)	$24,254	45.9%

Net revenue

Year Ended December 31,
2010	2009	Increase/(Decrease)

$279,906	$272,092	$7,814	2.9%

During the year ended December 31, 2010, we recognized approximately $280.0 million in net revenue compared to approximately $272.1 million during the same period in 2009. These amounts are net of agency and outside sales representative commissions, which were approximately $32.0 million during the year ended December 31, 2010, compared to approximately $28.4 million during the same period in 2009. Our internet business generated approximately $16.0 million in net revenue for the year ended December 31, 2010, compared to approximately $14.0 million during the same period in 2009, an increase of 14.3%. For our radio business, based on reports prepared by the independent accounting firm Miller Kaplan, the markets we operate in increased 7.2% in total revenues for the year ended December 31, 2010, 15.5% in national revenues, 3.8% in local revenues and 27.6% in digital revenues. While the Company’s total radio net revenue outperformed that of the markets in which we operate in Atlanta, Charlotte, Columbus, Dallas, Detroit, Houston, Indianapolis

and St. Louis, we experienced net revenue declines in some of our markets, notably Baltimore, Cincinnati, Cleveland and Washington, DC. Reach Media net revenue declined 8.8% and was impacted by the December 31, 2009 expiration of a sales representation agreement with Citadel whereby a minimum level of revenue was guaranteed over the term of the agreement. Effective January 1, 2010, Reach Media’s newly established sales organization began selling its inventory on the Tom Joyner Morning Show and under a new commission based sales representation agreement with Citadel, which sells certain inventory owned by Reach Media in connection with its 106 radio station affiliate agreements. Radio segment net revenue increased 2.3% for the year ended December 31, 2010 compared to the same period in 2009.

Operating expenses

Programming and technical, excluding stock-based compensation

Year Ended December 31,
2010	2009	Increase/(Decrease)

$75,044	$75,547	$(503)	(0.7)%

Programming and technical expenses include expenses associated with on-air talent and the management and maintenance of the systems, tower facilities, and studios used in the creation, distribution and broadcast of programming content on our radio stations. Programming and technical expenses for radio also include expenses associated with our programming research activities and music royalties. For our internet business, programming and technical expenses include software product design, post-application software development and maintenance, database and server support costs, the help desk function, data center expenses connected with ISP hosting services and other internet content delivery expenses. Decreased programming and technical expenses were driven by savings in contracted on-air talent and music royalties, which more than offset increased payroll related, equipment maintenance and broadcast rights spending.

Selling, general and administrative, excluding stock-based compensation

Year Ended December 31,
2010	2009	Increase/(Decrease)

$102,330	$90,695	$11,635	12.8%

Selling, general and administrative expenses include expenses associated with our sales departments, offices and facilities and personnel (outside of our corporate headquarters), marketing and promotional expenses, special events and sponsorships and back office expenses. Expenses to secure ratings data for our radio stations and visitors’ data for our websites are also included in selling, general and administrative expenses. In addition, selling, general and administrative expenses for radio and internet include expenses related to the advertising traffic (scheduling and insertion) functions. Selling, general and administrative expenses also include membership traffic acquisition costs for our online business. Our radio division drove most of the increased spending, with additional salaries for sales new hires, higher revenue variable expenses such as commissions, bonuses and national representation fees, additional research associated with PPM implementations and additional travel and entertainment. In addition, increased selling, general and administrative expenses resulted from the non-recurrence of vacation savings from forced office closings and changes to the Company’s vacation plan in 2009.

Stock-based compensation

Year Ended December 31,
2010	2009	Increase/(Decrease)

$5,799	$1,649	$4,150	251.7%

Increased stock-based compensation expense is due to a long-term incentive plan whereby officers and certain key employees were granted a total of 3,250,000 shares of restricted stock in January of 2010. Stock-based compensation requires measurement of compensation costs for all stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest.

Corporate selling, general and administrative, excluding stock-based compensation

Year Ended December 31,
2010	2009	Increase/(Decrease)

$28,117	$23,492	$4,625	19.7%

Corporate expenses consist of expenses associated with our corporate headquarters and facilities, including personnel. The increase in corporate expenses during the year ended December 31, 2010 is due primarily to payroll related items. This resulted from increased salaries expense from recently lifted salary reductions and due to the recording of bonuses. In addition, higher spending also resulted from increased compensation expense for the Chief Executive Officer in connection with the TV One award element in his employment agreement. To a lesser extent, additional spending was also due to increased legal costs, insurance and medical costs, higher travel and entertainment and increased bad debt expense.

Depreciation and amortization

Year Ended December 31,
2010	2009	Increase/(Decrease)

$17,439	$21,011	$(3,572)	(17.0)%

The decrease in depreciation and amortization expense for the year ended December 31, 2010 was due primarily to the completion of amortization for certain intangibles and the completion of useful lives for certain fixed assets.

Impairment of long-lived assets

Year Ended December 31,
2010	2009	Increase/(Decrease)

$36,063	$65,937	$(29,874)	(45.3)%

The decrease in impairment of long-lived assets for the year ended December 31, 2010 was related to non-cash impairment charges recorded to reduce the carrying value of radio broadcasting licenses and goodwill to their estimated fair values. The 2010 broadcast license impairment occurred in Philadelphia and the 2010 goodwill impairment occurred in Reach Media. The 2009 impairments were broadcast license impairments that occurred in 11 of our 16 markets, namely in Charlotte, Cincinnati, Cleveland, Columbus, Dallas, Houston, Indianapolis, Philadelphia, Raleigh-Durham, Richmond and St. Louis. The impairments were driven in part by the economic downturn, slower radio industry and market revenue growth and resulting deteriorating cash flows, declining radio station transaction multiples and a higher cost of capital. The decline in values for long-lived assets such as licenses and other intangibles was not unique nor specific to our individual markets, as this trend has impacted the valuations of the radio industry as a whole, and has impacted other broadcast and traditional media companies as well.

Interest expense

Year Ended December 31,
2010	2009	Increase/(Decrease)

$46,834	$38,404	$8,430	22.0%

The increase in interest expense for the year ended December 31, 2010 was due primarily to higher interest rates that took effect as a result of entering into a third amendment to our Credit Agreement in March 2010 as well as continuing defaults under our credit agreement that occurred or were existing as of each of June 30, 2010, July 1, 2010 and September 30, 2010. The third amendment waived a non-monetary technical default to the Credit Agreement associated with not designating certain subsidiaries as guarantors under our indentures governing our senior subordinated notes and lowered the revolver commitment under the Company’s bank facilities from $500.0 million to $400.0 million. In addition, as a result of our entry into our Amended and Restated Credit Agreement and Amended Exchange Offer on November 24, 2010, higher interest rates were in effect for the last month of the year.

Gain on retirement of debt, net

Year Ended December 31,
2010	2009	Increase/(Decrease)

$6,646	$1,221	$5,425	444.3%

The net gain on retirement of debt for the year ended December 31, 2010 was due to the $9.9 million gain on redemption of the Company’s outstanding 6 3/8% Senior Subordinated Notes due 2013 at a discount. This amount was offset by a write-off of approximately $3.3 million of debt costs associated with the 2011 and 2013 Notes. The gain on retirement of debt for the year ended December 31, 2009 was due to the redemption of the Company’s outstanding 8 7/8% Senior Subordinated Notes due July 2011 at a discount. The gain for the year ended December 31, 2009 resulted from the early redemption of approximately $2.4 million of the 8 7/8% Senior Subordinated Notes at an average discount of 50.0%. As of December 31, 2010, a principal amount of approximately $747,000 remained outstanding on the 6 3/8% Senior Subordinated Notes.

Equity in income of affiliated company

Year Ended December 31,
2010	2009	Increase/(Decrease)

$5,558	$3,653	$1,905	52.1%

Equity in income of affiliated company primarily reflects our estimated equity in the net income of TV One. The increase to equity in income of affiliated company for the year ended December 31, 2010 was due primarily to additional net income generated by TV One during 2010 versus 2009. The Company’s share of the net income is driven by TV One’s current capital structure and the Company’s percentage ownership of the equity securities of TV One.

Other expense, net

Year Ended December 31,
2010	2009	Increase/(Decrease)

$3,061	$104	$2,957	2,843.3%

The other expense for the year ended December 31, 2010 was principally due to the write off of pro-rata portions of debt financing and modification costs. There were costs associated with the lowering of the revolver commitment under the Company’s bank facilities from $500.0 million to $400.0 million. The $100.0 million reduction to the revolver commitment resulted from entering into a third amendment to our Credit Agreement in March 2010. The third amendment also waived a non-monetary technical default to the Credit Agreement associated with not designating certain subsidiaries as guarantors under our indentures governing our senior subordinated notes. In addition, there were costs written off in connection with the Company’s uncompleted offering of Second-Priority Senior Secured Grid Notes (“Second Lien Notes”). The majority of the net proceeds from the Second Lien Notes were expected to fund the acquisition of additional equity interests in TV One, LLC. However, the subscription offer to holders for the Second Lien Notes ended in July 2010 and the Company determined not to further extend this subscription offer. The write off of the debt financing and modification costs was partially offset by the recording of the value of translator equipment awarded to the Company as a result of a legal settlement.

Provision for income taxes

Year Ended December 31,
2010	2009	Increase/(Decrease)

$3,971	$7,014	$(3,043)	(43.4)%

During the year ended December 31, 2010, the provision for income taxes decreased to approximately $4.0 million compared to $7.0 million for the same period in 2009. For the year ended December 31, 2010, the tax provision consisted of approximately $2.2 million for Reach Media and $1.8 million for all other operations. For the year ended December 31, 2009, the tax provision consisted of approximately $4.5 million for Reach Media and $2.5 million for all other operations. The decrease for Reach Media of $2.3 million was due to a decline in book income. The decrease in tax for other operations of approximately $685,000 was due in part to an increase in the tax benefit for Reach purchase accounting adjustments of approximately $301,000 from the acceleration of book amortization amounts. Radio One also had a tax increase of approximately $264,000 for state taxes and FIN 48 tax expense. These increases were offset by a reduction in deferred tax expense of $2.1 million on the deferred tax liability (“DTL”) associated with certain indefinite-lived intangibles. The Company continues to maintain a full valuation allowance for its net deferred tax assets (“DTAs”), other than DTAs for Reach Media. We do not consider deferred tax liabilities related to indefinite-lived assets in evaluating the realizability of our DTAs, as the timing of their reversal cannot be determined.

The tax provisions and offsetting valuation allowances resulted in an effective tax rate of (17.7)% for both of the years ended December 31, 2010 and 2009. The annual effective tax rate for Radio One reflects the increase in DTLs associated with the amortization of certain of the Company’s radio broadcasting licenses for tax purposes.

Loss from discontinued operations, net of tax

Year Ended December 31,
2010	2009	Increase/(Decrease)

$(204)	$(1,815)	$1,611	88.8%

Included in the loss from discontinued operations, net of tax, are the results of operations for radio station clusters sold in Los Angeles, Miami, Augusta, Louisville, Dayton, Minneapolis and a station in our Boston market (WILD-FM). Discontinued operations also include the results from operations for Giant Magazine, which ceased publication in December 2009. The loss incurred for the year ended December 31, 2010 was due to legal and litigation spending from ongoing litigation for certain previously sold stations. This spending was partially offset by the assumption of Giant Magazine’s subscriber liability by another publisher. The loss incurred for the year ended December 31, 2009 resulted from operating losses incurred by Giant Magazine in addition to legal and litigation expenses as a result of ongoing legal activity for certain station sales. The loss from discontinued operations, net of tax, includes no tax provision for the years ended December 30, 2010 and 2009.

Noncontrolling interests in income of subsidiaries

Year Ended December 31,
2010	2009	Increase/(Decrease)

$2,008	$4,329	$(2,321)	(53.6)%

The decrease in noncontrolling interests in income of subsidiaries is due to a decrease in Reach Media’s net income for the year ended December 31, 2010 compared to the same period in 2009.

Other Data

Station operating income

Station operating income decreased to approximately $102.5 million for the year ended December 31, 2010 compared to approximately $105.9 million for the year ended December 31, 2009, a decrease of approximately $3.4 million or 3.2%. This decrease was primarily due to increased expenses with minimal increases in revenues. Increased spending was primarily due to payroll related expenses from the restoration of salaries, bonuses, and commissions. Additionally, operating expenses increased due to the non-recurrence of vacation savings from 2009 vacation plan changes and forced office closings. In addition there were higher national representation fees, additional research expenses, and increased bad debt expense in 2010 compared to the corresponding 2009 period.

Station operating income margin

Station operating income margin decreased to 36.6% for the year ended December 31, 2010 from 38.9% for the year ended December 31, 2009. This decrease was primarily attributable to a decline in station operating income as described above.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008 (in thousands)

	For the Years Ended December 31,
	2009	2008	Increase/(Decrease)

Statements of Operations:
Net revenue	$272,092	$313,443	$(41,351)	(13.2)%
Operating expenses:
Programming and technical, excluding stock-based compensation	75,547	79,117	(3,570)	(4.5)
Selling, general and administrative, excluding stock-based compensation	90,695	102,595	(11,900)	(11.6)
Corporate selling, general and administrative, excluding stock-based compensation	23,492	35,279	(11,787)	(33.4)
Stock-based compensation	1,649	1,777	(128)	(7.2)
Depreciation and amortization	21,011	19,022	1,989	10.5
Impairment of long-lived assets	65,937	423,220	(357,283)	(84.4)

Total operating expenses	278,331	661,010	(382,679)	(57.9)

Operating loss	(6,239)	(347,567)	(341,328)	(98.2)
Interest income	144	491	(347)	(70.7)
Interest expense	38,404	59,689	(21,285)	(35.7)
Gain on retirement of debt	1,221	74,017	(72,796)	(98.4)
Equity in income (loss) of affiliated company	3,653	(3,652)	7,305	200.0
Other expense, net	104	316	(212)	(67.1)

Loss before provision for (benefit from) income taxes, noncontrolling interests in income of subsidiaries and loss from discontinued operations, net of tax	(39,729)	(336,716)	(296,987)	(88.2)
Provision for (benefit from) income taxes	7,014	(45,183)	52,197	115.5

Net loss from continuing operations	(46,743)	(291,533)	(244,790)	(84.0)
Loss from discontinued operations, net of tax	(1,815)	(7,414)	(5,599)	(75.5)

Net loss	(48,558)	(298,947)	(250,389)	(83.8)
Noncontrolling interests in income of subsidiaries	4,329	3,997	332	8.3

Net loss attributable to common stockholders	$(52,887)	$(302,944)	$(250,057)	(82.5)%

Net revenue

Year Ended December 31,
2009	2008	Increase/(Decrease)

$272,092	$313,443	$(41,351)	(13.2)%

During the year ended December 31, 2009, we recognized approximately $272.1 million in net revenue compared to approximately $313.4 million during the same period in 2008. These amounts are net of agency and outside sales representative commissions, which were approximately $28.4 million during the year ended December 31, 2009, compared to approximately $34.6 million during the same period in 2008. CCI, the social online networking company acquired by the Company in 2008, generated approximately $13.4 million in net revenue for the year ended December 31, 2009, compared to approximately $11.7 million from the April 2008 acquisition date through December 31, 2008. Despite incremental revenue from CCI, the decrease in net revenue was due primarily to the weak economic environment which continued to weaken demand for advertising in general. For our radio business, based on reports prepared by the independent accounting firm Miller Kaplan, the markets we operate in declined 18.2% in total revenues for the year ended December 31, 2009, 17.4% in national revenues and 20.5% in local revenues. While the Company’s total radio net revenue outperformed that of the markets in which we operate, we nonetheless experienced considerable net revenue declines in several of our markets, notably Atlanta, Baltimore, Houston, Raleigh-Durham and Washington, DC. Excluding CCI, net revenue declined 14.3% for the year ended December 31, 2009 compared to the same period in 2008.

Operating expenses

Programming and technical, excluding stock-based compensation

Year Ended December 31,
2009	2008	Increase/(Decrease)

$75,547	$79,117	$(3,570)	(4.5)%

Programming and technical expenses include expenses associated with on-air talent and the management and maintenance of the systems, tower facilities, and studios used in the creation, distribution and broadcast of programming content on our radio stations. Programming and technical expenses for radio also include expenses associated with our programming research activities and music royalties. For our internet business, programming and technical expenses include software product design, post-application software development and maintenance, database and server support costs, the help desk function, data center expenses connected with ISP hosting services and other internet content delivery expenses. Programming and technical expenses for CCI, which was acquired in April 2008, grew from approximately $5.5 million from April to December 2008, to $6.3 million for the year ended December 31, 2009. This increase was more than offset by several cost-cutting initiatives in the radio segment, specifically compensation savings from employee layoffs and salary reductions, contracted on-air talent reductions and lower facilities spending. Excluding CCI’s expenses, programming and technical expenses decreased 6.0% for the year ended December 31, 2009 compared to the same period in 2008.

Selling, general and administrative, excluding stock-based compensation

Year Ended December 31,
2009	2008	Increase/(Decrease)

$90,695	$102,595	$(11,900)	(11.6)%

Selling, general and administrative expenses include expenses associated with our sales departments, offices and facilities and personnel (outside of our corporate headquarters), marketing and promotional expenses, special events and sponsorships and back office expenses. Expenses to secure ratings data for our radio stations and visitors’ data for our websites are also included in selling, general and administrative expenses. In addition, selling, general and administrative expenses for radio and internet include expenses related to the advertising traffic (scheduling and insertion) functions. Selling, general and administrative expenses also include membership traffic acquisition costs for our online business. Our radio division realized approximately $11.3 million in savings, primarily in compensation, specifically less commissions and national representative fees due to declining revenue, lower salary expenses resulting from employee layoffs and salary cuts and less bad debt expense as a result of fewer client bankruptcies. Other radio division savings included less promotional expenses, less travel and entertainment spending and vacation benefit savings from scheduled office closings and changes to the Company’s vacation policy. Our online business, excluding CCI, incurred less spending for traffic acquisition costs. These savings more than offset increased research spending. Selling, general and administrative expenses for CCI, which was acquired in April 2008, increased to approximately $8.6 million for the year ended 2009, from $5.7 million for the period April through December 2008.

Excluding CCI’s expenses, selling, general and administrative expenses decreased 15.2% for the year ended December 31, 2009 compared to the same period in 2008.

Corporate selling, general and administrative, excluding stock-based compensation

Year Ended December 31,
2009	2008	Increase/(Decrease)

$23,492	$35,279	$(11,787)	(33.4)%

Corporate expenses consist of expenses associated with our corporate headquarters and facilities, including personnel. The decrease in corporate expenses during the year December 31, 2009 was primarily due to the non-recurrence of approximately $10.2 million in compensation costs recorded in 2008 associated with the Chief Executive Officer’s (“CEO”) April 2008 employment agreement. Additional corporate selling, general and administrative savings resulted from our cost-cutting initiatives, specifically lower compensation due to salary reductions, lower bonuses, less severance and vacation savings from scheduled office closings and changes to the Company’s vacation policy. Reduced corporate selling, general and administrative spending also resulted from lower legal and professional expenses, reduced travel and entertainment, lower bad debt expense and less public relations spending. For the year ended December 31, 2009, the Company incurred restructuring charges in the amount of $244,000 for layoffs from the consolidation of its radio division business offices, compared to restructuring charges of $485,000 for the same period in 2008 stemming from Company-wide layoffs. Excluding the approximately $10.2 million recorded for the CEO’s bonuses in 2008 and the restructuring charges for both years, corporate selling, general and administrative expenses decreased 6.9% for the year ended December 31, 2009 compared to the same period in 2008.

Depreciation and amortization

Year Ended December 31,
2009	2008	Increase/(Decrease)

$21,011	$19,022	$1,989	10.5%

The increase in depreciation and amortization expense for the year ended December 31, 2009 was due primarily to the April 2008 acquisition of CCI and the depreciation and amortization of technology and intangible assets acquired, and to a lesser extent, asset additions from our June 30, 2008 acquisition of WPRS-FM, new office facilities for our Charlotte market and studio improvements for one of our syndicated shows.

Impairment of long-lived assets

Year Ended December 31,
2009	2008	Increase/(Decrease)

$65,937	$423,220	$(357,283)	(84.4)%

The decrease in impairment of long-lived assets for the year ended December 31, 2009 was related to non-cash impairment charges recorded to reduce the carrying value of radio broadcasting licenses, goodwill and other intangible assets to their estimated fair values. The 2009 impairments occurred in 11 of our 16 markets, namely in Charlotte, Cincinnati, Cleveland, Columbus, Dallas, Houston, Indianapolis, Philadelphia, Raleigh-Durham, Richmond and St. Louis. The 2008 impairments occurred in 12 markets and included the same markets impaired in 2009, plus Detroit. The impairments were driven in part by the economic downturn, slower radio industry and market revenue growth and resulting deteriorating cash flows, declining radio station transaction multiples and a higher cost of capital. The recent and gradual decline in values for long-lived assets such as licenses and other intangibles was not unique nor specific to our individual markets, as this trend has impacted the valuations of the radio industry as a whole, and has impacted other broadcast and traditional media companies as well.

Interest income

Year Ended December 31,
2009	2008	Increase/(Decrease)

$144	$491	$(347)	(70.7)%

The decrease in interest income for the year ended December 31, 2009 was due primarily to lower balances of cash and cash equivalents and a decline in interest rates.

Interest expense

Year Ended December 31,
2009	2008	Increase/(Decrease)

$38,404	$59,689	$(21,285)	(35.7)%

The decrease in interest expense for the year ended December 31, 2009 was due primarily to pay downs on outstanding debt on the Company’s credit facility, early redemptions of the Company’s 8 7/8% Senior Subordinated Notes due July 2011, and to a lesser extent, more favorable rates, which were favorably impacted by shifting outstanding principal debt from the term to the revolver portion of the credit facility. The reduction is also driven by the non-recurrence of local marketing agreement (“LMA”) fees associated with the operation of WPRS-FM prior to our June 2008 acquisition. LMA fees are classified as interest expense.

Gain on retirement of debt

Year Ended December 31,
2009	2008	Increase/(Decrease)

$1,221	$74,017	$(72,796)	(98.4)%

The gain on retirement of debt for the year ended December 31, 2009 was due to the redemption of the Company’s outstanding 8 7/8% Senior Subordinated Notes due July 2011 at a discount. The gain for the year ended December 31, 2009 resulted from the early redemption of approximately $2.4 million of the 8 7/8% Senior Subordinated Notes at an average discount of 50.0%. The gain for the year ended December 31, 2008 was due to the early redemption of approximately $196.1 million of the 8 7/8% Senior Subordinated Notes at an average discount of 38.4%. As of December 31, 2009, a principal amount of approximately $101.5 million remained outstanding on the 8 7/8% Senior Subordinated Notes.

Equity in income (loss) of affiliated company

Year Ended December 31,
2009	2008	Increase/(Decrease)

$3,653	$(3,652)	$7,305	200.0%

Equity in income (loss) of affiliated company primarily reflects our estimated equity in the net income or loss of TV One, LLC (“TV One”). The change to equity in income of affiliated company for the year ended December 31, 2009 was due primarily to net income generated by TV One in 2009. This compares to equity in loss of affiliated company for the year ended December 31, 2008, given TV One’s net loss in 2008. The Company’s share of the net income or loss is driven by TV One’s current capital structure and the Company’s ownership of the equity securities of TV One that are currently absorbing its net income or losses.

Provision for (benefit from) income taxes

Year Ended December 31,
2009	2008	Increase/(Decrease)

$7,014	$(45,183)	$52,197	115.5%

During the year ended December 31, 2009, the provision for income taxes increased to approximately $7.0 million compared to a benefit of $45.2 million for the same period in 2008. The tax benefit for the year ended December 31, 2008 related to an impairment of indefinite-lived intangibles which reduced the deferred tax liability (“DTL”). The impairment for the year ended December 31, 2009 was significantly less than the impairment in 2008; hence, the benefit from the reduction of the DTL was significantly less for 2009. For the year ended December 31, 2009, the tax provision consisted of approximately $4.5 million for Reach Media and $2.5 million for all other operations. The Company continues to maintain a full valuation allowance for its net deferred tax assets (“DTAs”).

The tax provisions and offsetting valuation allowances resulted in effective tax rates of (17.7)% and 13.4% for the years ended December 31, 2009 and 2008, respectively. The annual effective tax rate for Radio One reflects the increase in DTLs associated with the amortization of certain of the Company’s radio broadcasting licenses for tax purposes.

Loss from discontinued operations, net of tax

Year Ended December 31,
2009	2008	Increase/(Decrease)

$(1,815)	$(7,414)	$(5,599)	(75.5)%

Included in the loss from discontinued operations, net of tax, are the results of operations for station clusters sold in Los Angeles, Miami, Augusta, Louisville, Dayton, Minneapolis and a station in Boston (WILD-FM). Discontinued operations also includes the results of operations for Giant Magazine, which ceased publication in December 2009. The loss from discontinued operations, net of tax, for the year ended December 31, 2008 resulted from a gain on the April 2008 closing on the sale of the assets of radio station WMCU-AM, located in the Miami metropolitan area, which was more than offset by a loss on the May 2008 closing on the sale of the assets of radio station KRBV-FM, located in the Los Angeles metropolitan area. Approximately $5.1 million in impairment charges were recorded in 2008 based on the sale price of the Los Angeles station pursuant to the asset purchase agreement. Net losses for Giant Magazine in 2009 and 2008 were approximately $2.0 million and $3.3 million, respectively. The loss from discontinued operations, net of tax, also includes a tax provision of $0 and $84,000 for the years ended 2009 and 2008, respectively.

Noncontrolling interests in income of subsidiaries

Year Ended December 31,
2009	2008	Increase/(Decrease)

$4,329	$3,997	$332	8.3%

The increase in noncontrolling interests in income of subsidiaries was due to additional net income for Reach Media for the year ended December 31, 2009 compared to the same period in 2008.

Other Data

Station operating income

Station operating income decreased to approximately $105.9 million for the year ended December 31, 2009 compared to approximately $131.7 million for the year ended December 31, 2008, a decrease of approximately $25.8 million or 19.6%. This decrease was primarily due to declines in both radio and online net revenue as a result of weakened advertising demand given the economic downturn. The net revenue decline was offset in part by a decrease in operating expenses resulting from several cost-cutting initiatives implemented by the Company.

Station operating income margin

Station operating income margin decreased to 38.9% for the year ended December 31, 2009 from 42.0% for the year ended December 31, 2008. This decrease was primarily attributable to a decline in net revenue and station operating income as described above.

LIQUIDITY AND CAPITAL RESOURCES

Our primary source of liquidity is cash provided by operations and, to the extent necessary, borrowings available under our senior credit facility and other debt or equity financing.

For the purposes of the below discussion, the term “November 2010 Refinancing Transactions” refers to the Transactions.

Credit Facilities

March 2011 Refinancing Transaction

On March 31, 2011 the Company entered into a new senior secured credit facility (the “2011 Credit Agreement”) with a syndicate of banks, and simultaneously borrowed $386.0 million to retire all outstanding obligations under the Company’s previous amended and restated credit agreement and to fund our obligations with respect to the TV One capital call. The total amount available under the 2011 Credit Agreement is $411.0 million, consisting of a $386.0 term loan facility that matures on March 31, 2016 and a $25.0 million revolving loan facility that matures on March 31, 2015. Borrowings under the credit facilities are subject to compliance with certain covenants including, but not limited to, certain financial covenants. Proceeds from the credit facilities can be used for working capital, capital expenditures made in the ordinary course of business, its common stock repurchase program, permitted direct and indirect investments and other lawful corporate purposes.

The 2011 Credit Agreement contains affirmative and negative covenants that the Company is required to comply with, including:

(a) maintaining an interest coverage ratio of no less than:

•	1.25 to 1.00 on June 30, 2011 and the last day of each fiscal quarter through September 30, 2015; and

•	1.50 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(b) maintaining a senior secured leverage ratio of no greater than:

•	5.25 to 1.00 on June 30, 2011; and

•	5.00 to 1.00 on September 30, 2011 and December 31, 2011; and

•	4.75 to 1.00 on March 31, 2012; and

•	4.50 to 1.00 on June 30, 2012 and December 31, 2012; and

•	4.00 to 1.00 on March 31, 2013 and the last day of each fiscal Quarter through September 30, 2013; and

•	3.75 to 1.00 on December 31, 2013 and the last day of each fiscal quarter through September 30, 2014; and

•	3.25 to 1.00 on December 31, 2014 and the last day of each fiscal quarter through September 30, 2015; and

•	2.75 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(c) maintaining a total leverage ratio of no greater than:

•	9.25 to 1.00 on June 30, 2011 and the last day of each fiscal quarter through December 31, 2011; and

•	9.00 to 1.00 on March 31, 2012; and

•	8.75 to 1.00 on June 30, 2012; and

•	8.50 to 1.00 on September 30, 2012 and December 31, 2012; and

•	8.00 to 1.00 on March 31, 2013 and the last day of each fiscal quarter through September 30, 2013; and

•	7.50 to 1.00 on December 31, 2013 and the last day of each fiscal quarter through September 30, 2014; and

•	6.50 to 1.00 on December 31, 2014 and the last day of each fiscal quarter through September 30, 2015; and

•	6.00 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(d) limitations on:

•	liens;

•	sale of assets;

•	payment of dividends; and

•	mergers.

As of March 31, 2011, the Company was in compliance with all of its financial covenants under the 2011 Credit Agreement. As noted in the previous table, measurement of interest coverage, senior secured leverage, and total leverage ratios commenced on June 30, 2011.

Under the terms of the 2011 Credit Agreement, interest on base rate loans is payable quarterly and interest on LIBOR loans is payable monthly or quarterly. The base rate is equal to the greater of the prime rate, the Federal Funds Effective Rate plus 0.50% and the LIBOR Rate for a one-month period plus 1.00%. The applicable margin on the 2011 Credit Agreement is between (i) 4.50% and 5.50% on the revolving portion of the facility and (ii) 5.00% (with a base rate floor of 2.5% per annum) and 6.00% (with a LIBOR floor of 1.5% per annum) on the term portion of the facility. Commencing on June 30, 2011, quarterly installments of 0.25%, or $965,000, of the principal balance on the $386.0 million term loan are payable on the last day of each March, June, September and December.

As of March 31, 2011, the Company had approximately $24.4 million of borrowing capacity under its revolving credit facility. Taking into consideration the financial covenants under the 2011 Credit Agreement, approximately $24.4 million of the revolving credit facility was available to be borrowed.

As of March 31, 2011, the Company had outstanding approximately $386.0 million on its term credit facility. During the quarter ended March 31, 2011, the Company borrowed approximately $386.0 million under the 2011 Credit Agreement and repaid approximately $353.7 million under the Amended and Restated Credit Agreement. Proceeds from the 2011 Credit Agreement of approximately $378.3 million, net of original issue discount, were used to repay the Amended and Restated Credit Agreement and pay other fees and expenses, with the balance of the proceeds to be used to fund the TV One capital call. The original issue discount is being reflected as an adjustment to the carrying amount of the debt obligation and amortized to interest expense over the term of the credit facility.

Period between and including the November 2010 Refinancing Transactions and March 2011 Refinancing Transaction

On November 24, 2010, the Company entered into a Credit Agreement amendment with its prior syndicate of banks. The Credit Agreement amendment, which amended and restated the Credit agreement (as so amended and restated, the “Amended and Restated Credit Agreement”), among other things, replaced the existing amount of outstanding revolving loans with a $323.0 million term loan and provided for three tranches of revolving loans, including a $20.0 million revolver to be used for working capital, capital expenditures, investments, and other lawful corporate purposes, a $5.1 million revolver to be used solely to redeem and retire the 2011 Notes, and a $13.7 million revolver to be used solely to fund a capital call with respect to TV One (the “November 2010 Refinancing Transactions”).

The Amended and Restated Credit Agreement provided for maintenance of the following maximum fixed charge coverage ratio as of the last day of each fiscal quarter:

Effective Period	Ratio

November 24, 2010 to December 30, 2010	1.05 to 1.00
December 31, 2010 to June 30, 2012	1.07 to 1.00

The Amended and Restated Credit Agreement also provided for maintenance of the following maximum total leverage ratios (subject to certain adjustments if subordinated debt is issued or any portion of the $13.7 million revolver was used to fund a TV One capital call):

Effective Period	Ratio

November 24, 2010 to December 30, 2010	9.35 to 1.00
December 31, 2010 to December 30, 2011	9.00 to 1.00
December 31, 2011 and thereafter	9.25 to 1.00

The Amended and Restated Credit Agreement also provided for maintenance of the following maximum senior leverage ratios (subject to certain adjustments if any portion of the $13.7 million revolver was used to fund a TV One capital call):

Beginning	No Greater Than

November 24, 2010 to December 30, 2010	5.25 to 1.00
December 31, 2010 to March 30, 2011	5.00 to 1.00
March 31, 2011 to September 29, 2011	4.75 to 1.00
September 30, 2011 to December 30, 2011	4.50 to 1.00
December 31, 2011 and thereafter	4.75 to 1.00

The Amended and Restated Credit Agreement provided for maintenance of average weekly availability at any time during any period set forth below:

Average Weekly
Beginning	Availability no Less than

November 24, 2010 through and including June 30, 2011	$10,000,000
July 1, 2011 and thereafter	$15,000,000

During the period between November 24, 2010, and of March 31, 2011, the Company was in compliance with all of its financial covenants under the Amended and Restated Credit Agreement.

Under the terms of the Amended and Restated Credit Agreement, interest on both alternate base rate loans and LIBOR loans was payable monthly. The LIBOR interest rate floor was 1.00% and the alternate base rate was equal to the greater of the prime rate, the Federal Funds Effective Rate plus 0.50% and the LIBOR Rate for a one-month period plus 1.00%. Interest payable on (i) LIBOR loans were at LIBOR plus 6.25% and (ii) alternate base rate loans was at an alternate base rate plus 5.25% (and, in each case, could have been permanently increased if the Company exceeded certain senior leverage ratio levels, tested quarterly beginning June 30, 2011). The interest rate paid in excess of LIBOR could have been as high as 7.25% during the last quarter prior to maturity if the Company exceeded the senior leverage ratio levels on each test date. Commencing on September 30, 2011, quarterly installments of 0.25%, or $807,500, of the principal balance on the $323.0 million term loan were payable on the last day of each March, June, September and December.

Under the terms of the Amended and Restated Credit Agreement, quarterly installments of principal on the term loan facility were payable on the last day of each March, June, September and December commencing on September 30, 2007 in a percentage amount of the principal balance of the term loan facility outstanding on September 30, 2007, net of loan repayments, of 1.25% between September 30, 2007 and June 30, 2008, 5.0% between September 30, 2008 and June 30, 2009, and 6.25% between September 30, 2009 and June 30, 2012. Based on the (i) $174.4 million net principal balance of the term loan facility outstanding on September 30, 2008, (ii) a $70.0 million prepayment in March 2009, (iii) a $31.5 million prepayment in

May 2009 and (iv) a $5.0 million prepayment in May 2010, quarterly payments of $4.0 million are payable between June 30, 2010 and June 30, 2012.

On December 24, 2010, all remaining outstanding 2011 Notes were repurchased pursuant to the indenture governing the 2011 Notes. We incurred approximately $4.5 million in borrowings under the Amended and Restated Credit Agreement in connection with such repurchase.

As a result of our repurchase and refinancing of the 2011 Notes, the expiration of the Amended and Restated Credit Agreement was June 30, 2012.

On March 31, 2011, the Company repaid all obligations under, and terminated, the Amended and Restated Credit Agreement. During the quarter ended March 31, 2011 the Company did not borrow from the Amended and Restated Credit Agreement and repaid approximately $353.7 million.

Pre November 2010 Refinancing Transactions

In June 2005, the Company entered into the Credit Agreement with a syndicate of banks (the “Pre-Refinancing Credit Agreement”), and simultaneously borrowed $437.5 million to retire all outstanding obligations under its previous credit agreement. The Pre-Refinancing Credit Agreement was amended in April 2006 and September 2007 to modify certain financial covenants and other provisions. Prior to the November 2010 Refinancing Transaction, the Pre-Refinancing Credit Agreement was to expire the earlier of (a) six months prior to the scheduled maturity date of the 8 7/8% Senior Subordinated Notes due July 1, 2011 (January 1, 2011) (unless the 8 7/8% Senior Subordinated Notes have been repurchased or refinanced prior to such date) or (b) June 30, 2012. The total amount available under the Credit Agreement was $800.0 million, consisting of a $500.0 million revolving facility and a $300.0 million term loan facility. Borrowings under the credit facilities were subject to compliance with certain provisions including, but not limited, to financial covenants. The Company could use proceeds from the credit facilities for working capital, capital expenditures made in the ordinary course of business, its common stock repurchase program, permitted direct and indirect investments and other lawful corporate purposes.

During the quarter ended March 31, 2010, we noted that certain of our subsidiaries identified as guarantors in our financial statements did not have requisite guarantees filed with the trustee as required under the terms of the indentures governing the 6 3/8% Senior Subordinated Notes due 2013 (the “2013 Notes”) and 2011 Notes (the “Non-Joinder of Certain Subsidiaries”). The Non-Joinder of Certain Subsidiaries caused a non-monetary, technical default under the terms of the relevant indentures at December 31, 2009, causing a non-monetary, technical cross-default at December 31, 2009 under the terms of our Pre-Refinancing Credit Agreement. On March 30, 2010, we joined the relevant subsidiaries as guarantors under the relevant indentures (the “Joinder”). Further, on March 30, 2010, we entered into a third amendment (the “Third Amendment”) to the Pre-Refinancing Credit Agreement. The Third Amendment provided for, among other things: (i) a $100.0 million revolver commitment reduction (from $500.0 million to $400.0 million) under the bank facilities; (ii) a 1.0% floor with respect to any loan bearing interest at a rate determined by reference to the adjusted LIBOR (iii) certain additional collateral requirements; (iv) certain limitations on the use of proceeds from the revolving loan commitments; (v) the addition of Interactive One, LLC as a guarantor of the loans under the Pre-Refinancing Credit Agreement and under the notes governed by the Company’s 2011 Notes and 2013 Notes; (vi) the waiver of the technical cross-defaults that existed as of December 31, 2009 and through the date of the amendment arising due to the Non-Joinder of Certain Subsidiaries; and (vii) the payment of certain fees and expenses of the lenders in connection with their diligence work on the amendment.

Under the terms of the Pre-Refinancing Credit Agreement, upon any breach or default under either the 8 7/8% Senior Subordinated Notes due July 2011 or the 6 3/8% Senior Subordinated Notes due February 2013, the lenders could among other actions immediately terminate the Pre-Refinancing Credit Agreement and declare the loans then outstanding under the Pre-Refinancing Credit Agreement to be due and payable in whole immediately. Similarly, under the 8 7/8% Senior Subordinated Notes and the 6 3/8% Senior Subordinated Notes, a default under the terms of the Pre-Refinancing Credit Agreement would constitute an event of default, and the trustees or the holders of at least 25% in principal amount of the then outstanding notes (under either class) may declare the principal of such class of note and interest to be due and payable immediately.

As of each of June 30, 2010, July 1, 2010 and September 30, 2010, we were not in compliance with the terms of the Pre-Refinancing Credit Agreement. More specifically, (i) as of June 30, 2010, we failed to maintain a total leverage ratio of 7.25 to 1.00 (ii) as of each of July 1, 2010 and September 30, 2010, as a result of a step down of the total leverage ratio from no greater than 7.25 to 1.00 to no greater than 6.50 to 1.00 effective for the period July 1, 2010 to September 30, 2011, we also failed to maintain the requisite total leverage ratio and (iii) as of September 30, 2010, we failed to maintain a senior leverage ratio of 4.00 to 1.00. On July 15, 2010, the Company and its subsidiaries entered into a forbearance agreement (the “Forbearance Agreement”) with Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association), as administrative agent (the “Agent”), and financial institutions constituting the majority of outstanding loans and commitments (the “Required Lenders”) under the Pre-Refinancing Credit Agreement, relating to the defaults and events of default existing as of June 30, 2010 and July 1, 2010. On August 13, 2010, we entered into an amendment to the Forbearance Agreement (the “Forbearance Agreement Amendment”) that, among other things, extended the termination date of the Forbearance Agreement to September 10, 2010, unless terminated earlier by its terms, and provided additional forbearance related to the then anticipated default caused by an opinion of Ernst & Young LLP expressing substantial doubt about the Company’s ability to continue as a going concern as issued in connection with the restatement of our financial statements. Under the Forbearance Agreement and the Forbearance Agreement Amendment, the Agent and the Required Lenders maintained the right to deliver “payment blockage notices” to the trustees for the holders of the 2011 Notes and/or the 2013 Notes.

On August 5, 2010, the Agent delivered a payment blockage notice to the Trustee under the Indenture governing our 2013 Notes. As a result, neither we nor any of our guaranteeing subsidiaries could make any payment or distribution of any kind or character in respect of obligations under the 2013 Notes, including the interest payment that was scheduled to be made on August 16, 2010. The 30-day grace period for the nonpayment of interest before such nonpayment constituted an event of default under the 2013 Notes Indenture expired on September 15, 2010. While the trustee or holders of at least 25% in principal amount of the then outstanding 2013 Notes could have declared the principal amount, and accrued and unpaid interest, on all outstanding 2013 Notes to be due and payable immediately as a result of such event of default, no such remedies were exercised as we continued to negotiate the terms of the amended exchange offer and a new support agreement with the members of the ad hoc group of holders of our 2011 Notes and 2013 Notes. The event of default under the 2013 Notes Indenture also constituted an event of default under the Pre-Refinancing Credit Agreement. While the Forbearance Agreement Amendment expired by its terms on September 10, 2010, we and the Agent continued to negotiate the terms of a credit facility amendment and the Agent and the lenders did not exercise additional remedies under the Pre-Refinancing Credit Agreement. The Amended and Restated Credit Agreement cured all of these issues.

Senior Subordinated Notes

Period between and including the November 2010 Refinancing Transactions and March 2011 Refinancing Transaction

On November 24, 2010, we issued $286.8 million of our 12 1/2%/15% Senior Subordinated Notes due May 2016 in a private placement and exchanged and then cancelled approximately $97.0 million of $101.5 million in aggregate principal amount outstanding of our 2011 Notes and approximately $199.3 million of $200.0 million in aggregate principal amount outstanding of our 2013 Notes (the 2013 Notes together with the 2011 Notes, the “Pre-Transaction Notes”). We entered into supplemental indentures in respect of each of the Pre-Transaction Notes which waived any and all existing defaults and events of default that had arisen or may have arisen that may be waived and eliminated substantially all of the covenants in each indenture governing the Pre-Transaction Notes, other than the covenants to pay principal and interest on the Pre-Transaction Notes when due, and eliminated or modified the related events of default. Subsequently, all remaining outstanding 2011 Notes were repurchased pursuant to the indenture governing the 2011 Notes, effective as of December 24, 2010.

As of March 31, 2011, the Company had outstanding $747,000 of its 6 3/8% Senior Subordinated Notes due February 2013 and $292.6 million of our 12 1/2%/15% Senior Subordinated Notes due May 2016. During

the year ended December 31, 2010, pursuant to the debt exchange, the Company repurchased $101.5 million of the 8 7/8% Senior Subordinated Notes at par and $199.3 million of the 6 3/8% Senior Subordinated Notes at an average discount of 5.0%, and recorded a gain on the retirement of debt of approximately $6.6 million, net of the write-off of deferred financing costs of approximately $3.3 million. The 12 1/2%/15% Senior Subordinated Notes due May 2016 had a carrying value of $292.6 million and a fair value of approximately $308.0 million as of March 31, 2011, and the 6 3/8% Senior Subordinated Notes due February 2013 had a carrying value of $747,000 and a fair value of approximately $710,000 as of March 31, 2011. The fair values were determined based on the trading value of the instruments as of the reporting date.

Interest payments under the terms of the 6 3/8% Senior Subordinated Notes are due in February and August. Based on the $747,000 principal balance of the 6 3/8% Senior Subordinated Notes outstanding on March 31, 2011, interest payments of $24,000 are payable each February and August through February 2013.

Interest on the 12 1/2%/15% Senior Subordinated Notes will be payable in cash, or at our election, partially in cash and partially through the issuance of additional 12 1/2%/15% Senior Subordinated Notes (a “PIK Election”) on a quarterly basis in arrears on February 15, May 15, August 15 and November 15, commencing on February 15, 2011. We may make a PIK Election only with respect to interest accruing up to but not including May 15, 2012, and with respect to interest accruing from and after May 15, 2012 such interest shall accrue at a rate of 12.5% per annum and shall be payable in cash.

Interest on the Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will accrue for each quarterly period at a rate of 12.5% per annum if the interest for such quarterly period is paid fully in cash. In the event of a PIK Election, including the PIK Election currently in effect, the interest paid in cash and the interest paid-in-kind by issuance of additional Exchange Notes (“PIK Notes”) will accrue for such quarterly period at 6.0% per annum and 9.0% per annum, respectively.

In the absence of an election for any interest period, interest on the Exchange Notes shall be payable according to the election for the previous interest period, provided that interest accruing from and after May 15, 2012 shall accrue at a rate of 12.5% per annum and shall be payable in cash. A PIK Election is currently in effect.

During the quarter ended March 31, 2011 the Company paid cash interest in the amount of approximately $3.9 million and issued approximately $5.8 million of additional 12 1/2%/15% Senior Subordinated Notes in accordance with the PIK Election that is currently in effect.

The indentures governing the Company’s 12 1/2%/15% Senior Subordinated Notes also contained covenants that restrict, among other things, the ability of the Company to incur additional debt, purchase common stock, make capital expenditures, make investments or other restricted payments, swap or sell assets, engage in transactions with related parties, secure non-senior debt with assets, or merge, consolidate or sell all or substantially all of its assets.

The Company conducts a portion of its business through its subsidiaries. Certain of the Company’s subsidiaries have fully and unconditionally guaranteed the Company’s 12 1/2%/15% Senior Subordinated Notes, the 6 3/8% Senior Subordinated Notes and the Company’s obligations under the 2011 Credit Agreement.

Period prior to November 2010 Refinancing Transactions

Subsequent to December 31, 2009, we noted that certain of our subsidiaries identified as guarantors in our financial statements did not have requisite guarantees filed with the trustee as required under the terms of the indentures (the “Non-Joinder of Certain Subsidiaries”). The Non-Joinder of Certain Subsidiaries caused a non-monetary, technical default under the terms of the relevant indentures at December 31, 2009, causing a non-monetary, technical cross-default at December 31, 2009 under the terms of our Credit Agreement dated as of June 13, 2005. We have since joined the relevant subsidiaries as guarantors under the relevant indentures (the “Joinder”). Further, on March 30, 2010, we entered into a third amendment (the “Third Amendment”) to the Credit Agreement. The Third Amendment provides for, among other things: (i) a $100.0 million revolver commitment reduction under the bank facilities; (ii) a 1.0% floor with respect to any loan bearing interest at a rate determined by reference to the adjusted LIBOR; (iii) certain additional collateral requirements; (iv) certain limitations on the use of proceeds from the revolving loan commitments; (v) the addition of Interactive One, LLC as a guarantor of the loans under the Credit Agreement and under the notes governed by the Company’s 2001 and 2005 senior subordinated debt documents; (vi) the waiver of the technical cross-defaults that existed as of December 31, 2009 and through the date of the amendment arising due to the Non-Joinder of Certain Subsidiaries; and (vii) the payment of certain fees and expenses of the lenders in connection with their diligence in connection with the amendment.

On August 5, 2010, the Agent under our Pre-Refinancing Credit Agreement delivered a payment blockage notice to the Trustee under the Indenture governing our 2013 Notes. As a result, neither we nor any of our guaranteeing subsidiaries may make any payment or distribution of any kind or character in respect of obligations under the 2013 Notes, including the interest payment that was scheduled to be made on August 16, 2010. The 30-day grace period for the nonpayment of interest before such nonpayment constituted an event of default under the 2013 Notes Indenture expired on September 15, 2010. While the trustee or holders of at least 25% in principal amount of the then outstanding 2013 Notes could have declared the principal amount, and accrued and unpaid interest, on all outstanding 2013 Notes to be due and payable immediately as a result of such event of default, no such remedies were exercised as we continued to negotiate the terms of the amended exchange offer and a new support agreement with the members of the ad hoc group of holders of our 2011 and 2013 Notes. The event of default under the 2013 Notes Indenture also constituted an event of default under the Pre-Refinancing Credit Agreement. As of November 24, 2010, any and all existing defaults and events of default that had arisen or may have arisen were cured.

As of each of June 30, 2010, July 1, 2010 and September 30, 2010, we were not in compliance with the terms of our Pre-Refinancing Credit Agreement. More specifically, (i) as of June 30, 2010, we failed to maintain a total leverage ratio of 7.25 to 1.00 (ii) as of each of July 1, 2010 and September 30, 2010, as a result of a step down of the total leverage ratio from no greater than 7.25 to 1.00 to no greater than 6.50 to 1.00 effective for the period July 1, 2010 to September 30, 2011, we also failed to maintain the requisite total leverage ratio and (iii) as of September 30, 2010, we failed to maintain a senior leverage ratio of 4.00 to 1.00. On July 15, 2010, the Company and its subsidiaries entered into the Forbearance Agreement with Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association), as Agent, and the Required Lenders under our Pre-Refinancing Credit Agreement, relating to the defaults and events of default existing as of June 30, 2010 and July 1, 2010. On August 13, 2010, we entered into an amendment to the Forbearance Agreement Amendment that, among other things, extended the termination date of the Forbearance Agreement to September 10, 2010, unless terminated earlier by its terms, and provided additional forbearance related to the then anticipated default caused by an opinion of Ernst & Young LLP expressing substantial doubt about the Company’s ability to continue as a going concern as issued in connection with the restatement of our financial statements. Under the Forbearance Agreement and the Forbearance Agreement Amendment, the Agent and the Required Lenders maintained the right to deliver “payment blockage notices” to the trustees for the holders of the 2011 Notes and/or the 2013 Notes.

On August 5, 2010, the Agent under our Pre-Refinancing Credit Agreement delivered a payment blockage notice to the Trustee under the Indenture governing our 2013 Notes. As a result, neither we nor any of our guaranteeing subsidiaries could make any payment or distribution of any kind or character in respect of obligations under the 2013 Notes, including the interest payment that was scheduled to be made on August 16, 2010. The 30-day grace period for the nonpayment of interest before such nonpayment constituted an event of default under the 2013 Notes Indenture expired on September 15, 2010. While the trustee or holders of at least 25% in principal amount of the then outstanding 2013 Notes could declare the principal amount, and accrued and unpaid interest, on all outstanding 2013 Notes to be due and payable immediately as a result of such event of default, as of the date of this filing, no such remedies were exercised as we continued to negotiate the terms of the amended exchange offer and a new support agreement with the members of the ad hoc group of holders of our 2011 and 2013 Notes. The event of default under the 2013 Notes Indenture also constituted an event of default under the Pre-Refinancing Credit Agreement. As of November 24, 2010, as a result of the November 2010 Refinancing Transactions, any and all existing defaults and events of default that had arisen or may have arisen were cured.

The indentures governing the Company’s senior subordinated notes also contain covenants that restrict, among other things, the ability of the Company to incur additional debt, purchase common stock, make capital expenditures, make investments or other restricted payments, swap or sell assets, engage in transactions with related parties, secure non-senior debt with assets, or merge, consolidate or sell all or substantially all of its assets.

The Company conducts a portion of its business through its subsidiaries. Certain of the Company’s subsidiaries have fully and unconditionally guaranteed the Company’s 12 1/2%/15% Senior Subordinated Notes, the 6 3/8% Senior Subordinated Notes and the Company’s obligations under the Amended and Restated Credit Agreement.

The following table summarizes the interest rates in effect with respect to our debt as of March 31, 2011:

	Amount	Applicable
Type of Debt	Outstanding	Interest Rate
	(In millions)

Senior bank term debt, net of original issue discount (at variable rates)(1)	$378.3	7.5%
12 1/2%/15% Senior Subordinated Notes (fixed rate)	$292.6	15.00%
Note payable (fixed rate)	$1.0	7.00%
6 3/8% Senior Subordinated Notes (fixed rate)	$0.7	6.38%

(1)	Subject to variable Libor Rate plus a spread currently at 6.50% and incorporated into the applicable interest rate set forth above.

The indentures governing our Pre-Transaction Notes and our 2016 Notes require that we comply with certain financial covenants limiting our ability to incur additional debt. Such terms also place restrictions on us with respect to the sale of assets, liens, investments, dividends, debt repayments, capital expenditures, transactions with affiliates, consolidation and mergers, and the issuance of equity interests, among other things. As of November 24, 2010 and in connection with the November 2010 Refinancing Transactions, we and the trustee under the indentures governing our Pre-Transaction Notes entered into supplemental indentures which waived any and all existing defaults and events of default that had arisen or may have arisen that may be waived and eliminated substantially all of the covenants in each indenture other than the covenants to pay principal of and interest on the Pre-Transaction Notes when due, and eliminated or modified the related events of default. Our 2011 Credit Agreement also requires compliance with financial tests based on financial position and results of operations, including an interest coverage, senior secured leverage, and total leverage ratios, all of which could effectively limit our ability to borrow under the 2011 Credit Agreement.

Reach Media issued a $1.0 million promissory note payable in November 2009 to a subsidiary of Citadel. The note was issued in connection with Reach Media entering into a new sales representation agreement with Radio Networks. The note bears interest at 7.0% per annum, which is payable quarterly, and the entire principal amount is due on December 31, 2011.

The following table provides a comparison of our statements of cash flows for the three months ended March 31, 2011 and 2010:

	2011	2010
	(In thousands)

Net cash flows provided by (used in) operating activities	$7,711	$(1,128)
Net cash flows used in investing activities	$(1,812)	$(1,072)
Net cash flows provided by (used in) financing activities	$18,726	$(7,805)

Net cash flows provided by operating activities were approximately $7.7 million for the three months ended March 31, 2011 compared to net cash flows used in operating activities of approximately $1.1 million for the three months ended March 31, 2010. Cash flows from operating activities for the three months ended March 31, 2011 increased from the prior year primarily due to changes in operating assets and liabilities, primarily an increase in cash flows from the change in accounts receivable and prepaid expenses and other assets, offset by a decrease in cash flows from the change in other liabilities.

Net cash flows used in investing activities were approximately $1.8 million and $1.1 million for the three months ended March 31, 2011 and 2010, respectively. Capital expenditures, including digital tower and transmitter upgrades, and deposits for station equipment and purchases were approximately $1.8 million and $1.1 million for the three months ended March 31, 2011 and 2010, respectively.

Net cash flows provided by financing activities were approximately $18.7 million for the three months ended March 31, 2011 compared to net cash flows used in financing activities of $7.8 million for the three months ended March 31, 2010. During the three months ended March 31, 2011, the Company borrowed $378.3 million from its credit facility, while during the three months ended March 31, 2010, the Company had no borrowings from its credit facility. During the three months ended March 31, 2011 and 2010, we repaid approximately $353.7 million and $4.5 million, respectively, in outstanding debt. During the three months ended March 31, 2011 and 2010, we capitalized approximately $5.9 million and $3.3 million, respectively of costs associated with our debt refinancing and evaluation of various alternatives associated with our indebtedness and its upcoming maturities.

Credit Rating Agencies

Our corporate credit ratings by Standard & Poor’s Rating Services and Moody’s Investors Service are speculative-grade and have been downgraded and upgraded at various times during the last several years. Any reductions in our credit ratings could increase our borrowing costs, reduce the availability of financing to us or increase our cost of doing business or otherwise negatively impact our business operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our significant accounting policies are described in Note 1 — Organization and Summary of Significant Accounting Policies of the consolidated financial statements in our Annual Report on Form 10-K. We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates. In Management’s Discussion and Analysis contained in our Annual Report on Form 10-K for the year ended December 31, 2010, we summarized the policies and estimates that we believe to be most critical in understanding the judgments involved in preparing our financial statements and the uncertainties that could affect our results of operations, financial condition and cash flows. There have been no material changes to our accounting policies or estimates since we filed our Annual Report on Form 10-K for the year ended December 31, 2010.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation — Stock Compensation.” Under the provisions of ASC 718, stock-based compensation cost is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes (“BSM”) valuation option- pricing model and is recognized as expense ratably over the requisite service period. The BSM incorporates various highly subjective assumptions including expected stock price volatility, for which historical data is heavily relied upon, expected life of options granted, forfeiture rates and interest rates. If any of the assumptions used in the BSM model change significantly, stock-based compensation expense may differ materially in the future from that previously recorded.

Goodwill and Radio Broadcasting Licenses

Impairment Testing

We have made several radio station acquisitions in the past for which a significant portion of the purchase price was allocated to goodwill and radio broadcasting licenses. Goodwill exists whenever the purchase price exceeds the fair value of tangible and identifiable intangible net assets acquired in business combinations. As of March 31, 2011, we had approximately $678.7 million in broadcast licenses and $121.4 million in goodwill, which totaled $800.1 million, and represented approximately 79.4% of our total assets. Therefore, we believe estimating the fair value of goodwill and radio broadcasting licenses is a critical accounting estimate because of the significance of their carrying values in relation to our total assets. We did not record any impairment charges for the three months ended March 31, 2011 and 2010. The recent improvements in the economic environment, credit markets and advertising industry have contributed to more stable valuations of these assets.

Effective January 1, 2002, in accordance with ASC 350, “Intangibles — Goodwill and Other,” we discontinued amortizing radio broadcasting licenses and goodwill and instead, began testing for impairment annually, or when events or changes in circumstances or other conditions suggest impairment may have occurred. Our annual impairment testing is performed for assets owned as of October 1. Impairment exists when the carrying value of these assets exceeds its respective fair value. When the carrying value exceeds fair value, an impairment amount is charged to operations for the excess.

Valuation of Broadcasting Licenses

We utilize the services of a third-party valuation firm to provide independent analysis when evaluating the fair value of our radio broadcasting licenses and reporting units, including goodwill. The testing for radio broadcasting licenses is performed at the unit of accounting level as determined by ASC 350, “Intangibles — Goodwill and Other.” In our case, each unit of accounting is a clustering of radio stations into one geographical market. We use the income approach to value broadcasting licenses, which involves a 10-year model that incorporates several variables, including, but not limited to: (i) estimated discounted cash flows of a hypothetical market participant; (ii) estimated radio market revenue and growth projections; (iii) estimated market share and revenue for the hypothetical participant; (iv) likely media competition within the market; (v) estimated start-up costs and losses incurred in the early years; (vi) estimated profit margins and cash flows based on market size and station type; (vii) anticipated capital expenditures; (viii) probable future terminal values; (ix) an effective tax rate assumption; and (x) a discount rate based on the weighted-average cost of capital for the radio broadcast industry. In calculating the discount rate, we considered: (i) the cost of equity, which includes estimates of the risk-free return, the long-term market return, small stock risk premiums and industry beta; (ii) the cost of debt, which includes estimates for corporate borrowing rates and tax rates; and (iii) estimated average percentages of equity and debt in capital structures. Since our last annual assessment of radio broadcasting licenses; no triggering events have occurred requiring the Company to reassess license valuations since our annual assessment. Since our October 2010 annual assessment, we have not made any changes to the methodology for valuing broadcasting licenses.

Valuation of Goodwill

The impairment testing of goodwill is performed at the reporting unit level. We had 19 reporting units as of our October 2010 annual impairment assessment. For the purpose of valuing goodwill, the 19 reporting units consist of the 16 radio markets and three other business divisions. In testing for the impairment of goodwill, with the assistance of a third-party valuation firm, we primarily rely on the income approach. The approach involves a 10-year model with similar variables as described above for broadcasting licenses, except that the discounted cash flows are generally based on the Company’s estimated and projected market revenue, market share and operating performance for its reporting units, instead of those for a hypothetical participant. We follow a two-step process to evaluate if a potential impairment exists for goodwill. The first step of the process involves estimating the fair value of each reporting unit. If the reporting unit’s fair value is less than its carrying value, a second step is performed as per the guidance of ASC 805-10, “Business Combinations,”

to allocate the fair value of the reporting unit to the individual assets and liabilities of the reporting unit in order to determine the implied fair value of the reporting unit’s goodwill as of the impairment assessment date. Any excess of the carrying value of the goodwill over the implied fair value of the goodwill is written off as a charge to operations. Since our October 2010 annual assessment, we have not made any changes to the methodology of valuing or allocating goodwill when determining the carrying values of the radio markets, Reach Media or Interactive One.

In February, May and August of 2010, the Company performed interim impairment testing on the valuation of goodwill associated with Reach Media. Reach Media net revenues and cash flows declined for 2010 and full year internal projections were revised. The revenues declined following the December 31, 2009 expiration of a sales representation agreement with Citadel Broadcasting Corporation (“Citadel”) whereby a minimum level of revenue was guaranteed over the term of the agreement. Effective January 1, 2010, Reach Media’s newly established sales organization began selling its inventory on the Tom Joyner Morning Show and under a new commission-based sales representation agreement with Citadel, which sells certain inventory owned by Reach Media in connection with its 108 radio station affiliate agreements. Management revised its internal projections for Reach Media by lowering the Year 1 revenue growth rate to 2.5% in May and August 2010, versus 16.5% assumed in the previous annual assessment. Given the relative improvement in the credit markets since late 2009, the discount rate was lowered to 13.5% for both the February and May 2010 assessments and again lowered to 13.0% for the August 2010 assessment. As part of the year end impairment testing, the discount rate was increased to 13.5% and we reduced our operating cash flow projections and assumptions compared to the interim assessments based on declining revenue projections and actual results which did not meet budget.

Below are some of the key assumptions used in the income approach model for estimating the fair value for Reach Media for all interim, annual and year end assessments since January 2010. When compared to the discount rates used for assessing radio market reporting units, the higher discount rates used in these assessments reflect a premium for a riskier and broader media business, with a heavier concentration and significantly higher amount of programming content related intangible assets that are highly dependent on the on-air personality Tom Joyner. As a result of the February, May and August 2010 interim assessments, the Company concluded no impairment to the carrying value of Reach Media had occurred. During the fourth quarter, Reach Media’s operating performance continued to decline, but at a decreasing rate. We believe this represented an impairment indicator and as a result, we performed a year end impairment assessment at December 31, 2010. We recorded an impairment charge of $16.1 million during the quarter ended December 31, 2010 in connection with this assessment. We performed an interim impairment assessment at March 31, 2011 as Reach Media did not meet its budgeted operating cash flow for the first quarter. As a result of the March 2011 interim impairment test, the Company concluded that the carrying value of goodwill attributable to Reach Media had not been impaired.

Reach Media Goodwill (Reporting Unit	February 28,	May 31,	August 31,	December 31,	March 31,
Within the Radio Broadcasting Segment)	2010	2010	2010	2010	2011

Pre-tax impairment charge	$—	$—	$—	$16.1	$—
Discount Rate	13.5%	13.5%	13.0%	13.5%	13.5%
2010 (Year 1) Revenue Growth Rate	8.5%	2.5%	2.5%	2.5%	2.5%
Long-term Revenue Growth Rate Range	2.5% - 3.0%	2.5% - 2.9%	2.5% - 3.3%	(2.6)% -4.4%	(1.3)% - 4.9%
Operating Profit Margin Range	22.7% - 31.4%	23.3% - 31.5%	25.5% - 31.2%	15.5% -25.9%	16.2% - 27.4%

As part of our annual testing, when arriving at the estimated fair values for radio broadcasting licenses and goodwill, we also performed a reasonableness test by comparing our overall average implied multiple based on our cash flow projections and fair values to recently completed sales transactions, and by comparing our fair value estimates to the market capitalization of the Company. The results of these comparisons confirmed that the fair value estimates resulting from our annual assessment for 2010 were reasonable.

Sensitivity Analysis

We believe both the estimates and assumptions we utilized when assessing the potential for impairment are individually and in aggregate reasonable; however, our estimates and assumptions are highly judgmental in nature. Further, there are inherent uncertainties related to these estimates and assumptions and our judgment in applying them to the impairment analysis. While we believe we have made reasonable estimates and assumptions to calculate the fair values, changes in any one estimate, assumption or a combination of estimates and assumptions, or changes in certain events or circumstances (including uncontrollable events and circumstances resulting from deterioration in the economy or credit markets) could require us to assess recoverability of broadcasting licenses and goodwill at times other than our annual October 1 assessments, and could result in changes to our estimated fair values and further write-downs to the carrying values of these assets. Impairment charges are non-cash in nature, and as with past impairment charges, any future impairment charges will not impact our cash needs or liquidity or our bank covenant compliance.

As of March 31, 2011, we had a total goodwill carrying value of approximately $121.4 million across 12 of our 19 reporting units. The below table indicates the long-term cash flow growth rates assumed in our impairment testing and the long-term cash flow growth/decline rates that would result in additional goodwill impairment. For three of the reporting units, given each of their significant fair value over carrying value excess, any future goodwill impairment is not likely. However, should our estimates and assumptions for assessing the fair values of the remaining reporting units with goodwill worsen to reflect the below or lower cash flow growth/decline rates, additional goodwill impairments may be warranted in the future.

		Long-Term Cash Flow
	Long-Term Cash Flow	Growth/Decline Rate That
Reporting Unit	Growth Rate Used	Would Result in Impairment(a)

2	2.0%	Impairment not likely
16	2.5%	Impairment not likely
11	1.5%	Impairment not likely
5	1.5%	0.0%
12	2.0%	0.0%
7	1.5%	(0.4)%
6	1.5%	(1.5)%
19	2.5%	(2.1)%
1	2.0%	(2.7)%
10	2.5%	(6.3)%
13	2.0%	(7.2)%
18	3.0%	(24.0)%

(a)	The long-term cash flow growth/decline rate that would result in additional goodwill impairment applies only to further goodwill impairment and not to any future license impairment that would result from lowering the long-term cash flow growth rates used.

Several of the licenses in our units of accounting have no or limited excess of fair values over their respective carrying values. The Company last measured the fair value of its radio broadcasting licenses as of October 1, 2010 in connection with its 2010 annual impairment test. Economic conditions continue to have stabilized since our 2010 annual assessment and no triggering events have occurred requiring the Company to update the valuation since then. Should our estimates, assumptions, or events or circumstances for any upcoming valuations worsen in the units with no or limited fair value cushion, additional license impairments may be needed in the future.

In addition to assessing the fair value of Reach Media as of March 2011, we performed a sensitivity analysis showing the impact resulting from: (i) a 1% or 100 basis point decrease in Reach Media growth rates; (ii) a 1% or 100 basis point decrease in cash flow margins; (iii) a 1% or 100 basis point increase in the discount rate; and (iv) both a 5% and 10% reduction in the fair values of Reach Media. A hypothetical change in all of the stated factors did not result in any impairment.

Impairment of Intangible Assets Excluding Goodwill and Radio Broadcasting Licenses

Intangible assets, excluding goodwill and radio broadcasting licenses, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, we will evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of the cash flows generated by other asset groups. If the assets are impaired, the impairment is measured by the amount by which the carrying amount exceeds the fair value of the assets determined by estimates of discounted cash flows. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk. There were no impairment triggering events for these assets for the three months ended March 31, 2011 and 2010.

Allowance for Doubtful Accounts

We must make estimates of the uncollectability of our accounts receivable. We specifically review historical write-off activity by market, large customer concentrations, customer credit worthiness and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In the past four years, including the quarter ended March 31, 2011, our historical bad debt results have averaged approximately 5.1% of our outstanding trade receivables and have been a reliable method to estimate future allowances. If the financial condition of our customers or markets were to deteriorate, adversely affecting their ability to make payments, additional allowances could be required.

Revenue Recognition

We recognize revenue for broadcast advertising when the commercial is broadcast and we report revenue net of agency and outside sales representative commissions in accordance with ASC 605, “Revenue Recognition.” When applicable, agency and outside sales representative commissions are calculated based on a stated percentage applied to gross billing. Generally, advertisers remit the gross billing amount to the agency or outside sales representative, and the agency or outside sales representative remits the gross billing, less their commission, to us.

Our online business recognizes its advertising revenue as impressions (the number of times advertisements appear in viewed pages) are delivered, when “click through” purchases or leads are reported, or ratably over the contract period, where applicable.

Equity Accounting

We account for our investment in TV One under the equity method of accounting in accordance with ASC 323, “Investments — Equity Method and Joint Ventures.” We have recorded our investment at cost and have adjusted the carrying amount of the investment to recognize the change in Radio One’s claim on the net assets of TV One resulting from net income or losses of TV One as well as other capital transactions of TV One using a hypothetical liquidation at book value approach. We will review the realizability of the investment if conditions are present or events occur to suggest that an impairment of the investment may exist. Beginning in the quarter ending June 30, 2011, the Company expects to begin to account for TV One on a consolidated basis.

Contingencies and Litigation

We regularly evaluate our exposure relating to any contingencies or litigation and record a liability when available information indicates that a liability is probable and estimable. We also disclose significant matters that are reasonably possible to result in a loss, or are probable but for which an estimate of the liability is not currently available. To the extent actual contingencies and litigation outcomes differ from amounts previously recorded, additional amounts may need to be reflected.

Estimate of Effective Tax Rates

We estimate the provision for income taxes, income tax liabilities, deferred tax assets and liabilities, and any valuation allowances in accordance with ASC 740, “Income Taxes,” as it relates to accounting for income taxes in interim periods. We estimate effective tax rates based on local tax laws and statutory rates, apportionment factors, taxable income for our filing jurisdictions and disallowable items, among other factors. Audits by the Internal Revenue Service or state and local tax authorities could yield different interpretations from our own, and differences between taxes recorded and taxes owed per our filed returns could cause us to record additional taxes.

To address the exposures of unrecognized tax positions, in January 2007, we adopted ASC 740 pertaining to the accounting for uncertainty in income taxes, which recognizes the impact of a tax position in the financial statements if it is more likely than not that the position would be sustained on audit based on the technical merits of the position. As of March 31, 2011, we had approximately $5.8 million in unrecognized tax benefits. Future outcomes of our tax positions may be more or less than the currently recorded liability, which could result in recording additional taxes, or reversing some portion of the liability, and recognizing a tax benefit once it is determined the liability is either inadequate or no longer necessary as potential issues get resolved, or as statutes of limitations in various tax jurisdictions close.

Realizability of Deferred Tax Balances

Except for DTAs that may be benefited by future reversing deferred tax liabilities (“DTLs”) and DTAs related to Reach Media, the Company maintains a full valuation allowance for its DTAs, mainly NOLs, as it was determined that more likely than not, the DTAs would not be realized. The Company reached this determination based on its then cumulative loss position and the uncertainty of future taxable income. Consistent with that prior realizability assessment, the Company has recorded a full valuation allowance for additional NOLs generated from the tax deductible amortization of indefinite-lived assets, as well as DTAs created by impairment charges. For remaining DTAs that are not fully reserved, we believe that these assets will be realized; however, if we do not generate the projected levels of future taxable income in those specific jurisdictions, an additional valuation allowance may need to be recorded in the future.

Fair Value Measurements

The Company has accounted for an award called for in the CEO’s employment agreement (the “Employment Agreement”) as a derivative instrument in accordance with ASC 815, “Derivatives and Hedging.” According to the Employment Agreement, which was executed in April 2008, the CEO is eligible to receive an award amount equal to 8% of any proceeds from distributions or other liquidity events in excess of the return of the Company’s aggregate investment in TV One. The Company’s obligation to pay the award will be triggered only after the Company’s recovery of the aggregate amount of its capital contribution in TV One and only upon actual receipt of distributions of cash or marketable securities or proceeds from a liquidity event with respect to the Company’s membership interest in TV One. The CEO was fully vested in the award upon execution of the agreement, and the award lapses upon expiration of the Employment Agreement, or earlier, if the CEO voluntarily left the Company or was terminated for cause. The Company is currently in negotiations with the Company’s CEO for a new employment agreement. Until such time as his new employment agreement is executed, the terms of his April 2008 employment agreement remain in effect including eligibility for the TV One award.

The Company reassessed the estimated fair value of the award as of March 31, 2011 at approximately $6.8 million and, accordingly, recorded compensation expense and a liability for that amount. The fair value of the award as of December 31, 2010 was approximately $6.8 million. The fair valuation incorporated a number of assumptions and estimates, including but not limited to TV One’s future financial projections, probability factors and the likelihood of various scenarios that would trigger payment of the award. As the Company will measure changes in the fair value of this award at each reporting period as warranted by certain circumstances, different estimates or assumptions may result in a change to the fair value of the award amount previously recorded.

With the assistance of a third-party valuation firm, the Company assesses the fair value of the redeemable noncontrolling interest in Reach Media as of the end of each reporting period. The fair value of the redeemable noncontrolling interests as of March 31, 2011 was approximately $31.3 million. The determination of fair value incorporated a number of assumptions and estimates including, but not limited to, forecasted operating results, discount rates and a terminal value. Different estimates and assumptions may result in a change to the fair value of the redeemable noncontrolling interests amount previously recorded.

Redeemable noncontrolling interests

Noncontrolling interests in subsidiaries that are redeemable outside of the Company’s control for cash or other assets are classified as mezzanine equity and measured at the greater of estimated redemption value at the end of each reporting period or the historical cost basis of the noncontrolling interests adjusted for cumulative earnings allocations. The resulting increases or decreases in the estimated redemption amount are affected by corresponding charges against retained earnings, or in the absence of retained earnings, additional paid-in-capital.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB issued ASC 105, “Generally Accepted Accounting Principles,” which establishes the ASC as the source of authoritative non-SEC U.S. generally accepted accounting principles (“GAAP”) for non-governmental entities. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASC 105 did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued ASC 855, “Subsequent Events,” which addresses accounting and disclosure requirements related to subsequent events. It requires management to evaluate subsequent events through the date the financial statements are either issued or available to be issued. In February 2010, the FASB issued ASU 2010-09, which amends ASC 855 to remove all requirements for SEC filers to disclose the date through which subsequent events are considered. The amendment became effective upon issuance. The Company has provided the required disclosures regarding subsequent events in Note 14 — Subsequent Events.

The provisions under ASC 825, “Financial Instruments,” requiring disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies, as well as in annual financial statements became effective for the Company during the quarter ended June 30, 2009. The additional disclosures required under ASC 825 are included in Note 1 — Organization and Summary of Significant Accounting Policies.

Effective January 1, 2009, the provisions under ASC 350, “Intangibles — Goodwill and Other,” related to the determination of the useful life of intangible assets and requiring additional disclosures related to renewing or extending the terms of recognized intangible assets became effective for the Company. The adoption of these provisions did not have a material effect on the Company’s consolidated financial statements.

Effective January 1, 2009, the Company adopted an accounting standard update from the Emerging Issues Task Force consensus regarding the accounting for contingent consideration agreements of an equity method investment and the requirement for the investor to recognize its share of any impairment charges recorded by the investee. This update to ASC 323, “Investments — Equity Method and Joint Ventures,” requires the investor to record share issuances by the investee as if it has sold a portion of its investment with any resulting gain or loss being reflected in earnings. The adoption of this update did not have any impact on the Company’s consolidated financial statements.

CAPITAL AND COMMERICAL COMMITMENTS

Radio Broadcasting Licenses

Each of the Company’s radio stations operates pursuant to one or more licenses issued by the Federal Communications Commission that have a maximum term of eight years prior to renewal. The Company’s radio broadcasting licenses expire at various times beginning October 1, 2011 through August 1, 2014. Although the Company may apply to renew its radio broadcasting licenses, third parties may challenge the

Company’s renewal applications. The Company is not aware of any facts or circumstances that would prevent the Company from having its current licenses renewed.

TV One Cable Network

Pursuant to a limited liability company agreement dated July 18, 2003, the Company and certain other investors formed TV One for the purpose of developing and distributing a new television programming service. At that time, we committed to make a cumulative cash investment in TV One of $74.0 million, of which $60.3 million had been funded as of April 30, 2007. Since December 31, 2006, the initial four year commitment period for funding the capital had extended on a quarterly basis due in part to TV One’s lower than anticipated capital needs. We funded our remaining capital commitment amount of approximately $13.7 million on April 19, 2011 and currently anticipate no further capital commitment.

Indebtedness

The total amount available under our 2011 Credit Agreement is $411.0 million, consisting of a $386.0 term loan facility that matures on March 31, 2016 and a $25.0 million revolving loan facility that matures on March 31, 2015. We also have outstanding $747,000 in 6 3/8% Senior Subordinated Notes due February 2013 and $292.6 million in our 12 1/2%/15% Senior Subordinated Notes due May 2016. Reach Media issued a $1.0 million promissory note payable in November 2009 to a subsidiary of Citadel. The note was issued in connection with Reach Media reacquiring Citadel’s noncontrolling stock ownership in Reach Media as well as entering into a new sales representation agreement with Radio Networks, a subsidiary of Citadel. The note bears interest at 7.0% per annum, which is payable quarterly, and the entire principal amount is due on December 31, 2011. See “Liquidity and Capital Resources.”

Royalty Agreements

Effective December 31, 2009, our radio music license agreements with the two largest performance rights organizations, American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music, Inc. (“BMI”) expired. The Radio Music License Committee (“RMLC”), which negotiates music licensing fees for most of the radio industry with ASCAP and BMI, has reached an agreement with these organizations on a temporary fee schedule that reflects a provisional discount of 7.0% against 2009 fee levels. The temporary fee reductions became effective in January 2010. Absent an agreement on long-term fees between the RMLC and ASCAP and BMI, the U.S. District Court in New York has the authority to make an interim and permanent fee ruling for the new contract period. In May 2010 and June 2010, the U.S. District Court’s judge charged with determining the licenses fees ruled to further reduce interim fees paid to ASCAP and BMI, respectively, down approximately another 11.0% from the previous temporary fees negotiated with the RMLC.

The Company has entered into other fixed and variable fee music license agreements with other performance rights organizations, which expire as late as December 2015. During the three months ended March 31, 2011 and 2010, the Company incurred expenses of approximately $2.8 million and $3.0 million, respectively, in connection with these agreements.

Lease obligations

We have non-cancelable operating leases for office space, studio space, broadcast towers and transmitter facilities that expire over the next 19 years.

Operating Contracts and Agreements

We have other operating contracts and agreements including employment contracts, on-air talent contracts, severance obligations, retention bonuses, consulting agreements, equipment rental agreements, programming related agreements, and other general operating agreements that expire over the next five years.

Reach Media Noncontrolling Interests Shareholders’ Put Rights

Beginning on February 28, 2012, the noncontrolling interest shareholders of Reach Media have an annual right to require Reach Media to purchase all or a portion of their shares at the then current fair market value for such shares. Beginning in 2012, this annual right can be exercised for a 30-day period beginning February 28 of each year. The purchase price for such shares may be paid in cash and/or registered Class D Common Stock of Radio One, at the discretion of Radio One. As a result, our ability to fund business operations, new acquisitions or new business initiatives could be limited.

Contractual Obligations Schedule

The following table represents our contractual obligations as of March 31, 2011:

	Payments Due by Period
						2016 and
Contractual Obligations	2011	2012	2013	2014	2015	Beyond	Total
	(In thousands)

6 3/8% Senior Subordinated Notes(1)	$36	$48	$753	$—	$—	$—	$837
12 1/2%/15% Senior Subordinated Notes(1)	34,169	43,838	40,879	40,879	40,879	339,980	540,624
Credit facilities(2)	25,202	33,034	33,034	33,034	33,034	374,958	532,296
Note payable(3)	1,053	—	—	—	—	—	1,053
Other operating contracts/ agreements(4)	27,561	28,434	12,572	11,101	59	201	79,928
Operating lease obligations	6,508	6,958	5,505	4,620	3,468	12,094	39,153
TV One capital commitment(5)	13,700	—	—	—	—	—	13,700

Total	$108,229	$112,312	$92,743	$89,634	$77,440	$727,233	$1,207,591

(1)	Includes interest obligations based on current effective interest rate on senior subordinated notes outstanding as of March 31, 2011.

(2)	Includes interest obligations based on current effective interest rate and projected interest expense on credit facilities outstanding as of March 31, 2011.

(3)	Represents a $1.0 million promissory note payable issued in November 2009 by Reach Media to a subsidiary of Citadel. The note was issued in connection with Reach Media reacquiring Citadel’s noncontrolling stock ownership in Reach Media as well as entering into a new sales representation agreement with Radio Networks, a subsidiary of Citadel. The note bears interest at 7.0% per annum, which is payable quarterly, and the entire principal amount is due on December 31, 2011.

(4)	Includes employment contracts, severance obligations, on-air talent contracts, consulting agreements, equipment rental agreements, programming related agreements, and other general operating agreements.

(5)	Represents funding of our remaining TV One capital commitment.

As of December 31, 2010, we had a swap agreement in place for a total notional amount of $25.0 million. At that point, the period remaining on the swap agreement was 18 months. As of March 31, 2011, the remaining $25.0 million swap agreement was terminated in conjunction with the March 31, 2011 retirement of our previous Credit Agreement.

Other Contingencies

The Company has been named as a defendant in several legal actions arising in the ordinary course of business. It is management’s opinion, after consultation with its legal counsel, that the outcome of these claims will not have a material adverse effect on the Company’s financial position or results of operations.

Off-Balance Sheet Arrangements

As of March 31, 2011, we had four standby letters of credit totaling $676,500 in connection with our annual insurance policy renewals. In addition Reach Media had a letter of credit of $500,000.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

As of March 31, 2011, our exposure related to market risk had not changed materially since December 31, 2010.

Both the term loan facility and the revolving facility under our Amended and Restated Credit Agreement bear interest, at our option, at a rate equal to either the London Interbank Offered Rate (“LIBOR”), subject to a LIBOR floor of 1.0%, plus a spread that ranges from 6.25% to 7.25%, or the prime rate plus a spread of up to 6.25%, depending on our senior leverage ratio. We also pay a commitment fee of 0.50% per annum on the unused commitment of the revolving facility. We are exposed to interest rate volatility with respect to this variable rate debt. If the borrowing rates under LIBOR were to increase one percentage point above the current rates at December 31, 2010, our interest expense on the revolving credit facility would increase approximately $1.1 million on an annual basis, including any interest expense associated with the use of derivative rate hedging instruments as described above.

Under the terms of our Credit Agreement, we entered into fixed rate swap agreements to mitigate our exposure to higher floating interest rates. These swap agreements required that we pay a fixed rate of interest on the notional amount to a bank and that the bank pays to us a variable rate equal to three month LIBOR. As of December 31, 2010, in accordance with our Amended and Restated Credit Agreement, we had one swap agreement in place for a total notional amount of $25.0 million, and the period remaining on this swap agreement is 18 months. The swap agreement is tied to the three-month LIBOR, which may fluctuate significantly on a daily basis. The valuation of each of these swap agreements is affected by the change in the three-month LIBOR and the remaining term of the agreement. Any increase in the three-month LIBOR results in a more favorable valuation, while a decrease in the three-month LIBOR results in a less favorable valuation. As of March 31, 2011, this swap agreement was terminated in conjunction with the March 31, 2011 retirement of our previous Credit Agreement.

We estimated the net fair value of this instrument as of December 31, 2010 to be a payable of approximately $1.4 million. The fair value of the interest rate swap agreement is an estimate of the net amount that we would have paid on December 31, 2010 if the agreements were transferred to other parties or cancelled by us. The fair value is estimated by obtaining quotations from the financial institutions which are parties to our swap agreement contracts.

The determination of the estimated fair value of our fixed-rate debt is subject to the effects of interest rate risk. The estimated fair value of our 12 1/2%/15% and 2013 Notes at December 31, 2010 were approximately $278.2 million and $672,000, respectively, and the carrying amounts were $286.8 million and $747,000, respectively.

The estimated fair values of our 2013 Notes and 2011 Notes at December 31, 2009 were approximately $142.0 million and $78.2 million, respectively, and the carrying amounts were $200.0 million and $101.5 million, respectively.

The effect of a hypothetical one percentage point decrease in expected current interest rate yield would be to increase the estimated fair value of our 2013 Notes from approximately $672,000 to $783,000 at December 31, 2010. The effect of a hypothetical one percentage point decrease in expected current interest rate yield would be to increase the estimated fair value of our 12 1/2%/15% Notes from approximately $278.2 million to $297.5 million at December 31, 2010.

DESCRIPTION OF OUR BUSINESS

Radio One is an urban-oriented, multi-media company that primarily targets African-American consumers. We are incorporated as a Delaware corporation. Our core business is our radio broadcasting franchise that is the largest broadcasting operation in the United States that primarily targets African-American and urban listeners. We currently own 53 broadcast stations located in 16 urban markets in the United States. While our primary source of revenue is the sale of local and national advertising for broadcast on our radio stations, our strategy is to operate the premier multi-media entertainment and information content provider targeting African-American consumers. Thus, we have diversified our revenue streams by making acquisitions and investments in other complementary media properties. Our other media interests include our approximately 50.9% ownership interest (37% as of December 31, 2010) in TV One, LLC (“TV One”), an African-American targeted cable television network that we invested in with an affiliate of Comcast Corporation and other investors; our 53.5% ownership interest in Reach Media, Inc. (“Reach Media”), which operates the Tom Joyner Morning Show; our ownership of Interactive One, LLC (“Interactive One”), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including NewsOne, UrbanDaily, HelloBeautiful; and our ownership of Community Connect, LLC (formerly Community Connect Inc.) (“CCI”), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente and Asian Avenue. CCI is now included within the operations of Interactive One. Through our national multi-media presence, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audiences.

In December 2009, the Company ceased publication of our urban-themed lifestyle periodical Giant Magazine. The remaining assets and liabilities of this publication have been classified as discontinued operations as of December 31, 2010 and 2009, and the publication’s results from operations for the years ended December 31, 2010, 2009 and 2008, have been classified as discontinued operations in the accompanying consolidated financial statements.

As part of our consolidated financial statements, consistent with our financial reporting structure and how the Company currently manages its businesses, we have provided selected financial information on the Company’s two reportable segments: (i) Radio Broadcasting and; (ii) Internet. See Note 17 — Segment Information in the notes accompanying our audited consolidated financial statements included elsewhere in this prospectus.

Acquisitions

In June 2008, the Company purchased the assets of WPRS-FM, a radio station located in the Washington, DC metropolitan area, for $38.0 million in cash. From April 2007 and until closing, the station had been operated under an LMA, and the results of its operations were included in the Company’s consolidated financial statements. The station was consolidated with the Company’s existing Washington, DC operations in April 2007.

In April 2008, the Company acquired CCI for $38.0 million in cash. CCI is an online social networking company operating branded websites including BlackPlanet, MiGente, and AsianAvenue.

Dispositions

Between December 2006 and May 2008, the Company sold the assets of 20 radio stations in seven markets for approximately $287.9 million in cash. These dispositions were consistent with the Company’s strategic plan to divest itself of non-core radio assets.

Los Angeles Station:  In May 2008, the Company sold the assets of its radio station KRBV-FM, located in the Los Angeles metropolitan area, to Bonneville International Corporation (“Bonneville”) for approximately $137.5 million in cash. Bonneville began operating the station under an LMA on April 8, 2008.

Miami Station:  In April 2008, the Company sold the assets of its radio station WMCU-AM (formerly WTPS-AM), located in the Miami metropolitan area, to Salem Communications Holding Corporation

(“Salem”) for approximately $12.3 million in cash. Salem began operating the station under an LMA effective October 18, 2007.

Augusta Stations:  In December 2007, the Company sold the assets of its five radio stations in the Augusta metropolitan area to Perry Broadcasting Company for approximately $3.1 million in cash.

Louisville Station:  In November 2007, the Company sold the assets of its radio station WLRX-FM in the Louisville metropolitan area to WAY FM Media Group, Inc. for approximately $1.0 million in cash.

Dayton and Louisville Stations:  In September 2007, the Company sold the assets of its five radio stations in the Dayton metropolitan area and five of its six radio stations in the Louisville metropolitan area to Main Line Broadcasting, LLC for approximately $76.0 million in cash.

Minneapolis Station:  In August 2007, the Company sold the assets of its radio station KTTB-FM in the Minneapolis metropolitan area to Northern Lights Broadcasting, LLC for approximately $28.0 million in cash.

Boston Station:  In December 2006, the Company closed on the sale of the assets of its radio station WILD-FM in the Boston metropolitan area to Entercom Boston, LLC (“Entercom”) for approximately $30.0 million in cash. Entercom began operating the station under an LMA effective August 18, 2006.

Our Stations and Markets

The table below provides information about our radio stations and the markets in which we owned or operated as of December 31, 2010.

	Radio One
			Entire	Market Data
			Audience	Ranking by
			Four Book	Size of
			Average	African-	Estimated Fall 2010
			(Ending Fall	American	Metro
			2010)	Population	Population Persons 12+(c)
	Number of Stations(a)		Audience	Persons		African-
Market	FM	AM	Share(b)	12+(c)	Total	American%
					(millions)

Atlanta(1)	4	—	13.7	2	4.5	31.1%
Washington, DC(1)	3	2	12.6	4	4.4	26.4%
Philadelphia(1)	3	—	8.3	5	4.5	20.5%
Detroit(1)	2	1	7.5	6	3.8	21.9%
Houston(1)	3	—	15.3	7	4.9	16.7%
Dallas(1)	2	—	5.2	9	5.3	14.3%
Baltimore(1)	2	2	15.7	11	2.3	28.4%
St. Louis(1)	2	—	10.0	16	2.3	18.2%
Charlotte(2)	2	—	6.0	15	2.0	20.8%
Cleveland(1)	2	2	13.5	18	1.8	18.9%
Richmond(3)	4	1	20.4	20	1.0	29.3%
Raleigh-Durham(2)	4	—	20.5	19	1.3	21.3%
Boston(4)	—	1	—	21	4.0	6.6%
Cincinnati(1)	2	1	8.9	28	1.8	12.3%
Columbus(2)	3	—	13.3	29	1.5	14.4%
Indianapolis(2)	3	1	19.1	30	1.4	14.8%
Total	41	11

(1)	The four book average and rank is measured using the 12 month Portable People Metertm (“PPMtm”) methodology.

(2)	The four book average is measured using a two book diary and a two book (six months) PPMtm average.

(3)	The four book average and rank is measured using the four book diary average.

(4)	We do not subscribe to Arbitron for our Boston market.

(a)	WDNI-CD (formerly WDNI-LP), the low power television station that we acquired in Indianapolis in June 2000, is not included in this table.

(b)	Audience share data are for the 12+ demographic and derived from the Arbitron Survey four book averages ending with the Fall 2010 Arbitron Survey.

(c)	Population estimates are from the Arbitron Radio Market Report, Fall 2010.

The African-American Market Opportunity

We believe that urban-oriented media primarily targeting African-Americans continues as an attractive opportunity for the following reasons:

Steady African-American Population Growth.  From April 2000 to July 2009, the African-American population grew 9.8%, in line with a 9.7% overall population growth rate, and accounted for 12.9% of total population growth by July 2009. The African-American population is expected to grow to approximately 42.1 million by the end of 2015, a 5.5% increase from 2010. African-Americans are expected to make up 12.9% of total population growth during the period from 2010 through 2015. (Source: U.S. Census Bureau, 2008 and 2009, “Projections of the Population by Sex, Race, and Hispanic Origin for the United States: 2010 to 2050”) According to the U.S. Census, the average African-American population is nearly five years younger than the total U.S. population average. As a result, urban formats, in general, tend to skew younger than formats targeted to the general market population. As of December 2010, the African-American population represents almost 13% of the total U.S. population. The African-American consumer market represents an attractive customer segment in many states.

High African-American Geographic Concentration.  An analysis of the African-American population shows a high degree of geographic concentration. A recent study shows that while the five most populous U.S. markets are home to 21.0% of the overall U.S. population, 27.0% of the total African-American population resides in those same markets. Expanding the analysis to the 20 most populous U.S. markets, 45.0% of the overall U.S. population resides within these markets, with 57% of the total African-American population residing within them. (Source: “Markets Within Markets,” Cable Advertising Bureau (“CAB”) Race, Relevance and Revenue, June 2007). The practical implication of these findings is that a multi-media strategy within these pockets of geographic concentration can have a much proportionately more meaningful reach towards the African-American population than towards non-African-American U.S. populations.

Higher African-American Income Growth.  The economic status of African-Americans improved at an above-average rate over the past two decades. African-American buying power was estimated at $913 billion in 2008, up from $590 billion in 2000 and is expected to increase to $1.2 trillion by 2013, up by 210.0% in 22 years. (Source: “The Multicultural Economy 2008,” Selig Center for Economic Growth, Terry College of Business, The University of Georgia, January 2009). In addition, African-American consumers tend to have a different consumption profile than non-African-Americans. A report published by the CAB notes those products and services for which African-American households spent more or a higher proportion of their money than non-African-Americans. These products and services included apparel and accessories, appliances, consumer electronics, food, personal care products, telephone service and transportation. Such findings imply that utilities, telecom firms, clothing and grocers would greatly benefit from marketing directly to African-American consumers. This is particularly true in those states (including the District of Columbia) where the percentage that African-American buying power represents of total buying power in that state is the largest, such as the District of Columbia (31.1%), Maryland (22.0%), Georgia (20.5%), North Carolina (14.5%) and Virginia (13.1%). (Source: “Black Buying Power,” CAB Race, Relevance and Revenue, June 2007).

Growing Influence of African-American Culture.  We believe that there continues to be an ongoing “urbanization” of many facets of American society as evidenced by the influence of African-American culture in the areas of politics, music, film, fashion, sports and urban-oriented television shows and networks. We believe that many companies from a broad range of industries have embraced this urbanization trend in their products as well as in their advertising messages. As noted in one recent study, “The influence of African-American youth culture is no accident. The black population is among the youngest in the nation, with 56.1% under age 35 in 2009, and nearly 30% under age 18.” (Source: “African Americans Online”, eMarketer, March 2009).

Growth in Advertising Targeting the African-American Market.  We continue to believe that large corporate advertisers are becoming more focused on reaching minority consumers in the United States. The African-American community is considered an emerging growth market within a mature domestic market. During the recession, spending on African-American media declined 7.3%, according to figures by The Nielsen Company. While the decline was consistent with the trend in overall advertising, the drop was not as severe as the general market. In February 2010, Nielsen reported that ad spending in general fell 9% in 2009, despite significant increases in Cable TV. The decline in spending on African-American media was consistent with decreased spending in network television and national magazines. Increased spending on cable television helped balance out the losses. Advertisers spent 35% more on African-American cable in 2009 than in 2008. Radio continued to earn the most revenue among African-American media in 2009. Advertisers spent $748 million on the medium last year. (Source: “Multicultural Ad Spending Declines in 2009, but Less than Overall Ad Market,” NielsenWire, March 12, 2010). We believe many large corporations are expanding their commitment to ethnic advertising. The companies that successfully market to the African-American audience have focused on building brand relationships. Advertisers are making an effort to fully understand African-American consumers, and to relate to them with messages that are relevant to their community. These advertisers are accomplishing this by visibly and consistently engaging the African-American consumer, involving themselves with the interests of the African-American consumer and increasing African-American brand loyalty.

Significant and Growing Internet Usage among African-Americans with Limited Targeted Online Content Offerings.  African-Americans are becoming significant users of the internet. The same factors driving increases in African-American buying power, such as improvements in education, income and employment, are also increasing African-American internet usage. One study estimates that 23.7 million African-Americans will make up 11.2% of all U.S. internet users in 2013, up from 9.9% in 2008. (Source: “African Americans Online,” eMarketer, March 2009). This represents a 24% increase from 2008 versus a 15% increase for the general population and an 11% increase among white internet users. According to another national study among more than 7,000 African American adults, the internet represents 32% of daily media exposure for African-Americans and the typical amount of time spent online is 4 hours and 21 minutes per day, a figure that is 10% higher when compared to all U.S. adults. (Source: “The Media Audit National Report 2010”). Additionally, the growth of internet penetration and high-speed internet penetration in African-American households is expected to remain above that of the general population. We believe that there is no company that dominates the African-American market online, and the lack of any strong competitive presence presents a significant opportunity for us to build an online business that is highly scalable.

The Results of our Black America Study (www.blackamericastudy.com).  In addition to relying on third-party research and our own experience, from time to time we conduct or commission our own proprietary research. In early 2008, we released the groundbreaking “Black America Study.” This national study, conducted by Yankelovich, a leader in consumer research for over 50 years, is one of the largest segmentation research studies ever done of Blacks and African-Americans. This study helps us to better understand the motivations of our core demographic by segmenting the large and growing African-American audience so that we can highlight the diversity that exists in Black America. This enhanced understanding helps us identify new opportunities to serve the African-American community and assists us in helping advertisers and marketers reach Black America more effectively.

The study includes insight into the feelings of African-Americans about their future, past and present, as well as, details on their relationship with media, advertising and technology. The wealth of quantifiable information about our listeners, viewers, readers and visitors provides valuable marketing and programming applications for us. This allows us to ensure that our content best reflects our audience and, in turn, allows for companies, organizations and individuals to effectively reach this vital community.

Business Strategy

Radio Station Portfolio Optimization.  Within our core radio business, our portfolio management strategy is to make select acquisitions of radio stations, primarily in markets where we already have a presence, and to divest stations which are no longer strategic in nature. We may divest stations that do not have an urban format or stations located in smaller markets or markets where the African-American population is smaller, on a relative basis, than other markets in which we operate. However, we are continually looking for opportunities to upgrade existing radio stations by strengthening their signals to reach a larger number of potential listeners.

Investment in Complementary Businesses.  We continue to invest in complementary businesses in the media and entertainment industry. The primary focus of these investments will be on businesses that provide entertainment and information content to African-American consumers. Most recently, in April 2008, we acquired CCI, an online social networking company that hosted the website BlackPlanet. BlackPlanet has been integrated into our online operations, as part of Interactive One, which now includes the largest social networking site primarily targeted at African-Americans. This integration is consistent with our operating strategy of becoming a multi-media entertainment and information content provider to African-American consumers. We believe that our unique position as a diversified media company focused on the African-American consumer provides us with a competitive advantage in these new businesses.

Top 50 African-American Radio Markets in the United States

The table below notes the top 50 African-American radio markets in the United States. The bold text indicates markets where we own radio stations. Population estimates are for 2010 and are based upon data provided by Arbitron.

			African-
			Americans as a
		African-American	Percentage of the
		Population	Overall Population
Rank	Market	(Persons 12+)	(Persons 12+)
		(In thousands)

1	New York, NY	2,674	17.0%
2	Atlanta, GA	1,392	31.1
3	Chicago, IL	1,366	17.3
4	Washington, DC	1,158	26.4
5	Philadelphia, PA	917	20.5
6	Detroit, MI	837	21.9
7	Houston-Galveston, TX	823	16.7
8	Los Angeles, CA	807	7.3
9	Dallas-Ft. Worth, TX	760	14.3
10	Miami-Ft. Lauderdale-Hollywood, FL	716	19.6
11	Baltimore, MD	651	28.4
12	Memphis, TN	477	43.9
13	San Francisco, CA	436	7.0
14	Norfolk-Virginia Beach-Newport News, VA	427	31.6
15	Charlotte-Gastonia-Rock Hill, NC	425	20.8
16	St. Louis, MO	422	18.2
17	New Orleans, LA	343	33.8
18	Cleveland, OH	335	18.9
19	Raleigh-Durham, NC	291	21.3
20	Richmond, VA	281	29.3
21	Boston, MA	270	6.6
22	Tampa-St. Petersburg-Clearwater, FL	260	10.9

			African-
			Americans as a
		African-American	Percentage of the
		Population	Overall Population
Rank	Market	(Persons 12+)	(Persons 12+)
		(In thousands)

23	Birmingham, AL	254	28.2
24	Greensboro-Winston-Salem-High Point, NC	252	20.8
25	Jacksonville, FL	246	21.4
26	Orlando, FL	238	15.6
27	Nassau-Suffolk (Long Island), NY	226	9.1
28	Cincinnati, OH	221	12.3
29	Columbus, OH	213	14.4
30	Indianapolis, IN	209	14.8
31	Kansas City, KS	208	12.4
32	Milwaukee-Racine, WI	207	14.2
33	Nashville, TN	201	15.7
34	Seattle-Tacoma, WA	192	5.6
35	Baton Rouge, LA	191	33.0
36	Middlesex-Somerset-Union, NJ	185	13.3
37	Jackson, MS	185	46.1
38	Minneapolis-St. Paul, MN	184	6.7
39	Columbia, SC	175	32.3
40	Riverside-San Bernardino, CA	170	9.1
41	Pittsburgh, PA	167	8.4
42	West Palm Beach-Boca Raton, FL	165	14.8
43	Phoenix, AZ	159	4.8
44	Las Vegas, NV	157	10.0
45	Charleston, SC	153	27.1
46	Greenville-Spartanburg, SC	150	16.7
47	Augusta, GA	148	34.0
48	Sacramento, CA	141	14.1
49	Louisville, KY	137	14.1
50	Greenville-New Bern-Jacksonville	132	24.1

Multi-Media Operating Strategy

To maximize net revenue and station operating income at our radio stations, we strive to achieve the largest audience share of African-American listeners in each market, convert these audience share ratings to advertising revenue, and control operating expenses. Complementing our core radio franchise are our cable and online media interests. Through our national presence across our various media, we provide our customers with a multi-media advertising platform that is a unique and powerful delivery mechanism toward African-Americans and other urban consumers. We believe that as we continue to diversify into other media, the strength and effectiveness of this unique platform will become even more compelling. The success of our strategy relies on the following:

•	market research, targeted programming and marketing;

•	ownership and syndication of programming content;

•	radio station clustering, programming segmentation and sales bundling;

•	strategic and coordinated sales, marketing and special event efforts;

•	strong management and performance-based incentives; and

•	significant community involvement.

Market Research, Targeted Programming and Marketing

We use market research to tailor the programming, marketing and promotion of our radio stations and the content of our complementary media to maximize audience share. We also use our research to reinforce and refine our current programming and content, to identify unserved or underserved markets or segments within the African-American population and to determine whether to acquire new media properties or reprogram one of our existing media properties to target those markets or segments.

We also seek to reinforce our targeted programming and content by creating a distinct and marketable identity for each of our media properties. To achieve this objective, in addition to our significant community involvement discussed below, we employ and promote distinct, high-profile personalities across our media properties, many of whom have strong ties to the African-American community and the local communities in which a broadcasting property is located.

Ownership and Syndication of Programming Content

To diversify our revenue base beyond the markets in which we physically operate, we seek to develop or acquire proprietary African-American targeted content. We distribute this content in a variety of ways, utilizing our own network of multi-media distribution assets or through distribution assets owned by others. If we distribute content through others, we are paid for providing this content or we receive advertising inventory which we monetize through our adverting sales. To date, our programming content efforts have included our investment in TV One and its related programming, our 53.5% ownership of Reach Media, the acquisition and development of our interactive brands including BlackPlanet, NewsOne, TheUrbanDaily and HelloBeautiful and the development and distribution of several syndicated radio shows, including the “Russ Parr Morning Show,” the “Yolanda Adams Morning Show,” the “Rickey Smiley Morning Show,” “CoCo Brother Live,” CoCo Brother’s the “Spirit” program, Bishop T.D. Jakes’ “Empowering Moments,” the “Reverend Al Sharpton Show,” and the “Warren Ballentine Show.” Our syndicated radio programming is available on 214 non-Radio One stations through the United States.

Radio Station Clustering, Programming Segmentation and Sales Bundling

We strive to build clusters of radio stations in our markets, with each radio station targeting different demographic segments of the African-American population. This clustering and programming segmentation strategy allows us to achieve greater penetration within the distinct segments of our overall target market. In a similar fashion, we have multiple online brands including BlackPlanet, NewsOne, TheUrbanDaily and HelloBeautiful. Each of these brands focuses upon a different segment of African-American online users. With our radio station clusters and multiple online brands, we are able to direct advertisers to specific audiences within the urban communities in which we are located or to bundle the radio stations and brands for advertising sales purposes when advantageous.

We believe there are several potential benefits that result from operating multiple radio stations within the same market as well as operating multiple online brands. First, each additional radio station in a market and online brand provides us with a larger percentage of the prime advertising time available for sale within that market and among online users. Second, the more stations we program and brands we operate, the greater the market share we can achieve in our target demographic groups through the use of segmented programming and content delivery. Third, we are often able to consolidate sales, promotional, technical support and business functions across stations and brands to produce substantial cost savings. Finally, the purchase of additional radio stations in an existing market and the development of additional online brands allow us to take advantage of our market expertise and leverage our existing relationships with advertisers.

Strategic and Coordinated Sales, Marketing and Special Event Efforts

We have assembled an effective, highly trained sales staff responsible for converting our broadcast and online audience shares into revenue. We operate with a focused, sales-oriented culture, which rewards aggressive selling efforts through a commission and bonus compensation structure. We hire and deploy large teams of sales professionals for each of our media properties or media clusters, and we provide these teams with the resources necessary to compete effectively in the markets in which we operate. We utilize various sales strategies to sell and market our properties on a stand-alone basis, in combination with other properties within a given market, and across our various media properties, where appropriate.

We have created a national platform of radio stations in some of the largest African-American consumer markets. This platform reaches approximately 20 million listeners weekly, more than that of any other radio broadcaster primarily targeting African-Americans. Given the high degree of geographic concentration among the African-American population, national advertisers find advertising on our radio stations an efficient and cost-effective way to reach this target audience. Through our corporate sales department, we bundle and sell our platform of radio stations to national advertisers, thereby enhancing our revenue generating opportunities, expanding our base of advertisers, creating greater demand for our advertising time inventory and increasing the capacity utilization of our inventory and making our sales efforts more efficient. We have also created a dedicated online sales force as part of our interactive unit. The unit’s national team focuses on helping marketers reach our online audience of approximately 4 million unique visitors per month. Our leading advertising products, custom marketing solutions, and integrated inventory opportunities, provide our advertising customers a unique vehicle to reach online African-American consumers at scale. To allow marketers to reach our audience across all of our platforms (radio, television and online) in an efficient way, in 2008, we launched One Solution, a cross-platform/brand sales and marketing effort which allows top tier advertisers to take full advantage of our complete suite of offerings through a one-stop shop approach that reaches 82% of African-Americans in the United States.

In order to create advertising loyalty, we strive to be the recognized expert in marketing to the African-American consumer in the markets in which we operate. We believe that we have achieved this recognition by focusing on serving the African-American consumer and by creating innovative advertising campaigns and promotional tie-ins with our advertising clients and sponsoring numerous entertainment events each year. In these events, advertisers buy sponsorships, signage, booth space and/or broadcast promotions to sell a variety of goods and services to African-American consumers. As we expand our presence in our existing markets and into new markets, we may increase the number of events and the number of markets in which we host events based upon our evaluation of the financial viability and economic benefits of the events.

Strong Management and Performance-Based Incentives

We focus on hiring and retaining highly motivated and talented individuals in each functional area of our organization who can effectively help us implement our growth and operating strategies. Our management team is comprised of a diverse group of individuals who bring significant expertise to their functional areas. To enhance the quality of our management in the areas of sales and programming, general managers, sales managers and program directors have significant portions of their compensation tied to the achievement of certain performance goals. General Managers’ compensation is based partially on increasing market share and achieving station operating income benchmarks, which creates an incentive for management to focus on both sales growth and profitability. Additionally, sales managers and sales personnel have incentive packages based on sales goals, and program directors and on-air talent have incentive packages focused on maximizing ratings in specific target segments. Our One Solution sales approach seeks to drive incremental revenue and value across all of our media properties and includes performance based incentives for our sales team.

Significant Community Involvement

We believe our active involvement and significant relationships in the African-American community across each of our brands and in each of our markets provide a competitive advantage in targeting African-American audiences and significantly improve the marketability of our advertising to businesses that are targeting such communities. We believe that a media property’s image should reflect the lifestyle and viewpoints of the target demographic group it serves. Due to our fundamental understanding of the African-American community, we are well positioned to identify music and musical styles, as well as political and social trends and issues, early in their evolution. This understanding is integrated into significant aspects of our operations across all of our media properties and enables us to create enhanced awareness and name recognition in the marketplace. In addition, we believe our approach to community involvement leads to increased effectiveness in developing and updating our programming formats and online brands and content which in turn leads to greater listenership and users of our online properties, driving higher ratings and online traffic over the long-term.

Our Radio Station Portfolio

The following table sets forth selected information about our portfolio of radio stations as of December 31, 2010. Market population data and revenue rank data are from BIA Financials Investing in Radio Market Report, 2010 Fourth Edition. Audience share and audience rank data are based on Arbitron Survey four book averages ending with the Fall 2010 Arbitron Survey unless otherwise noted. As used in this table, “n/a” means not applicable or not available and (“t”) means tied with one or more radio stations. We do not subscribe to Arbitron for our Boston market.

						Four Book Average
									Audience	Audience
	Market Rank				Target	Audience	Audience		Share	Rank
	2010	2010			Age	Share	Rank		in Target	in Target
	Metro	Radio	Year		Demo-	in 12+ Demo-	in 12+- Demo-		Demo-	Demo-
Market	Population	Revenue	Acquired	Format	graphic	graphic	graphic		graphic	graphic

Atlanta(1)	7	6
				Contemporary
WPZE-FM(a)			2004	Inspirational	25-54	5.7	4	(t)	5.8	3
WHTA-FM			2002	Urban Contemporary	18-34	4.0	9	(t)	7.7	2
WAMJ-FM(b)			1999	Urban AC	25-54	4.0	9	(t)	4.9	6	(t)
WUMJ-FM(c)			1999	Urban AC	25-54	*	*		*	*
Washington, DC(1)	9	7
WKYS-FM			1995	Urban Contemporary	18-34	3.6	8	(t)	8.6	2
WMMJ-FM			1987	Urban AC	25-54	5.3	6		4.7	5
				Contemporary
WPRS-FM			2008	Inspirational	25-54	3.3	15		3.6	13	(t)
WYCB-AM			1998	Gospel	25-54	0.2	38	(t)	0.2	47	(t)
WOL-AM			1980	News/Talk	35-64	0.2	38	(t)	0.1	37	(t)
Philadelphia(1)	8	10
				Contemporary
WPPZ-FM			1997	Inspirational	25-54	2.5	18		5.2	7
WPHI-FM			2000	Urban Contemporary	18-34	2.4	19	(t)	2.5	18
WRNB-FM			2004	Urban AC	25-54	3.4	13	(t)	3.7	11
Detroit(1)	11	13
WHTD-FM			1998	Urban Contemporary	18-34	2.8	19		5.5	7
WDMK-FM			1998	Urban AC	25-54	4.1	13		4.1	12
WCHB-AM			1998	News/Talk	35-64	0.6	30	(t)	0.3	33	(t)
Houston(1)	6	8
KMJQ-FM			2000	Urban AC	25-54	6.1	3	(t)	6.1	3
KBXX-FM			2000	Urban Contemporary	18-34	6.3	2		10.2	1
				Contemporary
KROI-FM			2004	Inspirational	25-54	2.9	17		3.3	15	(t)
Dallas(1)	5	4
KBFB-FM			2000	Urban Contemporary	18-34	3.0	12	(t)	4.5	6
KSOC-FM			2001	Urban AC	25-54	2.2	19		2.5	19
Baltimore(1)	22	20

						Four Book Average
									Audience	Audience
	Market Rank				Target	Audience	Audience		Share	Rank
	2010	2010			Age	Share	Rank		in Target	in Target
	Metro	Radio	Year		Demo-	in 12+ Demo-	in 12+- Demo-		Demo-	Demo-
Market	Population	Revenue	Acquired	Format	graphic	graphic	graphic		graphic	graphic

WERQ-FM			1993	Urban Contemporary	18-34	7.7	1		15.5	1
WWIN-FM			1992	Urban AC	25-54	8.3	2	(t)	8.2	2
WOLB-AM			1993	News/Talk	35-64	0.2	43	(t)	0.2	46	(t)
WWIN-AM			1992	Gospel	35-64	0.4	34	(t)	0.5	33	(t)
St. Louis(1)	21	21
WFUN-FM			1999	Urban AC	25-54	4.1	13		4.0	12
WHHL-FM			2006	Urban Contemporary	18-34	5.9	5		11.6	2
Cleveland(1)	29	27
WENZ-FM			1999	Urban Contemporary	18-34	5.5	8		9.5	2
WERE-AM			2000	News/Talk	35-64	0.2	28	(t)	0.3	27	(t)
WZAK-FM			2000	Urban AC	25-54	7.0	4		6.9	4
				Contemporary
WJMO-AM			1999	Inspirational	25-54	0.8	23		1.0	20	(t)
Charlotte(2)	24	30
WQNC-FM			2000	Urban AC	25-54	2.3	17		2.9	14
				Contemporary
WPZS-FM			2004	Inspirational	25-54	3.7	13		3.5	13
Richmond(3)	55	45
WCDX-FM			2001	Urban Contemporary	18-34	5.8	6		11.0	2
				Contemporary
WPZZ-FM			1999	Inspirational	25-54	5.2	8		5.1	7
WKJS-FM			2001	Urban AC	25-54	9.4	1		10.0	1
WKJM-FM			2001	Urban AC	25-54	**	**		**	**
WTPS-AM			2001	News/Talk	35-64	0.0	—		0.0	—
Raleigh-Durham(2)	42	37
WQOK-FM			2000	Urban Contemporary	18-34	7.0	6		13.4	2
WFXK-FM			2000	Urban AC	25-54	***	***		***	***
WFXC-FM			2000	Urban AC	25-54	7.5	3		7.5	5
				Contemporary
WNNL-FM			2000	Inspirational	25-54	6.0	8		5.6	10.0
Columbus(2)	36	31
WCKX-FM			2001	Urban Contemporary	18-34	6.5	9		12.5	2
WXMG-FM			2001	R&B/Oldies	25-54	5.3	6		4.5	11
				Contemporary
WJYD-FM			2001	Inspirational	25-54	1.5	21		1.5	18
Cincinnati(1)	28	24
WIZF-FM			2001	Urban Contemporary	18-34	4.3	11		7.1	6	(t)
WMOJ-FM			2006	Urban AC	25-54	3.8	12		4.2	12
WDBZ-AM			2007	News/Talk	35-64	0.8	24		0.9	23	(t)
Indianapolis(2)(4)	39	32
WHHH-FM			2000	Rhythmic CHR	18-34	5.7	10		11.2	3
WTLC-FM			2000	Urban AC	25-54	6.3	4		6.1	7	(t)
WNOU-FM			2000	Pop/CHR	18-34	4.7	7	(t)	8.7	2
				Contemporary
WTLC-AM			2001	Inspirational	25-54	2.4	15		1.8	18

AC — refers to Adult Contemporary

CHR — refers to Contemporary Hit Radio

R&B — refers to Rhythm and Blues

Pop — refers to Popular Music

  * Simulcast with WAMJ-FM

 ** Simulcast with WKJS-FM

*** Simulcast with WFXC-FM

(a)	WPZE-FM effective February 20, 2009 (formerly WAMJ-FM).

(b)	WAMJ-FM effective February 27, 2009 (formerly WJZZ-FM).

(c)	WUMJ-FM effective February 20, 2009 (formerly WPZE-FM).

(1)	The four book average and rank is measured using the 12 month PPMtm methodology.

(2)	The four book average is measured using a two book diary and a two book (six months) PPMtm average.

(3)	The four book average and rank is measured using the four book diary average.

(4)	WDNI-CD (formerly WDNI-LP), the low power television station that we acquired in Indianapolis in June 2000, is not included in this table.

Radio Advertising Revenue

For the year ended December 31, 2010, approximately 83.5% of our net revenue was generated from the sale of advertising in our core radio business. Substantially all net revenue generated from our radio franchise is generated from the sale of local, national and network advertising. Local sales are made by the sales staff located in our markets. National sales are made primarily by Katz Communications, Inc. (“Katz”), a firm specializing in radio advertising sales on the national level. Katz is paid agency commissions on the advertising sold. Network sales are made by third-party sales representatives in exchange for commercial inventory made available to them. Approximately 57.0% of our net revenue for the year ended December 31, 2010 was generated from the sale of local advertising and 36.5% from sales to national advertisers, including network advertising. The balance of net revenue generated from our radio franchise is primarily derived from tower rental income, ticket sales and revenue related to Radio One sponsored events, management fees and other revenue.

Advertising rates charged by radio stations are based primarily on:

•	a radio station’s audience share within the demographic groups targeted by the advertisers;

•	the number of radio stations in the market competing for the same demographic groups; and

•	the supply and demand for radio advertising time.

A radio station’s listenership is measured by the PPMtm system or diary ratings surveys, both of which estimate the number of listeners tuned to a radio station and the time they spend listening to that radio station. Ratings are used by advertisers to evaluate whether to advertise on our radio stations, and are used by us to chart audience growth, set advertising rates and adjust programming. Advertising rates are generally highest during the morning and afternoon commuting hours.

Strategic Diversification and Other Sources of Revenue

We have expanded our operations to include other media forms that are complementary to our core radio business. Since 2008, we have owned and operated CCI, an online social networking company that hosts the website BlackPlanet, the largest social networking site primarily targeted at African-Americans. CCI is now included as part of the operations of Interactive One and currently generates the majority of the Company’s internet revenue, and derives such revenue principally from advertising services, including advertising aimed at diversity recruiting. Advertising services include the sale of banner and sponsorship advertisements. Advertising revenue is recognized either as impressions (the number of times advertisements appear in viewed pages) are delivered, when “click through” purchases or leads are reported, or ratably over the contract period, where applicable. Interactive One has a diversity recruiting relationship with Monster, Inc. (“Monster”). Monster posts job listings and advertising on Interactive One’s websites and Interactive One earns revenue for displaying the images on its websites.

CCI is a part of our broader interactive unit, Interactive One, which also includes the online brands NewsOne, TheUrbanDaily, Elev8 and HelloBeautiful. Similar to CCI, these web properties primarily derive their revenue from advertising services. Revenue is recognized either as impressions are delivered, when “click through” purchases or leads are reported, or ratably over the contract, where applicable.

In February 2005, we acquired 51% of the common stock of Reach Media, which operates The Tom Joyner Morning Show and related businesses. Reach Media primarily derives its revenue from the sale of advertising inventory in connection with its syndication agreements. Mr. Joyner is a leading nationally syndicated radio personality. As of December 31, 2010, The Tom Joyner Morning Show was broadcast on 106 affiliate stations across the United States and is a top-rated morning show in many of the markets in which it is broadcast. Reach Media provides programming content for TV One and operates www.BlackAmericaWeb.com, an African-American targeted website. Reach Media also operates the Tom Joyner Family Reunion and various other special event-related activities. Prior to 2010, Reach Media used an outside sales representative, Citadel Broadcasting Corporation (“Citadel”), to sell both in-show and outside advertising inventory. Prior to 2010, Citadel also held a noncontrolling ownership interest in Reach. In November 2009, a new agreement was executed (the “New Sales Representation Agreement”) to replace the old agreement which expired on December 31, 2009. Under the New Sales Representation Agreement, effective January 1, 2010, Citadel began selling advertising inventory for the Tom Joyner Morning Show only outside of the show and on a non-exclusive basis. In addition to these outside sales efforts, Reach Media has expanded its internal sales force to sell in-show advertising inventory, event sponsorships and BlackAmericaWeb.com advertising. As an inducement for Reach Media to enter into the New Sales Representation Agreement, Citadel returned its noncontrolling ownership interest in Reach Media back to Reach Media. As a result of classifying these shares as treasury stock, this transaction effectively increased Radio One’s common stock interest in Reach Media to 53.5%. In exchange for the return of the ownership interest, Reach Media issued a $1.0 million promissory note payable to Radio Networks, a subsidiary of Citadel, due in December 2011.

In January 2004, the Company, together with an affiliate of Comcast Corporation and other investors, launched TV One, an entity formed to operate a cable television network featuring lifestyle, entertainment and news-related programming targeted primarily towards African-American viewers. At that time, we committed to make a cumulative cash investment of $74.0 million in TV One, of which $60.3 million had been funded as of April 30, 2007. Since December 31, 2006, the initial four year commitment period for funding the capital had been extended on a quarterly basis due in part to TV One’s lower than anticipated capital needs. In connection with the redemption financing (as defined below) together with the remaining portion of the members outstanding capital contribution we funded our remaining capital commitment amount of approximately $13.7 million on April 19, 2011 and currently anticipate no further capital commitment. In December 2004, TV One entered into a distribution agreement with DIRECTV and certain affiliates of DIRECTV became investors in TV One.

On February 25, 2011, TV One completed a privately placed debt offering of $119 million (the “Redemption Financing”). The Redemption Financing is structured as senior secured notes bearing a 10% coupon and is due 2016. The Redemption Financing was structured to allow for continued distributions to the remaining members of TV One, including Radio One, subject to certain conditions. Subsequently, on February 28, 2011, TV One utilized $82.4 million of the Redemption Financing to repurchase 15.4% of its outstanding membership interests from certain financial investors and 2.0% of its outstanding membership interests held by TV One management (representing approximately 50% of interests held by management). Finally, on April 25, 2011, TV One utilized the balance of the Redemption Financing to repurchase 12.4% of its outstanding membership interests from DIRECTV. These redemptions by TV One, increased Radio One’s holding in TV One from 36.8% to approximately 50.9% as of April 25, 2011. Beginning in the quarter ended June 30, 2011, the Company began accounting for TV One on a consolidated basis.

We entered into separate network services and advertising services agreements with TV One in 2003. Under the network services agreement, we provided TV One with administrative and operational support services and access to Radio One personalities. This agreement, originally scheduled to expire in January 2009, was extended to January 2011. Under the advertising services agreement, we provided a specified amount of advertising to TV One. This agreement was also originally scheduled to expire in January 2009 and was extended to January 2011 at which time it expired. In consideration of providing these services, we have received equity in TV One, and receive an annual cash fee of $500,000 for providing services under the network services agreement. We are currently in the process of renegotiating these agreements

We have launched websites that simultaneously stream radio station content for each of our radio stations, and we derive revenue from the sale of advertisements on those websites. We generally encourage our web advertisers to run simultaneous radio campaigns and use mentions in our radio airtime to promote our websites. By providing streaming, we have been able to broaden our listener reach, particularly to “office hour” listeners. We believe streaming has had a positive impact on our radio stations’ reach to listeners. In addition, our station websites link to our other online properties operated by Interactive One acting as traffic sources for these online brands.

In December 2006, we acquired certain assets constituting Giant Magazine, an urban-themed music and lifestyle magazine. In December 2009, we discontinued publication of the magazine. However, we continue to retain the Giant brand as part of our interactive unit at the website Giantlife.com.

Future opportunities could include investments in, or acquisitions of, companies in diverse media businesses, music production and distribution, movie distribution, internet-based services, and distribution of our content through emerging distribution systems such as the internet, cellular phones, personal digital assistants, digital entertainment devices and the home entertainment market.

Competition

The media industry is highly competitive and we face intense competition in both our core radio franchise and in our complementary media properties, including our interactive unit. Our media properties compete for audiences and advertising revenue with other radio stations and with other media such as broadcast and cable television, the internet, satellite radio, newspapers, magazines, direct mail and outdoor advertising, some of which may be controlled by horizontally-integrated companies. Audience ratings and advertising revenue are subject to change and any adverse change in a market could adversely affect our net revenue in that market. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its signal or operations, our stations could suffer a reduction in ratings and advertising revenue. Other media companies which are larger and have more resources may also enter or increase their presence in markets or segments in which we operate. Although we believe our media properties are well positioned to compete, we cannot assure that our properties will maintain or increase their current ratings, market share or advertising revenue.

The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies, which may impact our business. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being, or have been, developed including the following:

•	satellite delivered digital audio radio service with expansive choice, high sound quality and availability on portable devices and in automobiles;

•	audio programming by cable television systems and direct broadcast satellite systems; and

•	digital audio and video content available for listening and/or viewing on the internet and/or available for downloading to portable devices.

Along with most other public radio companies, we have invested in iBiquity, a developer of digital audio broadcast technology. We committed by the end of 2009 to convert most of our analog broadcast radio stations to in-band, on-channel digital radio broadcasts, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies. As of December 31, 2010, we had converted 48 stations to digital broadcast.

Our interactive unit competes for the time and attention of internet users and, thus, advertisers and advertising revenues with a wide range of internet companies such as Yahoo!tm Inc., Googletm and Microsofttm, social networking sites such as MySpacetm and Facebooktm and traditional media companies, which are increasingly offering their own internet products and services. The internet is dynamic and rapidly evolving, and new and popular competitors, such as social networking sites, frequently emerge and/or are fragmented by new and evolving technologies.

Antitrust Regulation

The agencies responsible for enforcing the federal antitrust laws, the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”), may investigate acquisitions. The DOJ has challenged a number of media property transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain media properties. We cannot predict the outcome of any specific DOJ or FTC review of a particular acquisition.

For acquisitions meeting certain size thresholds, the Hart-Scott-Rodino Act requires the parties to file Notification and Report Forms concerning antitrust issues with the DOJ and the FTC and to observe specified waiting period requirements before completing the acquisition. If the investigating agency raises substantive issues in connection with a proposed transaction, the parties involved frequently engage in lengthy discussions and/or negotiations with the investigating agency to address those issues, including restructuring the proposed acquisition or divesting assets. In addition, the investigating agency could file suit in federal court to enjoin the acquisition or to require the divestiture of assets, among other remedies. All acquisitions, regardless of whether they are required to be reported under the Hart-Scott-Rodino Act, may be investigated by the DOJ or the FTC under the antitrust laws before or after completion. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws. The DOJ has stated publicly that it believes that local marketing agreements, joint sales agreements, time brokerage agreements and other similar agreements customarily entered into in connection with radio station transfers could violate the Hart-Scott-Rodino Act if such agreements take effect prior to the expiration of the waiting period under the Hart-Scott-Rodino Act. The DOJ has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. The DOJ has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed these benchmarks.

Federal Regulation of Radio Broadcasting

The radio broadcasting industry is subject to extensive and changing regulation by the Federal Communications Commission (“FCC”) of ownership, programming, technical operations, employment and other business practices. The FCC regulates radio broadcast stations pursuant to the Communications Act (the “Communications Act”) of 1934, as amended. The Communications Act permits the operation of radio broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of a license would serve the public interest, convenience and necessity. Among other things, the FCC:

•	assigns frequency bands for radio broadcasting;

•	determines the particular frequencies, locations, operating power, interference standards and other technical parameters of radio broadcast stations;

•	issues, renews, revokes and modifies radio broadcast station licenses;

•	imposes annual regulatory fees and application processing fees to recover its administrative costs;

•	establishes technical requirements for certain transmitting equipment to restrict harmful emissions;

•	adopts and implements regulations and policies that affect the ownership, operation, program content and employment and business practices of radio broadcast stations; and

•	has the power to impose penalties, including monetary forfeitures, for violations of its rules and the Communications Act.

The Communications Act prohibits the assignment of an FCC license, or transfer of control of an FCC licensee, without the prior approval of the FCC. In determining whether to grant or renew a radio broadcast license or consent to assignment or transfer of a license, the FCC considers a number of factors, including restrictions on foreign ownership, compliance with FCC media ownership limits and other FCC rules, the character and other qualifications of the licensee (or proposed licensee) and compliance with the Anti-Drug Abuse Act of 1988. A licensee’s failure to comply with the requirements of the Communications Act or FCC rules and policies may result in the imposition of sanctions, including admonishment, fines, the grant of a license renewal of less than a full eight-year term or with conditions, denial of a license renewal application, the revocation of an FCC license and/or the denial of FCC consent to acquire additional broadcast properties.

Congress, the FCC and, in some cases, local jurisdictions, are considering and may in the future adopt new laws, regulations and policies that could affect the operation, ownership and profitability of our radio stations, result in the loss of audience share and advertising revenue for our radio broadcast stations or affect our ability to acquire additional radio broadcast stations or finance such acquisitions. Such matters include or may include:

•	changes to the license authorization and renewal process;

•	proposals to improve record keeping, including enhanced disclosure of stations’ efforts to serve the public interest;

•	proposals to impose spectrum use or other fees on FCC licensees;

•	changes to rules relating to political broadcasting including proposals to grant free air time to candidates, and other changes regarding political and non-political program content, funding, political advertising rates, and sponsorship disclosures;

•	proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages;

•	proposals regarding the regulation of the broadcast of indecent or violent content;

•	proposals to increase the actions stations must take to demonstrate service to their local communities;

•	technical and frequency allocation matters, including increased protection of low power FM stations from interference by full-service stations;

•	changes in broadcast multiple ownership, foreign ownership, cross-ownership and ownership attribution policies;

•	changes to allow satellite radio operators to insert local content into their programming service;

•	service and technical rules for digital radio, including possible additional public interest requirements for terrestrial digital audio broadcasters;

•	legislation that would provide for the payment of royalties to artists and musicians whose music is played on terrestrial radio stations;

•	changes to allow telephone companies to deliver audio and video programming to homes in their service areas; and

•	proposals to alter provisions of the tax laws affecting broadcast operations and acquisitions.

The FCC also has adopted procedures for the auction of broadcast spectrum in circumstances where two or more parties have filed mutually exclusive applications for authority to construct new stations or certain major changes in existing stations. Such procedures may limit our efforts to modify or expand the broadcast signals of our stations.

We cannot predict what changes, if any, might be adopted or considered in the future, or what impact, if any, the implementation of any particular proposals or changes might have on our business.

FCC License Grants and Renewals.  In making licensing determinations, the FCC considers an applicant’s legal, technical, financial and other qualifications. The FCC grants radio broadcast station licenses for specific periods of time and, upon application, may renew them for additional terms. A station may continue to operate beyond the expiration date of its license if a timely filed license renewal application is pending. Under the Communications Act, radio broadcast station licenses may be granted for a maximum term of eight years.

Generally, the FCC renews radio broadcast licenses without a hearing upon a finding that:

•	the radio station has served the public interest, convenience and necessity;

•	there have been no serious violations by the licensee of the Communications Act or FCC rules and regulations; and

•	there have been no other violations by the licensee of the Communications Act or FCC rules and regulations which, taken together, indicate a pattern of abuse.

After considering these factors and any petitions to deny a license renewal application (which may lead to a hearing), the FCC may grant the license renewal application with or without conditions, including renewal for a term less than the maximum otherwise permitted. Historically, our licenses have been renewed without any conditions or sanctions imposed; however, there can be no assurance that the licenses of each of our stations will be renewed for a full term without conditions or sanctions.

Types of FCC Broadcast Licenses.  The FCC classifies each AM and FM radio station. An AM radio station operates on either a clear channel, regional channel or local channel. A clear channel serves wide areas, particularly at night. A regional channel serves primarily a principal population center and the contiguous rural areas. A local channel serves primarily a community and the suburban and rural areas immediately contiguous to it. Class A, B and C radio stations each operate unlimited time. Class A radio stations render primary and secondary service over an extended area. Class B radio stations render service only over a primary service area. Class C radio stations render service only over a primary service area that may be reduced as a consequence of interference. Class D radio stations operate either daytime hours only, during limited times only, or unlimited time with low nighttime power.

FM class designations depend upon the geographic zone in which the transmitter of the FM radio station is located. The minimum and maximum facilities requirements for an FM radio station are determined by its class. In general, commercial FM radio stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1, C0 and C. The FCC has adopted a rule subjecting Class C FM stations that do not satisfy a certain antenna height requirement to an involuntary downgrade in class to Class C0 under certain circumstances.

Radio One’s Licenses.  The following table sets forth information with respect to each of our radio stations. A broadcast station’s market may be different from its community of license. The coverage of an AM radio station is chiefly a function of the power of the radio station’s transmitter, less dissipative power losses and any directional antenna adjustments. For FM radio stations, signal coverage area is chiefly a function of the ERP of the radio station’s antenna and the HAAT of the radio station’s antenna. “ERP” refers to the effective radiated power of an FM radio station. “HAAT” refers to the antenna height above average terrain of an FM radio station.

						Antenna
					ERP (FM)	Height
					Power	(AM)
					(AM)	HAAT
	Station		Year of		in	(FM)	Operating	Expiration Date
Market	Call Letters		Acquisition	FCC Class	Kilowatts	in Meters	Frequency	of FCC License

Atlanta	WUMJ-FM	(1)	1999	C3	7.9	175.0	97.5 MHz	4/1/2012
	WAMJ-FM	(2)	1999	C3	21.5	110.0	107.5 MHz	4/1/2012
	WHTA-FM		2002	C2	27.0	176.0	107.9 MHz	4/1/2012
	WPZE-FM	(3)	2004	A	3.0	143.0	102.5 MHz	4/1/2012
Washington, DC	WOL-AM		1980	C	.37	103.0	1450 kHz	10/1/2011
	WMMJ-FM		1987	A	2.9	146.0	102.3 MHz	10/1/2011
	WKYS-FM		1995	B	24.5	215.0	93.9 MHz	10/1/2011
	WPRS-FM		2008	B	20.0	244.0	104.1 MHz	10/1/2011
	WYCB-AM		1998	C	1.0	103.0	1340 kHz	10/1/2011

						Antenna
					ERP (FM)	Height
					Power	(AM)
					(AM)	HAAT
	Station		Year of		in	(FM)	Operating	Expiration Date
Market	Call Letters		Acquisition	FCC Class	Kilowatts	in Meters	Frequency	of FCC License

Philadelphia	WPPZ-FM	(4)	1997	A	0.27	338.0	103.9 MHz	8/1/2014
	WPHI-FM		2000	B	17.0	263.0	100.3 MHz	8/1/2014
	WRNB-FM		2004	A	0.78	276.0	107.9 MHz	6/1/2014
Detroit	WDMK-FM		1998	B	20.0	221.0	105.9 MHz	10/1/2012
	WCHB-AM		1998	B	50.0	49.3	1200 kHz	10/1/2012
	WHTD-FM		1998	B	50.0	152.0	102.7 MHz	10/1/2012
Houston	KMJQ-FM		2000	C	100.0	524.0	102.1 MHz	8/1/2013
	KBXX-FM		2000	C	100.0	585.0	97.9 MHz	8/1/2013
	KROI-FM		2004	C1	21.36	526	92.1 MHz	8/1/2013
Dallas	KBFB-FM		2000	C	99	574	97.9 MHz	8/1/2013
	KSOC-FM		2001	C	100.0	591.0	94.5 MHz	8/1/2013
Baltimore	WWIN-AM		1992	C	0.5	86.9	1400 kHz	10/1/2011
	WWIN-FM		1992	A	3.0	91.0	95.9 MHz	10/1/2011
	WOLB-AM		1993	D	0.25	86.9	1010 kHz	10/1/2011
	WERQ-FM		1993	B	37.0	174.0	92.3 MHz	10/1/2011
St. Louis	WFUN-FM		1999	C3	24.5	102.0	95.5 MHz	12/1/2012
	WHHL-FM		2006	C2	50.0	140.0	104.1 MHz	2/1/2013
Cleveland	WJMO-AM		1999	B	5.0	128.1	1300 kHz	10/1/2012
	WENZ-FM		1999	B	16.0	272.0	107.9 MHz	10/1/2012
	WZAK-FM		2000	B	27.5	189.0	93.1 MHz	10/1/2012
	WERE-AM		2000	C	1.0	106.7	1490 kHz	10/1/2012
Charlotte	WQNC-FM		2000	A	6.0	100.0	92.7 MHz	12/1/2011
	WPZS-FM		2004	A	6.0	100.0	100.9 MHz	12/1/2011
Richmond	WPZZ-FM		1999	C1	100.0	299.0	104.7 MHz	10/1/2011
	WCDX-FM		2001	B1	4.5	235.0	92.1 MHz	10/1/2011
	WKJM-FM		2001	A	6.0	100.0	99.3 MHz	10/1/2011
	WKJS-FM		2001	A	2.3	162.0	105.7 MHz	10/1/2011
	WTPS-AM		2001	C	1.0	121.9	1240 kHz	10/1/2011
Raleigh-Durham	WQOK-FM		2000	C2	50.0	146.0	97.5 MHz	12/1/2011
	WFXK-FM		2000	C1	100.0	299.0	104.3 MHz	12/1/2011
	WFXC-FM		2000	C3	8.0	146.0	107.1 MHz	12/1/2011
	WNNL-FM		2000	C3	7.9	176.0	103.9 MHz	12/1/2011
Boston	WILD-AM		2001	D	4.8	59.6	1090 kHz	4/1/2014
Columbus	WCKX-FM		2001	A	1.9	126.0	107.5 MHz	10/1/2012
	WXMG-FM		2001	A	2.6	154.0	98.9 MHz	10/1/2012
	WJYD-FM		2001	A	6.0	100.0	106.3 MHz	10/1/2012
Cincinnati	WIZF-FM		2001	A	2.5	155.0	101.1 MHz	8/1/2012
	WDBZ-AM		2007	C	1.0	60.7	1230 kHz	10/1/2012
	WMOJ-FM		2006	A	3.1	141.0	100.3 MHz	10/1/2012
Indianapolis(A)	WHHH-FM		2000	A	3.3	87.0	96.3 MHz	8/1/2012
	WTLC-FM		2000	A	6.0	99.0	106.7 MHz	8/1/2012
	WNOU-FM		2000	A	6.0	100.0	100.9 MHz	8/1/2012
	WTLC-AM		2001	B	5.0	140.0	1310 kHz	8/1/2012

(1)	WUMJ-FM effective February 20, 2009 (formerly WPZE-FM).

(2)	WAMJ-FM effective February 27, 2009 (formerly WJZZ-FM).

(3)	WPZE-FM effective February 20, 2009 (formerly WAMJ-FM).

(4)	WPPZ-FM operates with facilities equivalent to 3kW at 100 meters.

(A)	WDNI-CD (formerly WDNI-LP), the low power television station that we acquired in Indianapolis in June 2000, is not included in this table.

To obtain the FCC’s prior consent to assign or transfer control of a broadcast license, an appropriate application must be filed with the FCC. If the assignment or transfer involves a substantial change in ownership or control of the licensee, for example, the transfer or acquisition of more than 50% of the voting stock, the applicant must give public notice and the application is subject to a 30-day period for public comment. During this time, interested parties may file petitions with the FCC to deny the application. Informal objections may be filed any time until the FCC acts upon the application. If the FCC grants an assignment or transfer application, administrative procedures provide for petitions seeking reconsideration or full FCC review of the grant. The Communications Act also permits the appeal of a contested grant to a federal court in certain instances.

Under the Communications Act, a broadcast license may not be granted to or held by any persons who are not U.S. citizens or by any corporation that has more than 20% of its capital stock owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. The Communications Act prohibits indirect foreign ownership through a parent company of the licensee of more than 25% if the FCC determines the public interest will be served by the refusal or revocation of such license. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such entity, and the FCC has made such an affirmative finding only in limited circumstances. Since we serve as a holding company for subsidiaries that serve as licensees for our stations, we are effectively restricted from having more than one-fourth of our stock owned or voted directly or indirectly by non-U.S. citizens or their representatives, foreign governments, representatives of foreign governments or foreign business entities.

The FCC generally applies its media ownership limits to “attributable” interests. The interests of officers, directors and those who directly or indirectly hold five percent or more of the total outstanding voting stock of a corporation that holds a broadcast license are generally deemed attributable interests, as are any limited partnership or limited liability company interests that are not properly “insulated” from management activities. Passive investors that hold stock for investment purposes only may hold attributable interests with the ownership of 20% or more of the voting stock of the licensee corporation. An entity with one or more radio stations in a market that enters into a local marketing agreement or a time brokerage agreement with another radio station in the same market obtains an attributable interest in the brokered radio station, if the brokering station supplies more than 15% of the brokered radio station’s weekly broadcast hours. Similarly, a radio station licensee’s right under a joint sales agreement (“JSA”) to sell more than 15% per week of the advertising time on another radio station in the same market constitutes an attributable ownership interest in such station for purposes of the FCC’s ownership rules. Debt instruments, non-voting stock, unexercised options and warrants, minority voting interests in corporations having a single majority shareholder and limited partnership or limited liability company membership interests where the interest holder is not “materially involved” in the media-related activities of the partnership or limited liability company generally do not subject their holders to attribution unless such interests implicate the FCC’s equity-debt-plus (or “EDP”) rule. Under the EDP rule, a major programming supplier or a same-market media entity will have an attributable interest in a station if the supplier or same-market media entity also holds debt or equity, or both, in the station that is greater than 33% of the value of the station’s total debt plus equity. For purposes of the EDP rule, equity includes all stock, whether voting or nonvoting, and interests held by limited partners or limited liability company members that are not materially involved. A major programming supplier is any supplier that provides more than 15% of the station’s weekly programming hours. The FCC has adopted revisions to the EDP rule to promote diversification of broadcast ownership, allowing the 33% EDP benchmark to be exceeded in certain circumstances that would enable an “eligible entity” (as defined by the FCC) to acquire a broadcast station.

The Communications Act and FCC rules generally restrict ownership, operation or control of, or the common holding of attributable interests in:

•	radio broadcast stations above certain numerical limits serving the same local market;

•	radio broadcast stations combined with television broadcast stations above certain numerical limits serving the same local market (radio/television cross ownership); and

•	a radio broadcast station and an English-language daily newspaper serving the same local market (newspaper/broadcast cross-ownership), although in late 2007 the FCC adopted a revised rule that would allow a degree of same-market newspaper/broadcast cross-ownership based on certain presumptions, criteria and limitations.

The media ownership rules are subject to periodic review by the FCC. In 2003, the FCC adopted new rules to modify ownership limits, to change the way a local radio market is defined and to make JSAs involving more than 15% of a same-market radio station’s advertising sales “attributable” under the ownership limits. The FCC grandfathered existing combinations of radio stations that would not comply with the modified rules. However, the FCC ruled that such noncompliant combinations could not be sold intact except to certain “eligible entities,” which the agency defined as entities qualifying as a small business consistent with Small Business Administration standards. The 2003 rules were challenged in court and the Third Circuit stayed their implementation, among other things, on the basis that the FCC did not adequately justify its radio ownership limits. Subsequently, the Third Circuit partially lifted its stay to allow the new local market definition, JSA attribution rule and grandfathering rules to go into effect. The FCC currently is applying such revisions to pending and new applications.

The numerical limits on radio stations that one entity may own in a local market are as follows:

•	in a radio market with 45 or more commercial radio stations, a party may own, operate or control up to eight commercial radio stations, not more than five of which are in the same service (AM or FM);

•	in a radio market with 30 to 44 commercial radio stations, a party may own, operate or control up to seven commercial radio stations, not more than four of which are in the same service (AM or FM);

•	in a radio market with 15 to 29 commercial radio stations, a party may own, operate or control up to six commercial radio stations, not more than four of which are in the same service (AM or FM); and

•	in a radio market with 14 or fewer commercial radio stations, a party may own, operate or control up to five commercial radio stations, not more than three of which are in the same service (AM or FM), except that a party may not own, operate, or control more than 50% of the radio stations in such market.

To apply these tiers, the FCC currently relies on Arbitron Metro Survey Areas, where they exist. In other areas, the FCC relies on a contour-overlap methodology. Under this approach, the FCC uses one overlapping contour methodology for defining a local radio market and counting the number of stations that the applicant controls or proposes to control in that market, and it employs a separate overlapping contour methodology for determining the number of operating commercial radio stations in the market for determining compliance with the local radio ownership caps. For radio stations located outside Arbitron Metro Survey Areas, the FCC is undertaking a rulemaking to determine how to define local radio markets in areas located outside Arbitron Metro Survey Areas. The market definition used by the FCC in applying its ownership rules may not be the same as that used for purposes of the Hart-Scott-Rodino Act.

In its 2003 media ownership decision, the FCC adopted new cross-media limits to replace the former newspaper-broadcast and radio-television cross-ownership rules. These provisions were remanded by the Third Circuit for further FCC consideration and are currently subject to a judicial stay. In 2006, the FCC commenced a new rule making proceeding which addressed the next periodic review and issues on remand from the Third Circuit. At an open meeting on December 18, 2007, the FCC adopted a decision in that proceeding. It revised the newspaper/broadcast cross-ownership rule to allow a degree of same-market newspaper/broadcast ownership based on certain presumptions, criteria and limitations. It made no changes to the currently effective local radio ownership rules (as modified in 2003) or the radio/television cross-ownership rule (as modified in 1999). The FCC’s 2007 decision is the subject of a request for reconsideration and various court appeals.

The attribution and media ownership rules limit the number of radio stations we may acquire or own in any particular market and may limit the prospective buyers of any stations we want to sell. The FCC’s rules could affect our business in a number of ways, including, but not limited to, the following:

•	enforcement of a more narrow market definition based upon Arbitron markets could have an adverse effect on our ability to accumulate stations in a given area or to sell a group of stations in a local market to a single entity;

•	restricting the assignment and transfer of control of radio combinations that exceed the new ownership limits as a result of the revised local market definitions could adversely affect our ability to buy or sell a group of stations in a local market from or to a single entity; and

•	in general terms, future changes in the way the FCC defines radio markets or in the numerical station caps could limit our ability to acquire new stations in certain markets, our ability to operate stations pursuant to certain agreements, and our ability to improve the coverage contours of our existing stations.

Programming and Operations.  The Communications Act requires broadcasters to serve the “public interest” by presenting programming in response to community problems, needs and interests and maintaining records demonstrating its responsiveness. The FCC considers complaints from listeners about a broadcast station’s programming, and the station is required to maintain letters and emails it receives from the public regarding station operation on public file for three years. In November 2007, the FCC adopted rules establishing a standardized form for reporting information on a television station’s public interest programming and requiring television broadcasters to post the new form, as well as other documents in their public inspection files, on station websites. The FCC is considering whether to adopt similar rules for radio stations. Moreover, the FCC has proposed rules designed to increase local programming content and diversity, including renewal application processing guidelines for locally-oriented programming and a requirement that broadcasters establish advisory boards in the communities where they own stations. Stations also must follow FCC rules and policies regulating political advertising, obscene or indecent programming, sponsorship identification, contests and lotteries and technical operation, including limits on human exposure to radio frequency radiation.

The FCC’s rules prohibit a broadcast licensee from simulcasting more than 25% of its programming on another radio station in the same broadcast service (that is, AM/AM or FM/FM). The simulcasting restriction applies if the licensee owns both radio broadcast stations or owns one and programs the other through a local marketing agreement, and only if the contours of the radio stations overlap in a certain manner.

The FCC requires that licensees not discriminate in hiring practices on the basis of race, color, religion, national origin or gender. It also requires stations with at least five full-time employees to disseminate information about all full-time job openings and undertake outreach initiatives from an FCC list of activities such as participation in job fairs, internships or scholarship programs. The FCC is considering whether to apply these recruitment requirements to part-time employment positions. Stations must retain records of their outreach efforts and keep an annual Equal Employment Opportunity (“EEO”) report in their public inspection files and post an electronic version on their websites. Radio stations with more than 10 full-time employees must file certain EEO reports with the FCC midway through their license term.

From time to time, complaints may be filed against any of our radio stations alleging violations of these or other rules. In addition, the FCC may conduct audits or inspections to ensure and verify licensee compliance with FCC rules and regulations. Failure to observe these or other rules and regulations can result in the imposition of various sanctions, including fines or conditions, the grant of “short” (less than the maximum eight year) renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

Employees

As of June 30, 2011, we employed 867 full-time employees and 392 part-time employees. Our employees are not unionized; however, some of our employees were at one point covered by collective bargaining agreements that we assumed in connection with certain of our station acquisitions. We have not experienced any work stoppages and believe relations with our employees are satisfactory.

Properties

The types of properties required to support each of our radio stations include offices, studios and transmitter/antenna sites. Our other media properties, such as Interactive One and CCI, generally only require office space. We typically lease our studio and office space with lease terms ranging from five to 10 years in length. A station’s studios are generally housed with its offices in business districts. We generally consider our facilities to be suitable and of adequate size for our current and intended purposes. We lease a majority of our main transmitter/antenna sites and associated broadcast towers and, when negotiating a lease for such sites, we try to obtain a lengthy lease term with options to renew. In general, we do not anticipate difficulties in renewing facility or transmitter/antenna site leases, or in leasing additional space or sites, if required.

We own substantially all of our equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by our stations are generally in good condition, although opportunities to upgrade facilities are periodically reviewed. The tangible personal property owned by us and the real property owned or leased by us are subject to security interests under our senior credit facility.

Legal Proceedings

In November 2001, Radio One and certain of its officers and directors were named as defendants in a class action shareholder complaint filed in the United States District Court for the Southern District of New York, captioned, In re Radio One, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-10160. Similar complaints were filed in the same court against hundreds of other public companies (Issuers) that conducted initial public offerings of their common stock in the late 1990s (“the IPO Cases”). In the complaint filed against Radio One (as amended), the plaintiffs claimed that Radio One, certain of its officers and directors, and the underwriters of certain of its public offerings violated Section 11 of the Securities Act. The plaintiffs’ claim was based on allegations that Radio One’s registration statement and prospectus failed to disclose material facts regarding the compensation to be received by the underwriters, and the stock allocation practices of the underwriters. The complaint also contains a claim for violation of Section 10(b) of the Securities Exchange Act of 1934 based on allegations that these omissions constituted a deceit on investors. The plaintiffs seek unspecified monetary damages and other relief.

In July 2002, Radio One joined in a global motion, filed by the Issuers, to dismiss the IPO Lawsuits. In October 2002, the court entered an order dismissing the Company’s named officers and directors from the IPO Lawsuits without prejudice, pursuant to an agreement tolling the statute of limitations with respect to Radio One’s officers and directors until September 30, 2003. In February 2003, the court issued a decision denying the motion to dismiss the Section 11 and Section 10(b) claims against Radio One and most of the Issuers.

In July 2003, a Special Litigation Committee of Radio One’s board of directors approved in principle a tentative settlement with the plaintiffs. The proposed settlement would have provided for the dismissal with prejudice of all claims against the participating Issuers and their officers and directors in the IPO Cases and the assignment to plaintiffs of certain potential claims that the Issuers may have against their underwriters. In September 2003, in connection with the proposed settlement, Radio One’s named officers and directors extended the tolling agreement so that it would not expire prior to any settlement being finalized. In June 2004, Radio One executed a final settlement agreement with the plaintiffs. In 2005, the court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement. On February 24, 2006, the court dismissed litigation filed against certain underwriters in connection with the claims to be assigned to the plaintiffs under the settlement. On April 24, 2006, the court held a Final Fairness Hearing to determine whether to grant final approval of the settlement. On December 5, 2006, the Second

Circuit Court of Appeals vacated the district court’s earlier decision certifying as class actions the six IPO Cases designated as “focus cases.” Thereafter, the district court ordered a stay of all proceedings in all of the IPO Cases pending the outcome of plaintiffs’ petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs’ rehearing petition, but clarified that the plaintiffs may seek to certify a more limited class in the district court. Accordingly, the settlement was terminated pursuant to stipulation of the parties and did not receive final approval.

Plaintiffs filed amended complaints in the six “focus cases” on or about August 14, 2007. Radio One is not a defendant in the focus cases. In September 2007, Radio One’s named officers and directors again extended the tolling agreement with plaintiffs. On or about September 27, 2007, plaintiffs moved to certify the classes alleged in the “focus cases” and to appoint class representatives and class counsel in those cases. The focus cases issuers filed motions to dismiss the claims against them in November 2007 and an opposition to plaintiffs’ motion for the class certification in December 2007. On March 16, 2008, the district court denied the motions to dismiss in the focus cases. In August 2008, the parties to the IPO Cases began mediation toward a global settlement of the IPO Cases. In September 2008, Radio One’s board of directors approved in principle participation in a tentative settlement with the plaintiffs. On October 2, 2008, the plaintiffs withdrew their class certification motion. In April 2009, a global settlement was reached in the IPO Cases and submitted to the district court for approval. On June 9, 2009, the court granted preliminary approval of the proposed settlement and ordered that notice of the settlement be published and mailed to class members. On September 10, 2009, the court held a Final Fairness Hearing. On October 6, 2009, the court certified the settlement class in each IPO Case and granted final approval of the settlement. On or about October 23, 2009, three shareholders filed a Petition for Permission To Appeal Class Certification Order, challenging the court’s certification of the settlement classes. Beginning on October 29, 2009, a number of shareholders also filed direct appeals, objecting to final approval of the settlement. If the settlement is affirmed on appeal, the settlement will result in the dismissal of all claims against Radio One and its officers and directors with prejudice, and our pro rata share of the settlement fund will be fully funded by insurance.

Radio One is involved from time to time in various routine legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. Radio One believes the resolution of such matters will not have a material adverse effect on its business, financial condition or results of operations.

DIRECTORS, OFFICERS AND CORPORATE GOVERNANCE(1)

As of the date of this prospectus, our current directors and executive officers are:

Catherine L. Hughes Chairperson of the Board and Secretary Director since 1980 Age: 64	Ms. Hughes has been Chairperson of the Board and Secretary of Radio One since 1980, and was Chief Executive Officer of Radio One from 1980 to 1997. Since 1980, Ms. Hughes has worked in various capacities for Radio One including President, General Manager, General Sales Manager and talk show host. She began her career in radio as General Sales Manager of WHUR-FM, the Howard University-owned, urban-contemporary radio station. Ms. Hughes is the mother of Mr. Liggins, Radio One’s Chief Executive Officer, Treasurer, President and a Director. Over the last 5 years, Ms. Hughes has sat on the boards of directors of numerous organizations including Broadcast Music, Inc. and Piney Woods High School. During that period, she has also sat on an advisory board for Wal-Mart Stores, Inc., a publicly held company. Ms. Hughes’ qualifications to serve as a director include her being the founder of Radio One, her over 30 years of operational experience with the Company and her unique status within the African-American community. Her service on other boards of directors and advisory boards is also beneficial to Radio One.
Alfred C. Liggins, III Chief Executive Officer, President and Treasurer Director since 1989 Age: 46	Mr. Liggins has been Chief Executive Officer (“CEO”) of Radio One since 1997 and President since 1989. Mr. Liggins joined Radio One in 1985 as an account manager at WOL-AM. In 1987, he was promoted to General Sales Manager and promoted again in 1988 to General Manager overseeing Radio One’s Washington, DC operations. After becoming President, Mr. Liggins engineered Radio One’s expansion into new markets. Mr. Liggins is a graduate of the Wharton School of Business Executive MBA Program. Mr. Liggins is the son of Ms. Hughes, Radio One’s Chairperson, Secretary and a Director. Over the last 5 years, Mr. Liggins has sat on the boards of directors of numerous organizations including the Apollo Theater Foundation, Reach Media, The Boys & Girls Clubs of America, The Ibiquity Corporation, the National Association of Black Owned Broadcasters and the National Association of Broadcasters. Mr. Liggins’ qualifications to serve as a director include his over 25 years of operational experience with the Company in various capacities and his nationally recognized expertise in the entertainment and media industries.

D. Geoffrey Armstrong Director since 2001 Age: 54	Mr. Armstrong is currently Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. Prior to that, he was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998. Since November 2003, Mr. Armstrong has also been a director of Nexstar Broadcasting Group, Inc., a publicly held company. Mr. Armstrong’s qualifications to serve as a director include his many years of senior management experience at various public and private companies, including as a chief financial officer and chief operating officer, and his ability to provide insight into a number of areas including governance, executive compensation and corporate finance.
Ronald E. Blaylock Director since 2002 Age: 51	Mr. Blaylock has been the Founder and Managing Partner of GenNx360 Capital Partners, a private equity buy out firm, since 2006. Mr. Blaylock was the Founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm, and held senior management positions with PaineWebber Group and Citicorp before launching Blaylock & Company, Inc. in 1993. Mr. Blaylock is also currently a director of CarMax, Inc. (2007 to present) and W. R. Berkley Corporation (2001 to present). Mr. Blaylock’s founding and management of two financial services companies has provided him with valuable business, leadership and management experience. As a result, Mr. Blaylock brings substantial financial expertise to the board. In addition, Mr. Blaylock’s experience on the boards of directors of other public companies enables him to bring other perspectives and experience to the board.

Dennis Miller Director since 2011 Age: 54	Mr. Miller serves as a General Partner with Spark Capital, LLC, a venture fund with an investment focus on the conflux of the media, entertainment and technology industries. Prior to joining Spark Capital in 2005, Mr. Miller was a Managing Director of Constellation Ventures, the venture investment arm of Bear Stearns. His portfolio of investments has included TV One, College Sports Television (acquired by CBS), Widevine (acquired by Google), K12 taken public in 2008 (NYSE:LRN), Next New Networks (acquired by Google) and The Gospel Channel. He also served on the Board of Directors of Capital IQ (acquired by McGraw-Hill). From 1998 to 2000, Mr. Miller was Executive Vice President of Lions Gate Entertainment. Prior to joining Lions Gate, he was an Executive Vice President with Sony Pictures Entertainment (“SPE”) where he was responsible for all television operations of SPE and actively involved with strategic planning and new media. From 1990 to 1995, Mr. Miller was Executive Vice President of Turner Network Television. In 1993, he took on the additional responsibility for the Turner Entertainment Company. Mr. Miller’s qualifications to serve as a director include his knowledge of TV One, his many years of senior management experience at various public and private media enterprises, and his knowledge of new media enterprises.
Terry L. Jones Director since 1995 Age: 63	Mr. Jones is the Managing Member of the General Partner of Syndicated Communications Venture Partners V, L.P. and the Managing Member of Syncom Venture Management Co., LLC (“Syncom”). Prior to joining Syncom in 1978, he was co-founding stockholder and Vice President of Kiambere Savings and Loan in Nairobi, and a Lecturer at the University of Nairobi. He also worked as a Senior Electrical Engineer for Westinghouse Aerospace and Litton Industries. He is a member of the board of directors for several other Syncom portfolio companies including Radio One, Inc. He formerly served on the Board of the Southern African Enterprise Development Fund, a presidential appointment, and is on the Board of Trustees of Spellman College. Mr. Jones received a B.S. degree in Electrical Engineering from Trinity College, an M.S. degree in Electrical Engineering from George Washington University and a Masters of Business Administration from Harvard University. During the last 5 years, Mr. Jones has sat on the boards of directors of TV One, Iridium Communications, Inc., a publicly held company (“Iridium”), PKS Communications, Inc., a publicly held company, Weather Decisions Technology, Inc., V-me, Inc., Syncom and Verified Identity Pass, Inc. He currently serves on the board of directors of Iridium (2001 to present), Syncom and Cyber Digital, Inc., a publicly held company. Mr. Jones’ qualifications to serve as a director include his knowledge of Radio One, his many years of senior management experience at various public and private media enterprises, and his ability to provide insight into a number of areas including governance, executive compensation and corporate finance.

Brian W. McNeill Director since 1995 Age: 55	Mr. McNeill is a founder and Managing General Partner of Alta Communications. He specializes in identifying and managing investments in the traditional sectors of the media industry, including radio and television broadcasting, outdoor advertising and other advertising-based or cash flow-based businesses. Over the last 5 years, Mr. McNeill has served on the board of directors of some of the most significant companies in the radio and television industries including Una Vez Mas, Millennium Radio Group, LLC and NextMedia Investors LLC. He joined Burr, Egan, Deleage & Co. as a general partner in 1986, where he focused on the media and communications industries. Previously, Mr. McNeill formed and managed the Broadcasting Lending Division at the Bank of Boston. He received an MBA from the Amos Tuck School of Business Administration at Dartmouth College and graduated magna cum laude with a degree in economics from the College of the Holy Cross. Mr. McNeill’s qualifications to serve as a director include his knowledge of Radio One, the media industry and the financial markets, and his ability to provide input into a number of areas including governance, executive compensation and corporate finance. His service on the boards of directors of various other media companies also is beneficial to Radio One.
Peter D. Thompson Executive Vice President and Chief Financial Officer Age: 46	Mr. Thompson has been Chief Financial Officer (“CFO”) of Radio One since February 2008. Mr. Thompson joined the Company in October 2007, as the Company’s Executive Vice President of Business Development. Prior to his employment with the Company, Mr. Thompson worked on various business development projects for Radio One. Prior to working with the Company, Mr. Thompson served as a public accountant and spent 13 years at Universal Music in the United Kingdom, including five years serving as CFO.
Barry A. Mayo President, Radio Division Age: 59	Mr. Mayo has been President of Radio One’s Radio Division since August 2007. Prior to joining Radio One, Mr. Mayo served as a consultant to the Company through his firm Mayomedia, a media consulting firm specializing in urban markets. Mr. Mayo has held numerous senior management positions during his 30 plus years of experience in the industry. He began as a program director and he helped create one of the largest urban stations in the country, WRKS-FM, in New York. Three years after joining the programming staff at WRKS-FM, Mr. Mayo became Vice President and General Manager of that station. In 1988, he and a group of partners founded Broadcast Partners. While Mr. Mayo served as President, Broadcast Partners grew into an eleven-station, publicly traded company with stations in Dallas, New York, Chicago and Charlotte. In 1995, Mr. Mayo sold his share of Broadcast Partners and founded Mayomedia. In 2003, he was recruited back to New York to become the Senior Vice President and Market Manager for Emmis Radio. He left Emmis Radio in 2006 to resume his consulting career and began working with Radio One in July 2006 as a consultant.

Linda J. Vilardo Vice President, Assistant Secretary and Chief Administrative Officer Age: 54	Ms. Vilardo has been Chief Administrative Officer (“CAO”) of Radio One since November 2004, Assistant Secretary since April 1999, Vice President since February 2001, and was General Counsel from January 1998 to January 2005. Prior to joining Radio One, Ms. Vilardo was a partner in the Washington, DC office of Davis Wright Tremaine LLP, where she represented Radio One as outside counsel. From 1992 to 1997, she was a shareholder of Roberts & Eckard, P.C., a firm that she co-founded. Ms. Vilardo is a graduate of Gettysburg College, the National Law Center at George Washington University and the University of Glasgow.

(1)	On May 16, 2011, prior to the 2011 annual meeting of stockholders (the “2011 Meeting”), B. Doyle Mitchell, Jr. submitted his resignation from the Board of Directors of the Company (the “Board”), including a prospective resignation if he were re-elected at the 2011 Meeting to serve until the 2012 annual meeting of stockholders (the “2012 Meeting”). On May 18, 2011, in accordance with the Company’s bylaws, the Board appointed Dennis Miller as a Class B director to serve until the 2012 Meeting or until his successor is duly elected and qualified.

Board of Directors

The board of directors is comprised of seven members, five of whom are neither officers nor employees of Radio One. Ms. Hughes has been Chairperson of the board of directors since 1980.

Committees of the Board of Directors

The board has a standing audit committee, compensation committee and nominating committee. Each committee has a written charter which guides its functions. The written charters are available on our website at www.radio-one.com/about.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The first part of the narrative below, entitled Compensation Policies and Philosophy, discusses in detail our compensation philosophy and practices. The second part of the Compensation Discussion and Analysis, entitled 2010 Compensation Actions, discusses compensation decisions and actions for our named executives that occurred during calendar year 2010, including certain actions with respect to fiscal year 2009. The Company’s compensation committee (for purposes of this discussion, the “Committee”) is appointed by the board of directors and has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Committee oversees the compensation of the Company’s executive officers and determines the compensation of the Chairperson and the CEO. The Committee strives to ensure that the total compensation paid to the Company’s named executive officers is fair, reasonable and competitive and provides an appropriate mix of different compensation elements that find a balance between current versus long-term compensation and cash versus equity incentive compensation.

We are a “controlled company” under the NASDAQ listing rule as more than 50% of our voting power is held by Catherine L. Hughes, our Chairperson of the Board and Secretary, and Alfred C. Liggins, III, our CEO and President. While we were therefore not subject to NASDAQ rules that would require us to have a compensation committee composed solely of independent directors, during the year ended December 31, 2010, all of the members of the Committee were independent directors. Throughout this discussion, we refer to the individuals who served during calendar year 2010 as the Company’s Chairperson, CEO, Chief Financial Officer (“CFO”), Chief Administrative Officer (“CAO”) and President-Radio Division (“PRD”), as the Company’s “named executive officers.”

Compensation Policies and Philosophy

The overall objective of our compensation plan is to attract, motivate, retain and reward the top-quality management that we need in order to operate successfully and meet our strategic objectives, including our diversification into a broader multi-media company. To achieve this, we aim to provide a compensation package that is competitive in the markets and industries in which we compete for talent, that provides rewards for achieving financial, operational and strategic performance goals and aligns executives’ financial interests with those of our shareholders.

We operate in the intensely competitive media industry, which is characterized by rapidly changing technology, evolving industry standards, frequent introduction of new media services, price and cost competition, limited advertising dollars, and extensive regulation. We face many aggressive and well-financed competitors. In this environment, our success depends on attracting and maintaining a leadership team with the integrity, skills, and dedication needed to manage a dynamic organization and the vision to anticipate and respond to future market developments. We use our executive compensation program to help us achieve this objective. Part of the compensation package, principally the annual salary, benefits and perquisites, is designed to enable us to assemble and retain a group of executives who have the collective and individual experience and abilities necessary to run our business to meet these challenges. Other parts, principally the annual bonus opportunity and the stock-based awards, are intended to focus these executives on achieving financial results that enhance the value of our stockholders’ investment. At the same time, the compensation structure is flexible, so that we can meet the changing needs of our business over time and reward executive officers and managers based on the financial performance of operations under their control.

Our compensation packages also take into account the economic and general business conditions at the time in which compensation decisions are made. While we may adjust and refine our compensation packages as operating conditions change, we believe it is important to maintain consistency in our compensation philosophy and approach. We recognize that value-creating performance by an executive or group of executives does not always translate immediately into appreciation of our stock price, particularly in periods of industry transformation and/or general economic volatility. Management and the Committee are aware of the impact that industry transformation and the general economic volatility has had on the Company’s stock price, but the Committee intends to continue to reward management performance based on its belief that over time strong operating performance, including performance in diversifying the Company’s multi-media platform will be reflected through stock price appreciation. In the context of industry decline, the Committee also believes that performance as measured against the industry in general and relative to the markets in which we operate should be given consideration. That said, we believe that it is appropriate for certain components of compensation to decline and/or for management to share in corporate-wide financial sacrifice in challenging operating environments and during periods of economic stress and reduced earnings.

Process

The Committee meets periodically throughout the year. In addition, members of the Committee discuss compensation matters with our CEO and CFO and among themselves informally outside of meetings. The CEO may make recommendations to the Committee concerning the amount and form of compensation to all named executive officers. In establishing the compensation levels for Radio One’s Chairperson and CEO in connection with their April 2008 employment agreements, the Committee itself engaged the services of Pearl Meyers & Partners, LLC (“Pearl Meyers”), a nationally recognized compensation consultant, and outside counsel to ensure compliance with its fiduciary duties. In connection with the Chairperson’s and CEO’s April 2008 employment agreements, the Committee used its compensation consultant to provide advice in the development and evaluation of compensation and the Committee’s determinations of the Chairperson’s and CEO’s compensation awards. The outside consultant, however, is not consulted by the Committee on all executive compensation issues or all aspects of any particular issue, but is used as the Committee deems appropriate.

The Committee uses judgment and discretion rather than relying solely on formulaic results. The Committee considers a number of qualitative and quantitative factors, including the competitive market for executives, the level and types of compensation paid to executive officers in similar positions by comparable companies, performance in the context of the economic environment relative to other companies, vision and ability to create further growth, the ability to lead others and an evaluation of Radio One’s financial and operational performance. We review the compensation paid to executives at other radio broadcasting companies as a reference point for determining the competitiveness of our executive compensation and to determine a competitive range of compensation observed in the marketplace. Generally speaking, our peer group of radio broadcasting companies includes Citadel Broadcasting Corporation, Emmis Communications Corp., Entercom Communications Corp. and Saga Communications, Inc. The major compensation elements that may be examined in that analysis could include: base salary; actual total cash compensation (base salary plus annual bonus); and total direct compensation (base salary plus annual bonus plus the expected value of long-term incentives). In addition, given the diversity of our business, the Committee may review the compensation practices at companies with which it competes for talent, including television, cable, film, online, software and other publicly held businesses with a scope and complexity similar to ours. However, the Committee does not attempt to benchmark or set each compensation element for its named executive officers within a particular range or percentile related to levels provided by industry peers. Rather, the Committee uses market comparisons as one factor in making compensation decisions and to understand current compensation trends and practices in the marketplace. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationships, complexity and importance of roles and responsibilities, leadership and growth potential.

Principal Components of Executive Compensation

We seek to achieve our compensation philosophy through three key compensation elements:

•	base salary;

•	a performance-based annual bonus (that constitutes the short-term incentive element of our program), which may be paid in cash, restricted stock shares or a combination of these; and

•	grants of long-term, equity-based compensation (that constitute the long-term incentive element of our program), such as stock options and/or restricted stock shares, which may be subject to time-based and/or performance-based vesting requirements.

The Committee believes that this three-part approach is consistent with programs adopted by similarly situated companies, allows us to stay competitive in our industry and best serves the interests of our stockholders by linking significant components of executive compensation to company performance. The approach enables us to meet the requirements of the competitive environment in which we operate, while ensuring that named executive officers are compensated in a manner that advances both the short and long-term interests of our stockholders. Under this approach, compensation for our named executive officers involves a high proportion of pay that is “at risk”, namely, the annual bonus and the value of stock options and restricted stock units. Stock options and/or restricted stock units relate a significant portion of each named executive officer’s long-term remuneration directly to the stock price appreciation realized by our stockholders.

Base salary.  Our objective with respect to base salary is to pay our executives compensation that is competitive in the marketplace and reflects the level of responsibility and performance of the executive, the executive’s experience and tenure, the scope and complexity of the position, the compensation of the executive compared to the compensation of our other key salaried employees, the compensation paid for comparable positions by other companies in the radio broadcast industry, and the performance of our Company.

Non-Equity Incentive Plan Compensation.  Our executives are eligible to receive an annual bonus intended to provide financial incentives for performance and to align the goals and performance of the executive to our overall objectives. The Committee has significant flexibility in awarding cash bonuses. The Committee may consider, among other things, year-to-year revenue growth compared to that of the radio industry in general or the markets in which we operate, same station revenue, operating performance versus our business plan, acquisitions and divestitures, employee retention, sales and operating initiatives, and stock price performance compared to the industry peer group. Bonus recommendations for named executive officers other than the CEO are proposed by the CEO, reviewed, revised when appropriate, and approved by the Committee. The Committee establishes the bonus level for the CEO.

Long-term Incentives.  We believe that equity ownership by Company executives provides incentive to build stockholder value, aligns the interests of the executives with the interests of stockholders and serves as motivation for long-term performance. The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, align the interests of the named executive with those of our shareholders and retain key employees. We believe that providing grants of stock options and/or restricted stock shares effectively focuses the named executives on delivering long-term value to our shareholders because options only have value to the extent the price of our stock on the date of exercise exceeds the stock price on the grant date, and shares of restricted stock reward and retain the named executive officer by offering them the opportunity to receive shares of stock on the date the restrictions lapse so long as they continue to be employed by the Company. Until May 5, 2009, stock awards were made pursuant to the Radio One Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan, which was approved by our stockholders (as amended, the “1999 Stock Plan”). The 1999 Stock Plan expired by its terms on May 5, 2009. At our 2009 annual stockholders meeting held December 16, 2009, our stockholders adopted the Radio One 2009 Stock Option and Restricted Stock Grant Plan (the “2009 Stock Plan”).

Under the 2009 Stock Plan, the Committee can award stock options or grant restricted stock to any executive officer or other eligible participants under the plan, on its own initiative or at the recommendation of management. The Committee determines the number of incentive awards granted to our named executive officers on an individual, discretionary basis. The level of long-term incentive compensation generally is determined with consideration given to total compensation provided to named executive officers, publicly available market data on total compensation packages, the value of long-term incentive grants at peer companies, total stockholder return, stockholder dilution and input from the CEO. In accordance with our Stock Plan Administration Procedures, as approved by the Committee, the grant date and pricing date for awards approved by the Committee to named executive officers (other than a company wide grant) is the next monthly grant date immediately following the meeting of the Committee at which the awards were approved. Under our Stock Plan Administration Procedures, monthly grant dates are generally defined as the fifth day of each month, or the next NASDAQ trading day in the event the fifth day is not a business day. For example, if the Committee approved an award at any time between January 5, 2010 and February 4, 2010, the applicable monthly grant date would be February 5, 2010, and, thus, the grant date and pricing date would be February 5, 2010. If the Committee approved an award at any time between February 5, 2010 and March 4, 2010, the applicable monthly grant date would be March 5, 2010, and, thus, the grant date and pricing date would be March 5, 2010. However, it is also our practice in granting options or stock awards to wait for the release of any material non-public information and settlement of that information in the marketplace. Thus, for example, if the Committee approved an award at any time between January 5, 2010 and February 4, 2010, and, it was determined that material non-public information existed, the grant date for the awards would be delayed until March 5, 2010, assuming the information in question was communicated to the marketplace prior to such date.

When authorized by the Committee to do so, the CEO or CFO may make stock option awards or restricted stock grants to new hires, contractors or consultants and to existing employees on promotion or other change in employee status, in accordance with the Committee’s delegation of authority. Historically, we have utilized stock options as our primary means of providing long-term incentive compensation. Statement of Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation,” sets forth accounting requirements for share-based compensation to employees using a fair-value based method.

2010 Compensation Actions

Base Salary

In January 2009, the CEO directed the CFO, CAO and the PRD (the “Executive Officer Response Team”) to determine appropriate actions to take to provide for the Company’s continued covenant compliance and operational performance given the severity of the decline in the economic environment and the resulting impact upon the Company’s operations. The Executive Officer Response Team, in consultation with other Company executives, determined that the Company should implement a variety of cost savings initiatives in response to the deteriorating economic conditions and as a preemptive measure in response to potential further economic decline. The Executive Officer Response Team recommended, among other actions: (i) Company-wide salary reductions; (ii) a “use it or lose it” vacation policy; and (ii) mandatory vacation through office closings in order to provide expense savings and financial flexibility to the Company. The Executive Officer Response Team made this recommendation to the CEO, including a recommendation that all named executive officers participate in the salary reduction program. The CEO adopted the recommendation and reported to the Committee that all named executive officers would accept salary cuts of seven percent. Thus, without action by the Committee, each of the named executive officers agreed to waive all contractual rights to any automatic salary increase for 2009 and instead accepted seven percent salary reductions (the “2009 Salary Reductions”) from their 2008 compensation levels until such time as it was determined that such reductions were no longer necessary based on the financial status of the Company. Effective April 1, 2010, the 2009 Salary Reductions were lifted for all Company staff, including each of the named executive officers, except for the PRD, whose salary was reinstated January 1, 2010 as a part of his new employment agreement as described below.

2009 and 2010 Non-Equity Incentive Plan Compensation

This cash-based element of compensation provides executives an incentive and a reward for achieving meaningful near-term performance objectives. The Committee believes that it is important for the Company to meet its performance goals in order to pay cash bonuses to the named executive officers as a group, but that it is also important to retain flexibility to allocate the bonus pool among individuals. During the quarter ended December 31, 2009, the Company accrued monies for certain corporate bonuses, including bonus amounts that would be paid to the named executive officers, typically in March of the year following such accrual (e.g., bonus amounts accrued in and for fiscal year 2009, would normally be paid in March 2010). However, in February 2010, given continued uncertainty about the economy and the pace of recovery in the advertising industry generally and the radio sector in particular, the non-executive members of the board of directors determined that it was in the best interests of the Company to defer payment of any 2009 corporate bonuses, including bonus amounts that would be paid to the named executive officers (the “2009 Executive Bonuses”), for a period not to extend beyond December 31, 2010. At the time, the non-executive members of the board of directors retained the Committee’s full discretion to allocate payments to individual named executive officers. On December 21, 2010, the Committee met to make determinations with respect to the 2009 Executive

Bonuses as well as to consider executive bonuses for the calendar year ending December 31, 2010 (the “2010 Executive Bonuses”). What follows below is a discussion of the considerations for each of the 2009 Executive Bonuses and the 2010 Executive Bonuses.

2009 Individual Performance Criteria

Our CEO provides input into the compensation discussion and makes recommendations to the Committee for annual compensation changes and bonuses for the named executive officers and the appropriateness of additional long-term incentive compensation. The CEO considers each executive officer’s performance during the year, including accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on his knowledge of each executive officer’s performance. The CEO also reviews comparable compensation data and makes a recommendation to the committee on base salary, performance-based annual bonus, and equity awards for each executive officer. The Company’s Vice President of Human Resources may be asked to review the market compensation data to assist with compensation recommendations. Performance criteria were established for certain other named executive officers as follows for 2009:

Performance Criteria for the Chairperson.  The Chairperson’s employment agreement provides for an annual cash bonus at the discretion of the board up to a maximum of $250,000. In exercising its discretion whether or not to pay the Chairperson such bonus, the Committee generally considers the Company’s overall performance for a given fiscal year and the Chairperson’s contributions to the success of the Company.

Performance Criteria for the CEO.  The Committee establishes the bonus level for the CEO. Under the terms of his employment agreement, the CEO’s bonus award may not in the aggregate exceed his annual base salary. The CEO’s bonus award has two components. The first component, equaling 50% of the award, is based on the achievement of pre-established individual and Company performance goals, as determined by the Committee in consultation with the CEO (the “Performance Goals Portion”). For calendar year 2009, the elements and allocations of the Performance Goals Portion were as follows: (i) Company consolidated performance as measured by performance against each of budgeted revenue, expenses and cash flow — allocation equaled 15% (5% per measure) or maximum payout of $73,500; (ii) radio market performance against the top half of publicly reporting radio companies — allocation equaled 15% or maximum payout of $73,500; (iii) balance sheet management measured by compliance with bank covenants, resource allocation, asset dispositions, stock buy backs and debt retirement — allocation equaled 20% or maximum payout of $98,000; (iv) TV One performance measured by performance against budgeted revenue and achievement of budgeted EBITDA allocation equaled 25% (12.25% per measure) or maximum payout of $122,500; and (v) interactive group performance measured by performance against budgeted revenue, expenses and cash flow - allocation equaled 25% (8.33% per measure) or maximum payout of $122,500. A discussion of thresholds and the Committee’s observations in determining Mr. Liggins’ performance-based bonus compensation is included below in the Section titled “2009 Performance-Based Annual Bonus Decisions.” In certain instances where only target levels were established, the applicable allocated portion of the performance portion was to be credited on an “all or nothing” basis. Thus, if the performance measure was missed, the CEO would not receive any portion of the allocation toward his bonus payment. In other instances bonus targets were established but a pro rata payout was triggered so long as the Company attained 90% of the target. For example, if a budgeted revenue target of $100 was established and the Company achieved $95.60 of revenue, then the CEO would receive 56% of his budgeted revenue allocation. If the Company had achieved $96.50 of revenue, the CEO would receive 65% of his budgeted revenue allocation. In no case was the threshold level less than 90% of the targeted level. The second component, equaling the balance of the award, is determined at the discretion of the Committee. In determining the amount of the discretionary portion of the CEO’s bonus, the Committee may consider factors such as “over-performance” versus all or any one of the pre-established individual and Company performance goals under the Performance Goals Portion of the bonus.

Performance Criteria for the CFO.  Effective as of January 1, 2009, the CFO was eligible to receive discretionary bonus compensation in an amount to be determined by the CEO at the conclusion of each fiscal year during which (i) the CFO remains employed by Company and (ii) the CFO’s performance satisfies certain criteria as determined by Company’s CEO. For calendar year 2009, the CFO’s performance criteria was essentially the same as that of the CEO. In addition, the CFO had the following goals: (i) negotiate and successfully close upon refinancing or amendment of the Company’s outstanding debt instruments; (ii) develop strategy and plans for long-term financing needs; (iii) monitor financial results of Interactive One and track the division against the approved budget plan; and (iv) execution on other directives from the board of directors and CEO. A discussion of thresholds and the Committee’s observations in determining Mr. Thompson’s performance-based bonus compensation is included below in the Section titled “2009 Performance-Based Annual Bonus Decisions.”

Performance Criteria for the PRD.  Under his employment agreement that was in effect during calendar year 2009, the PRD’s bonus was also comprised of a performance based portion and a discretionary portion. Each portion had a maximum payout of $100,000. Performance metrics and allocations for the PRD’s discretionary performance bonus were as follows for calendar year 2009: (i) Market share growth — allocation equaled 50% or payout of $50,000 upon attainment of goal; (ii) achievement of budgeted operating profit — allocation equaled 25% or payout of $25,000 upon attainment of goal; and (iii) achievement of budgeted expenses — allocation equaled 25% or payout of $25,000 upon attainment of goal. Other factors that could be considered in the PRD’s final bonus determination were: (i) recruitment and retention of key talent and employees; and (ii) execution on other directives from the board of directors and CEO. A discussion of thresholds and the Committee’s observations in determining Mr. Mayo’s performance-based bonus compensation is included below in the Section titled “2009 Performance-Based Annual Bonus Decisions.” In certain instances where specific thresholds were established, the applicable allocated portion of the performance portion was to be credited on an “all or nothing” basis. Thus, if the performance measure was missed, the PRD would not receive any portion of the allocation toward his bonus payment. In other instances, thresholds and payouts may have been on a “sliding scale” basis. The second component, equaling the balance of the award, is determined at the discretion of the Committee. In determining the amount of the discretionary portion of the PRD’s bonus, the Committee may consider factors such as “over-performance” versus all or any one of the pre-established individual and Company performance goals under the performance portion of the bonus.

Performance Criteria for the CAO.  The CAO’s employment agreement with the Company expired on October 31, 2008 and the CAO is now employed by the Company as an “at-will” employee. The CAO is entitled to participate in all employee benefit programs generally offered to the Company’s employees. Further, the CAO receives a discretionary bonus in an amount determined by the CEO. In exercising its discretion whether or not to pay the CAO such bonus, the Committee generally considers the Company’s overall performance for a given fiscal year and the CAO’s contributions to the success of the Company, including the CAO’s execution on any directives from the board of directors and CEO.

2009 Performance-Based Annual Bonus Decisions

In making final 2009 performance-based annual bonus decisions, the Committee considered named executive officer performance against the applicable performance criteria. In considering the above-described performance criteria for the Chairperson, CEO, CFO, CAO and PRD, the Committee made the following observations in determining performance-based bonus compensation:

(i) The Committee considered the Company’s 2009 operating performance versus our 2009 business plan. In this regard, the Committee recognized that while a number of the plan objectives (or bonus thresholds) were not fully achieved, the 2009 advertising market remained weak, creating a difficult operating environment. The Committee noted that in measuring the Company’s consolidated performance as measured by performance targets, while none of the Company’s budgeted targets were met, actual achievement of the targets for budgeted revenue, operating profit, expenses and cash flow was in excess of 95%.

(ii) The Committee considered that for calendar year 2009, the Company outperformed its markets by 150 basis points leading to approximately $4.0 million in incremental revenue.

(iii) The Committee considered that for 2009, despite unprecedented market conditions, The Company was able to maintain compliance with the financial covenants contained in its credit facility. Specifically, as of December 31, 2009, the Company’s Senior Secured Leverage Ratio (as defined under its senior credit facility) was 3.88x versus a covenant maximum of 4.0x, the Company’s Total Leverage Ratio (as defined under its senior credit facility) was 7.20x versus a covenant maximum of 7.25x and the Company’s Interest Coverage Ratio (as defined under its senior credit facility) was 2.36x versus a covenant minimum of 1.75x.

(iv) Consideration was given to balance sheet management in light of the difficult economic conditions of 2009. It was noted that the Company finished 2008 with total debt of approximately $654.0 million, down from approximately $675.6 million at year end 2008. The Committee also noted the Company’s repurchase of $2.5 million of Company debt at an average discount of 50.0%. The Committee determined that these opportunistic actions substantially increased the amount of capacity that the Company had under its bank covenants.

(v) The Committee considered the Company’s initiatives to enhance shareholder value including its repurchase during fiscal year 2009 of 27.7 million shares of Company stock for approximately $19.7 million, at an average price per share of $0.71.

(vi) With respect to the performance of TV One, the Committee noted that while TV One’s budgeted revenue was slightly below expectations, TV One’s budgeted EBITDA surpassed budget.

(vii) With respect to the performance of Interactive One, the Committee noted that while the division did not achieve its budgeted revenue, expenses were approximately $5.6 million better than budget and EBITDA surpassed the payout hurdle.

With respect to the discretionary portions of 2009 Executive Bonuses, the Committee considered a number of non-performance related factors, including but not limited to: (i) the Company’s successful completion on November 24, 2010 of: (x) the exchange of approximately $97.0 million of $101.5 million in aggregate principal amount outstanding of our 2011 Notes; (y) the exchange of approximately $199.3 million of $200.0 million in aggregate principal amount outstanding of our 2013 Notes; and (z) the amendment and restatement of Company’s senior credit facility (collectively, the “November 2010 Transactions”); (ii) the Committee’s determination with respect to executive bonuses for the calendar year ended December 31, 2008, that given the extraordinary effects of the then current global financial and economic crisis, the unprecedented market conditions, overall operational performance in 2008 and the continued uncertainty with respect to operational performance in 2009, no 2008 executive bonuses were paid despite the named executives having satisfied a number of their performance criteria; (iii) hardship caused by the delay in payment although the full amount of the 2009 Executive Bonuses had been accrued but withheld throughout substantially all of calendar year 2010; (iv) that the named executive officers voluntarily implemented and participated in the 2009 Salary Reductions; and (v) corporate cost saving measures implemented to ensure continued covenant compliance and operational performance and affecting the named executive officers during calendar year 2009, including but not limited to the Company’s move to a “use it or lose it” vacation policy and mandatory vacation through office closings in order to provide expense savings and financial flexibility to the Company. Finally, the Committee noted that the November 2010 Transactions provided the Company with future financial flexibility and avoided default and maturities issues that had prompted the non-executive members of the board of directors to determine that it was in the best interests of the Company to defer payment of any 2009 corporate bonuses, including the 2009 Executive Bonuses.

2010 Individual Performance Criteria

Performance Criteria for the Chairperson.  For calendar year 2010, the basis of the Chairperson bonus remained discretionary, as discussed above.

Performance Criteria for the CEO.  For calendar year 2010, the elements and allocations of the CEO’s Performance Goals Portion were the same as for calendar year 2009, as discussed above.

Performance Criteria for the CFO.  For calendar year 2010, the elements and allocations of the CFO’s Performance Goals Portion were the same as for calendar year 2009, as discussed above.

Performance Criteria for the PRD.  Under his employment agreement that was in effect during calendar year 2010, the PRD’s bonus was also comprised of a performance based portion and a discretionary portion. Each portion had a maximum payout of $100,000. Performance metrics and allocations for the PRD’s discretionary performance bonus were as follows for calendar year 2010: (i) Market share growth — allocation equaled 50% or payout of $50,000 upon attainment of goal; (ii) achievement of budgeted operating profit — allocation equaled 20% or payout of $20,000 upon attainment of goal; (iii) achievement of budgeted expenses — allocation equaled 10% or payout of $10,000 upon attainment of goal; (iv) achievement of budgeted net revenue for radio websites — allocation equaled 10% or payout of $10,000 upon attainment of goal; (v) achievement of increased traffic for radio websites — allocation equaled 10% or payout of $10,000 upon attainment of goal. Other factors that could be considered in the PRD’s final bonus determination were: (i) recruitment and retention of key talent and employees; and (ii) execution on other directives from the board of directors and CEO. While in some instances specific thresholds were not developed, a discussion of thresholds and the Committee’s observations in determining The PRD’s performance-based bonus compensation is included below in the Section titled “2010 Performance-Based Annual Bonus Decisions.” In certain instances where specific thresholds were established, the applicable allocated portion of the performance portion was to be credited on an “all or nothing” basis. Thus, if the performance measure was missed, the PRD would not receive any portion of the allocation toward his bonus payment. In other instances, thresholds and payouts may have been on a “sliding scale” basis. The second component, equaling the balance of the award, is determined at the discretion of the Committee. In determining the amount of the discretionary portion of the PRD’s bonus, the Committee may consider factors such as “over-performance” versus all or any one of the pre-established individual and Company performance goals under the performance portion of the bonus.

Performance Criteria for the CAO.  For calendar year 2010, the basis of the CAO’s bonus remained discretionary, as discussed above.

2010 Performance-Based Annual Bonus Decisions

In making final 2010 performance-based annual bonus decisions, the Committee considered named executive officer performance against the applicable performance criteria. In considering the criteria for the Chairperson, CEO, CFO, CAO and PRD, , the Committee made the following observations in determining performance-based bonus compensation:

(i) The Committee first considered the radio division’s 2010 operating performance versus the 2010 business plan. In this regard, the Committee noted that the radio division performed at 100% of its budgeted revenue and cash flow targets and at 99.7% of its budgeted expense target. The Committee also noted that the Company’s radio division achieved 115% of budgeted net revenue for radio station websites.

(ii) Consideration was given to balance sheet management in light of the continued challenging economic conditions of 2010. The Committee considered that during 2010, the Company reduced its indebtedness by $11.3 million. It was also noted that the Company successfully managed through certain weekly covenant tests associated with its amended senior credit facilities in place during 2010.

(iii) With respect to the performance of TV One, the Committee noted that TV One achieved revenue at 105% of target and cash flow at 103% of target. The Committee also noted that TV One passed substantial dividends through to the Company.

(iv) With respect to the performance of Interactive One, the Committee noted that while the division did not achieve its budgeted EBITDA target, Interactive One reduced its losses by $1.7 million versus 2009.

(v) The Committee noted that Reach Media had transitioned from its guaranteed revenue arrangement to its own sales force and that the division generated revenue and cash flow sufficient to pay substantial dividends to the Company.

With respect to the discretionary portions of 2010 Executive Bonuses, the Committee considered a number of non-performance related factors, including but not limited to: (i) the Company’s successfully obtaining a bank amendment on March 30, 2010 to cure certain defaults under the Company’s previous senior credit facility; (ii) the Company’s successful completion on November 24, 2010 of: (x) the exchange of approximately $97.0 million of $101.5 million in aggregate principal amount outstanding of our 2011 Notes; (y) the exchange of approximately $199.3 million of $200.0 million in aggregate principal amount outstanding of our 2013 Notes; and (z) the amendment and restatement of Company’s previous senior credit facility; (iii) the Company’s successful work with TV One in causing the redemption of equity interests held by TV One management and certain financial investors effectively increasing the Company’s ownership interests in TV One to over 50%; and (iv) the installation of a new management team in the Washington, DC market, as well as the successful reprogramming of certain stations in the Washington, DC market.

Long-term Incentives

As noted above, the 2009 Stock Plan was approved by the stockholders at the Company’s annual meeting on December 16, 2009. The 2009 Stock Plan succeeded the Company’s 1999 Stock Plan which had expired by its terms on May 5, 2009. The terms of the 2009 Stock Plan were substantially similar to the terms of the 1999 Stock Plan. On December 16, 2009, the compensation committee and the non-executive members of the board of directors reaffirmed a decision of the compensation committee from May 21, 2009 and approved a long-term incentive plan (the “2009 LTIP”) for certain “key” employees of the Company. The purpose of the 2009 LTIP was to retain and incent these “key” employees in light of sacrifices made as a result of the cost savings initiatives described above in response to the economic conditions in 2008 and 2009. These sacrifices included not receiving performance-based bonuses in 2008, salary reductions and mandatory vacation through office closings in order to provide expense savings and financial flexibility to the Company. The 2009 LTIP was comprised of 3,250,000 shares of Class D Common Stock (the “LTIP Shares”). On January 5, 2010, the LTIP Shares were granted in the form of restricted stock and allocated among 31 employees of the Company, including the named executive officers. The named executive officers were allocated LTIP Shares as follows: (i) the CEO (1.0 million shares); (ii) the Chairperson (300,000 shares); (iii) the CFO (225,000 shares); (iv) the CAO (225,000 shares); and (v) the PRD (130,000 shares). The remaining 1,370,000 shares were allocated among 26 other “key” employees. All awards vest in three installments of 33 1/3% on: (i) June 5, 2010; (ii) June 5, 2011 and (iii) June 5, 2012. The compensation committee and the non-executive members of the board of directors approved a shortened vesting period for the first installment as the Company originally intended to implement the 2009 LTIP in June 2009. However, as the 2009 Stock Plan was not approved until December 16, 2009, the compensation committee and the non-executive members of the board of directors thought it was inequitable to penalize the 2009 LTIP awardees because of the delayed approval of the 2009 Stock Plan.1

In accordance with the Company’s Stock Plan Administration Procedures (as described above), the grant date for the LTIP Shares, including LTIP Shares granted to named executive officers, was January 5, 2010. The closing price of shares of the Company’s Class D common stock on that date was $3.17.

Employment Agreements

Chairperson.  Catherine L. Hughes, our founder, serves as our Chairperson of the board of directors and Secretary. Ms. Hughes’ three (3) year employment agreement, dated April 16, 2008, provides for an annual base salary of $750,000 that may be increased at the discretion of the board. The employment agreement also provides for an annual cash bonus at the discretion of the board up to a maximum of $250,000. Ms. Hughes is also entitled to receive a pro-rata portion of her bonus upon termination due to death or disability. The Chairperson was paid a discretionary bonus of $250,000 for fiscal year 2009. No determination as to the Chairperson’s 2010 bonus has been made as of the date of this proxy statement. Ms. Hughes also receives

1 The annual stockholders meeting at which the new 2009 Stock Plan was approved was delayed as a result of the Company’s receipt of certain comment letters from the SEC regarding certain disclosures made in our Form 10-K/A for the year ended December 31, 2008.

standard retirement, welfare and fringe benefits, as well as vehicle and wireless communication allowances and financial manager services.

In conjunction with her April 16, 2008 employment agreement, the Chairperson was granted options to purchase 600,000 shares of Class D common stock as well as 150,000 restricted shares of Class D common stock. These options and restricted shares were awarded under the 1999 Stock Plan. Both grants will vest ratably annually over the life of the three year employment agreement or alternatively, fully in the event of a Change of Control of the Company (as defined in the 1999 Stock Plan). The Committee determined the number of incentive awards granted to the Chairperson in the manner described above in the section titled “Principal Components of Executive Compensation, Long-term Incentives.” In accordance with the Company’s Stock Plan Administration Procedures, the grants to Ms. Hughes in connection with her April 2008 employment agreement occurred on June 5, 2008. The closing price of shares of the Company’s Class D common stock on that date was $1.41.

President and Chief Executive Officer.  Alfred C. Liggins, III is employed as our President and CEO and is a member of the board of directors. Under the terms of his three (3) year employment agreement dated April 16, 2008, Mr. Liggins receives a base salary of $980,000 which is subject to an annual increase at the discretion of the board of directors. Mr. Liggins is also eligible for a bonus award up to an amount equal to his base salary and comprised of two components. The first component, equaling 50% of the award, is based on the achievement of pre-established individual and Company performance goals, as determined by the Committee in consultation with Mr. Liggins. The second component, equaling the balance of the award, is determined at the discretion of the Committee. Mr. Liggins is also entitled to receive a pro-rata portion of his bonus upon termination due to death or disability. A discussion of the element and allocations of the CEO’s performance based bonus for fiscal years 2009 and 2010 is included above in the Section titled “2009 and 2010 Non-Equity Incentive Plan Compensation.” The CEO was paid a performance-based bonus of $980,000 for fiscal year 2009. No determination as to the CEO’s 2010 bonus has been made as of the date of this proxy statement.

In recognition of his contributions in founding TV One on behalf of the Company, Mr. Liggins is also eligible to receive an amount equal to 8% of any dividends paid in respect of the Company’s investment in TV One and 8% of the proceeds of the Company’s investment in TV One (the “TV One Award”). In both events, the Company’s obligation to pay any portion of the TV One Award is only triggered after the Company’s recovery of the full amount of its cumulative capital contributions to TV One. Mr. Liggins will only receive the TV One Award upon actual cash distributions or distributions of marketable securities. Mr. Liggins’ rights to the TV One Award (i) cease if he is terminated for cause or he resigns without good reason and (ii) expire at the end of the term of his employment agreement. Mr. Liggins also receives standard retirement, welfare and fringe benefits, as well as vehicle and wireless communication allowances and a personal assistant and financial manager services.

In conjunction with his April 16, 2008 employment agreement, the CEO was granted options to purchase 1,150,000 shares of Class D common stock as well as 300,000 restricted shares of Class D common stock. The grants vest ratably annually over the life of the CEO’s three year employment agreement or alternatively, fully in the event of a Change of Control of the Company (as defined in the 1999 Stock Plan). The Committee determined the number of incentive awards granted to the CEO in the manner described above in the section entitled “Principal Components of Executive Compensation, Long-term Incentives.” In accordance with the Company’s Stock Plan Administration Procedures, the grants to Mr. Liggins in connection with his April 2008 employment agreement occurred on June 5, 2008. The closing price of shares of the Company’s Class D common stock on that date was $1.41.

Chief Financial Officer.  During the calendar year ended December 31, 2010, Peter D. Thompson was employed as Executive Vice President and CFO pursuant to a three (3) year employment agreement dated February 2008. The employment agreement provided for a base salary of $375,000 which was subject to an annual increase of not less than 3%. The agreement also provided for an annual discretionary cash bonus in an amount not to exceed $75,000 in 2008 and, thereafter, in an amount to be determined by the CEO. Mr. Thompson is also entitled to receive a pro-rata portion of his bonus upon termination due to death or disability. A discussion of the element and allocations of the CFO’s performance based bonus for fiscal years 2009 and 2010 is included above in the Section titled “2009 and 2010 Non-Equity Incentive Plan Compensation.” The CFO was paid a performance-based bonus of $200,000 for fiscal year 2009. No determination as to the CFO’s 2010 bonus has been made as of the date of this proxy statement. Mr. Thompson also receives standard retirement, welfare and fringe benefits, as well as a vehicle allowance.

On March 31, 2008, in connection with his appointment as CFO, Mr. Thompson was granted 75,000 shares of restricted stock and options for another 75,000 shares of Class D common stock, all to vest ratably annually over the three year term of the agreement. The Committee determined the number of incentive awards granted to the CFO in the manner described above in the section titled “Principal Components of Executive Compensation, Long-term Incentives.” In accordance with the Company’s Stock Plan Administration Procedures, the grants to Mr. Thompson in connection with his March 2008 employment agreement occurred on June 5, 2008. The closing price of shares of the Company’s Class D common stock on that date was $1.41.

On March 3, 2011, the Company and Mr. Thompson entered into a new employment agreement. The new employment agreement provides for a base salary of $550,000. The agreement also provided for an annual discretionary cash bonus in an amount not to exceed $200,000 and a “signing bonus” in the amount of $158,000. Mr. Thompson is also entitled to receive a pro-rata portion of his bonus upon termination due to death or disability. Mr. Thompson also receives standard retirement, welfare and fringe benefits, as well as a vehicle allowance.

President, Radio Division.  Until August 5, 2009, Barry A. Mayo was employed as President, Radio Division pursuant to an employment agreement with the Company. The employment agreement provided for a base salary of $500,000 which was subject to an annual increase of not less than 3%. The employment agreement also provided for (i) a quarterly bonus not to exceed $25,000 during each quarter Mr. Mayo remained employed with the Company and satisfied certain broadcast revenue flow goals established by the Company and (ii) an annual cash bonus at the discretion of the board of directors. Mr. Mayo was also entitled to receive a pro-rata portion of his bonus upon termination due to death or disability. A discussion of the PRD’s performance based bonus for fiscal years 2009 and 2010 is included above in the Section titled “2009 and 2010 Non-Equity Incentive Plan Compensation.” Mr. Mayo received a total bonus of $170,000 for fiscal year 2009. No determination as to the PRD’s 2010 bonus has been made as of the date of this proxy statement. Mr. Mayo also received standard retirement, welfare and fringe benefits, as well as a vehicle allowance and certain expenses related to his travel to the Company’s corporate headquarters.

Effective August 5, 2009, the Company entered into a new employment agreement with Mr. Mayo, the term of which is through June 6, 2012. The new employment agreement provides for a base salary of $550,000, effective January 1, 2010, which is subject to an annual increase of not less than 3%. The employment agreement also provides for an annual bonus comprised of (i) a cash bonus of up to $100,000 for achieving certain objective metrics and (ii) a cash bonus of up to $100,000 to be paid at the discretion of the board of directors for having achieved satisfactory operating results. Mr. Mayo is also entitled to receive a pro-rata potion of the bonus upon termination due to death or disability. Mr. Mayo also receives standard retirement, welfare and fringe benefits, as well, as a vehicle allowance and certain expenses related to his travel to the Company’s corporate headquarters.

Chief Administrative Officer.  Linda J. Vilardo is employed as CAO, Vice President and Assistant Secretary of the Company. Ms. Vilardo’s employment agreement with the Company expired on October 31, 2008 and Ms. Vilardo is now employed by the Company as an “at-will” employee. Ms. Vilardo is entitled to participate in all employee benefit programs generally offered to the Company’s employees. Ms. Vilardo received a discretionary bonus of $200,000 for fiscal year 2009. No determination as to Ms. Vilardo’s 2010 bonus has been made as of the date of this proxy statement. Ms. Vilardo also receives standard retirement, welfare and fringe benefits.

Post-Termination and Change in Control Benefits

Under the employment agreements that we have entered into with Catherine L. Hughes, Alfred C. Liggins, Peter D. Thompson, and Barry A. Mayo, each executive’s unvested equity awards will become fully exercisable immediately upon a Change of Control (as defined in the Company’s 2009 Stock Option and Restricted Stock Grant Plan). Under the terms of her employment agreement, upon termination without cause or for good reason within two years following a change of control, Ms. Hughes will receive an amount equal to three times the sum of (1) her annual base salary and (2) the average of her last three annual incentive bonus payments, in a cash lump sum within five days of such termination, a pro-rated annual bonus for the year of termination, and continued welfare benefits for three years, subject to all applicable federal, state and local deductions. Similarly, under the terms of his employment agreement, upon termination without cause or for good reason within two years following a change of control Mr. Liggins will receive an amount equal to three times the sum of (1) his annual base salary and (2) the average of his last three annual incentive bonus payments, in a cash lump sum within five days of such termination, a pro-rated annual bonus for the year of termination, and continued welfare benefits for three years, subject to all applicable federal, state and local deductions.

Please see the table, titled “Potential Payments upon Termination or Change in Control” on page 31 of this proxy statement for quantitative information about the payments that might occur upon various termination events.

Under Ms. Hughes and Mr. Liggins employment agreements the terms “cause” and “good reason” are defined generally as follows:

“Cause” means (i) the commission by the executive of a felony, fraud, embezzlement or an act of serious, criminal moral turpitude which, in case of any of the foregoing, in the good faith judgment of the Board, is likely to cause material harm to the business of the Company and the Company affiliates, taken as a whole, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by clear and convincing evidence, (ii) the commission of an act by the executive constituting material financial dishonesty against the Company or any Company affiliate, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by a preponderance of the evidence, (iii) the repeated refusal by the executive to use his reasonable and diligent efforts to follow the lawful and reasonable directives of the Board, or (iv) the executive’s willful gross neglect in carrying out his material duties and responsibilities under the agreement, provided, that unless the Board reasonably determines that a breach described in clause (iii) or (iv) is not curable, the executive will, be given written notice of such breach and will be given an opportunity to cure such breach to the reasonable satisfaction of the Board within thirty (30) days of receipt of such written notice.

“Good Reason” shall be deemed to exist if, without the express written consent of the executive, (a) the executive’s rate of annual base salary is reduced, (b) the executive suffers a substantial reduction in his title, duties or responsibilities, (c) the Company fails to pay the executive’s annual base salary when due or to pay any other material amount due to the executive hereunder within five (5) days of written notice from the executive, (d) the Company materially breaches the agreement and fails to correct such breach within thirty (30) days after receiving the executive’s demand that it remedy the breach, or (e) the Company fails to obtain a satisfactory written agreement from any successor to assume and agree to perform the agreement, which successor the executive reasonably concludes is capable of performing the Company’s financial obligations under this Agreement.

The foregoing summaries of the definitions of “cause” and “good reason” are qualified in their entirety by reference to the actual terms of the employment agreements filed with that certain Form 8-K filed April 18, 2008.

Under the terms of his employment agreement, in the event that Mr. Thompson is terminated other than for cause, provided Mr. Thompson executes a general liability release, the Company will pay Mr. Thompson severance in an amount equal to three month’s base compensation, subject to all applicable federal, state and local deductions.

Under the terms of his employment agreement, in the event that Mr. Mayo is terminated other than for cause, provided Mr. Mayo executes a general liability release, the Company will pay Mr. Mayo severance in an amount equal to six (6) months’ base compensation, subject to all applicable federal, state and local deductions.

Other Benefits and Perquisites

As part of our competitive compensation package to attract and retain talented employees, we offer retirement, health and other benefits to our employees. Our named executive officers participate in the same benefit plans as our other salaried employees. The only benefit programs offered to our named executive officers either exclusively or with terms different from those offered to other eligible employees are the following:

Deferred Compensation.  We have a deferred compensation plan that allows Catherine L. Hughes, our Chairperson, to defer compensation on a voluntary, non-tax qualified basis. Under the plan in effect during 2009 and 2010, Ms. Hughes deferred $16,000 and $24,000, respectively, of her base salary (and no amounts of bonus) until death, disability, retirement or termination. The amount owed to her as deferred compensation is an unfunded and unsecured general obligation of our Company. Deferred amounts accrue interest based upon the return earned on an investment account with a designated brokerage firm established by Radio One. All deferred amounts are payable in a lump sum 30 days after the date of the event causing the distribution to be paid. No named executive officer earns above-market or preferential earnings on nonqualified deferred compensation.

Other Perquisites.  We provide few perquisites to our named executive officers. Currently, we provide or reimburse executives for a company automobile, driver and various administrative services including a financial manager and a personal assistant.

We have set forth the incremental cost of providing these benefits and perquisites to our named executives in the 2010 Summary Compensation Table in the “All Other Compensation” column.

401(k) Plan

We adopted a defined contribution 401(k) savings and retirement plan effective October 1, 1994. In 2010, participants could contribute up to $16,500 of their gross compensation, subject to certain limitations. In 2011, participants may contribute up to $16,500 of their gross compensation, subject to certain limitations. Employees age 50 or older can make an additional catch-up contribution of up to $5,500. Effective January 1, 2006, we instituted a match of fifty cents for every dollar an employee contributes up to 6% of the employee’s salary, subject to certain limitations. However, effective January 1, 2008, we indefinitely suspended the matching component of our 401(k) savings and retirement plan.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of compensation paid to certain named executive officers. On June 4, 2008, the Internal Revenue Service issued Notice 2008-4, which defines the group of named executive officers who are considered covered employees for purposes of Section 162(m) of the Internal Revenue Code. The Notice specifically excludes the chief financial officer from coverage under Section 162(m) and provides that the only individuals who will be considered covered employees are the chief executive officer and the three highest compensated officers (other than the chief executive officer or chief financial officer). Previously, the chief executive officer and the four other highest compensated officers were subject to Section 162(m), and the chief financial officer was not automatically excluded. Under the 162(m) limitations, we may deduct up to $1,000,000 of compensation for such executive officer in any one year or may deduct all compensation, even if over $1,000,000, if we meet certain specified conditions (such as certain performance-based compensation that has been approved by stockholders). As the net cost of compensation, including its deductibility, is weighed by the Committee against many factors in determining executive compensation, the Committee may determine that it is appropriate and in Radio One’s best interest to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise.

Summary Compensation Table (1)

The following table sets forth the total compensation for each of the named executive officers for the years ended December 31, 2010, 2009 and 2008 inclusive of bonuses paid for the year ended December 31, 2010:

						Non-	Non-
						Equity	qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus(2)	Awards(3)	Awards(3)	Compensation	Earnings	Compensation		Total
Principal Position	Year	$	$	$	$	$	$	$		$

Catherine L. Hughes —	2010	744,688	315,000	551,196	129,624	0	24,000	32,779	(4)	1,797,287
Chairperson	2009	713,423	250,000	15,503	28,505	0	16,000	30,111	(4)	1,053,542
	2008	709,795	0	40,939	75,273	0	24,000	29,626	(4)	879,633
Alfred C. Liggins, III —	2010	959,992	1,150,000	1,743,321	264,374	0	0	79,673	(5)	4,197,360
CEO	2009	934,267	980,000	31,006	58,136	0	0	74,770	(5)	2,078,179
	2008	846,271	5,800,000	81,878	153,521	0	0	76,376	(5)	6,958,046
Peter D. Thompson —	2010	404,043	175,000	395,772	18,375	0	0	0		993,190
CFO(6)	2009	360,853	200,000	7,839	4,086	0	0	0		572,778
	2008	361,607	20,000	25,096	13,082	0	0	6,000	(7)	425,785
Barry A. Mayo —	2010	546,458	147,228	208,303	0	0	0	0		901,989
President, Radio	2009	476,667	175,000	0	0	0	0	0		651,667
Division(8)	2008	500,000	0	101,389	52,822	5,000	0	0		659,211
Linda J. Vilardo —	2010	440,409	200,000	360,522	0	0	0	0		1,000,931
CAO(9)	2009	436,146	200,000	0	0	0	0	0		636,146
	2008	445,145	0	0	0	2,005,000	0	0		2,450,145

*	Non-equity incentive plan compensation for 2010 has been paid to the named executive officers have as follows: (1) Chairperson — $315,000, (2) CEO — $1,150,000, (3) CFO — $175,000, (4) PRD - $147,228 and (5) CAO — $200,000.

(1)	On January 5, 2010, LTIP Shares were granted in the form of restricted stock and allocated among 31 employees of the Company, including the named executive officers. The named executive officers were allocated LTIP Shares as follows: (i) the CEO (1.0 million shares); (ii) the Chairperson (300,000 shares); (iii) the CFO (225,000 shares); (iv) the CAO (225,000 shares); and (v) the PRD (130,000 shares). The remaining 1,370,000 shares were allocated among 26 other “key” employees. All awards vest in three installments of 33 1/3% on: (i) June 5, 2010; (ii) June 5, 2011 and (iii) June 5, 2012. There were no stock awards, non-equity incentive plan compensation or option grants to executive officers during 2009. Ms. Hughes was granted options to purchase 600,000 shares of Class D common stock and 150,000 restricted shares of Class D common stock upon execution of her new employment agreement in April 2008. Mr. Liggins was granted options to purchase 1,150,000 shares of Class D common stock, 300,000 restricted shares of Class D common stock and the ability to receive an award amount equal to 8% of any proceeds from distributions or other liquidity events in excess of the return of the Company’s aggregate investment in TV One upon execution of his new employment agreement in April 2008. Mr. Thompson was granted options to purchase 75,000 shares of Class D common stock and 75,000 restricted shares of Class D common stock upon execution of his employment agreement in March 2008. Except for grants to Barry Mayo, there were no stock awards, non-equity incentive plan compensation or option grants to executive officers in 2007. Mr. Mayo was granted options to purchase 50,000 shares of Class D common stock and 50,000 shares of Class D common stock upon his employment with the Company. The Company does not provide a defined benefit pension plan and there were no above-market or preferential earnings on deferred compensation.

(2)	Reflects purely discretionary bonuses. These amounts were paid in the year subsequent to being awarded. For 2008, Mr. Liggins’ aggregate bonus amount includes (i) a $1,000,000 “signing bonus” and (ii) a “make-whole” bonus of $4,800,000, both paid in connection with Mr. Liggins’ 2008 employment agreement. Mr. Thompson’s bonus amount includes a $20,000 “signing bonus” paid in connection with his 2008 employment agreement.

(3)	The dollar amount recognized for financial statement purposes in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation,” for the fair value of options and restricted stock granted. These values are based on assumptions described in Note 11 to the Company’s audited consolidated financial statements included elsewhere in this proxy statement and in Note 11 and 12 to the Company’s consolidated financial statements in its 2008 Annual Report on Form 10-K/A.

(4)	For 2010, 2009 and 2008, for company automobile provided to Ms. Hughes and financial services and administrative support in the amounts of $3,278, $3,278 and $1,999 and $29,501, $26,833 and $27,626, respectively.

(5)	For 2010, 2009 and 2008, for financial services and administrative support provided to Mr. Liggins in the amounts of $79,673, $74,770 and $76,376, respectively.

(6)	Served as Executive Vice President of Business Development through February 19, 2008 and began as CFO on February 20, 2008.

(7)	For company automobile provided to Mr. Thompson.

(8)	Began as President, Radio Division on August 6, 2007.

(9)	Ms. Vilardo’s 2008 non-equity incentive plan compensation amount includes a $2,005,000 retention bonus paid in November 2008, pursuant to her previous employment agreement.

The following table sets forth the 2010 grant of plan-based awards.

2010 Grants of Plan — Based Awards

												Grant
												Date
												Fair
												Value of
			Estimated Possible Payouts Under						All		Exercise	Stock
			Non-Equity Incentive			Estimated Future Payouts Under			Other	All Other	Price of	and
			Plan Awards(1)			Equity Incentive Plan Awards			Stock	Option	Option	Option
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Awards	Awards	Awards
Name	Date	Date	$	$(2)	$	$	$	$	#	#	$	$

Alfred C. Liggins, III	1/1/2010	12/31/2010	—	980,000	—	—	—	—	—	—	—	—
Barry A. Mayo	1/1/2010	12/31/2010	—	205,000	—	—	—	—	—	—	—	—
Peter D. Thompson	1/1/2010	12/31/2010	—	200,000	—	—	—	—	—	—	—	—

(1)	Reflects the possible payout amounts of non-equity incentive plan awards that could have been earned in 2010. See the Summary Compensation Table for amounts actually earned in 2009 and paid out in 2010.

(2)	Grant and action dates reflect performance period for non-equity incentive plan award. A $5,000 bonus was paid on January 8, 2010 for meeting 2008 budgeted expense performance criteria.

The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2010. There were no option exercises during 2009 and 2010 by the named executive officers. No restricted stock awards and option grants were made in 2009.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards						Stock Awards
										Equity
				Equity						Incentive
				Incentive					Equity	Plan
				Plan					Incentive	Awards:
				Awards:			Number	Market	Plan	Market or
			Number of	Number of			of	Value of	Awards:	Payout
			Securities	Securities			Shares of	Shares of	Number of	Value of
	Number of Securities		Underlying	Underlying			Stock	Stock	Unearned	Unearned
	Underlying		Unexercised	Unexercised	Option	Option	That Have	That Have	Shares That	Shares That
	Unexercised Options		Options (#)	Unearned	Exercise	Expiration	Not	Not	Have Not	Have Not
	(#) Exercisable		Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Name	Class A	Class D	Class D	Class A or D			Class D	Class D	Class D	Class D

Catherine L. Hughes(1)	0	400,000	200,000	0	1.41	6/5/2018	250,000	280,000	0	0
Alfred C. Liggins, III(2)	0	1,500,000	0	0	14.80	8/10/2014	766,666	858,666	0	0
	0	766,666	383,333	0	1.41	6/5/2018	0	0	0	0
Barry Mayo(3)	0	50,000	0	0	4.05	8/6/2017	86,666	97,066	0	0
Peter D. Thompson(4)	0	50,000	25,000	0	1.41	6/5/2018	175,000	196,000	0	0
Linda J. Vilardo(5)	0	0	0	0	—	—	150,000	168,000	0	0

(1)	200,000 options vest on April 15, 2011. 50,000 shares vest on April 15, 2011, 100,000 shares vest on June 5, 2011 and June 5, 2012. The Chairperson was awarded 300,000 restricted shares of Class D common stock on January 5, 2010.

(2)	383,333 options vest on April 15, 2011. 100,000 shares vest on April 15, 2011, 333,333 shares vest on June 5, 2011 and June 5, 2012. The CEO was awarded 1,000,000 restricted shares of Class D common stock on January 5, 2010.

(3)	43,333 shares vest on June 5, 2011 and June 5, 2012. The PRD was awarded 130,000 restricted shares of Class D common stock on January 5, 2010.

(4)	25,000 options vested on February 19, 2011. 25,000 shares vested on February 19, 2011, 75,000 shares vest on June 5, 2011 and June 5, 2012. The CFO was awarded 225,000 restricted shares of Class D common stock on January 5, 2010

(5)	75,000 shares vest on June 5, 2011 and June 5, 2012. The CAO was awarded 225,000 restricted shares of Class D common stock on January 5, 2010.

The following table sets forth the number of shares of stock that have vested and the aggregate dollar value realized upon vesting of stock for the named executive officers during the year ended December 31, 2010.

OPTION EXERCISES AND STOCK VESTED
	2010 Stock Vested
	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting #	on Vesting $

Catherine L. Hughes	150,000	617,500
Alfred C. Liggins, III	433,334	1,749,669
Barry A. Mayo	43,334	167,269
Peter D. Thompson	100,000	371,750
Linda J. Vilardo	75,000	289,500

The following table sets forth non-qualified deferred compensation for our named executive officers in fiscal 2010.

Non-Qualified Deferred Compensation — 2010

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in Last	Aggregate	Balance at Last
Name	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Withdrawals/Distributions	Fiscal Year End

Catherine L. Hughes	$24,000	$—	$521	$—	$372,292
Alfred C. Liggins, III	—	—	—	—	—
Peter D. Thompson	—	—	—	—	—
Barry A. Mayo	—	—	—	—	—
Linda J. Vilardo	—	—	—	—	—

The following table shows the potential payments to Ms. Hughes, Mr. Liggins, Mr. Thompson and Mr. Mayo upon termination or change in control under their respective employment agreements. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2010, (ii) the payments are based upon the terms of the employment agreement which was in effect on December 31, 2010, and (iii) the stock price was $1.12, the closing market price of our Class D common stock on December 31, 2010, the last business day of the 2010 fiscal year. As Ms. Vilardo’s employment agreement expired on October 31, 2008, Ms. Vilardo was no longer entitled to any such payments as of December 31, 2010.

Potential Payments upon Termination or Change of Control

		Termination w/o	Termination for
		Cause or Upon	Cause or
	Resignation of	Change of Control	Resignation w/o
	Officer Upon Change	or Resignation for	Good Reason, Death
	in Control	Good Reason	or Disability

Executive Benefits and Payments Upon Termination for Catherine L. Hughes
Base Salary/Severance	$2,250,000	$750,000	n/a
Medical, Dental and Vision	n/a	6,900	n/a
Unvested Portion of Stock Awards	280,000	280,000	n/a
Deferred Compensation	347,771	$347,771	347,771

Total	$2,877,771	$1,384,671	$347,771

Executive Benefits and Payments Upon Termination for Alfred C. Liggins
Base Salary/Severance	$2,940,000	$980,000	n/a
Medical, Dental and Vision	n/a	11,100	n/a
Unvested Portion of Stock Awards	858,666	858,666	n/a

Total	$3,798,666	$1,849,766

Executive Benefits and Payments Upon Termination for Peter D. Thompson
Base Salary/Severance	$ n/a	$93,750	n/a
Medical, Dental and Vision	n/a	n/a	n/a
Unvested Portion of Stock Awards(a)	196,000	196,000	n/a

Total	$196,000	$289,750

Executive Benefits and Payments Upon Termination for Barry A. Mayo
Base Salary/Severance	$ n/a	$275,000	n/a
Medical, Dental and Vision	n/a	n/a	n/a
Unvested Portion of Stock Awards	97,066	97,066	n/a

Total	$97,066	$372,066

(a)	Mr. Thompson’s employment agreement does not explicitly provide for the immediate vesting of unvested stock awards upon a Change of Control (as defined in the Company’s 2009 Stock Option and Restricted Stock Grant Plan). However, in the event of a Change of Control, under the terms of the Company’s 2009 Stock Option and Restricted Stock Grant Plan, the compensation committee may provide, in its discretion, that any unvested portion of stock awards shall become immediately vested.

Directors’ Fees

Our non-employee directors each typically receive an annual retainer of $20,000 which is paid in equal installments on a quarterly basis. In addition, they receive $1,000 for each board meeting attended, and are reimbursed for all out-of-pocket expenses related to meetings attended. Non-employee directors serving as chairperson of a committee of the board of directors receive an extra $10,000 per annum. However, in 2009, due to the economic crisis and corresponding effects on the Company’s operations, the non-employee directors were not paid a quarterly retainer or any other amounts for service during the year except for the first quarter of 2009. Pursuant to the Company’s Policy for Granting Stock Options and Restricted Stock Awards, as adopted by the Committee, on an annual basis on the grant date immediately after each annual stockholders’ meeting, each non-employee directors also receives an award of stock options in an amount as determined by the Committee (the “Non-Employee Director Annual Award”). The grant date for the Non-Employee Director Annual Award is the fifth day of the month following the date of the annual stockholder meeting. If the Committee does not make a determination as to the size of the Non-Employee Director Annual Award, each non-employee director automatically receives an award of options to purchase that number of shares that would have a fair market value of $25,000 on the grant date (the “Automatic Non-Employee Director Award”). Under this policy, for 2009, each of our non-officer directors received an Automatic Non-Employee Director Award of options to purchase 7,886 shares of Class D common stock on January 5, 2010. The number of shares was determined by dividing $3.17, the closing share price of our Class D common stock on January 5, 2010 into $25,000. Our officers who serve as directors do not receive compensation for their services as directors other than the compensation they receive as officers of Radio One.

2010 Director Compensation

	Fees Earned or Paid	Option	Total
Name	in Cash $(1)	Awards $(2)	$

Terry L. Jones(3)	7,500	8,528	16,028
Brian W. McNeill(3)	6,000	8,528	14,528
B. Doyle Mitchell, Jr.(4)	6,000	8,528	14,528
D. Geoffrey Armstrong(3)	8,500	8,528	17,028
Ronald E. Blaylock(5)	6,000	8,528	14,528

(1)	The dollar amount recognized for financial statement reporting purposes in 2010 in accordance with ASC 718.

(2)	On December 16, 2009 each director was awarded options to purchase 7,886 shares of Class D common stock. The option award grant date was January 5, 2010. The number of shares was determined by dividing $3.17, the closing share price of our Class D common stock on January 5, 2010 into $25,000.

(3)	47,730 options outstanding in the aggregate as of December 31, 2010.

(4)	17,730 options outstanding in the aggregate as of December 31, 2010.

(5)	42,730 options outstanding in the aggregate as of December 31, 2010.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2010, the number of shares of Class A and Class D common stock that are issuable upon the exercise of stock options outstanding under our 2009 Stock Plan and our 1999 Stock Plan, as amended on May 26, 2004 to increase the shares of Class D common stock available for issuance under the plan. The 1999 Stock Plan, as amended, expired by its terms on May 5, 2009 leaving no shares available for issuance under that plan.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in the
Plan Category	and Rights	and Rights	First Column)

Equity compensation plans approved by security holders:
Radio One, Inc. Amended and Restated 1999 Stock Option and Restricted Stock Grant Plan:
Class A	—	$—	—
Class D	4,289,092	$9.40	—
Radio One, Inc. 2009 Stock Option and Restricted Stock Grant Plan:
Class D	39,430	$3.17	5,050,570

Total	4,328,522	$9.31	5,050,570

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, which ended on December 31, 2010, the compensation committee was comprised of Terry L. Jones, D. Geoffrey Armstrong and Brian W. McNeill. None of those members is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any entity that employed any member of the Company’s compensation committee or board of directors.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The Company has four classes of common stock, Class A, Class B, Class C and Class D. Generally, except as summarized below, the shares of each class are identical in all respects and entitle the holders thereof to the same rights and privileges. However, with respect to voting rights, each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. The holders of Class C and Class D common stock are not entitled to vote on any matters. The holders of Class A common stock can convert such shares into shares of Class C or Class D common stock. Subject to certain limitations, the holders of Class B common stock can convert such shares into shares of Class A common stock. The holders of Class C common stock can convert such shares into shares of Class A common stock. The holders of Class D common stock have no such conversion rights.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2011 by:

•	each person (or group of affiliated persons) known by us to be the beneficial owner of more than five percent of any class of common stock;

•	each of the current executive officers named in the Summary Compensation Table;

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

In the case of persons other than our executive officers, directors and nominees, such information is based solely upon a review of the latest schedules 13D or 13G, as amended. Each individual stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Information with respect to the beneficial ownership of the shares has been provided by the stockholders. The number of shares of stock includes all shares that may be acquired within 60 days of March 15, 2011.

	Common Stock
	Class A		Class B		Class C		Class D
	Number	Percent	Number	Percent	Number	Percent	Number	Percent
	of	of	of	of	of	of	of	of	Economic	Voting
	Shares	Class	Shares	Class	Shares	Class	Shares	Class	Interest	Interest

Catherine L. Hughes(1)(2)(3)(4)(6)	1,000	*	851,536	29.8%	1,579,674	50.6%	4,942,410	10.9%	13.56%	27.1%
Alfred C. Liggins, III(1)(3)(4)(5)(6)	574,909	20.3%	2,010,307	70.2%	1,541,374	49.4%	10,190,777	22.4%	26.32%	65.8%
Barry A. Mayo(7)							107,727	*	*	0.00%
Linda J. Vilardo(8)	1,000	*					20,216	*	*	* %
Terry L. Jones(9)	49,557	1.8%					685,115	1.5%	1.5%	* %
Brian W. McNeill(10)	26,434	*					873,108	1.9%	1.9%	* %
D. Geoffrey Armstrong(11)	10,000	*					189,403	*	*	* %
Ronald E. Blaylock(12)							56,673	*	*	0.00%
B. Doyle Mitchell, Jr.(13)							21,673	*	*	0.00%
Peter D. Thompson(14)							165,538	*	*	0.00%
Dimensional Fund Advisors, L.P.(15)							3,004,754	6.6%	6.2%	0.00%
All Directors and Named Executives as a group (10 persons)	662,900	23.4%	2,861,843	100.0%	3,121,048	100.0%	17,252,640	37.9%

*	Less than 1%.

(1)	Includes 31,211 shares of Class C common stock and 62,997 shares of Class D common stock held by Hughes-Liggins & Company, L.L.C., the members of which are the Catherine L. Hughes Revocable Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary (the “Hughes Revocable Trust”), and the Alfred C. Liggins, III Revocable Trust, dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary (the “Liggins Revocable Trust”). The address of Ms. Hughes and Mr. Liggins is 5900 Princess Garden Parkway, 7th Floor, Lanham, MD 20706.

(2)	The shares of Class B common stock, 247,366 shares of Class C common stock and 3,810,409 shares of Class D common stock are held by the Hughes Revocable Trust; 192,142 shares of Class C common stock and 286,875 shares of Class D common stock are held by the Catherine L. Hughes Charitable Lead Annuity Trust, dated March 2, 1999, of which Harold Malloy is trustee; 1,124,560 shares of Class C common stock are held by the Catherine L. Hughes Dynastic Trust, dated March 2, 1999, of which Ms. Hughes is the trustee and sole beneficiary.

(3)	The shares of Class A common stock and Class B common stock are subject to a voting agreement between Ms. Hughes and Mr. Liggins with respect to the election of Radio One’s directors.

(4)	As of March 15, 2011, the combined economic and voting interests of Ms. Hughes and Mr. Liggins were 39.9% and 92.8%, respectively.

(5)	The shares of Class B common stock, 605,313 shares of Class C common stock, and 5,611,565 shares of Class D common stock are held by the Liggins Revocable Trust; and 920,456 shares of Class C common stock are held by the Alfred C. Liggins, III Dynastic Trust dated March 2, 1999, of which Mr. Liggins is the trustee and sole beneficiary.

(6)	Ms. Hughes’ total of Class D shares includes 600,000 shares of Class D common stock obtainable upon the exercise of stock options. Mr. Liggins’ total of Class D shares includes 2,650,000 shares of Class D common stock obtainable upon the exercise of stock options.

(7)	Includes 50,000 shares of Class D common stock obtainable upon the exercise of stock options.

(8)	Includes 1,000 shares of Class A common stock.

(9)	Includes 51,673 shares of Class D common stock obtainable upon the exercise of stock options and 300 shares of Class A common stock and 600 shares of Class D common stock held by Mr. Jones as custodian for his daughter.

(10)	Includes 51,673 shares of Class D common stock obtainable upon the exercise of stock options.

(11)	Includes 51,673 shares of Class D common stock obtainable upon the exercise of stock options.

(12)	Includes 46,673 shares of Class D common stock obtainable upon the exercise of stock options.

(13)	Includes 21,673 shares of Class D common stock obtainable upon the exercise of stock options.

(14)	Includes 75,000 shares of Class D common stock obtainable upon the exercise of stock options.

(15)	The address of Dimensional Fund Advisors L.P. is 1299 Ocean Avenue, Santa Monica, CA 90401. This information is based on a Schedule 13G/A filed on February 10, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all transactions and relationships in which Radio One and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition, our code of ethics requires our directors, executive officers and principal financial officers to report to the board or the audit committee any situation that could be perceived as a conflict of interest. Once a related person transaction has been identified, the board of directors may appoint a special committee of the board of directors to review and, if appropriate, approve such transaction. The special committee will consider the material facts, such as the nature of the related person’s interest in the transaction, the terms of the transaction, the importance of the transaction to the related person and to us, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and other matters it deems appropriate. As required under the SEC rules, we disclose in the proxy statement related party transactions that are directly or indirectly material to us or a related person.

WDBZ-AM Cincinnati Purchase from Blue Chip Communications, Inc.

In July 2007, the Company closed on an agreement to acquire the assets of WDBZ-AM, a radio station located in the Cincinnati metropolitan area, from Blue Chip Communications, Inc. (“Blue Chip”) for approximately $2.6 million in seller financing. The financing was a 5.1% interest bearing loan payable monthly through July 2008. The Company satisfied the loan in full in July 2008. Blue Chip was owned by L. Ross Love, a former member of the Company’s board of directors. The transaction was approved by a special committee of independent directors appointed by the board of directors. Additionally, the Company retained an independent valuation firm to provide a fair value appraisal of the station. Prior to the closing, and since October of 2001, the Company consolidated WDBZ-AM within its existing Cincinnati operations, and operated WDBZ-AM under a local management agreement for no annual fee, the results of which were incorporated in the Company’s financial statements.

Music One, Inc.

The Company’s CEO and Chairperson own a music company called Music One, Inc. (“Music One”). The Company sometimes engages in promoting the recorded music product of Music One. Based on the cross-promotional value received by the Company, we believe that the provision of such promotion is fair. During the three months ended March 31, 2011 and 2010, Radio One paid $4,000 and $6,000, respectively, to or on behalf of Music One, primarily for market talent event appearances, travel reimbursement and sponsorships. For the three months ended March 31, 2011 and 2010, the Company provided no advertising services to Music One. There were no cash, trade or no-charge orders placed by Music One for the three months ended March 31, 2011 and 2010. As of March 31, 2011, Music One owed Radio One $124,000 for office space and administrative services provided. Subsequent to March 31, 2011, this balance was satisfied in full.

Executive Officers’ Loans

In 2000, an officer of the Company, the former Chief Financial Officer (“Former CFO”), purchased shares of the Company’s common stock. The Former CFO purchased 333,334 shares of the Company’s Class A common stock and 666,666 shares of the Company’s Class D common stock. The stock was purchased with the proceeds of a full recourse loan from the Company in the amount of approximately $7.0 million for the Former CFO.

In September 2005, the Former CFO repaid a portion of his loan. The partial repayment of approximately $7.5 million was effected using 300,000 shares of the Company’s Class A common stock and 230,000 shares of the Company’s Class D common stock owned by the Former CFO. All shares transferred to the Company in satisfaction of this loan have been retired. As of December 31, 2007, the remaining principal and interest balance on the Former CFO’s loan was approximately $1.7 million, which included accrued interest in the amount of $175,000. The Former CFO was employed with the Company through December 31, 2007, and pursuant to an agreement with the Company, the loan became due in full in July 2008. Pursuant to his employment agreement, the Former CFO was eligible to receive a retention bonus in the amount of approximately $3.1 million in cash on July 1, 2008, for having remained employed with the Company through December 31, 2007. The $3.1 million retention bonus was a pro-rata portion of a $7.0 million retention bonus called for in his employment agreement, had he remained employed with the Company for ten years, and is based on the number of days of employment between October 18, 2005 and December 31, 2007. In July 2008, the Former CFO settled the remaining balance of the loan in full by offsetting the loan with his after-tax proceeds from the $3.1 million retention bonus, in addition to paying a cash amount of $34,000 to the Company.

As of December 31, 2007, the Company had an additional loan outstanding to the Former CFO in the amount of $88,000. The loan was due on demand and accrued interest at 5.6%, totaling an amount of $53,000 as of December 31, 2007. In January 2008, the Former CFO repaid the full remaining balance of the loan in cash in the amount of $140,000.

Controlled Company Exemption

We are a “controlled company” under rules governing the listing of our securities on the NASDAQ Stock Market because more than 50% of our voting power is held by Catherine L. Hughes, our Chairperson of the Board and Secretary, and Alfred C. Liggins, III, our CEO and President. See “Security Ownership of Beneficial Owners and Management” above. Therefore, we are not subject to NASDAQ Stock Market listing rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. In connection with recent legislation, the SEC must adopted new rules regarding compensation committee independence, which may impose additional requirements to the definition of “independence” determined by the applicable exchanges.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Credit Facility

On March 31, 2011 the Company entered into a new senior secured credit facility (the “2011 Credit Agreement”) with a syndicate of banks, and simultaneously borrowed $386.0 million to retire all outstanding obligations under the Company’s previous amended and restated credit agreement and to fund our obligation with respect to the TV One capital call. The total amount available under the 2011 Credit Agreement is $411.0 million, consisting of a $386.0 term loan facility that matures on March 31, 2016 and a $25.0 million revolving loan facility that matures on March 31, 2015. Borrowings under the credit facilities are subject to compliance with certain covenants including, but not limited to, certain financial covenants. Proceeds from the credit facilities can be used for working capital, capital expenditures made in the ordinary course of business, its common stock repurchase program, permitted direct and indirect investments and other lawful corporate purposes.

The 2011 Credit Agreement contains affirmative and negative covenants that the Company is required to comply with, including:

(a) maintaining an interest coverage ratio of no less than:

•	1.25 to 1.00 on June 30, 2011 and the last day of each fiscal quarter through September 30, 2015; and

•	1.50 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(b) maintaining a senior secured leverage ratio of no greater than:

•	5.25 to 1.00 on June 30, 2011; and

•	5.00 to 1.00 on September 30, 2011 and December 31, 2011; and

•	4.75 to 1.00 on March 31, 2012; and

•	4.50 to 1.00 on June 30, 2012 and December 31, 2012; and

•	4.00 to 1.00 on March 31, 2013 and the last day of each fiscal Quarter through September 30, 2013; and

•	3.75 to 1.00 on December 31, 2013 and the last day of each fiscal quarter through September 30, 2014; and

•	3.25 to 1.00 on December 31, 2014 and the last day of each fiscal quarter through September 30, 2015; and

•	2.75 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(c) maintaining a total leverage ratio of no greater than:

•	9.25 to 1.00 on June 30, 2011 and the last day of each fiscal quarter through December 31, 2011; and

•	9.00 to 1.00 on March 31, 2012; and

•	8.75 to 1.00 on June 30, 2012; and

•	8.50 to 1.00 on September 30, 2012 and December 31, 2012; and

•	8.00 to 1.00 on March 31, 2013 and the last day of each fiscal quarter through September 30, 2013; and

•	7.50 to 1.00 on December 31, 2013 and the last day of each fiscal quarter through September 30, 2014; and

•	6.50 to 1.00 on December 31, 2014 and the last day of each fiscal quarter through September 30, 2015; and

•	6.00 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(d) limitations on:

•	liens;

•	sale of assets;

•	payment of dividends; and

•	mergers.

As of March 31, 2011, the Company was in compliance with all of its financial covenants under the 2011 Credit Agreement. As noted in the previous table, measurement of interest coverage, senior secured leverage, and total leverage ratios will commence on June 30, 2011.

Under the terms of the 2011 Credit Agreement, interest on base rate loans is payable quarterly and interest on LIBOR loans is payable monthly or quarterly. The base rate is equal to the greater of the prime rate, the Federal Funds Effective Rate plus 0.50% and the LIBOR Rate for a one-month period plus 1.00%. The applicable margin on the 2011 Credit Agreement is between (i) 4.50% and 5.50% on the revolving portion of the facility and (ii) 5.00% (with a base rate floor of 2.5% per annum) and 6.00% (with a LIBOR floor of 1.5% per annum) on the term portion of the facility. Commencing on June 30, 2011, quarterly installments of 0.25%, or $965,000, of the principal balance on the $386.0 million term loan are payable on the last day of each March, June, September and December.

As of March 31, 2011, the Company had approximately $24.4 million of borrowing capacity under its revolving credit facility. Taking into consideration the financial covenants under the 2011 Credit Agreement, approximately $24.4 million of the revolving credit facility was available to be borrowed.

As of March 31, 2011, the Company had outstanding approximately $386.0 million on its term credit facility. During the quarter ended March 31, 2011, the Company borrowed approximately $386.0 million under the 2011 Credit Agreement and repaid approximately $353.7 million under the Amended and Restated Credit Agreement. Proceeds from the 2011 Credit Agreement of approximately $378.3 million, net of original issue discount, were used to repay the Amended and Restated Credit Agreement and pay other fees and expenses, with the balance of the proceeds to be used to fund the TV One capital call. The original issue discount is being reflected as an adjustment to the carrying amount of the debt obligation and amortized to interest expense over the term of the credit facility.

2013 Notes

Approximately $0.75 million aggregate principal amount of 2013 Notes remain outstanding after the completion of the Transactions. The 2013 Notes were issued pursuant to an indenture, dated as of February 10, 2005, by and among Radio One, The Bank of New York (formerly United States Trust Company of New York), as trustee, and the guarantors named therein.

The 2013 Notes mature on February 15, 2013. The 2013 Notes carry interest at the rate of 63/8% per annum, payable semi-annually on February 15 and August 15 each year.

The 2013 Notes rank: (i) senior to any of our and our guarantors’ future debt that expressly provides that it is subordinated to the 2013 Notes; (ii) junior to the Notes; (iii) other than the Notes, on a parity with any of our and our guarantors’ future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the 2013 Notes; and (iii) junior to all of our and our guarantors’ existing and future senior debt.

The 2013 Notes are guaranteed on a senior subordinated basis by each of our existing and future domestic restricted subsidiaries, subject to certain exceptions.

We may redeem some or all of the 2013 Notes at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest.

If we experience specific kinds of changes in control, we must offer to repurchase the 2013 Notes at a repurchase price of 101% of the principal amount, plus accrued and unpaid interest.

On November 24, 2010, we, the guarantors signatory thereto and Wilmington Trust Company, as successor trustee, entered into a supplemental indenture to the indenture governing the 2013 Notes which waived any and all existing defaults and events of default that had arisen or may have arisen under each such indenture that may be waived and eliminated substantially all of the covenants in each such indenture, other than the covenants to pay principal of and interest on the 2013 Notes when due, and eliminated or modified the related events of default. On December 20, 2010, we paid defaulted interest and interest thereon arising from the August 16, 2010 interest nonpayment to the holders of the 2013 Notes as of a special record date of December 10, 2010. As a result, there is no default or event of default under the indenture governing the 2013 Notes or the 2013 Notes.

DESCRIPTION OF NOTES

In this description, “Company” refers only to Radio One, Inc. and not to any of its subsidiaries. The Company issued the Old Notes and will issue the Exchange Notes under an indenture, dated as of November 24, 2010 (the “Indenture”), among the Company, as issuer, the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”). The terms of the Exchange Notes offered in exchange for the Old Notes will be substantially identical to the terms of the Old Notes, except that the Exchange Notes are registered under the Securities Act, and the transfer restrictions, registration rights and related special interest terms applicable to the Old Notes will not apply to the Exchange Notes. As a result, we refer to the Exchange Notes, any PIK Notes (as defined below) and the Old Notes collectively as “Notes” for purposes of the following summary.

The statements under this caption relating to the Indenture and the Notes are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and the Notes and those terms made part of the Indenture by the Trust Indenture Act. The definitions of certain capitalized terms used in the following summary are set forth under the caption “— Certain Definitions.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture and the Registration Rights Agreement. Copies of the Indenture are available upon request from the Company. We urge you to read those documents carefully because they, and not the following description, govern your rights as a holder.

The registered holder of a Note is treated as the owner of it for all purposes. Only registered holders have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

The Notes are:

•	general unsecured obligations of the Company;

•	subordinated in right of payment to all existing and future Senior Debt of the Company;

•	senior in right of payment to all existing and future Subordinated Obligations of the Company; and

•	fully and unconditionally, jointly and severally, guaranteed by the Guarantors as further described below.

The Guarantees

The Guarantees are:

•	general unsecured obligations of each Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of each Guarantor; and

•	senior in right of payment to all existing and any future Subordinated Obligations of each Guarantor.

As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the Notes and under these guarantees will be subordinated to the payment of Senior Debt. The Indenture permits us and the Guarantors to incur additional Senior Debt.

As of the date of the Indenture, all of the Company’s domestic Subsidiaries (other than Reach Media) will be “Restricted Subsidiaries” and all of the Company’s domestic Restricted Subsidiaries were Guarantors; provided that if, at any time, the Company, any of its Restricted Subsidiaries and/or any Affiliated Entities become the Beneficial Owner of 80% or more of the Equity Interests in Reach Media, then Reach Media (and each of its Subsidiaries, if any) shall automatically become a Restricted Subsidiary and shall thereafter become a Guarantor. As of the date of the Indenture, TV One was not be a Subsidiary of the Company, but in the

event it becomes a Subsidiary of the Company, subject to the following proviso (i) it shall be an Unrestricted Subsidiary and (ii) such designation shall not be subject to the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries;” provided that if, at any time, the Company, any of its Restricted Subsidiaries and/or any Affiliate Entities become the Beneficial Owner of 90% or more of the outstanding Equity Interests of TV One, then TV One (and each of its Subsidiaries, if any) shall automatically become a Restricted Subsidiary and shall thereafter become a Guarantor. Notwithstanding the foregoing, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture and will not guarantee the Notes.

Principal, Maturity and Interest

The Indenture provides for the issuance of up to $291,510,000 of Old Notes thereunder in connection with the Transactions, any additional Exchange Notes issued in connection with the registered exchange offer and an unlimited amount of additional Notes issued in respect of interest payments on any such Notes. The Notes are issuable in fully registered form only, without coupons, in denominations of $1,000 or integral multiples of $1.00 in excess thereof. The Notes will mature on May 24, 2016. Additional Notes issued in respect of interest payments (“PIK Notes”) will be issued in integral multiples of $1.00.

Interest will be payable in cash, or at the Company’s election, partially in cash and partially in PIK Notes (a “PIK Election”) on a quarterly basis in arrears on February 15, May 15, August 15 and November 15 of each year (each, an “Interest Payment Date”), commencing on February 15, 2011. The Company will make each interest payment to the Holders of record on the February 1, May 1, August 1 and November 1 immediately preceding the related Interest Payment Date.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will accrue at a rate of 12.5% per annum if the interest for such interest period is paid fully in cash. In the event that the Company makes a PIK Election in accordance with the Indenture, cash interest will accrue and be paid for such interest period at a rate of 6.0% per annum and interest paid-in-kind through the issuance of PIK Notes (the “PIK Interest”) will accrue for such interest period at 9.0% per annum; provided that the Company may make a PIK Election only with respect to interest accruing up to but not including May 15, 2012, and with respect to interest accruing from and after May 15, 2012 such interest shall accrue at a rate per annum of 12.5% and shall be payable in cash. A PIK Election is currently in effect.

The Company must elect the form of interest payment with respect to each interest period by delivering a written notice to the Trustee and the Holders prior to the beginning of such interest period. In the absence of such an election for any interest period, interest on the Notes shall be payable according to the election for the previous interest period; provided that interest accruing from and after May 15, 2012 shall accrue at a rate of 12.5% per annum and shall be payable in cash.

Additional interest may accrue on the Notes as liquidated damages in certain circumstances described under “Registration Rights Agreement” and shall be payable in cash. During any period in which a payment default or an Event of Default under clause (9) of the covenant described under the caption “— Events of Default and Remedies,” has occurred and is continuing, interest on all principal and overdue interest will accrue at a rate that is 2.0% higher than the cash interest rate on the Notes in each interest period for which no PIK Election has been made and a rate that is 2.0% higher than the total cash interest rate and PIK Interest rate on the Notes in each interest period for which a PIK Election has been made (such increased interest, the “Default Interest”) and shall be payable in cash. All references to “interest” in the Indenture and this “Description of Notes” include any additional interest that may be payable on the Notes, including, but not limited to, any Default Interest and additional interest payable pursuant to the Registration Rights Agreement. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, cash interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other cash payments on Notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make cash interest payments by check mailed to the Holders at their address set forth in the register of Holders.

The Company will make all principal, premium and cash interest payments on each Note in global form registered in the name of DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such global Note.

On each Interest Payment Date for which the Company has made a PIK Election, the Company shall request the Trustee to, and the Trustee shall upon the Company’s request, authenticate and deliver PIK Notes for original issuance to the Holders of the Notes on the relevant record date, in an aggregate principal amount necessary to pay the PIK Interest. With respect to PIK Notes represented by one or more global notes registered in the name of DTC or its nominee on the relevant record date, the principal amount of such PIK Notes shall be increased by an amount equal to the amount of PIK Interest for the applicable interest period. Any PIK Note so issued will be dated as of the applicable Interest Payment Date, will bear interest from and after such date and will be issued with the designation “PIK” on the face thereof. Notwithstanding anything to the contrary in this description, the Company may not issue PIK Notes in lieu of paying interest in cash if such interest is default interest or is interest payable with respect to any principal that is due and payable, whether at stated maturity, upon redemption, repurchase or otherwise.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Company or any of its Domestic Subsidiaries may act as paying agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Company or the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes, and the Company may require Holders to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The Holder of a Note will be treated as the owner of it for all purposes.

Guarantees

Initially, all of the Company’s domestic Restricted Subsidiaries will guarantee the Notes. The Guarantees will be joint and several obligations of the Guarantors. Each Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor and guarantees of that Guarantor of the Company’s Senior Debt. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — Under certain circumstances a court could cancel the Notes or the related guarantees under fraudulent conveyance laws.”

The Guarantee of a Guarantor will be automatically released in accordance with the applicable provisions of the Indenture:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) other than to the Company or another Guarantor, if the sale or other disposition does not violate the provisions of the Indenture described under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) in connection with any sale or other disposition of the Capital Stock of such Guarantor (including by way of merger or consolidation) other than to the Company or another Guarantor such that such Guarantor ceases to constitute a Subsidiary, if the sale or other disposition does not violate the provisions of the Indenture described under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(4) in the case of any Subsidiary which after the date of the Indenture is required to guarantee the Notes solely pursuant to clause (2) of the covenant described below under the caption “— Certain Covenants — Additional Guarantees,” upon the release or discharge of the guarantee incurred by such Subsidiary which resulted in the obligation to guarantee the Notes; or

(5) upon Legal Defeasance or Covenant Defeasance with respect to all Notes as described below under the caption “— Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the Indenture as described below under the caption “— Satisfaction and Discharge.”

Subordination

The payment of principal of, premium, if any, and interest, including Special Interest, if any, on the Notes will be subordinated to the prior payment in full in cash of all Senior Debt of the Company, including Senior Debt incurred after the date of the Indenture.

The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not a claim for such interest would be allowed in such proceeding) before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to the Notes or on account of any purchase or redemption or other acquisition on any Note (except that Holders of Notes may receive and retain Permitted Junior Securities and payments from the trust described under the caption “— Legal Defeasance and Covenant Defeasance”) in the event of any distribution to creditors of the Company or any Guarantor:

(1) in a liquidation or dissolution of the Company or such Guarantor;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or such Guarantor or its property;

(3) in an assignment for the benefit of creditors of the Company or such Guarantor; or

(4) in any marshaling of the Company’s or such Guarantor’s assets and liabilities.

Neither the Company nor any Guarantor may make any payment or distribution of any kind or character in respect of the Notes or on account of any purchase or redemption or other acquisition of any Note (except in Permitted Junior Securities or from the trust described under the caption “— Legal Defeasance and Covenant Defeasance”) and will not make any deposit into such trust if:

(1) a default in the payment of the principal of, or premium, if any, or interest on, or any fees or other amounts relating to, Designated Senior Debt (including, without limitation, upon any acceleration of the maturity thereof) occurs and is continuing; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders or representatives of any Designated Senior Debt.

Payments on the Notes (including any missed payments) may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of (i) the date on which such nonpayment default is cured or waived (so long as no other default exists), (ii) 179 days after the date on which the applicable Payment Blockage Notice is received, or (iii) the date on which the trustee receives notice from or on behalf of the holders of Designated Senior Debt to terminate the applicable Payment Blockage Notice, unless, in each case, the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such nonpayment default has been cured or waived for a period of not less than 90 days.

If the trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under the caption “— Legal Defeasance and Covenant Defeasance”) when the payment is prohibited by these subordination provisions, the trustee or Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default and the Company shall promptly notify the trustee and the paying agent of any payment that has become due and payable that, if made, would violate these subordination provisions; provided that any failure to give such notice in each case shall have no effect whatsoever on the subordination provisions described herein.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company or any Guarantor, Holders of Notes may recover less ratably than creditors of the Company or such Guarantor who are holders of Senior Debt. See “Risk Factors — Risks Related to the Notes.”

Optional Redemption

The Company may redeem all or a part of the Notes at any time or from time to time upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, if any, to the applicable redemption date, if redeemed during the periods indicated below:

Redemption Period	Percentage

Issue Date through and including May 31, 2011	108%
June 1, 2011 through and including December 31, 2011	106%
January 1, 2012 through and including December 31, 2012	103%
January 1, 2013 through and including December 31, 2013	101.5%
January 1, 2014 and thereafter	100%

Except as provided above, the Notes will not be redeemable at the Company’s option prior to their final maturity.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the relevant Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the relevant Notes are not listed on any national securities exchange, on a pro rata basis.

Notes or portions of Notes the trustee selects for redemption will be in amounts of $1,000 or integral multiples of $1.00 in excess thereof. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption unless the Company defaults in the payment thereof.

Mandatory Redemption; Open Market Purchases

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the caption “— Repurchase at the Option of Holders.” The Company or its Affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or integral multiples of $1.00 in excess thereof) of that Holder’s Notes pursuant to an offer (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment (the “Change of Control Payment”) in cash equal to the percentage of the aggregate principal amount of Notes to be repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Purchase Date”), shown below for the monthly period in which the Change of Control Purchase Date occurs:

Redemption Period	Percentage

Issue Date through and including May 31, 2011	108%
June 1, 2011 through and including December 31, 2011	106%
January 1, 2012 through and including December 31, 2012	103%
January 1, 2013 through and including December 31, 2013	101.5%
January 1, 2014 and thereafter	100%

Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Purchase Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company’s compliance with such securities laws or regulations.

On the Change of Control Purchase Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or integral multiples of $1.00 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

If the Change of Control Purchase Date is on or after an interest payment record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no other interest will be payable to Holders who tender pursuant to the Change of Control Offer.

Prior to complying with any of the provisions of this section but in any event within 90 days following a Change of Control, the Company will either pay all outstanding Senior Debt or obtain the requisite consents, if any, under all the agreements governing outstanding Senior Debt to permit the repurchase of the Notes required by this section.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See “— Amendment, Supplement and Waiver.”

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

Holders of Notes may not be entitled to require the Company to purchase their Notes in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including in connection with a proxy contest, where the Company’s Board of Directors initially publicly opposes the election of a dissident slate of directors, but subsequently approves such directors as Continuing Directors for purposes of the Indenture. This may result in a change in the composition of the Company’s Board of Directors that, but for such subsequent approval, would have otherwise constituted a Change of Control requiring a Change of Control Offer under the terms of the Indenture.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(2) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option to any combination of the following:

(1) to repay, prepay, redeem or repurchase Senior Debt of the Company or any Guarantor, provided that any related loan commitment is permanently reduced in an amount equal to the principal amount so repaid, prepaid, redeemed or repurchased;

(2) to acquire all or substantially all of the properties or assets of a Permitted Business so long as such properties and assets are acquired by the Company or a Restricted Subsidiary;

(3) to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in a Permitted Business, if after giving effect to any such acquisition of Voting Stock, such Person is or becomes a Restricted Subsidiary, or to finance the TV One Investment described in clause (ii) of the definition thereof;

(4) to make capital expenditures in a Permitted Business owned by the Company or a Restricted Subsidiary; or

(5) to acquire other long-term assets that are used or useful in a Permitted Business owned by the Company or a Restricted Subsidiary.

Any Net Proceeds from an Asset Sale that are not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

On the 365th day after an Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $10.0 million, the Company will make an offer (the “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales or assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness, if applicable, that may be purchased out of the aggregate Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the aggregate amount of Excess Proceeds, the trustee will select the Notes and the Company, or its agent, shall select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

If the Asset Sale Offer purchase date is on or after an interest payment record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no other interest will be payable to holders who tender Notes pursuant to the Asset Sale Offer.

The Company will publicly announce the results of the Asset Sale Offer on or as soon as commercially practicable after the date such Asset Sale Offer is completed.

The exercise by Holders of Notes of their right to require the Company to repurchase the Notes upon an Asset Sale could cause a default under the Existing Credit Agreement if the Company is then prohibited by the terms of such agreement from making the Asset Sale Offer under the Indenture. In the event an Asset Sale occurs at a time when the Company is prohibited under the Existing Credit Agreement from purchasing Notes, the Company could seek the consent of its lenders under such agreement to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, it will remain prohibited from purchasing Notes. In that case, the Company’s failure to purchase tendered Notes could result in an Event of Default under the Indenture, which could, in turn, constitute a default under other indebtedness, including the Existing Credit Agreement.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the covenant described herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company’s compliance with such securities laws or regulations.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) or in the case of Preferred Stock of the Company, an increase in the liquidation value thereof or (y) payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that are not Disqualified Stock);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value prior to scheduled maturity or scheduled sinking fund payment, any Subordinated Obligations (other than any Subordinated Obligations owed to and held by the Company or any Guarantor); or

(4) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, both at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph, but including Restricted Payments permitted by clauses (1), (10), (11) and (12) of such paragraph), is less than the sum, without duplication, of the following (collectively, the “Restricted Payments Basket”):

(a) 100% of the Consolidated Cash Flow of the Company (or, if Consolidated Cash Flow for such period shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) from the beginning of the Fiscal Quarter following the Issue Date to the end of the Company’s most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment less the product of 1.4 times the Consolidated Interest Expense of the Company for the same period, plus

(b) 100% of the aggregate net cash proceeds received by the Company since the Issue Date (i) as a contribution to its common equity capital (other than from a Subsidiary of the Company or, for so long as TV One remains a Designated Entity but is not otherwise a Subsidiary, TV One) or (ii) from the issue or sale of Equity Interests of the Company (other than Disqualified Stock or Designated Preferred Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable Designated Preferred Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock, Designated Preferred Stock or debt securities) sold to a Subsidiary of the Company or, for so long as TV One remains a Designated Entity but is not otherwise a Subsidiary, TV One), plus

(c) an amount equal to the sum of (i) the net reduction in Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary after the Issue Date in any Person resulting from principal payments, repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (excluding dividends and distributions on such Investments) or otherwise, in each case received in cash by the Company or any Restricted Subsidiary and (ii) in the event that the Company designates or redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) made after the Issue Date (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(d) 100% of any dividends or other distributions received in cash or Cash Equivalents by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary (other than Reach Media or, in the event that and for so long as TV One remains an Unrestricted Subsidiary, TV One); provided that such dividends have not been included in the calculation of the Consolidated Net Income of the Company for such period and shall not otherwise be required by the terms of the Indenture to repay Indebtedness of the Company or any of its Restricted Subsidiaries.

The preceding provisions will not prohibit the following actions, provided that, in the case of clauses (4), (7) and (11) no Default or Event of Default shall have occurred and be continuing or result therefrom:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the preceding paragraph;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of (i) any Subordinated Obligations of the Company or any Guarantor or (ii) at any time on or after the date that is two and one-half years after the Issue Date, of any Equity Interests of the Company, in each case (a) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or, for so long as TV One remains a Designated Entity but is not otherwise a Subsidiary, TV One) of, Equity Interests of the Company (other than Disqualified Stock or Designated Preferred Stock) or (b) from the net cash proceeds of a substantially concurrent cash contribution to the equity capital of the Company or any Restricted Subsidiary (other than cash from the Company, a Restricted Subsidiary, Reach Media or, for so long as TV One remains a Designated Entity, TV One); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (b) of the definition of Restricted Payments Basket;

(3) the defeasance, redemption, repurchase, retirement or other acquisition Subordinated Obligations of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness refinancing such Indebtedness permitted to be incurred under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5) the acquisition of Equity Interests by the Company in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities by way of cashless exercise;

(6) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under the Indenture;

(7) the declaration and payment of dividends on Disqualified Stock of the Company or any of its Restricted Subsidiaries or Designated Preferred Stock, in each case issued in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(8) the retirement of any shares of Disqualified Stock of the Company by conversion into, or by exchange for, shares of Disqualified Stock of the Company, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other shares of Disqualified Stock of the Company, provided that the Disqualified Stock of the Company that replaces the retired shares of Disqualified Stock of the Company shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of the retired shares of Disqualified Stock of the Company;

(9) the repayment or repurchase of the Existing Subordinated Notes in exchange for the Notes in connection with the Transactions and any 8 7/8% Senior Subordinated Notes that remain outstanding thereafter;

(10) upon the occurrence of a Change of Control or an Asset Sale, the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligation of the Company or any Guarantor to the extent required by the agreement governing such Subordinated Obligation but only if the Company shall have complied with the covenant described under “— Repurchase at the Option of Holders — Change of Control” or “— Repurchase at the Option of Holders — Asset Sale,” as the case may be, and purchased all Notes validly tendered and not withdrawn pursuant to the relevant offer prior to purchasing or repaying such Subordinated Obligations;

(11) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $15.0 million; and

(12) the declaration and payment of a dividend or other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company), or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company, in each case in connection with a substantially concurrent Going Private Transaction, (a) out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company or, for so long as TV One remains a Designated Entity but is not otherwise a Subsidiary, TV One) of Equity Interests of the Company (other than Disqualified Stock or Designated Preferred Stock) or (b) from the net cash proceeds of a substantially concurrent cash contribution to the equity capital of the Company (other than cash from the Company, a Restricted Subsidiary, Reach Media or, for so long as TV One remains a Designated Entity, TV One); provided that the amount of any such net cash proceeds that are utilized for any such dividend, other distribution, redemption, repurchase, retirement, defeasance or other acquisition of the Company’s Equity Interests will be excluded from clause (b) of the definition of Restricted Payments Basket.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than five Business Days after the date of making any Restricted Payment under the first paragraph of this covenant, the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the calculation of the Restricted Payments Basket prior to and after giving effect to the Restricted Payment, together with a copy of any fairness opinion or appraisal required by the Indenture; provided that for purposes of determining compliance with this covenant, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (12) above on the date such Restricted Payment is made, or is entitled to be incurred pursuant to the first paragraph above, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date such Restricted Payment is made in or among any of these categories and/or the first paragraph thereof.

In the event that TV One becomes an Unrestricted Subsidiary and for so long as TV One remains an Unrestricted Subsidiary under the terms of the Indenture, any Investments made by TV One or any of its Subsidiaries, if any, in any Radio One Securities or in any Person who is not otherwise engaged in a TV One Permitted Business (other than any Investments of the type permitted by clauses (2), (3), (5), (7), (9) and (12) of the definition of Permitted Investments) will be deemed to have been made by the Company and will reduce the amount available (if any) for Restricted Payments under the first paragraph above or Restricted Payments permitted under clause (11) under the second paragraph above, as elected by the Company. If such Investment is not permitted to be made by the Company as of such date, then the Company will be in default of such covenant.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock or Designated Preferred Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or Preferred Stock; provided, however, that the Company or any Guarantor (other than ROCH) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or the Company may issue Designated Preferred Stock, if, immediately after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock or Designated Preferred Stock and the receipt and application of proceeds therefrom, (a) the Leverage Ratio would be less than or equal to 7.0 to 1.0 in the case of the incurrence of Indebtedness or issuance of Disqualified Stock or Designated Preferred Stock, (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness or issuance of Disqualified Stock or Designated Preferred Stock and (c) such Indebtedness (including (Acquired Debt)) or Disqualified Stock or Designated Preferred Stock is subordinated in right of payment to the Senior Debt on at least the same terms as the Notes. The Company will not issue any Preferred Stock (other than Designated Preferred Stock) that requires the declaration or payment of dividends or other distributions while any Notes are outstanding (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) or an increase in the liquidation value thereof).

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) Indebtedness incurred by the Company or any Guarantor pursuant to the Existing Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed an amount equal to $415 million, less (a) the aggregate amount of all principal repayments of revolving loans under the Existing Credit Agreement that effect a corresponding permanent commitment reduction thereunder from and after the Issue Date, (b) all principal repayments or principal prepayments of term loans or other non-revolving loans thereunder from and after the Issue Date (including regularly scheduled amortization payments under the term loan incurred under the Existing Credit Agreement as of the Issue Date) and (c) the aggregate amount of Net Proceeds from an Asset Sale used to finance any TV One Investment described in clause (ii) of the definition thereof, but, for the avoidance of doubt with respect to clauses (a) and (b), excluding any repayment in connection with any refinancing thereof under any agreement that satisfies the definition of the Existing Credit Agreement to the extent of the amount of the Indebtedness outstanding under this clause (1) on the date thereof (plus all accrued interest and the amount of all expenses and premiums incurred in connection therewith);

(2) Indebtedness outstanding under the Notes and the related Guarantees issued in connection with the Transactions, the Notes and the related Guarantees issued in exchange therefor pursuant to the Registration Rights Agreement and any PIK Notes;

(3) [Reserved];

(4) Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Issue Date (other than clauses (1) and (2) above);

(5) Indebtedness incurred by the Company or any Restricted Subsidiary (other than ROCH) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, renew, refinance or replace, defease, discharge or extend any Indebtedness incurred pursuant to this clause (5), not to exceed $2.5 million at any time outstanding;

(6) Permitted Refinancing Indebtedness incurred by the Company or any of its Restricted Subsidiaries (other than ROCH with respect to clauses (4), (13) or (14) hereof) in exchange for, or the net proceeds of which are used to refund, renew, refinance, defease, discharge or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under clause (2), (4), (13) or (14) of this paragraph or this clause (6); provided that a Restricted Subsidiary that is not a Guarantor may not incur any Permitted Refinancing Indebtedness under this clause (6) to refinance any Indebtedness of the Company or a Guarantor;

(7) Permitted Refinancing Indebtedness incurred by the Company or any Guarantor (other than ROCH) in exchange for, or the net proceeds of which are used to refund, renew, refinance, defease, discharge or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or this clause (7);

(8) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries (other than ROCH) and any issuance of Preferred Stock by any Restricted Subsidiary to another Restricted Subsidiary or the Company; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and the obligee is neither the Company nor a Guarantor, then such Indebtedness must be expressly subordinated to the prior payment in full in cash of the Exchange Claims;

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and (ii) any sale or other transfer of any such Indebtedness or Preferred Stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case of clause (b)(i) and clause (b)(ii), to constitute an incurrence of Indebtedness or an issuance of Preferred Stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8); and

(c) if any Guarantor is the issuer of such Preferred Stock, then such Preferred Stock may only be issued to and held by the Company or any Restricted Subsidiary that is also a Guarantor.

(9) Hedging Obligations incurred by the Company or any of its Restricted Subsidiaries for the purpose of fixing or hedging (x) interest rates with respect to any Indebtedness that is permitted by the Indenture to be outstanding or (y) currency exchange rate risk in the ordinary course of business;

(10) the guarantee (a) by the Company of Indebtedness of any Guarantor that was permitted to be incurred by another provision of this covenant and (b) by any Guarantor (other than ROCH with respect to clauses (4), (13) or (14) hereof) of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this covenant;

(11) Indebtedness of the Company or any of its Restricted Subsidiaries arising from customary cash management services, automated clearing house transfers, or the honoring by another financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(12) Non-Recourse Debt incurred by the Company’s Unrestricted Subsidiaries; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (12);

(13) Indebtedness by the Company or any of its Restricted Subsidiaries in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(14) Indebtedness or Preferred Stock of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted

Subsidiary (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition) in an aggregate amount not to exceed $1.0 million at any time outstanding for all such Restricted Subsidiaries;

(15) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary otherwise permitted under the Indenture, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the Fair Market Value of non-cash proceeds) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(16) Indebtedness incurred by the Company or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $8.0 million; provided, such Indebtedness is subordinated in right of payment to the Senior Debt on at least the same terms as the Notes;

(17) Indebtedness incurred by the Company or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $2.0 million; and

(18) in the event TV One or its Subsidiaries become Restricted Subsidiaries, Permitted TV One Indebtedness and any refinancing thereof so long as such refinancing Indebtedness continues to satisfy the conditions set forth in clauses (i) and (ii) of the definition of Permitted TV One Indebtedness.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant, (1) in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will classify such item of Indebtedness (or portion thereof) on the date of incurrence and may later classify (in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories; provided that notwithstanding the foregoing (i) all Indebtedness outstanding on or incurred after the Issue Date under the Existing Credit Agreement shall only be permitted to be incurred under clause (1) under the definition of Permitted Debt, (ii) all Indebtedness incurred in one or more categories of Permitted Debt and subsequently reclassified as incurred pursuant to the first paragraph of this covenant shall be subordinated in right of payment to the Senior Debt on at least the same terms as the Notes and (iii) any refinancing of Permitted TV One Indebtedness shall only be permitted to be incurred under clause (18) of the definition of Permitted Debt, in each case to the extent permitted under such clauses, and may not later be reclassified and (2) for so long as TV One remains a Designated Entity under the terms of the Indenture, any Indebtedness incurred, or Preferred Stock issued, by TV One or any of its Subsidiaries, if any (other than Permitted TV One Indebtedness or Indebtedness in which the Company or a Guarantor is the obligee or any Indebtedness of the type permitted to be incurred by the Company pursuant to clauses (8), (11), (13) and (15) of the definition of Permitted Debt above), will be deemed to be indebtedness incurred by the Company pursuant to clause (1) under the definition of Permitted Debt above in an amount equal to the aggregate principal amount of such Indebtedness and the aggregate liquidation preference of such Preferred Stock, and such Indebtedness and Preferred Stock will otherwise reduce the amount of Indebtedness that the Company or any Guarantor can incur under clause (1) under the definition of Permitted Debt above on a dollar-for-dollar basis so long as such Indebtedness and Preferred Stock remain outstanding. If such Indebtedness is not permitted to be incurred by the Company as of such date under clause (1) under the definition of Permitted Debt, then the Company will be in default of such covenant. The limitations on the ability of ROCH to incur Indebtedness under the first paragraph of this covenant or clauses (5), (6), (7), (8) and (10) of the definition of Permitted Debt shall be effective only for so long as TV One remains a Designated Entity under the terms of the Indenture.

Except with respect to Indebtedness incurred pursuant to the first paragraph of this covenant or clause (16) of the definition of Permitted Debt, and subject to clause (ii) of the third paragraph of this covenant, the

Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated or junior in right of payment to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate and junior in right of payment to the Notes or the Guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated or junior in right of payment to such other Indebtedness of the Company or such Guarantor, as the case may be; provided that the foregoing shall not apply to the terms of the Existing Credit Agreement with respect to the relative rights between the lenders under the revolving credit facility and the term loan incurred thereunder. For purposes of the foregoing, no Indebtedness of the Company or any Guarantor will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or secured by a Permitted Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including the issuance of PIK Notes hereunder), the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant, but any such additional Indebtedness and issuances of Preferred Stock or Disqualified Stock will be included in subsequent calculations of the amount of outstanding Indebtedness and Preferred Stock or Disqualified Stock for purposes of calculating the Leverage Ratio of the Company.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness on any of their respective assets or properties, except for “Permitted Liens.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the Issue Date (including agreements related to the Existing Credit Agreement) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture, the Notes and the Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including proceeds thereof), so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses and contracts entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) Permitted Refinancing Indebtedness to effect a refinancing of Indebtedness referred to in clauses (1) and (4), and this clause (7); provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, in respect of any Restricted Subsidiary, or the Company and its Restricted Subsidiaries, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) agreements governing other Indebtedness of the Company and one or more Restricted Subsidiaries permitted under the Indenture; provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, in respect of any Restricted Subsidiary, or the Company and its Restricted Subsidiaries, taken as a whole, than those in the Indenture;

(9) any restriction on the sale or other disposition of property or assets securing Indebtedness as a result of a Permitted Lien on such property or assets;

(10) provisions with respect to the sale of assets or properties (including any agreement for the sale or other disposition of a Subsidiary not otherwise prohibited by the Indenture that prohibits distributions by that Subsidiary) imposed pursuant to an agreement entered into for the sale or disposition of the assets or properties (whether by, asset sale, stock sale or otherwise) pending the closing of such sale or disposition;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business or asset sale agreements, stock sale agreements and other similar agreements entered into in compliance with the terms of the Indenture;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13) in the event TV One or its Subsidiaries become Restricted Subsidiaries, agreements governing Permitted TV One Indebtedness.

Merger, Consolidation or Sale of Assets

The Company will not: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(a) either (i) the Company is the surviving corporation or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Surviving Entity”) is a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(b) the Surviving Entity expressly assumes by a supplemental indenture reasonably satisfactory to the trustee all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;

(c) immediately after giving effect to such transaction (including, without limitation, giving effect to any Indebtedness incurred and any Lien granted in connection with or in respect of the transaction) no Default or Event of Default shall have occurred and be continuing;

(d) except with respect to a transaction solely between the Company and a Wholly Owned Restricted Subsidiary or a merger between the Company and one of the Company’s Affiliates incorporated solely for the purpose of reincorporating in another state of the United States or the District of Columbia, immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to consummation of the transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculations determined in accordance with Regulation S-X under the Securities Act), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) (i) shall be able to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) if such transaction is a Going Private Transaction, would have a Leverage Ratio equal to or lower than the Company’s Leverage Ratio immediately prior to such transaction and the other Person party to the Going Private Transaction is an entity formed for the purpose of effecting the Going Private Transaction that does not otherwise have any assets or liabilities in excess of $5.0 million, individually or in the aggregate, or otherwise conduct any operations prior to the completion of the Going Private Transaction other than those incurred in connection with or as a result of such Going Private Transaction, including the financing thereof;

(e) each Guarantor (unless it is the Surviving Entity, in which case clause (b) shall apply) shall have, by a supplemental indenture, confirmed that its Guarantee shall apply to the Surviving Entity’s obligations in respect of the Notes; and

(f) the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and any such supplemental indenture comply with the Indenture.

Each Guarantor will not, and the Company will not permit a Guarantor to, (1) merge or consolidate with or into another Person (other than the Company or any other Guarantor), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets on a consolidated basis, in one or more related transactions, to any Person (other than the Company or any other Guarantor) unless:

(a) either (i) such Guarantor is the continuing Person or (ii) the Person (if other than such Guarantor) formed by or surviving such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture reasonably satisfactory to the trustee all the obligations of such Guarantor under the Notes and the Indenture;

(b) immediately after giving effect to such transaction (including, without limitation, giving effect to any Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(c) such Guarantor shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and any such supplemental indenture comply with the Indenture.

The provisions of this section with respect to Guarantors shall not apply to any transaction (including any Asset Sale made in accordance with the covenant described under “— Repurchase at the Option of Holders —

Asset Sales”) with respect to any Guarantor if the Guarantee of such Guarantor is released in connection with such transaction in accordance with the Indenture.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the trustee a written opinion of an Independent Qualified Party that such Affiliate Transaction or series of related Affiliate Transactions is fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction or series of related Affiliate Transactions is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who is not an Affiliate.

For so long as TV One remains a Designated Entity under the terms of the Indenture, the Company shall be required to comply with the provisions of this paragraph set forth above with respect to any event or circumstance that would otherwise constitute an “Affiliate Transaction” under the definition set forth above that is between or among TV One or any of its Subsidiaries, if any, and any other Affiliate of the Company (a “TV One Affiliate Transaction”); provided that in each such case such standards shall relate to TV One or the relevant Subsidiaries of TV One instead of the Company and its Restricted Subsidiaries. If any TV One Affiliate Transaction does not comply with the provisions of this paragraph, then the Company will be in default of this covenant.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice and payments pursuant thereto;

(2) transactions solely between or among the Company and/or its Wholly Owned Restricted Subsidiaries;

(3) advances of expenses, payment of reasonable legal and other fees to officers, directors, employees and consultants and other indemnity payments or arrangements to officers, directors and employees of the Company or any of its Restricted Subsidiaries, in each case consistent with applicable charter, bylaw or statutory provisions;

(4) the payment of reasonable and customary directors’ fees and expenses to directors of the Company or its Restricted Subsidiaries who are not otherwise Affiliates of the Company;

(5) sales or issuances of Equity Interests (other than Disqualified Stock) of the Company;

(6) (a) any agreement in effect on the Issue Date, as such agreement may be amended, modified or supplemented from time to time, provided that any such amendment, modification or supplement (taken as a whole) will not be more disadvantageous to the Company in any material respect than such agreement as it was in effect on the Issue Date or (b) any transaction pursuant to any agreement referred to in the immediately preceding clause (a);

(7) transactions between or among the Company or any of its Restricted Subsidiaries and either TV One or Reach Media, in either case with respect to transactions involving network, syndication, advertising, back-office, technology support or personnel services, in each case, entered into in the ordinary course of the Company’s business; and

(8) the making of Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Certain Covenants — Restricted Payments” and the making of Permitted Investments permitted by clause (8) or clause (11) of the definition thereof.

Notwithstanding anything in the Indenture to the contrary, any transfer of any property or assets of, or Equity Interests in, any Unrestricted Subsidiary or, for so long as TV One remains a Designated Entity, TV One to any Principal, Related Party, Permitted Group or Person of which more than 50% of the Voting Stock is Beneficially Owned, directly or indirectly, by a Principal or a Related Party or a Permitted Group must comply with the covenants described under the captions “Repurchase at the Option of Holders — Asset Sales” and “Certain Covenants — Transactions with Affiliates” as if such Unrestricted Subsidiary or, for so long as TV One remains a Designated Entity, TV One were a Restricted Subsidiary subject to such covenants.

Additional Guarantees

The Company is obligated to cause (1) each Subsidiary that becomes a Restricted Subsidiary after the Issue Date (other than a Restricted Subsidiary that constitutes an Immaterial Subsidiary or a Foreign Subsidiary) and (2) any Subsidiary that guarantees Indebtedness under the Existing Credit Agreement to guarantee the Notes and the Company’s other Obligations under the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if no Default or Event of Default has occurred and is continuing, or would result therefrom and immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” or Restricted Payments permitted under clause (11) under the second paragraph under such caption, as elected by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary. Notwithstanding the foregoing, (i) the Company may not designate ROCH as an Unrestricted Subsidiary at any time after the Issue Date, (ii) the Company may not designate TV One as an Unrestricted Subsidiary at any time after it has become a Restricted Subsidiary (if ever) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also an “unrestricted subsidiary” for purposes of the Existing Credit Agreement.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company if no Default or Event of Default has occurred and is continuing at the time of such designation, or would result therefrom; provided that such designation will be deemed as of the date of such designation to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and the creation, incurrence, assumption or otherwise causing to exist any Lien of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) such Lien is permitted under the covenant described above under the caption “— Certain Covenants — Liens”.

Limitation on Sales and Issuances of Equity Interests in Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless either:

(1) each of the foregoing is satisfied:

(a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary;

(b) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;” and

(c) immediately after giving effect to such transfer, conveyance, sale, lease or other disposition, an Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under the caption “— Certain Covenants — Restricted Payments” if made on the date of such transfer, conveyance, sale, lease or other disposition; or

(2) the transfer, sale or disposition is pursuant to security documents with respect to Indebtedness permitted to be secured under the terms of the Indenture.

In addition, the Company will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company) such that such Subsidiary no longer constitutes a Wholly Owned Restricted Subsidiary.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary or Reach Media to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole. For so long as TV One remains a Designated Entity under the terms of the Indenture, ROCH shall not, directly or indirectly, engage in any business or activity other than the holding of Equity Interests of TV One. No License Subsidiary shall (i) own or hold any assets other than Operating Agreements and FCC Licenses and other Authorizations issued by the FCC relating to Stations or engage in any business other than the ownership (or holding) and maintenance of Operating Agreements, FCC Licenses and other Authorizations issued by the FCC or (ii) incur any Indebtedness (other than guarantees of (A) the Existing Subordinated Notes, (B) the Exchange Claims and (C) the Obligations under the Existing Credit Agreement with respect to Hedging Obligations and Indebtedness permitted pursuant to clause (2) of the definition of the term “Permitted Debt.” All License Subsidiaries must be Guarantors.

ROCH Ownership/TV One Ownership

For so long as TV One remains a Designated Entity under the terms of the Indenture, the Company shall at all times (1) maintain ROCH as a Wholly Owned Restricted Subsidiary of the Company and (2) directly own all of the Equity Interests of ROCH. For so long as TV One remains a Designated Entity under the terms of the Indenture, the Company shall cause all Equity Interests of TV One that are held on the Issue Date or acquired by the Company or any of its Restricted Subsidiaries to be held directly by ROCH subject to the covenants described under “Repurchase at the Option of Holders — Asset Sales” and “— Certain Covenants — Merger, Consolidation or Sale of Assets.”

In the event TV One becomes a Subsidiary of the Company, and in the event that ROCH transfers, conveys, sells, leases or otherwise disposes of Equity Interests in TV One or TV One issues additional Equity Interests in TV One such that, in either case, TV One no longer constitutes a Subsidiary of the Company, the aggregate Fair Market Value of all Equity Interests owned by ROCH in TV One will be deemed to be an Investment made as of that time and will reduce the amount available (if any) for Restricted Payments under the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” or Restricted Payments permitted under clause (11) under the second paragraph under such caption, as elected by the Company. If such Investment is not permitted to be made by the Company as of such date under such covenant, then the Company will be in default of such covenant.

Payments for Consent

Neither the Company nor any of the Company’s Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the Indenture or the Notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the Notes which so consent in the time frame set forth in the solicitation documents relating to such consent.

Reports

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall file with the Commission (subject to the next sentence) the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject (the “Required Reports”), such documents to be filed with the Commission on or prior to the respective dates by which the Company would have been required to file such documents if the Company were so subject (the “Required Filing Dates”); provided that any audited financial statements contained in such reports shall be reported on by an independent public accounting firm of recognized national standing. If at any time the Company is not subject to Section 13(a) or 15(d) of the Exchange Act for any reason, the Company shall nevertheless continue to file the Required Reports with the Commission by the applicable Required Filing Date unless the Commission will not accept such a filing. The Company agrees that it shall not take any action for the purpose of causing the Commission not to accept any such filings; provided that the foregoing shall not prohibit the Company from filing a Form 15 with respect to any class of its common stock following a Going Private Transaction. If notwithstanding the foregoing, the Commission shall not accept the filing of a Required Report for any reason, the Company shall post the Required Report on its website by the applicable Required Filing Date and such Required Report shall be publicly available.

The Company shall also in any event (1) on the earlier of (a) each Required Filing Date and (b) the 90th day after the end of each fiscal year, with respect to annual reports, or the 45th day after the end of each of the first three Fiscal Quarters of each fiscal year, with respect to quarterly reports, (i) transmit by mail to all Holders, as their names and addresses appear in the security register, without cost to such Holders, and (ii) file with the trustee, copies of the Required Reports and (2) if the Commission will not accept the filing of Required Reports by the Company, promptly upon written request, supply copies of such documents to any

Holder at the Company’s cost. Notwithstanding the foregoing, for purposes of this paragraph, the Company shall be deemed to have furnished such Required Reports to the Holders if:

(A) the Company has filed such reports with the Commission via the Commission’s Electronic Data Gathering, Analysis, and Retrieval Filing System (EDGAR) and such reports are publicly available; or

(B) the Company is not subject to Sections 13(a) or 15(d) of the Exchange Act, and the Commission will not accept Required Reports for filing, and it has posted such Required Reports on its website and such Required Reports are publicly available.

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, and whether or not the Commission will accept any Required Reports for filing, the Company shall also hold a quarterly conference call to discuss the consolidated financial results of the Company with the Holders of the Notes. Such conference call shall not be later than ten Business Days following each Required Filing Date. No fewer than two days prior to the conference call, the Company shall issue a press release to the appropriate wire service, announcing the time, date and access details of such conference call.

Notwithstanding any of the foregoing, if the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the Company’s quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company shall make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale of Notes the information required by Rule 144A(d)(4) under the Securities Act so long as such Notes are not freely transferable under the Securities Act.

Corporate Existence

Subject to the covenants described under “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Assets Sales” and “— Certain Covenants — Merger, Consolidation or Sale of Assets,” as the case may be, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and the rights (charter and statutory), licenses (including FCC Licenses) and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the loss thereof is not materially adverse to the Holders.

Insurance

The Company shall, and shall cause each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise) whether or not prohibited by the subordination provisions of the Indenture;

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by the Company to perform or comply with the Indenture provisions described under “— Certain Covenants — Merger Consolidation or Sale of Assets;”

(4) default in the performance or breach of any covenant or agreement of the Company or any of its Restricted Subsidiaries in the Indenture described under the captions “— Repurchase at the Option of Holders — Asset Sales” or “— Repurchase at the Option of Holders — Change of Control” and continuance of such default or breach for a period of 30 consecutive days after written notice thereof has been given to the Company by the trustee or to the Company and the trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes (other than the failure to purchase Notes under such provisions which shall be an Event of Default described in clause (1) above);

(5) default in the performance or breach of any covenant or agreement of the Company or any of its Restricted Subsidiaries in the Indenture (other than a default in performance or breach of a covenant or agreement specifically dealt with in clauses (1), (2), (3) or (4) above) and continuance of such default or breach for a period of 60 consecutive days after written notice thereof has been given to the Company by the trustee or to the Company and the trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Indebtedness for borrowed money (other than the Notes) by the Company, any Restricted Subsidiary or, for so long as TV One remains a Designated Entity, TV One, whether such Indebtedness exists on the Issue Date or shall thereafter be created, which default or defaults (a) are caused by a failure to pay at final maturity principal of, or interest or premium, if any, on such Indebtedness within the applicable express grace period in respect of such Indebtedness at the time of such default (a “payment default”) or (b) have resulted in the acceleration of the maturity of the principal amount of such Indebtedness prior to its express maturity; and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $5.0 million or more;

(7) the entry against the Company, any Restricted Subsidiary or, for so long as TV One remains a Designated Entity, TV One, of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $10.0 million which judgments remain undischarged, unwaived, unstayed, uninsured, unbonded or unsatisfied for a period of 60 consecutive days;

(8) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor shall deny or disaffirm its obligations under its Guarantee; and

(9) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Company, any of its Significant Subsidiaries, any group of Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary, or, for so long as TV One remains a Designated Entity, TV One, which in the case of an involuntary bankruptcy filing continues for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (9) above) occurs and is continuing, then and in every such case the trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes to be due and payable immediately by a notice in writing to the Company (and to the trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium, if any, or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) above shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the trustee for the payment of amounts due on the Notes. For further information as to waiver of defaults, see “— Amendment, Supplement and Waiver.”

If any Event of Default specified in clause (9) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any Holder.

The trustee may withhold from Holders notice of any Default (except Default in payment of principal, premium, if any, and interest) if the trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the trustee, and provided indemnity reasonably satisfactory to the trustee, to institute such proceeding as the trustee, and the trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the trustee) for enforcement of payment of the principal, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Company is required to furnish to the trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the trustee if it becomes aware of the occurrence of any Default or Event of Default.

In the case of (1) any Event of Default occurring by reason of any willful action or inaction taken or not taken or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or (2) an acceleration of the Obligations with respect to the Notes automatically by operation of law or by the terms of the Indenture or the Notes during any period in which a premium would have been payable by the Company if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder or other owner of Capital Stock of the Company or any Subsidiary of the Company, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may at its option and, at any time, elect to have all of its obligations discharged with respect to outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes. If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Guarantee and any Liens or other security for the Notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding Notes on the date of Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to the date of Stated Maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must have delivered to the trustee an opinion of counsel to the effect that after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) such Legal Defeasance or Covenant Defeasance will not cause the trustee to have a conflicting interest with respect to any securities of the Company;

(8) the Company must deliver to the trustee an officers’ certificate stating that the deposit was made by the Company neither with the intent of preferring the Holders of Notes over the other creditors of the Company or any Guarantor nor with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(9) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) modify any Guarantee in a manner adverse to Holders of the Notes or release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) modify the ranking of the Notes or the Guarantees, in any manner that would adversely affect the Holders; or

(10) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the trustee may amend or supplement the Indenture, the Notes or the Guarantees:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s properties or assets that is permitted under the Indenture;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any Holder; provided that any change to conform the Indenture to this “Description of Notes” will not be deemed to adversely affect the legal rights under the Indenture of any Holder;

(5) to add any additional Guarantor or to evidence the release of any Guarantor from its Guarantee, in each case as provided in the Indenture;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(7) to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in the Indenture), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of Stated Maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any instrument (other than the Indenture) to which the Company or any of the Guarantors is a party or by which the Company or any Guarantor is bound;

(3) the Company and each Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at Stated Maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel, which may be subject to customary assumptions and exclusions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes, the Guarantees and the Registration Rights Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to the Company at 5900 Princess Garden Parkway, 7th Floor, Lanham, Maryland 20706, Attn: Investor Relations or by sending an email message to invest@radio-one.com.

Registration Rights; Special Interest

On November 24, 2009, the Company and the Guarantors entered into the Exchange and Registration Rights Agreement (the “Registration Rights Agreement”) in connection with the offer and sale of the Old Notes. The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate such agreement in its entirety. A copy of the Registration Rights Agreement is attached to our Current Report on Form 8-K filed December 1, 2010 and may also be obtained by contacting our Investor Relations Department at the address or email address set forth above under the caption “Additional Information.” We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of the Exchange Notes.

Pursuant to the Registration Rights Agreement, we agreed to use our reasonable best efforts to file with the SEC and cause to become effective a registration statement (the “Registration Statement”) with respect to a registered offer to exchange the Old Notes for registered notes guaranteed by the Guarantors with terms identical in all material respects to the Old Notes, except that the registered notes issued in such exchange offer will not contain terms for specified transfer restrictions or for special interest. Upon the effectiveness of the Registration Statement, we will offer the holders of Registrable Securities (as defined in the Registration Rights Agreement) who are able to make certain representations the opportunity to exchange their Registrable Securities for such registered notes.

If:

(1) the Company and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not available or would violate applicable law or the applicable interpretations of the SEC, or the exchange offer is not otherwise completed within 45 days after the effectiveness of the Registration Statement; or

(2) any holder of Registrable Securities notifies us prior to the 20th business day following completion of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer;

(b) it may not resell the registered exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement with respect to the exchange offer is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns Registrable Securities acquired directly from us or our affiliate we will file with the SEC a Shelf Registration Statement (as defined in the Registration Rights Agreement) to cover resales of the Registrable Securities by the holders of the Registrable Securities who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement (the “Electing Holders”).

For purposes of the preceding, “Registrable Securities” means any Old Note until the earliest to occur of:

(1) the date on which such Old Note has been exchanged for an Exchange Note in the exchange offer and may be resold under federal securities laws (provided that, during the 180 day period following completion of an exchange offer, such Exchange Notes included in a prospectus for use in connection with resales by a broker-dealer shall be deemed to be a Registrable Security until resale of such Exchange Notes);

(2) the date on which such Old Note has been sold or otherwise transferred pursuant to a manner contemplated by an effective Shelf Registration Statement;

(3) the date on which such Old Note is sold pursuant to Rule 144 under the Securities Act under circumstances in which any legend relating to restrictions on transferability under the Securities Act is removed (or the restrictive CUSIP number is redesignated as non-restrictive); or

(4) such Old Note ceases to be outstanding.

The Registration Rights Agreement provides that:

(1) we will file a Registration Statement with respect to a registered exchange offer with the SEC and will use our reasonable best efforts to cause the Registration Statement to be declared effective by the SEC, on or prior to 120 days after November 24, 2010 if such Registration Statement is not reviewed by the SEC, or on or prior to 270 days after November 24, 2010 if such Registration Statement is reviewed by the SEC;

(2) unless the exchange offer would not be permitted by applicable law or SEC policy, we will use our reasonable best efforts to:

(a) commence the exchange offer within 10 business days following the effective time of the Registration Statement; and

(b) use our reasonable best efforts to issue on or prior to 45th business day after the date on which the Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all Old Notes tendered prior thereto in the exchange offer; and

(3) if obligated to file the Shelf Registration Statement, we will file the Shelf Registration Statement with the SEC as soon as reasonably practicable after such obligation arises and use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 120 days after such obligation arises if such Shelf Registration Statement is not reviewed by the SEC, or on or prior to 270 days after such obligation arises if such Shelf Registration Statement is reviewed by the SEC.

Notwithstanding anything to the contrary, upon notice to the Electing Holders, we may suspend the use or the effectiveness of the Registration Statement, or extend the time period in which it is required to file the

Shelf Registration Statement, for up to 30 consecutive days and up to 60 days in the aggregate, in each case in any 12-month period (a “Suspension Period”) if our Board of Directors determines that there is a valid business purpose for suspension of the Shelf Registration Statement; provided that we shall promptly notify the Electing Holders (as included in the Registration Rights Agreement) when the Shelf Registration Statement may once again be used or is effective.

The Registration Rights Agreement provides that, if:

(1) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(3) we fail to consummate the exchange offer within 45 business days of the effectiveness of the Registration Statement; or

(4) the Registration Statement is declared effective but thereafter is withdrawn by us or becomes subject to a stop order issued pursuant to Section 8(d) of the Securities Act (each such event referred to in clauses (1) through (4) above, a “Registration Default”), except as specifically permitted in the Registration Rights Agreement, including, with respect to any Shelf Registration Statement, during any applicable Suspension Period, then we will pay special interest to each holder of entitled securities until all Registration Defaults have been cured.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, special interest will be paid in an amount equal to 0.25% per annum of the principal amount of entitled securities outstanding. The amount of the special interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of special interest for all Registration Defaults of 1.0% per annum of the principal amount of the entitled securities outstanding. The accrual of such special interest will be the holders’ exclusive remedy under the Registration Rights Agreement with respect to any Registration Defaults thereunder.

We will pay all accrued special interest on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of certificated Old Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of special interest will cease.

Holders of Registrable Securities will be required to make certain representations to us (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Registrable Securities included in the Shelf Registration Statement. As a condition to including any Registrable Securities in a Shelf Registration Statement, a holder will agree to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Registrable Securities will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

Under existing interpretations of the Securities Act by the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes received in an exchange offer would generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes, as set forth below). However, any purchaser of Old Notes who is an “affiliate” of the Company or any Guarantor and any holder of Old Notes who intends to participate in the exchange offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the SEC, (ii) will not be able to tender its Old Notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

As a condition to its participation in an exchange offer, each holder of Registrable Securities must furnish us a written representation to the effect that:

(1) it is not an “affiliate” of the Issuer, as defined in Rule 405 of the Securities Act, or if it is such an “affiliate”, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(2) it is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in such exchange offer;

(3) it is acquiring such Exchange Notes in its ordinary course of business;

(4) if it is a broker-dealer that holds Registrable Securities that were acquired for its own account as a result of market-making activities or other trading activities (other than Registrable Securities acquired directly from the Issuer or any of its affiliates), it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by it;

(5) if it is a broker-dealer, that it did not purchase the Registrable Securities to be exchanged in the exchange offer from us or any of its affiliates; and

(6) it is not acting on behalf of any person who could not truthfully and completely make the representations contained in the foregoing.

Book Entry; Delivery and Form

The Exchange Notes will be initially represented by one or more notes in registered global form without interest coupons (the “Global Notes”). The Global Notes will be executed by an officer of the Company by manual or facsimile signature. Upon delivery of the Global Notes to the trustee by the Company for authentication, together with a company order for the authentication and delivery of the notes, the trustee in accordance with the company order and the terms of the indenture will authenticate and deliver the notes. The Global Notes will be deposited with the trustee, as custodian for the Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for the credit to an account of a direct or indirect participant in DTC as described below. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“6 3/8% Senior Subordinated Notes” means the Company’s 6 3/8% Senior Subordinated Notes due 2013.

“8 7/8% Senior Subordinated Notes” means the Company’s 8 7/8% Senior Subordinated Notes due 2011.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person;

(2) Indebtedness assumed by the specified Person in connection with the acquisition of assets from another Person; and

(3) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Entity” means any Person who, directly or indirectly, has the ability to elect one or more of the members of the Board of Directors of the Company or any Parent Company.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including, without limitation, by means of a sale and leaseback transaction) outside the ordinary course of business; provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described under “— Repurchase at the Option of Holders — Asset Sales;” and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries or the sale by ROCH of any Equity Interests of TV One (other than directors’ qualifying shares, shares required by applicable law to be held by a Person other than the Company or any of its Restricted Subsidiaries).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets or Equity Interests having a Fair Market Value of less than $1.0 million;

(2) a transfer of assets by the Company to any Wholly Owned Restricted Subsidiary or by any Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the making of a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or the making of a Permitted Investment;

(7) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(8) a disposition of assets that are no longer used or useful in the business of such entity;

(9) licensing of intellectual property in the ordinary course of business;

(10) the creation or perfection of a Permitted Lien (but not the sale or other disposition of the properties or assets subject to such Lien);

(11) foreclosures on assets;

(12) Asset Swaps; and

(13) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Asset Swap” means any transfer of assets of the Company or any Restricted Subsidiary to any Person other than an Affiliate of the Company or such Restricted Subsidiary in exchange for assets of such Person if:

(1) such exchange would qualify, whether in part or in full, as a like- kind exchange pursuant to Section 1031 of the Code; provided that nothing in this definition shall require the Company or any Restricted Subsidiary to elect that Section 1031 of the Code be applicable to any Asset Swap;

(2) the Fair Market Value of any property or assets received is at least equal to the Fair Market Value of the property or assets so transferred; and

(3) to the extent applicable, any “boot” or other assets received by the Company or any Restricted Subsidiary is directly related to, and/or consists of Equity Interests issued by a Person in, a Permitted Business and any Net Proceeds from the disposition of such boot or other assets are applied as required by the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales.”

“Authorizations” means all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” “Beneficially Owning” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership or a limited liability company, the board of directors or similar body of the general partner or managers of such entity; and

(3) with respect to any other entity, the functional equivalent of the foregoing,

or, in each case of clause (1), (2) and (3), other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with the GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “— Certain Covenants — Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the property or assets (and proceeds thereof) being leased.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities of one year or less and overnight bank deposits, in each case, with any lender party to the Existing Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within nine months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party or a Permitted Group;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that more than 50% of the Voting Stock of the Company or any Parent Company, measured by voting power, rather than number of shares, is Beneficially Owned, directly or indirectly, by any Person other than any Parent Company, the Principals and their Related Parties or a Permitted Group; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations, orders, decisions and published policies thereunder.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, without duplication, the Consolidated Net Income of such Person:

(1) plus, in each case determined on a consolidated basis in accordance with GAAP and only to the extent deducted in determining Consolidated Net Income,

(a) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains (or losses));

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges;

(d) any expenses or charges related to the Transactions or any equity offering (whether or not successful);

(e) any extraordinary or non-recurring charges, costs or expenses; and

(f) interest incurred in connection with Investments in discontinued operations;

(2) minus

(a) non-cash items increasing such Consolidated Net Income, other than (i) the accrual of revenue in the ordinary course of business and (ii) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges; and

(b) barter revenues to the extent such barter revenues were included in computing such Consolidated Net Income.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period the interest expense of such Person, its Restricted Subsidiaries and, for so long as TV One remains a Designated Entity, the TV One Percentage of the interest expense of TV One and its Subsidiaries, in each case for such period as determined on a consolidated basis in accordance with GAAP (whether paid or accrued and whether or not capitalized), including without duplication:

(1) any amortization of debt discount;

(2) non-cash interest expense, including any interest paid in kind by the issuance of additional Indebtedness;

(3) the net cost under Hedging Obligations (including any amortization of discounts);

(4) the interest portion of any deferred payment obligation;

(5) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances, financing or similar activities (including, without limitation, agency fees, commitment fees and similar fees);

(6) the interest component of Capital Lease Obligations;

(7) the interest expense on any Indebtedness guaranteed by such Person and its Restricted Subsidiaries or secured by a Lien on assets of the Company or any of its Restricted Subsidiaries; and

(8) any cash dividends paid or payable on any Designated Preferred Stock.

“Consolidated Net Income” means, with respect to any Person, for any period, the net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) all extraordinary or unusual gains and extraordinary or unusual losses (in each case, net of fees and expenses relating to the transaction giving rise thereto), together with any related provision for taxes on such gains and losses;

(2) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3) gains or losses in respect of any Asset Sales or sale or other disposition of assets or Equity Interests outside the ordinary course of business after the Issue Date by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(4) the net income (loss) from any operations disposed of or discontinued after the Issue Date and any net gains or losses on such disposition or discontinuance, on an after-tax basis;

(5) solely for purposes of the covenant described under the caption “— Certain Covenants — Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary of such Person to the extent the declaration of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders, partners or members, except to the extent of any dividends or other distributions or payments actually paid to such Person or any of its Restricted Subsidiaries and not already included in the Consolidated Net Income of such Person;

(6) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(7) any fees and expenses, including deferred finance costs, paid in connection with the Transactions (including, without limitation, ratings agency fees);

(8) non-cash compensation charges or expenses, including those incurred in connection with any issuance of Equity Interests;

(9) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Statement of Financial Accounting Standards No. 133; and

(10) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness (in each case, net of fees and expenses relating to the transaction giving rise thereto).

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including, without limitation, (i) amortization of goodwill, programming costs, barter expenses and other intangibles and (ii) the effect of any non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of Statement of Financial Accounting Standards Nos. 141, 142 or 144 and any other non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with any future acquisition, disposition, merger, consolidation or similar transaction, but excluding amortization of pre-paid cash expenses that were paid in a prior period) and other non-cash charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of or nominated to such Board of Directors on the Issue Date; or

(2) was nominated for election by either (a) one or more of the Principals or (b) the Board of Directors of the Company, a majority of whom were members of or nominated to the Board of Directors of the Company on the Issue Date or whose election or nomination for election was previously approved by one or more of the Principals Beneficially Owning at least 25% of the Voting Stock of the Company (determined by reference to voting power and not number of shares held) or such directors.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Entity” means TV One at all times that the Company or any of its Restricted Subsidiaries is the Beneficial Owner of at least 10% of the outstanding Equity Interests of TV One and until such time as TV One becomes a Restricted Subsidiary under the terms of the Indenture.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary, Reach Media or, for so long as TV One remains a Designated Entity, TV One or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries or, for so long as TV One remains a Designated Entity but is not otherwise a Subsidiary, TV One) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation of the Restricted Payments Basket.

“Designated Senior Debt” means any Indebtedness outstanding under the Existing Credit Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or is convertible into or exchangeable for debt securities at any time prior to the date that is 91 days after the date on which the Notes mature or otherwise cease to be outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or a Restricted Subsidiary to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes will not constitute Disqualified Stock if the change of control or asset sale provisions applicable to such Disqualified Stock specifically provide that the Company or a Restricted Subsidiary will not repurchase or redeem any such Capital Stock unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

The maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock.

“DTC” means The Depository Trust Company, its nominees and successors.

“DTV Investors” means collectively DIRECTV Programming Holdings I, Inc. and DIRECTV Programming Holdings II, Inc. and/or their permitted transferees.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Claims” means (1) Indebtedness under the Notes and the Guarantees and (2) all other Obligations related to the Indebtedness described in clause (1) above.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of the Issue Date, by and among the Company, as Borrower, Wells Fargo Bank, N.A. (as successor by merger to Wachovia Bank, National Association), as Administrative Agent, and the lenders party thereto, which amends and restates the Credit Agreement, dated as of June 13, 2005, by and among the Company, as Borrower, Wells Fargo Bank, N.A. (as successor by merger to Wachovia Bank, National Association), as Administrative Agent, Bank of America, N.A., as Syndication Agent, Credit Suisse, Merrill Lynch Capital Corp. and SunTrust Bank, as Co-Documentation Agents, Wachovia Capital Markets, LLC and Banc of America Securities LLC, as Joint Lead Arrangers, and certain financial institutions named therein, as lenders, including any related guarantees, collateral documents, security agreements, mortgages, instruments and other agreements executed in connection therewith, as each may be amended, restated, modified, supplemented, renewed, extended, refunded, replaced or refinanced in whole or in part from time to time including upon the Issue Date (including any increase in the amount of available borrowings or obligations thereunder or addition of Restricted Subsidiaries as additional borrowers or guarantors thereunder) whether provided under one or more other credit agreements, financing agreements or otherwise and whether by the same or any other agent, lender or group of lenders; provided that, so long as any Notes are outstanding, no such increase may result in the principal amount of Indebtedness of the Company under the Existing Credit Agreement exceeding the amount specified in clause (1) of the definition of Permitted Debt, as such amount is reduced from time to time in accordance with such clause (1).

“Existing Subordinated Notes” means the 6 3/8% Senior Subordinated Notes and the 8 7/8% Senior Subordinated Notes.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors of the Company, whose determination will be conclusive and evidenced by a Board Resolution; provided, that the Board of Directors shall be permitted to consider the circumstances existing at the time; provided, further, however, that if the Fair Market Value of the property or assets in question is so determined to be in excess of $10.0 million, such determination must be confirmed by an Independent Qualified Party.

“FCC” means the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).

“FCC License” means any radio or television broadcast service, community antenna relay service, broadcast ancillary, earth station registration, business radio, microwave, special safety radio service license or other license, permit, authorization or certificate issued by the FCC pursuant to the Communications Act.

“Fiscal Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1 of each year.

“Foreign Subsidiary” means (i) a Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia; (ii) a Restricted Subsidiary substantially all of whose assets consist, directly or indirectly, of “controlled foreign corporations” (within the meaning of Section 957 of the Code) (each, a “CFC”); and (iii) a Restricted Subsidiary that is treated as disregarded for U.S. federal income tax purposes and owns more than 65% of the voting stock of either a CFC or a Subsidiary described in the preceding clause (ii).

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of

Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, which are in effect as of the Issue Date.

“Going Private Transaction” means the initial occurrence of any of the following after the Issue Date: (a) a Rule 13e-3 transaction (as that term is defined in Rule 13e-3 of the Exchange Act) involving the Company, or (b) any transaction that results in the Company being eligible to cease filing reports under Section 13(a) or 15(d) of the Exchange Act with the SEC; provided that any transaction described in clause (a) or (b) is not a Change of Control.

“Guarantee” means a guarantee by a Guarantor of the Company’s payment Obligations under the Indenture and on the Notes.

“guarantee” means, as applied to any Indebtedness of another Person, (1) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Indebtedness, (2) any direct or indirect obligation, contingent, or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Indebtedness of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Indebtedness of another Person (and “guarantee” or “guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means (1) on the Issue Date, each of the Company’s domestic Restricted Subsidiaries and (2) after the Issue Date each of the Company’s domestic Restricted Subsidiaries which becomes a Guarantor pursuant to the provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions; and

(2) other agreements or arrangements designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note is registered in the security register.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (other than a Foreign Subsidiary) whose total assets, together with all other domestic Restricted Subsidiaries that are not Guarantors, as of that date, are less than $5.0 million and whose total revenues, together with all other domestic Restricted Subsidiaries that are not Guarantors, for the most recent twelve-month period do not exceed $5.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor.

“incur” has the meaning set forth under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (and “incurrence” and “incurred” shall have meanings that correspond to the foregoing).

“Indebtedness” means, with respect to any specified Person, without duplication,

(1) all obligations of such Person, whether or not contingent, in respect of:

(a) the principal of and premium, if any, in respect of outstanding (i) Indebtedness of such Person for money borrowed and (ii) Indebtedness evidenced notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person;

(c) the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable or non-cash barter arrangements arising in the ordinary course of business; and

(d) the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker’s acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(2) all net obligations in respect of Hedging Obligations;

(3) all liabilities of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that are otherwise its legal liability;

(4) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of:

(a) the full amount of such obligations so secured; and

(b) the Fair Market Value of such asset; and

(5) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3), (4) or this clause (5), whether or not between or among the same parties; if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability on the balance sheet of the specified Person prepared in accordance with GAAP. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For purposes of the foregoing:

(a) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof;

(b) the amount of any Indebtedness described in clause (3) of the preceding paragraph shall be the maximum liability under any such Guarantee; and

(c) the amount of any other Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude (1) customary indemnification obligations and (2) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national or regional standing; provided, however, that such firm is not an Affiliate of the Company.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to another Person, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Person, together with all items that are barter contributions or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under the caption “— Certain Covenants — Restricted Payments,” any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means the date on which Notes are first issued under the Indenture.

“Leverage Ratio” means, as of any date of determination (the “Determination Date”) the ratio of (1) the aggregate outstanding amount of Indebtedness of each of the Company, its Restricted Subsidiaries and, for so long as TV One remains a Designated Entity, the TV One Percentage of the aggregate outstanding amount of Indebtedness of TV One and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter ending on or prior to the Determination Date for which internal financial statements are internally available as of such Determination Date, determined on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all outstanding Disqualified Stock of the Company and the Guarantors, Designated Preferred Stock, and Preferred Stock of such Restricted Subsidiaries and, for so long as TV One remains a Designated Entity, TV One and its Subsidiaries (except Preferred Stock issued to the Company or a Wholly Owned Restricted Subsidiary) as of the last day of such Fiscal Quarter ending on or prior to the Determination Date to (2) the aggregate Consolidated Cash Flow of the Company for the last four full Fiscal Quarters for which financial statements are internally available ending on or prior to the Determination Date (the “Reference Period”).

For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Company, its Restricted Subsidiaries and, for so long as TV One remains a Designated Entity, the TV One Percentage of the aggregate outstanding principal amount of Indebtedness of TV One and its Subsidiaries and the aggregate liquidation preference of all outstanding Disqualified Stock of the Company and the Guarantors, Designated Preferred Stock, and Preferred Stock of such Restricted Subsidiaries and, for so long as TV One remains a Designated Entity, TV One and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness, Disqualified Stock, Designated Preferred Stock and Preferred Stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or Disqualified Stock, Designated Preferred Stock or Preferred Stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (a) the incurrence of the Indebtedness and the issuance of the Disqualified Stock, Designated Preferred Stock or Preferred Stock (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock, Designated Preferred Stock or Preferred Stock, at any time subsequent to the beginning of the Reference Period and on or prior to the Determination Date, as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and (b) any acquisition, disposition or Investment at any time on or subsequent to the first day of the Reference Period and on or prior to the Determination Date, as if such acquisition, disposition or Investment (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such Disqualified Stock, Designated Preferred Stock or Preferred Stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Reference Period giving pro forma effect to any non-recurring expenses, non- recurring costs and cost reductions. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made by a responsible financial officer of the Company on a good faith basis and in accordance with Regulation S-X under the Securities Act. Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of Consolidated Cash Flow, (i) interest on Indebtedness determined on a fluctuating basis as of the Determination Date (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the Determination Date and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“License” means as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any governmental authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.

“License Subsidiary” means any Restricted Subsidiary of the Company that is record owner of one or more FCC Licenses.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any employee bonus or relocation expenses incurred as a result of the Asset Sale;

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(3) amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the properties or assets that were the subject of such Asset Sale, or that by the terms of such Indebtedness or in order to obtain the necessary consent to such Asset Sale or by applicable law be repaid out of the proceeds from such Asset Sale;

(4) any reserve for adjustment in respect of the sale price of such properties or assets established in accordance with GAAP or satisfaction of indemnities or commitments in respect of such Asset Sale;

(5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(6) any portion of the purchase price from an Asset Sale placed in escrow pursuant to the terms of such Asset Sale until the termination of such escrow.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Operating Agreement” means an “Operating Agreement” as defined in the Existing Credit Agreement.

“Parent Company” means any Person that owns, directly or indirectly, 100% of the outstanding Equity Interests of the Company.

“Permitted Business” means any business engaged in by the Company, its Restricted Subsidiaries or Reach Media as of the Issue Date or any business reasonably related, ancillary, supportive or complementary thereto (including, without limitation, any media-related business), in each case, as determined in good faith by the Board of Directors of the Company.

“Permitted Group” means any investor that is a Beneficial Owner of Voting Stock of the Company or any Parent Company and that is also a party to a stockholders’ agreement with any of the Principals or their Related Parties and any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of any such stockholders’ agreement; provided that the Principals and their Related Parties continue to collectively Beneficially Own, directly or indirectly, at all times more than 50% of the Voting Stock of the Company or Parent Company, as applicable, and the ability to elect a majority of the members of the Board of Directors of the Company or Parent Company (without giving effect to any Voting Stock that may be deemed to be beneficially owned by the Principals and their Related Parties pursuant to Rule 13d-3 or 13d-5 under the Exchange Act).

“Permitted Investments” means:

(1) any Investment in the Company or in a Wholly Owned Restricted Subsidiary;

(2) Investments in existence on the Issue Date;

(3) any Investment in cash or Cash Equivalents;

(4) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Wholly Owned Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary;

(5) any Investment made in a Person to the extent such Investment represents non-cash consideration received from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(6) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(7) notes and accounts receivable incurred in the ordinary course of business and any Investments received in compromise of such obligations, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(8) Hedging Obligations permitted to be incurred under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9) loans and advances (including for business travel and relocation expenses) to employees of the Company or a Restricted Subsidiary in the ordinary course of business in an amount not to exceed $1.0 million in the aggregate at any one time outstanding;

(10) guarantees by the Company or any Guarantor of Indebtedness of the Company or a Guarantor otherwise permitted by clause (10) of the definition of Permitted Debt;

(11) (a) any TV One Investment described in clause (ii) of the definition thereof; or (b) any TV One Investment (A) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or, for so long as TV One remains a Designated Entity but is not otherwise a Subsidiary, TV One) of, Equity Interests of the Company (other than Disqualified Stock) or (B) from the net cash proceeds of a substantially concurrent cash contribution to the equity capital of the Company or any Restricted Subsidiary (other than cash from the Company, a Restricted Subsidiary, Reach Media or, for so long as TV One remains a Designated Entity, TV One); provided, that in each case, no Default or Event of Default shall have occurred and be continuing or result therefrom; and provided, further, that the amount of any net cash proceeds received pursuant to clause (B) that are utilized for a TV One Investment will be excluded from clause (b) of the definition of Restricted Payments Basket; and

(12) any Investment due to intercompany advances or payables resulting from any of the transactions covered by clause (7) of the covenant described under the caption “— Certain Covenants — Transactions with Affiliates.”

“Permitted Junior Securities” means:

(1) Equity Interests in the Company or, subject to the provisions of the Existing Credit Agreement, any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Guarantees are subordinated to Senior Debt under the Indenture.

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred pursuant to clauses (1) or (9) of the definition of “Permitted Debt” and all other Obligations related to such Indebtedness;

(2) [Reserved];

(3) Liens in favor of the Company or the Guarantors;

(4) Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary or on property or assets acquired by the Company or any Restricted Subsidiary (and in each case not created or incurred in anticipation of such transaction), including Liens securing Acquired Debt permitted to be incurred pursuant to clause (14) of the definition of “Permitted Debt;” provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(5) Liens to secure Capital Lease Obligations, mortgage financings or purchase money debt permitted to be incurred pursuant to clause (5) of the definition of “Permitted Debt” covering only the assets financed by or acquired with such Indebtedness (and the proceeds thereof);

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens existing on the Issue Date (other than Liens permitted under clause (1) above);

(8) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(9) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, was required to secure and under the Indenture was permitted to secure) the Indebtedness being refinanced;

(10) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances or zoning or similar restrictions which do not individually or in the aggregate materially adversely affect the value of such property or materially impair the operation of the business of the Company or any Subsidiary, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law for sums not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and for which adequate reserves have been established to the extent required by GAAP, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (e) Liens arising under licensing agreements and (f) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, worker’s compensation, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice);

(11) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(12) Liens securing judgments not constituting a Default or an Event of Default;

(13) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to Indebtedness that does not exceed $1.0 million at any one time outstanding; and

(14) in the event TV One or its Subsidiaries become Restricted Subsidiaries, Liens securing Permitted TV One Indebtedness (and any refinancing thereof permitted in clause (18) of the definition of Permitted Debt).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries incurred in compliance with the Indenture (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to any other Indebtedness, such Permitted Refinancing Indebtedness is subordinated in right of payment to the holders of such other Indebtedness on terms at least as favorable to the holders of such other Indebtedness as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted TV One Indebtedness” means Indebtedness incurred or Preferred Stock issued by TV One or any of its Subsidiaries, the net proceeds of which are used to finance the acquisition of TV One Equity Interests resulting from the exercise of certain put rights pursuant to Section 12.2 of the TV One LLC Agreement of the Financial Investor Members (as such term is defined in the TV One LLC Agreement), the DTV Investors and the Class D Members (as such term is defined in the TV One LLC Agreement) and any payment obligations arising in connection with or as a result of such acquisition; provided that: (i) the aggregate principal amount at any time outstanding of such Indebtedness plus the aggregate liquidation value at any time outstanding of such Preferred Stock shall not exceed $120.0 million and (ii) such Indebtedness at all times constitutes TV One Non-Recourse Debt.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person over shares of Capital Stock of any other class of such Person.

“Principal” means Catherine L. Hughes and Alfred C. Liggins, III.

“Radio One Securities” means any Equity Interests or debt securities of the Company, any of its Restricted Subsidiaries or any Affiliates (other than TV One or any Subsidiary of TV One).

“Reach Media” means Reach Media, Inc., a Delaware corporation, and any successor entity.

“Registration Rights Agreement” means the registration rights agreement with respect to the registered exchange offer for the Old Notes.

“Related Party” means:

(1) any 80% (or more) owned Subsidiary or immediate family member of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning an 80% or more controlling interest of such entit(ies) consists of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that has not been designated as an Unrestricted Subsidiary in accordance with the Notes.

“ROCH” means Radio One Cable Holdings, Inc., a Delaware corporation, and any successor entity.

“Senior Debt” means all Obligations with respect to Indebtedness of the Company or any Guarantor outstanding under the Existing Credit Agreement, in each case as permitted to be incurred under clause (1) of the definition of “Permitted Debt” and all Hedging Obligations with respect thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Special Interest” has the meaning set forth in the Registration Rights Agreement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provisions providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Station” means a radio station operated to broadcast commercial radio programming over radio signals within a specified geographic area.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to, in the case of the Company, the Notes, or, in the case of a Guarantor, the Guarantee of such Guarantor, pursuant to a written agreement to that effect, including the Existing Subordinated Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.

“Transactions” means, collectively, the issuance of the Old Notes in exchange for the Existing Subordinated Notes (including the payment of accrued interest thereon) or otherwise to facilitate the completion of such exchange offer and the transactions related thereto, including the execution and delivery of the amendment to the Existing Credit Agreement in connection therewith and the payment of fees and expenses associated therewith.

“TV One” means TV One, LLC, a Delaware limited liability company, and any successor entity (including by way of merger, consolidation or transfer of all or substantially all of the assets of TV One and its Subsidiaries, if any, taken as a whole).

“TV One Investment” means: (i) the acquisition by the Company or any of its Wholly Owned Restricted Subsidiaries of Equity Interests of TV One and any payment obligations arising in connection with or as a result of such acquisition and (ii) the contribution of any property or assets to the capital of TV One pursuant to the provisions of the TV One LLC Agreement and/or arising in connection with or as a result of any transaction described in clause (i) hereof in a net amount (after giving effect to a substantially concurrent dividend by TV One) not to exceed $13.7 million (and, in each case, any reasonable related fees and expenses); provided, that any such Equity Interests of TV One, if not acquired by ROCH, shall be immediately contributed to ROCH so long as TV One remains a Designated Entity under the terms of the Indenture.

“TV One LLC Agreement” means the Second Amended Limited Liability Company Operating Agreement of TV One, dated as of December 28, 2004, as amended from time to time through June 15, 2010.

“TV One Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (other than TV One and its Subsidiaries) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes and the Senior Debt) of the Company or any of its Restricted Subsidiaries (other than TV One and its Subsidiaries) to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than TV One and its Subsidiaries or Equity Interests of TV One owned by ROCH).

“TV One Percentage” means the Company’s direct or indirect ownership percentage of the Equity Interests of TV One.

“TV One Permitted Business” means any business engaged in by TV One as of the Issue Date or any business reasonably related, ancillary, supportive or complementary thereto (including, without limitation, any media-related business), in each case, as determined in good faith by the Board of Directors of the Company.

“Unrestricted Subsidiary” means:

(1) as of the Issue Date, Reach Media (and each of its respective Subsidiaries, if any);

(2) in the event TV One becomes a Subsidiary of the Company on or after the Issue Date, TV One (and each of its Subsidiaries, if any), unless TV One is otherwise designated as a Restricted Subsidiary pursuant to the Indenture;

(3) any other Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(4) any Subsidiary of an Unrestricted Subsidiary; provided that (i) in no event may ROCH be designated as an Unrestricted Subsidiary, (ii) the Company may not designate TV One as an Unrestricted Subsidiary at any time after it has become a Restricted Subsidiary (if ever) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also an “unrestricted subsidiary” for purposes of the Existing Credit Agreement.

Any future designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, (i) any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, (ii) the Company, any of its Restricted Subsidiaries and/or any Affiliate Entities become the Beneficial Owner of 90% or more of the outstanding Equity Interests of TV One or (iii) the Company, any of its Restricted Subsidiaries and/or any Affiliated Entities become the Beneficial Owner of 80% or more of the outstanding Equity Interests of Reach Media, then, in each case, such Unrestricted Subsidiary will thereafter cease to be an Unrestricted Subsidiary for all purposes of the Indenture, including that any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and any Lien of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date, and if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or such Lien is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Liens,” then in, in either case, the Company will be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary in which 90% or more of the outstanding Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) are owned by the Company or another Wholly Owned Restricted Subsidiary of the Company and any other outstanding Equity Interests are owned by officers, directors or employees of such Restricted Subsidiary (provided that with respect to Reach Media in the event it ceases to be an Unrestricted Subsidiary, 80% or more of the outstanding Equity Interests are owned by the Company or another Wholly Owned Restricted Subsidiary of the Company and any other outstanding Equity Interests are owned by officers, directors or employees of Reach Media).

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Old Notes for registered Exchange Notes pursuant to the exchange offer and the ownership and disposition of the Exchange Notes.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (the “Treasury Regulations”), published administrative interpretations of the Internal Revenue Service (the “IRS”) and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly on a retroactive basis. We have not sought any ruling from the IRS, nor have we sought an opinion from counsel, with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with these statements and conclusions, nor is there any assurance that such statements and conclusions will be sustained by a court if challenged by the IRS.

This summary does not discuss all aspects of U.S. federal income taxation that may be important to a particular holder of Old Notes or Exchange Notes (collectively, the “Notes”) in light of their specific circumstances, including investors subject to special tax rules, such as financial institutions, banks, thrift institutions, personal holding companies, insurance companies, broker-dealers, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, partnerships and other pass-through entities (or investors therein) persons who use or are required to use mark-to-market accounting for the Notes, investors that hold the Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, former citizens or permanent residents of the U.S., persons subject to the alternative minimum tax or U.S. persons that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below.

This summary also does not discuss any non-U.S. tax considerations, any state or local tax considerations, or any U.S. federal tax considerations other than income tax considerations (e.g., estate or gift tax considerations). This summary assumes that holders of Notes hold them as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Code. This summary assumes the Notes are and will be treated as “debt” for U.S. federal income tax purposes.

This summary also does not discuss the tax treatment of partnerships or other pass-through entities or persons who hold the Notes through such entities. If an entity classified as a partnership for U.S. federal income tax purposes is an owner of the Notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States, any state thereof or the District of Columbia, (3) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) certain other trusts that have made a valid election to continue to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE AMENDED EXCHANGE OFFER.

Exchange of Old Notes for Exchange Notes

The exchange of an Old Note for an Exchange Note pursuant to the exchange offer (described under “Exchange Offer”) will not constitute a taxable exchange for U.S. federal income tax purposes.

Consequently, a holder will not recognize any gain or loss upon the receipt of an Exchange Note pursuant to the exchange offer. The holding period for such an Exchange Note will include the holding period for the Old Note exchanged pursuant to the exchange offer, and the initial tax basis in such an Exchange Note will be the same as the adjusted tax basis in the Old Note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of an Exchange Note received pursuant to the exchange offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an Old Note.

The following summary assumes that the exchange of the Old Notes for the Exchange Notes pursuant to the exchange offer will not be treated as a taxable exchange and that the Old Notes and the Exchange Notes will be treated as the same security for U.S. federal income tax purposes.

Certain Additional Payments

It is possible that the IRS could assert that the additional interest which we would have been obligated to pay if the exchange offer registration statement were not filed or declared effective within the applicable time periods was a contingent payment for purposes of the original issue discount (“OID”) rules. It is also possible that the IRS could assert that the payment in excess of the face amount of any note purchased by us at the holder’s election after a change of control, as described above under the heading “Description of Notes — Repurchase at the Option of Holders — Change of Control,” is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences described herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of our making any of the above payments was and is remote and, accordingly, we will not treat the notes as contingent payment debt instruments. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. However, our treatment is not binding on the IRS. If the IRS were to challenge our treatment, among other things, a holder might be required to accrue income on the notes in excess of stated interest. In any event, if we actually make any such payment, the timing, amount and character of a holder’s income, gain or loss with respect to the notes may be affected. The remainder of this discussion assumes that the notes will not be contingent payment debt instruments.

Tax Considerations for U.S. Holders

This subsection describes the U.S. federal income tax considerations for a U.S. Holder. If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “— Tax Considerations for Non-U.S. Holders” below.

Payments of Stated Interest

You will generally be required to include qualified stated interest in gross income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting. The term “qualified stated interest” mean stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate, or, subject to certain conditions, based on one or more interest indices.

Issue Price

The “issue price” of the Exchange Notes will equal the issue price of the Old Notes. The determination of the “issue price” of Old Notes depends, in part, on whether the notes that were surrendered in the Private Placement (the “Pre-Transaction Notes”) or the Old Notes were treated as traded on an “established market” at any time during the 60-day period ending 30 days after the date the Old Notes were issued. In general, a debt instrument (or the property exchanged therefor) will be treated as traded on an established market if (a) it is listed on (i) a qualifying national securities exchange, (ii) certain qualifying interdealer quotation systems, or (iii) certain qualifying foreign securities exchanges, (b) it appears on a system of general circulation that provides a reasonable basis to determine fair market value, or (c) the price quotations are readily available from dealers, brokers or traders. The issue price of a debt instrument that is traded on an established market or that is issued for another debt instrument so traded would be the fair market value of such debt instrument or such other debt instrument, as the case may be, on the issue date as determined by such trading. The issue price of a debt instrument that is neither so traded nor issued for another debt instrument so traded would be its stated principal amount.

Accordingly, if neither of the Pre-Transaction Notes and the Old Notes were “publicly traded” within the meaning of the applicable Treasury Regulations, the “issue price” of the Exchange Notes should equal their stated principal amount. However, if the Pre-Transaction Notes or Old Notes were treated as “publicly traded” within the meaning of the applicable Treasury Regulations, the issue price of the Old Notes would be the fair market value, at the time of the exchange (or deemed exchange, as applicable), (1) of the Old Notes if they are treated as publicly traded or (2) of the Pre-Transaction Notes if they are treated as publicly traded and the Old Notes are not treated as publicly traded. Although not free from doubt, the Company intends to take the position that the Old Notes and the Pre-Transaction Notes are “publicly traded.”

Original Issue Discount

Because interest on the Exchange Notes is not unconditionally payable solely in cash at least annually, the Exchange Notes will be considered to be issued with OID. Under the rules governing OID, regardless of a U.S. Holder’s method of accounting, a U.S. Holder will be required to accrue its pro rata share of OID on the Exchange Notes on a constant yield basis and include such accruals in gross income, whether or not such U.S. Holder receives a payment of interest solely in cash on the Exchange Notes on the scheduled interest payment date. The amount of OID on the Exchange Notes is the difference between their “stated redemption price at maturity” (i.e., the sum of all payments to be made on the Exchange Notes other than “qualified stated interest,” as defined above) and their “issue price” (as defined above). Because we have the option up to but not including May 15, 2012 to pay a combination of payment-in-kind (“PIK”) interest and cash instead of paying solely cash, portions of the stated interest payments on the Exchange Notes will not constitute qualified stated interest. Additionally, we expect that the “stated redemption price at maturity” on the Exchange Notes will exceed their “issue price” by more than the de minimis threshold if either the Old Notes or Pre-Transaction Notes were treated as traded on an “established market.”

To determine the amount of OID that a U.S. Holder must include in income, we will assume, as provided in the Treasury regulations, that we will make or not make elections to call the Exchange Notes and to accrue, rather than pay, interest in a manner that minimizes the yield on the Exchange Notes. These assumptions are made solely for United States federal income tax purposes and do not constitute a representation by us regarding the actual amounts, or the timing of amounts, that will be paid on the Exchange Notes. If the assumptions we make are contrary to actual circumstances (a “change in circumstances”), then solely for purposes of determining the amount of OID on the Exchange Notes, the Exchange Notes will be treated as retired and reissued on the date of the change in circumstances for an amount equal to the “adjusted issue price” of the Exchange Notes (as defined below).

The amount of OID that a U.S. Holder is required to include in income is the sum of the “daily portions” of OID with respect to the Exchange Notes for each day during the taxable year in which the U.S. Holder is the beneficial owner of the Exchange Notes. The “daily portions” of OID in respect of the Exchange Notes are determined by allocating to each day in an “accrual period” the ratable portion of interest on the Exchange Notes that accrues in the “accrual period.” The “accrual period” for the Exchange Notes may be of any length and may vary in length over the term of the Exchange Notes, provided that each “accrual period” is no longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an “accrual period.”

The amount of OID on the Exchange Notes that accrues in an “accrual period” is the product of the “yield to maturity” on the Exchange Notes (determined on the basis of compounding at the close of each accrual period and adjusted to reflect the length of the accrual period) and the “adjusted issue price” of the exchange notes at the beginning of such accrual period, reduced by any qualified stated interest allocable to the accrual period. The “yield to maturity” on the Exchange Notes is the discount rate that, when used in computing the present value of all payments to be made under the notes, produces an amount equal to their issue price. The “adjusted issue price” of the Exchange Notes at the beginning of the first “accrual period” will equal their “issue price” (as described above) and for any “accrual periods” thereafter will be (x) the sum of the “issue price” of the Exchange Notes and any OID previously accrued thereon minus (y) the amount of any payments previously made on the Exchange Notes other than payments of qualified stated interest.

If we in fact pay interest solely in cash on the Exchange Notes, a U.S. Holder will not be required to adjust its OID inclusions. Each payment made in cash under an Exchange Note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. A U.S. Holder generally will not be required to include separately in income cash payments received on the Exchange Notes to the extent such payments constitute payments of previously accrued OID or payments of principal. The issuance of additional notes in respect of PIK interest is generally not treated as a payment of interest. Instead, the Exchange Notes and any additional notes issued in respect of PIK interest thereon are treated as a single debt instrument under the OID rules.

THE RULES REGARDING OID ARE COMPLEX AND THE RULES DESCRIBED ABOVE MAY NOT APPLY IN ALL CASES. ACCORDINGLY, U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN INDEPENDENT TAX ADVISORS REGARDING THE APPLICATION OF THE OID RULES TO THE EXCHANGE NOTES.

Applicable High Yield Discount Obligations

The Exchange Notes may be treated, for U.S. federal income tax purposes, as subject to the applicable high-yield discount obligation (“AHYDO”) rules. The AHYDO rules apply to debt issued by a corporation if the yield to maturity of a debt instrument equals or exceeds the applicable federal rate (“AFR”) plus five (5) percentage points, (ii) the maturity date of the instrument is more than five (5) years from the date of issue, and (iii) the instrument has “significant original issue discount.”

In the event that the AHYDO rules apply to the Exchange Notes, any OID deduction that we would otherwise be entitled to on the Exchange Notes will be deferred until we pay such OID in cash or other property. However, any OID deduction on the Exchange Notes will be permanently disallowed to the extent the yield on the Exchange Notes exceeds the applicable federal rate plus six percentage points. To the extent an OID deduction is permanently disallowed, the corresponding OID inclusion for certain corporate U.S. Holders will be treated, for purposes of the dividends received deduction, as a distribution in respect of our stock, entitling such U.S. Holders to a dividends received deduction to the extent provided under the Code.

Amortizable Bond Premium

If you purchased an Old Note or Exchange Note for an amount that is greater than the sum of all remaining payments on the note other than qualified stated interest, you will be treated as having purchased the note with “amortizable bond premium” in an amount equal to such excess. Amortizable bond premium on Old Notes should carry over to the Exchange Notes received in exchange therefor. A U.S. Holder may elect to amortize this premium using a constant yield method over the remaining term of the Exchange Notes and generally may offset interest income in respect of the Exchange Notes otherwise required to be included in income by the amortized amount of the premium for the taxable year. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in its note by the amount of the premium amortized in any taxable year. An election to amortize bond premium is binding once made and applies to all bonds held by the U.S. Holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired. You are urged to consult your own tax advisor concerning the computation and amortization of any bond premium on your Exchange Notes.

Acquisition Premium

If your adjusted tax basis in an Exchange Note (determined as described above under “Exchange of Old Notes for Exchange Notes”), immediately after the exchange of an Old Note for an Exchange Note, is greater than its issue price but is less than or equal to its principal amount, the amount by which your basis exceeds the issue price of the Exchange Notes will be “acquisition premium.” In such case, the daily portion of OID to be included with respect to the Exchange Notes will be reduced by an amount equal to the daily portion of OID that you would otherwise include in its gross income multiplied by a fraction. The numerator of such fraction is the amount of acquisition premium, and the denominator is the OID in the Exchange Notes. Alternatively, you may elect to amortize acquisition premium on a constant yield to maturity basis, as described above in “Tax Considerations for U.S. Holders — Original Issue Discount.”

Market Discount

If your initial tax basis in an Exchange Note is less than its issue price, subject to a de minimis exception, you will be treated as having acquired the note at a “market discount.” Accrued market discount on Old Notes that has not previously been included in income by a U.S. Holder should carry over to the Exchange Notes received in exchange therefor. Under the market discount rules, a U.S. Holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of an Exchange Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the accrued market discount on the Exchange Note that has not previously been included in income (including any accrued but unrecognized market discount which was carried over from an Old Note). For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. Holder’s acquisition of the Note to the maturity date of the Note, unless the U.S. Holder made an election to accrue market discount on a constant yield basis. A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry an Exchange Note with market discount until the maturity date or certain earlier dispositions. A U.S. Holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for U.S. federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

Sale, Exchange or Other Taxable Disposition of the Exchange Notes

You will generally recognize gain or loss upon the sale, exchange, redemption, repurchase or other taxable disposition of the notes equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received (other than amounts representing accrued but unpaid interest, which, if not previously taxed, will be taxable as such) and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note will, in general, be your cost for the note.

Subject to the market discount rules described above under the heading “— Market Discount,” any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss generally will be long-term if your holding period is more than one year at the time of sale, exchange, redemption, repurchase or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax Considerations for Non-U.S. Holders

This subsection describes the U.S. federal income tax considerations for a Non-U.S. Holder. If you are not a Non-U.S. Holder, this subsection does not apply to you and you should refer to “— Tax Considerations for U.S. Holders” above.

Payments of Interest

Subject to the discussion below concerning backup withholding, if you are a Non-U.S. Holder, you will generally not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on interest paid on the Notes (including any additional interest) so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States), provided that the interest qualifies for the “portfolio interest exemption.” Interest you receive on the Exchange Notes will generally qualify for the portfolio interest exemption if each of the following requirements is satisfied:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code;

•	such interest is not deemed to be contingent within the meaning of the portfolio interest exemption provisions of the Code; and

•	you provide the applicable withholding agent with, appropriate documentation (generally an IRS Form W-8BEN or applicable successor form) establishing that you are not a U.S. person.

Although not free from doubt, the Company believes that its ability to pay PIK interest at specified times and in specified amounts on the Exchange Notes should not be treated as contingent interest within the meaning of the portfolio interest exemption provisions of the Code. The certification requirement for the portfolio interest exemption generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person. Prospective Non-U.S. Holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

If you cannot satisfy the requirements described above, payments of accrued but unpaid interest will be subject to the 30% U.S. federal withholding tax (generally through withholding by our paying agent), unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event to claim the benefit of such treaty you must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute form). Alternatively, an exemption applies if the interest is U.S. trade or business income and you provide the withholding agent with a properly executed IRS Form W-8ECI (or suitable substitute form) or (in certain cases) IRS Form W-8BEN (or suitable substitute form).

Sale, Exchange or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, redemption, repurchase or other taxable disposition of a note, unless:

•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•	if you are an individual non-U.S. holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, redemption, repurchase or disposition and certain other conditions are met.

If you are described in the first bullet point above, you will be required to pay U.S. federal income tax on any gain derived from the sale generally in the same manner as if you were a U.S. Holder unless an applicable income tax treaty provides otherwise, and if you are a foreign corporation, you may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). If you are described in the second bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, redemption, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty, even though you are not considered a resident of the U.S.

To the extent that the amount realized on any sale, exchange, redemption, repurchase or other taxable disposition of notes is attributable to accrued but unpaid interest on the note, this amount generally will be treated in the same manner as payments of interest as described under the heading “— Payments of Interest” above.

Interest or Gain Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, repurchase or other taxable disposition of a note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to interest as described above) on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest and gain effectively connected with your trade or business in the United States will be included in the earnings and profits of a foreign corporation.

Backup Withholding and Information Reporting

Under certain circumstances a U.S. Holder or a Non-U.S. Holder may be subject to information reporting and withholding (including backup withholding of U.S. federal income tax, currently at a rate of 28%) with respect to payments of interest or proceeds from a sale or exchange of the Notes. Backup withholding generally will not apply to a Holder that is a corporation or other exempt entity and demonstrates that status as required by applicable Treasury Regulations, or to a Holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on a form acceptable under applicable Treasury Regulations (generally an IRS Form W-9). Backup withholding generally will not apply to a Non-U.S. Holder that certifies its foreign status on a form acceptable under applicable Treasury Regulations (generally an IRS Form W-8BEN or other applicable Form W-8). Such forms may be obtained at the IRS website at www.irs.gov. Non-U.S. Holders may also need to furnish an acceptable form to avoid withholding on amounts effectively connected with a U.S. trade or business, to claim the benefits of an applicable tax treaty, or to claim the benefits of any exemption from U.S. federal income taxation described above. Backup withholding is not an additional tax, but rather is credited against the Holder’s U.S. federal income tax liability. Holders of Notes are advised to consult their tax advisors to ensure compliance with the procedural requirements to reduce or avoid withholding or, if applicable, to file a claim for a refund of withheld amounts in excess of the Holder’s U.S. federal income tax liability.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

Certain legal matters relating to the validity of the Exchange Notes will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain matters of Michigan law will be passed on by Clark Hill PLC, Detroit, Michigan. Certain matters of Ohio law will be passed on by Keating Muething & Klekamp PLL, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements of Radio One, Inc. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010 appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

In accordance with SEC Rule 3-10 of Regulation S-X, the consolidated financial statements of Radio One, Inc. are included herein and separate financial statements of Radio One’s subsidiary guarantors are not included. Condensed financial data for Radio One’s subsidiary guarantors is included in Note 18 to the audited consolidated financial statements and in Note 12 to the unaudited consolidated financial statements included herein.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Radio One, Inc.:

We have audited the accompanying consolidated balance sheets of Radio One, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Radio One, Inc. and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  Ernst & Young LLP

Baltimore, Maryland
March 16, 2011

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2010	2009
	(In thousands, except share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,192	$19,963
Trade accounts receivable, net of allowance for doubtful accounts of $3,023 and $2,651, respectively	58,511	47,019
Prepaid expenses	6,809	3,388
Other current assets	1,572	1,562
Current assets from discontinued operations	67	424

Total current assets	76,151	72,356
PROPERTY AND EQUIPMENT, net	33,460	40,585
GOODWILL	121,414	137,517
RADIO BROADCASTING LICENSES	678,697	698,645
OTHER INTANGIBLE ASSETS, net	40,036	35,059
INVESTMENT IN AFFILIATED COMPANY	47,470	48,452
OTHER ASSETS	1,981	2,854
NON-CURRENT ASSETS FROM DISCONTINUED OPERATIONS	3	74

Total assets	$999,212	$1,035,542

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,011	$4,160
Accrued interest	4,558	9,499
Accrued compensation and related benefits	10,720	10,249
Income taxes payable	1,671	1,533
Other current liabilities	11,725	7,236
Current portion of long-term debt	18,402	652,534
Current liabilities from discontinued operations	12	2,949

Total current liabilities	50,099	688,160
LONG-TERM DEBT, net of current portion	623,820	1,000
OTHER LONG-TERM LIABILITIES	10,931	10,185
DEFERRED TAX LIABILITIES	89,392	88,144

Total liabilities	774,242	787,489

REDEEMABLE NONCONTROLLING INTERESTS	30,635	52,225

STOCKHOLDERS’ EQUITY:
Convertible preferred stock, $.001 par value; 1,000,000 shares authorized; no shares outstanding at December 31, 2010 and 2009, respectively	—	—
Common stock — Class A, $.001 par value, 30,000,000 shares authorized; 2,863,912 and 2,981,841 shares issued and outstanding at December 31, 2010 and 2009, respectively	3	3
Common stock — Class B, $.001 par value, 150,000,000 shares authorized; 2,861,843 shares issued and outstanding at December 31, 2010 and 2009, respectively	3	3
Common stock — Class C, $.001 par value, 150,000,000 shares authorized; 3,121,048 shares issued and outstanding at December 31, 2010 and 2009, respectively	3	3
Common stock — Class D, $.001 par value, 150,000,000 shares authorized; 45,541,082 and 42,280,153 shares issued and outstanding as of December 31, 2010 and 2009, respectively	45	42
Accumulated other comprehensive loss	(1,424)	(2,086)
Additional paid-in capital	994,750	968,275
Accumulated deficit	(799,045)	(770,412)

Total stockholders’ equity	194,335	195,828

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$999,212	$1,035,542

The accompanying notes are an integral part of these consolidated financial statements.

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands, except share data)

NET REVENUE	$279,906	$272,092	$313,443
OPERATING EXPENSES:
Programming and technical, including stock-based compensation of $0, $88 and $187, respectively	75,044	75,635	79,304
Selling, general and administrative, including stock-based compensation of $994, $321 and $513, respectively	103,324	91,016	103,108
Corporate selling, general and administrative, including stock-based compensation of $4,805, $1,240 and $1,077, respectively	32,922	24,732	36,356
Depreciation and amortization	17,439	21,011	19,022
Impairment of long-lived assets	36,063	65,937	423,220

Total operating expenses	264,792	278,331	661,010

Operating income (loss)	15,114	(6,239)	(347,567)
INTEREST INCOME	127	144	491
INTEREST EXPENSE	46,834	38,404	59,689
GAIN ON RETIREMENT OF DEBT	6,646	1,221	74,017
EQUITY IN INCOME (LOSS) OF AFFILIATED COMPANY	5,558	3,653	(3,652)
OTHER EXPENSE, net	3,061	104	316

Loss before provision for (benefit from) income taxes, noncontrolling interests in income of subsidiaries and loss from discontinued operations, net of tax	(22,450)	(39,729)	(336,716)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	3,971	7,014	(45,183)

Net loss from continuing operations	(26,421)	(46,743)	(291,533)
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(204)	(1,815)	(7,414)

NET LOSS	(26,625)	(48,558)	(298,947)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2,008	4,329	3,997

NET LOSS ATTRIBUTABLE TO RADIO ONE, INC.	$(28,633)	$(52,887)	$(302,944)

BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO RADIO ONE, INC.:
Continuing operations	$(0.55)*	$(0.86)	$(3.14)
Discontinued operations	(0.00)*	(0.03)	(0.08)

Net loss attributable to Radio One, Inc.	$(0.56)*	$(0.89)	$(3.22)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	51,509,239	59,465,252	94,118,699

Diluted	51,509,239	59,465,252	94,118,699

*	Earnings per share amounts may not add due to rounding.

The accompanying notes are an integral part of these consolidated financial statements.

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For The Years Ended December 31, 2008, 2009 and 2010

	Radio One, Inc. Stockholders
							Accumulated
	Convertible	Common	Common	Common	Common		Other	Stock	Additional		Total
	Preferred	Stock	Stock	Stock	Stock	Comprehensive	Comprehensive	Subscriptions	Paid-In	Accumulated	Stockholders’
	Stock	Class A	Class B	Class C	Class D	Loss	Income (Loss)	Receivable	Capital	Deficit	Equity
	In thousands, except share data

BALANCE, as of December 31, 2007	—	4	3	3	89		644	(1,717)	989,425	(414,581)	573,870
Comprehensive income:
Net loss	—	—	—	—	—	$(302,944)	—	—	—	(302,944)	(302,944)
Change in unrealized net loss on derivative and hedging activities, net of taxes	—	—	—	—	—	(3,625)	(3,625)	—	—	—	(3,625)

Comprehensive loss						$(306,569)

Repurchase of 421,661 shares of Class A common stock and 20,029,538 shares of Class D common stock	—	—	—	—	(20)		—	—	(12,084)	—	(12,104)
Conversion of 882,987 shares of Class A common stock to 882,987 shares of Class D common stock	—	(1)	—	—	1		—	—	—	—	—
Vesting of non-employee restricted stock	—	—	—	—	—		—	—	89	—	89
Interest income on stock subscriptions receivable	—	—	—	—	—		—	(20)	—	—	(20)
Repayment of officer’s loan	—	—	—	—	—		—	1,737	—	—	1,737
Stock-based compensation expense	—	—	—	—	—		—	—	1,643	—	1,643
Adjustment of redeemable noncontrolling interests to estimated redemption value									13,406	—	13,406

BALANCE, as of December 31, 2008	—	3	3	3	70		(2,981)	—	992,479	(717,525)	272,052
Comprehensive loss:
Net loss	—	—	—	—	—	$(52,887)	—	—	—	(52,887)	(52,887)
Change in unrealized gain on derivative and hedging activities, net of taxes	—	—	—	—	—	895	895	—	—	—	895

Comprehensive loss						$(51,992)

Repurchase of 34,889 shares of Class A common stock and 27,691,398 shares of Class D common stock	—	—	—	—	(28)		—	—	(19,670)	—	(19,698)
Vesting of non-employee restricted stock	—	—	—	—	—		—	—	554	—	554
Reach Media stock return from noncontrolling shareholder	—	—	—	—	—		—	—	(1,388)	—	(1,388)
Stock-based compensation expense	—	—	—	—	—		—	—	1,095	—	1,095
Accretion of redeemable noncontrolling interests to estimated redemption value									(4,795)	—	(4,795)

BALANCE, as of December 31, 2009	$—	$3	$3	$3	$42		$(2,086)	$—	$968,275	$(770,412)	$195,828

	Radio One, Inc. Stockholders
							Accumulated
	Convertible	Common	Common	Common	Common		Other	Stock	Additional		Total
	Preferred	Stock	Stock	Stock	Stock	Comprehensive	Comprehensive	Subscriptions	Paid-In	Accumulated	Stockholders’
	Stock	Class A	Class B	Class C	Class D	Loss	Income (Loss)	Receivable	Capital	Deficit	Equity
	In thousands, except share data

Comprehensive loss:
Net loss	—	—	—	—	—	$(28,633)	—	—	—	(28,633)	(28,633)
Change in unrealized gain on derivative and hedging activities, net of taxes	—	—	—	—	—	662	662	—	—	—	662

Comprehensive loss						$(27,971)

Stock-based compensation expense	—	—	—	—	3		—	—	5,796	—	5,799
Adjustment of redeemable noncontrolling interests to estimated redemption value									20,679	—	20,679

BALANCE, as of December 31, 2010	$—	$3	$3	$3	$45		$(1,424)	$—	$994,750	$(799,045)	$194,335

The accompanying notes are an integral part of these consolidated financial statements.

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(26,625)	(48,558)	(298,947)
Adjustments to reconcile consolidated net loss to net cash from operating activities:
Depreciation and amortization	17,439	21,011	19,022
Amortization of debt financing costs	2,970	2,419	2,591
Write off of debt financing costs	3,055	—	—
Deferred income taxes	1,311	1,996	(49,687)
Impairment of long-lived assets	36,063	65,937	423,220
Equity in (income) loss of affiliated company	(5,558)	(3,653)	3,652
Stock-based and other non-cash compensation	5,799	1,649	1,732
Gain on retirement of debt	(6,646)	(1,221)	(74,017)
Amortization of contract inducement and termination fee	—	(1,263)	(1,895)
Change in interest due on stock subscriptions receivable	—	—	(20)
Effect of change in operating assets and liabilities, net of assets acquired and disposed of:
Trade accounts receivable	(11,491)	2,389	(1,800)
Prepaid expenses and other current assets	(3,431)	353	(571)
Other assets	7,123	4,829	(966)
Accounts payable	(1,150)	837	(266)
Accrued interest	(4,941)	(584)	(8,921)
Accrued compensation and related benefits	473	(148)	(5,439)
Income taxes payable	138	1,503	(4,433)
Other liabilities	3,397	(2,743)	4,899
Net cash flows (used in) provided by operating activities from discontinued operations	(90)	690	5,678

Net cash flows provided by operating activities	17,836	45,443	13,832

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,322)	(4,528)	(12,541)
Cash paid for acquisitions	—	—	(70,455)
Deposits for station equipment and purchases of other assets	—	—	(215)
Proceeds from sale of assets	—	—	150,224
Purchase of intangible assets	(342)	(343)	(816)
Net cash flows used in investing activities from discontinued operations	—	—	(166)

Net cash flows (used in) provided by investing activities	(4,664)	(4,871)	66,031

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	342,000	116,500	227,000
Proceeds from issuance of senior subordinated notes	286,794	—	—
Repayment of senior subordinated notes	(290,800)	(1,220)	(120,787)
Payment of dividend to noncontrolling interest shareholders of Reach Media	(2,844)	—	(6,364)
Repayment of credit facility	(339,343)	(136,670)	(170,299)
Repayment of other debt	—	(153)	(1,004)

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)

Repayment of stock subscriptions receivable	—	—	1,737
Debt refinancing and modification costs	(19,750)	(1,658)	—
Repurchase of common stock	—	(19,697)	(12,104)

Net cash flows used in financing activities	(23,943)	(42,898)	(81,821)

DECREASE IN CASH AND CASH EQUIVALENTS	(10,771)	(2,326)	(1,958)
CASH AND CASH EQUIVALENTS, beginning of year	19,963	22,289	24,247

CASH AND CASH EQUIVALENTS, end of year	$9,192	$19,963	$22,289

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$48,805	$36,568	$68,611

Income taxes	$2,560	$3,639	$7,907

The accompanying notes are an integral part of these consolidated financial statements.

RADIO ONE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)	Organization

Radio One, Inc. (a Delaware corporation referred to as “Radio One”) and its subsidiaries (collectively, the “Company”) is an urban-oriented, multi-media company that primarily targets African-American consumers. Our core business is our radio broadcasting franchise that is the largest radio broadcasting operation that primarily targets African-American and urban listeners. We currently own 53 broadcast stations located in 16 urban markets in the United States. While our primary source of revenue is the sale of local and national advertising for broadcast on our radio stations, our operating strategy is to operate the premier multi-media entertainment and information content provider targeting African-American consumers. Thus, we have diversified our revenue streams by making acquisitions and investments in other complementary media properties. Our other media interests include our approximately 37% ownership interest (as of December 31, 2010) in TV One, LLC (“TV One”), an African-American targeted cable television network that we invested in with an affiliate of Comcast Corporation and other investors; our 53.5% ownership interest in Reach Media, Inc. (“Reach Media”), which operates the Tom Joyner Morning Show; our ownership of Interactive One, LLC (“Interactive One”), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily and HelloBeautiful; and our ownership of Community Connect, LLC (formerly Community Connect Inc.) (“CCI”), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente and Asian Avenue. CCI is included within the operations of Interactive One. Through our national multi-media presence, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audience.

In December 2009, the Company ceased publication of our urban-themed lifestyle periodical Giant Magazine. The remaining assets and liabilities of this publication have been classified as discontinued operations as of December 31, 2010 and 2009, and the publication’s results of operations for the years ended December 31, 2010, 2009 and 2008, have been classified as discontinued operations in the accompanying consolidated financial statements.

During the period December 2006 to May 2008, we completed the sale of 20 non-core radio stations for approximately $287.9 million. While we maintained our core radio franchise, these dispositions have allowed the Company to more strategically allocate its resources consistent with its long-term multi-media operating strategy.

As part of our consolidated financial statements, consistent with our financial reporting structure and how the Company currently manages its businesses, we have provided selected financial information on the Company’s two reportable segments: (i) Radio Broadcasting and (ii) Internet. (See Note 17 — Segment Information.)

(b)	Basis of Presentation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and require management to make certain estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements. The Company bases these estimates on historical experience, current economic environment or various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with the continuing economic downturn and disruption in financial markets increase the possibility that actual results may differ from these estimates.

(c)	Principles of Consolidation

The consolidated financial statements include the accounts of Radio One and subsidiaries in which Radio One has a controlling interest. In February 2005, the Company acquired a controlling interest in Reach Media and began consolidating Reach Media for financial reporting purposes. All significant intercompany accounts and transactions have been eliminated in consolidation. Noncontrolling interests have been recognized where a controlling interest exists, but the Company owns less than 100% of the controlled entity. The equity method of accounting is used for investments in affiliates over which Radio One has significant influence (ownership between 20% and 50%), but does not control the affiliate. Investments in affiliates in which Radio One cannot exercise significant influence (ownership interest less than 20%) are accounted for using the cost method.

The Company accounts for its investment in TV One under the equity method of accounting in accordance with Accounting Standards Codification (“ASC”) 323, “Investments — Equity Method and Joint Ventures.” The Company has recorded its investment at cost and has adjusted the carrying amount of the investment to recognize the change in Radio One’s claim on the net assets of TV One resulting from income or losses of TV One, as well as other capital transactions of TV One using a hypothetical liquidation at book value approach. The Company will review the realizability of the investment if conditions are present or events occur to suggest that an impairment of the investment may exist. (See Note 6 — Investment in Affiliated Company.)

(d)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash, repurchase agreements and money market funds at various commercial banks. All cash equivalents have original maturities of 90 days or less. For cash and cash equivalents, cost approximates fair value.

(e)	Trade Accounts Receivable

Trade accounts receivable is recorded at the invoiced amount. The allowance for doubtful accounts is the Company’s estimate of the amount of probable losses in the Company’s existing accounts receivable. The Company determines the allowance based on the aging of the receivables, the impact of economic conditions on the advertisers’ ability to pay and other factors. Inactive delinquent accounts that are past due beyond a certain amount of days are written off and often pursued by other collection efforts. Bankruptcy accounts are immediately written off upon receipt of the bankruptcy notice from the courts. In bankruptcy instances, we file a proof of claim with the courts in order to receive any later distribution of funds that may be forthcoming.

(f)	Goodwill and Radio Broadcasting Licenses

In connection with past acquisitions, a significant amount of the purchase price was allocated to radio broadcasting licenses, goodwill and other intangible assets. Goodwill consists of the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired. In accordance with ASC 350, “Intangibles — Goodwill and Other,” goodwill and radio broadcasting licenses are not amortized, but are tested annually for impairment at the reporting unit level and unit of accounting level, respectively. We test for impairment annually, on October 1 of each year, or more frequently when events or changes in circumstances or other conditions suggest impairment may have occurred. Impairment exists when the asset carrying values exceed their respective fair values, and the excess is then recorded to operations as an impairment charge. With the assistance of a third-party valuation firm, we test for license impairment at the unit of accounting level using the income approach, which involves, but is not limited to, judgmental estimates and assumptions about projected revenue growth, future operating margins, discount rates and terminal values. In testing for goodwill impairment, we follow a two-step approach, also relying primarily on the income approach that first estimates the fair value of the reporting unit. If the carrying value of the reporting unit exceeds its fair value, we then determine the implied goodwill after allocating the reporting unit’s fair value of assets and liabilities in accordance with ASC 805-10, “Business Combinations.” Any excess of carrying value of the reporting unit’s goodwill balance over its respective implied goodwill is written off as a charge to operations. We then perform a market-based reasonableness test by comparing the average implied multiple arrived at based on our cash flow projections and estimated fair values to multiples for actual recently completed sale transactions and by comparing our estimated fair values to the market capitalization of the Company.

For the three years ended December 31, 2010, 2009 and 2008, the Company recorded broadcasting license and goodwill impairment charges of approximately $36.1 million, $65.6 million, $420.2 million, respectively. See Note 5 — Goodwill, Radio Broadcasting Licenses and Other Intangible Assets for a further discussion of impairment considerations for the financial statement periods presented.

(g)	Impairment of Long-Lived Assets, Excluding Goodwill and Radio Broadcasting Licenses

The Company accounts for the impairment of long-lived intangible assets, excluding goodwill and radio broadcasting licenses, in accordance with ASC 360, “Property, Plant and Equipment.” Long-lived intangible assets, excluding goodwill and radio broadcasting licenses, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration in operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Assets are grouped at the lowest levels for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Fair value is generally determined by estimates of discounted future cash flows. The discount rate used in any estimate of discounted cash flows would be the rate of return for a similar investment of like risk. During 2010, impairment indicators existed for Reach and Philadelphia, and as a result, we performed impairment testing for asset groups within these reporting units. The Company reviewed other intangibles during 2010 and concluded that no impairment to the carrying value of the other intangibles was appropriate. For the years ended December 31, 2009 and 2008, $297,000 and approximately $3.2 million were recorded, respectively, for impairment of intangible assets other than goodwill and FCC licenses.

(h)	Financial Instruments

Financial instruments as of December 31, 2010 and 2009 consisted of cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses, note payable, long-term debt and redeemable noncontrolling interests. The carrying amounts approximated fair value for each of these financial instruments as of December 31, 2010 and 2009, except for the Company’s outstanding senior subordinated notes. The 8 7/8% Senior Subordinated Notes due July 2011 had a carrying value of $101.5 million and a fair value of approximately $78.2 million as of December 31, 2009. The 6 3/8% Senior Subordinated Notes due February 2013 had a carrying value of $747,000 and a fair value of approximately $672,000 as of December 31, 2010 and a carrying value of $200.0 million and a fair value of approximately $142.0 million as of December 31, 2009. The 12 1/2%/15% Senior Subordinated Notes due May 2016 had a carrying value of $286.8 million and a fair value of approximately $278.2 million as of December 31, 2010. The fair values were determined based on the trading values of these instruments as of the reporting date.

(i)	Derivative Financial Instruments

The Company recognizes all derivatives at fair value in the balance sheet as either an asset or liability. The accounting for changes in the fair value of a derivative, including certain derivative instruments embedded in other contracts, depends on the intended use of the derivative and the resulting designation. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item are recognized in the statement of operations. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the statement of operations when the hedged item affects net income. If a derivative does not qualify as a hedge, it is marked to fair value through the statement of operations. (See Note 8 — Derivative Instruments and Hedging Activities.)

(j)	Revenue Recognition

The Company recognizes revenue for broadcast advertising when a commercial is broadcast and is reported, net of agency and outside sales representative commissions, in accordance with ASC 605, “Revenue Recognition.” Agency and outside sales representative commissions are calculated based on a stated percentage applied to gross billing. Generally, clients remit the gross billing amount to the agency or outside sales representative, and the agency or outside sales representative remits the gross billing, less their commission, to the Company. Agency and outside sales representative commissions were approximately $32.0 million, $28.4 million and $34.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Interactive One currently generates the majority of the Company’s internet revenue, and derives such revenue principally from advertising services, including advertising aimed at diversity recruiting. Advertising services include the sale of banner and sponsorship advertisements. Advertising revenue is recognized either as impressions (the number of times advertisements appear in viewed pages) are delivered, when “click through” purchases or leads are reported, or ratably over the contract period, where applicable. Interactive One has a diversity recruiting relationship with Monster, Inc. (“Monster”). Monster posts job listings and advertising on Interactive One’s websites and Interactive One earns revenue for displaying the images on its websites.

(k)	Barter Transactions

The Company provides broadcast advertising time in exchange for programming content and certain services and accounts for these exchanges in accordance with ASC 605, “Revenue Recognition.” The terms of these exchanges generally permit the Company to preempt such broadcast time in favor of advertisers who purchase time in exchange for cash. The Company includes the value of such exchanges in both broadcasting net revenue and station operating expenses. The valuation of barter time is based upon the fair value of the network advertising time provided for the programming content and services received. For the years ended December 31, 2010, 2009 and 2008, barter transaction revenues were approximately $3.2 million, $3.2 million and $2.6 million, respectively. Additionally, barter transaction costs were reflected in programming and technical expenses and selling, general and administrative expenses of approximately $2.9 million, $3.0 million and $2.5 million, and $244,000, $166,000 and $166,000, for the years ended December 31, 2010, 2009 and 2008, respectively.

(l)	Network Affiliation Agreements

The Company has network affiliation agreements classified as Other Intangible Assets. These agreements are amortized over their useful lives. Losses on contract terminations are determined based on the specifics of each contract in accordance with ASC 920-350, “Entertainment Broadcasters.” (See Note 5 — Goodwill, Radio Broadcasting Licenses and Other Intangible Assets.)

(m)	Advertising and Promotions

The Company expenses advertising and promotional costs as incurred. Total advertising and promotional expenses, including expenses related to discontinued operations, were approximately $5.2 million, $4.9 million and $6.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. Total advertising and promotional expenses for continuing operations, for the years ended December 31, 2010, 2009 and 2008, were approximately $5.2 million, $4.8 million and $6.2 million, respectively.

(n)	Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes.” Under ASC 740, deferred tax assets or liabilities are computed based upon the difference between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. The Company has provided a valuation allowance on its net deferred tax assets where it is more likely than not such assets will not be realized. The Company maintains certain deferred tax liabilities that cannot be used to offset deferred tax assets and, therefore, does not consider these attributes in evaluating the realizability of its deferred tax assets. This has occurred for all entities except for Reach Media. Deferred income tax expense or benefits are based upon the changes in the asset or liability from period to period.

(o)	Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation.” Under the provisions of ASC 718, stock-based compensation cost is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes (“BSM”) valuation option-pricing model and is recognized as expense ratably over the requisite service period. The BSM incorporates various highly subjective assumptions including expected stock price volatility, for which historical data is heavily relied upon, expected life of options granted, forfeiture rates and interest rates. (See Note 11 — Stockholders’ Equity.)

(p)	Comprehensive Loss

The Company’s comprehensive loss consists of net loss and other items recorded directly to the equity accounts. The objective is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events during the period, other than transactions with owners. The Company’s comprehensive loss consists of gains and losses on derivative instruments that qualify for cash flow hedge treatment.

The following table sets forth the components of comprehensive loss:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)

Consolidated net loss	$(26,625)	$(48,558)	$(298,947)
Other comprehensive income (loss) (net of tax of $0 for all periods):
Derivative and hedging activities	662	895	(3,625)

Comprehensive loss	(25,963)	(47,663)	(302,572)
Comprehensive income attributable to noncontrolling interests	2,008	4,329	3,997

Comprehensive loss attributable to Radio One, Inc.	$(27,971)	$(51,992)	$(306,569)

(q)	Segment Reporting and Major Customers

In accordance with ASC 280, “Segment Reporting,” and given its diversification strategy, the Company has determined it has two reportable segments: (i) Radio Broadcasting; and (ii) Internet. These two segments operate in the United States and are consistently aligned with the Company’s management of its businesses and its financial reporting structure.

The Radio Broadcasting segment consists of all broadcast and Reach Media results of operations. The Internet segment includes the results of our online business. Intercompany revenue earned and expenses charged between segments are recorded at fair value and eliminated in consolidation.

We derived a significant portion of our net revenue during 2009 and in prior years from a single customer, Radio Networks, a media representation firm which is owned by Citadel. During those years, Reach Media derived a substantial majority of its net revenue from a sales representation agreement (the “Sales Representation Agreement”) with Radio Networks. The Sales Representation Agreement called for Radio Networks to act as Reach Media’s sales representative primarily for advertising airing on 106 affiliate radio stations broadcasting the Tom Joyner Morning Show, and to also serve as its sales representative for internet and events sales. The Sales Representation Agreement provided for Radio Networks to retain a portion of Reach Media’s advertising revenues only after satisfying certain revenue guarantee obligations to Reach Media. Further, but to a lesser extent, in accordance with ASC 605, “Revenue Recognition,” revenue for Company owned radio stations is also generated from Radio Networks for barter agreements whereby the Company provides advertising time in exchange for programming content (the “RN Barter Revenue”). As a result of our 53.5% ownership of Reach Media, we consolidate net revenue derived by Reach Media from the Sales Representation Agreement into our financial statements. For the years ended December 31, 2009 and 2008, net revenue attributable to the Sales Representation Agreement and the RN Barter Revenue accounted for 11.9% and 10.6%, respectively, of our total consolidated net revenues. No single customer accounted for over 10% of our consolidated net revenues during the year ended December 31, 2010.

A new Sales Representation Agreement was executed in November 2009 to replace the old agreement, whereby, effective January 1, 2010, Citadel will only sell advertising inventory outside the Tom Joyner Morning Show. As an inducement for Reach Media to enter into the new Sales Representation Agreement, Citadel returned its noncontrolling ownership interest in Reach Media back to Reach Media. This ownership interest was part of the original agreement signed in 2003. As a result of classifying these shares as treasury stock, this transaction effectively increased Radio One’s common stock interest in Reach Media to 53.5%. In exchange for the returned ownership interest, Reach Media issued a $1.0 million promissory note payable to Radio Networks due in December 2011.

(r)	Net Loss Per Share

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method.

The Company’s potentially dilutive securities include stock options and unvested restricted stock. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a net loss, as the inclusion of the potentially dilutive common shares would have an anti-dilutive effect.

(s)	Discontinued Operations

For those businesses where management has committed to a plan to divest or discontinue operations, each business is valued at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value, a loss is recognized. The fair values are estimated using accepted valuation techniques such as a discounted cash flow model, valuations performed by third parties, earnings multiples, or indicative bids, when available. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of markets and market share, revenues, costs and expenses, and multiple other factors. Management considers historical experience and all available information at the time the estimates are made. However, the fair values that are ultimately realized upon the sale of the businesses to be divested may differ from the estimated fair values reflected in the consolidated financial statements.

Businesses to be divested or operationally cease are classified in the consolidated financial statements as discontinued operations. For businesses classified as discontinued operations, the balance sheet amounts and statement of operations results are reclassified from their historical presentation to assets and liabilities of discontinued operations on the consolidated balance sheet and to discontinued operations in the consolidated statement of operations for all periods presented. The gains or losses associated with these divested or ceased businesses are recorded in income or loss from discontinued operations on the consolidated statement of operations. The consolidated statement of cash flows is also reclassified for discontinued operations for all periods presented. For businesses reclassified as discontinued, other than the collection of outstanding accounts receivable, management does not expect any continuing involvement with these businesses.

(t)	Fair Value Measurements

We report our financial and non-financial assets and liabilities measured at fair value on a recurring basis under the provisions of ASC 820, “Fair Value Measurements and Disclosures.” ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Effective January 1, 2009, we adopted the provisions of ASC 820 for all non-financial instruments accounted for at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on our financial condition or results of operations.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1:  Inputs are unadjusted quoted prices in active markets for identical assets and liabilities that can be accessed at the measurement date.

Level 2:  Observable inputs other than those included in Level 1 (i.e., quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets).

Level 3:  Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

As of December 31, 2010 and 2009, the fair values of our financial liabilities measured at fair value on a recurring basis are categorized as follows:

	Total	Level 1	Level 2	Level 3
	(In thousands)

As of December 31, 2010
Liabilities subject to fair value measurement:
Interest rate swaps(a)	$1,426	$—	$1,426	$—
Employment agreement award(b)	6,824	—	—	6,824

Total	$8,250	$—	$1,426	$6,824

Mezzanine equity subject to fair value measurement:
Redeemable noncontrolling interests(c)	$30,635	$—	$—	$30,635

As of December 31, 2009
Liabilities subject to fair value measurement:
Interest rate swaps(a)	$2,086	$—	$2,086	$—
Employment agreement award(b)	4,657	—	—	4,657

Total	$6,743	$—	$2,086	$4,657

Mezzanine equity subject to fair value measurement:
Redeemable noncontrolling interests(c)	$52,225	$—	$—	$52,225

(a)	Based on London Interbank Offered Rate (“LIBOR”).

(b)	Pursuant to an employment agreement (the “Employment Agreement”) executed in April 2008, the Chief Executive Officer (“CEO”) is eligible to receive an award amount equal to 8% of any proceeds from distributions or other liquidity events in excess of the return of the Company’s aggregate investment in TV One. The Company reviews the factors underlying this award at the end of each quarter including the valuation of TV One and an assessment of the probability that the employment agreement will be renewed and contain this provision. The Company’s obligation to pay the award will be triggered only after the Company’s recovery of the aggregate amount of its capital contribution in TV One and only upon actual receipt of distributions of cash or marketable securities or proceeds from a liquidity event with respect to the Company’s membership interest in TV One. The CEO was fully vested in the award upon execution of the Employment Agreement, and the award lapses upon expiration of the Employment Agreement in April 2011, or earlier if the CEO voluntarily leaves the Company or is terminated for cause. In calculating the fair valuation of the award, the Company utilized the value assessed for TV One in connection with the buyout of financial investors. (See Note 8 — Derivative Instruments and Hedging Activities and Note 19 — Subsequent Events. The Company is currently in negotiations with the Company’s CEO to renew the Employment Agreement that expired in April 2011.

(c)	Redeemable noncontrolling interest in Reach Media is measured at fair value using a discounted cash flow methodology. A third-party valuation firm assisted the Company in calculating the fair value. Significant inputs to the discounted cash flow analysis include forecasted operating results, discount rate and a terminal value.

The following table presents the changes in Level 3 liabilities measured at fair value on a recurring basis for the years ended December 31, 2009 and 2010:

		Redeemable
	Employment	Noncontrolling
	Agreement Award	Interests
	(In thousands)

Balance at December 31, 2008	$4,326	$43,423
Losses included in earnings (unrealized)	331	—
Net income attributable to noncontrolling interests	—	4,329
Stock repurchase from noncontrolling shareholder	—	(322)
Change in fair value	—	4,795

Balance at December 31, 2009	$4,657	$52,225
Losses included in earnings (unrealized)	2,167	—
Net income attributable to noncontrolling interests	—	2,008
Dividends paid to noncontrolling interests		(2,844)
Change in fair value	—	(20,754)

Balance at December 31, 2010	$6,824	$30,635

The amount of total losses for the period included in earnings attributable to the change in unrealized losses relating to assets and liabilities still held at the reporting date	$(2,167)	$—

Losses included in earnings were recorded in the consolidated statement of operations as corporate selling, general and administrative expenses for the year ended December 31, 2010.

Certain assets and liabilities are measured at fair value on a non-recurring basis using level 3 inputs as defined in ASC 820. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. Included in this category are goodwill, radio broadcasting licenses and other intangible assets, net, that are written down to fair value when they are determined to be impaired.

As of December 31, 2010, the total recorded carrying values of goodwill and radio broadcasting licenses were approximately $121.4 million and $678.7 million, respectively. Pursuant to ASC 350, “Intangibles — Goodwill and Other,” and in connection with its annual impairment testing performed in October 2010, the Company determined the carrying value for radio broadcasting licenses in one market was impaired, and recorded an impairment charge of approximately $19.9 million for the quarter ended December 31, 2010, thus reducing the total license carrying values to approximately $678.7 million as of December 31, 2010. In addition during the fourth quarter of 2010, the Company determined the carrying value for goodwill in Reach Media was impaired and recorded an impairment charge of approximately $16.1 million for the quarter ended December 31, 2010, thus reducing the total carrying value of goodwill to approximately $121.4 million as of

December 31, 2010. A description of the Level 3 inputs and the information used to develop the inputs is discussed in Note 5 — Goodwill, Radio Broadcasting Licenses and Other Intangible Assets.

(u)	Software and Web Development Costs

The Company capitalizes direct internal and external costs incurred to develop internal-use computer software during the application development stage pursuant to ASC 350-40, “Intangibles — Goodwill and Other.” Internal-use software is amortized under the straight-line method using an estimated life of three years. All web development costs incurred in connection with operating our websites are accounted for under the provisions of ASC 350-40, unless a plan exists or is being developed to market the software externally. The Company has no plans to market software externally.

(v)	Redeemable noncontrolling interests

Noncontrolling interests in subsidiaries that are redeemable outside of the Company’s control for cash or other assets are classified as mezzanine equity and measured at the greater of estimated redemption value at the end of each reporting period or the historical cost basis of the noncontrolling interests adjusted for cumulative earnings allocations. The resulting increases or decreases in the estimated redemption amount are affected by corresponding charges against retained earnings, or in the absence of retained earnings, additional paid-in-capital.

(w)	Impact of Recently Issued Accounting Pronouncements

In June 2009, the FASB issued ASC 105, “Generally Accepted Accounting Principles,” which establishes the ASC as the source of authoritative non-SEC U.S. generally accepted accounting principles (“GAAP”) for non-governmental entities. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASC 105 did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued ASC 855, “Subsequent Events,” which addresses accounting and disclosure requirements related to subsequent events. It requires management to evaluate subsequent events through the date the financial statements are either issued or available to be issued. In February 2010, the FASB issued ASU 2010-09, which amends ASC 855 to remove all requirements for SEC filers to disclose the date through which subsequent events are considered. The amendment became effective upon issuance. The Company has provided the required disclosures regarding subsequent events in Note 19 — Subsequent Events.

The provisions under ASC 825, “Financial Instruments,” requiring disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies, as well as in annual financial statements became effective for the Company during the quarter ended June 30, 2009. The additional disclosures required under ASC 825 are included in Note 1 — Organization and Summary of Significant Accounting Policies.

Effective January 1, 2009, the provisions under ASC 350, “Intangibles — Goodwill and Other,” related to the determination of the useful life of intangible assets and requiring additional disclosures related to renewing or extending the terms of recognized intangible assets, became effective for the Company. The adoption of these provisions did not have a material effect on the Company’s consolidated financial statements.

Effective January 1, 2009, the Company adopted an accounting standard update from the Emerging Issues Task Force (“EITF”) consensus regarding the accounting for contingent consideration agreements of an equity method investment and the requirement for the investor to recognize its share of any impairment charges recorded by the investee. This update to ASC 323, “Investments — Equity Method and Joint Ventures,” requires the investor to record share issuances by the investee as if it has sold a portion of its investment with any resulting gain or loss being reflected in earnings. The adoption of this update did not have any impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued an update to ASC 815, “Derivatives and Hedging,” related to disclosures about derivative instruments and hedging activities. It requires disclosure of the fair value of derivative instruments and their gains and losses in a tabular format. It also provides for more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk related. Finally, it requires cross referencing within footnotes to enable financial statement users to locate important information about derivative instruments. Effective January 1, 2009, the Company adopted the updated provisions of ASC 815. The Company’s adoption of the updates had no impact on its financial condition or results of operations. (See Note 8  — Derivative Instruments and Hedging Activities.)

In February 2008, the FASB delayed the effective date for applying the fair value provisions of ASC 820, “Fair Value Measurements and Disclosures,” to non-financial assets and non-financial liabilities, except those that are recognized or disclosed on a recurring basis, to fiscal years beginning after November 15, 2008. Effective January 1, 2009, we adopted the provisions of ASC 820 for all non-financial instruments accounted for at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on our financial condition or results of operations.

In December 2007, the FASB issued ASC 805-10, “Business Combinations,” which requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at fair value. ASC 805-10 also requires transaction costs related to the business combination to be expensed as incurred. In April 2009, the FASB issued ASC 805-20, “Business Combinations,” which amends and clarifies ASC 805-10 to address application issues associated with initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. ASC 805-10 and ASC 805-20 are effective for business combinations for which the acquisition date is on or after the January 1, 2009. Effective January 1, 2009, the Company adopted ASC 805-10 and ASC 805-20, which has had no effect on the Company’s consolidated financial statements. The Company expects ASC 805-10 and ASC 805-20 to have an impact on its accounting for future business combinations, but the effect is dependent upon the acquisitions that are made in the future.

In December 2007, the FASB issued updated guidance on ASC 810, “Consolidation,” which changed the accounting and reporting requirements for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interests in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The requirements became effective for the Company on January 1, 2009 and changed the accounting and reporting for minority interests, which is now characterized as noncontrolling interests. The updated guidance required retroactive adoption of the presentation and disclosure requirements for existing minority interests, with all other requirements applied prospectively.

In February 2007, the FASB issued provisions under ASC 825, “Financial Instruments,” which permit companies to choose to measure certain financial instruments and other items at fair value that are not currently required to be measured at fair value. Effective January 1, 2008, the Company adopted the provisions under ASC 825, which provides entities the option to measure many financial instruments and certain other items at fair value. Entities that choose the fair value option will recognize unrealized gains and losses on items for which the fair value option was elected in earnings at each subsequent reporting date. The Company has chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with generally accepted accounting principles.

(x)	Liquidity and Uncertainties Related to Going Concern

The Company continually projects its anticipated cash needs, which include, but are not limited to, its operating needs, capital requirements, the TV One funding commitment and principal and interest payments on its indebtedness. Management’s most recent revenue, operating income and cash flow projections considered the recent gradual improvement in both the economy and advertising environment, and the projections compare more favorably to prior periods during which the economic downturn persisted. As of the filing of this Form 10-K, management believes the Company can meet its liquidity needs through at least December 31, 2011 with cash and cash equivalents on hand, projected cash flows from operations and, to the extent necessary, through additional borrowing available under the amended senior secured credit facility.

Based on these projections, management also believes it is probable that the Company will be in compliance with its debt covenants through at least December 31, 2011.

Management’s projections are highly dependent on the continuation of the recently improving economic and advertising environments, and any adverse fluctuations, or other unforeseen circumstances, may negatively impact the Company’s operations beyond those assumed. Management considered the risks that the current economic conditions may have on its liquidity projections, as well as the Company’s ability to meet its debt covenant requirements. If economic conditions deteriorate unexpectedly or do not continue to rebound, or if other adverse factors outside the Company’s control arise, our operations could be negatively impacted, which could reduce, negate or even prevent the Company from maintaining compliance with its debt covenants. If it appears that we could not meet our liquidity needs or that noncompliance with debt covenants is likely to result, the Company would implement several remedial measures, which could include further operating cost and capital expenditure reductions and deferrals, seeking its share of distributions from TV One.

During the fourth quarter 2010, the Company completed the Amended Exchange Offer relating to all its Senior Subordinated Notes due 2011 and 2013. In addition, the amendment to our senior secured credit facility became effective which cured all prior defaults that were triggered in each of the second and third quarters under the terms of our credit facility.

Our senior credit facility matures on June 30, 2012. Under United States Generally Accepted Accounting Principles (“U.S. GAAP”), debt coming due within one year must be classified as a current liability. Therefore, unless we have refinanced our senior credit facility prior to July 1, 2011, we will be required to reclassify the senior credit facility as current indebtedness under U.S. GAAP beginning on June 30, 2011. We are currently evaluating a number of alternatives with respect to the upcoming maturity of the senior credit facility and recently announced a possible refinancing transaction on March 7, 2011. Our ability to consummate any such alternatives will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors, some of which may be beyond our control. Accordingly, there is no assurance that the Company will successfully enter into any definitive agreements for such alternatives.

2.	ACQUISITIONS:

In June 2008, the Company purchased the assets of WPRS-FM, a radio station located in the Washington, DC metropolitan area, for $38.0 million in cash. Since April 2007 and until closing the station had been operated under a local marketing agreement (“LMA”), and the results of its operations had been included in the Company’s consolidated financial statements since the inception of the LMA. The station was consolidated with the Company’s existing Washington, DC operations in April 2007. The Company’s final purchase price allocation consisted of approximately $33.9 million to radio broadcasting license, approximately $1.3 million to definitive-lived intangibles (acquired favorable income leases), $965,000 to goodwill and approximately $1.8 million to fixed assets on the Company’s consolidated balance sheet as of December 31, 2008.

In April 2008, the Company acquired CCI for $38.0 million in cash. CCI is an online social networking company operating branded websites including BlackPlanet, MiGente, and AsianAvenue. The Company’s purchase price allocation consisted of approximately $10.2 million to current assets, $4.6 million to fixed assets, $20.4 million to goodwill, $9.9 million to definitive-lived intangibles (brand names, advertiser relationships and lists, favorable subleases, trademarks, trade names, etc.), and $5.0 million to current liabilities on the Company’s consolidated balance sheet as of December 31, 2008.

In July 2007, the Company purchased the assets of WDBZ-AM, a radio station located in the Cincinnati metropolitan area, for approximately $2.6 million financed by the seller. Since August 2001 and up until closing the station had been operated under a LMA, and the results of its operations had been included in the Company’s consolidated financial statements since the LMA. The station was consolidated with the Company’s existing Cincinnati operations in 2001. In accordance with ASC 350, “Intangibles -Goodwill and Other,” for the years ended 2010, 2009 and 2008, we recorded an impairment charge for radio broadcasting licenses and goodwill, and intellectual property for all stations in the Cincinnati market by approximately $0, $3.3 million and $27.9 million, respectively. (See Note 5 — Goodwill, Radio Broadcasting Licenses and Other Intangible Assets and Note 12 — Related Party Transactions.)

3.	DISPOSITION OF ASSETS AND DISCONTINUED OPERATIONS:

In December 2009, the Company ceased publication of Giant Magazine. The remaining assets and liabilities of this publication have been classified as discontinued operations as of December 31, 2010 and 2009, and the publication’s results of operations for the years ended December 31, 2010, 2009 and 2008, have been classified as discontinued operations in the accompanying consolidated financial statements.

Between December 2006 and May 2008, the Company sold the assets of 20 radio stations in seven markets for approximately $287.9 million in cash. The remaining assets and liabilities of these stations have been classified as discontinued operations as of December 31, 2010 and 2009, and the stations’ results of operations for the years ended December 31, 2010, 2009 and 2008, have been classified as discontinued operations in the accompanying consolidated financial statements. For the period beginning December 1, 2006 and ending December 31, 2008, the Company used approximately $262.0 million of the proceeds from these asset sales to pay down debt.

Los Angeles Station:  In May 2008, the Company sold the assets of its radio station KRBV-FM, located in the Los Angeles metropolitan area, to Bonneville International Corporation (“Bonneville”) for approximately $137.5 million in cash. Bonneville began operating the station under an LMA on April 8, 2008.

Miami Station:  In April 2008, the Company sold the assets of its radio station WMCU-AM, located in the Miami metropolitan area, to Salem Communications Holding Corporation (“Salem”) for approximately $12.3 million in cash. Salem began operating the station under an LMA effective October 18, 2007.

Augusta Stations:  In December 2007, the Company sold the assets of its five radio stations in the Augusta metropolitan area to Perry Broadcasting Company for approximately $3.1 million in cash.

Louisville Station:  In November 2007, the Company sold the assets of its radio station WLRX-FM in the Louisville metropolitan area to WAY FM Media Group, Inc. for approximately $1.0 million in cash.

Dayton and Louisville Stations:  In September 2007, the Company sold the assets of its five radio stations in the Dayton metropolitan area and five of its six radio stations in the Louisville metropolitan area to Main Line Broadcasting, LLC for approximately $76.0 million in cash.

Minneapolis Station:  In August 2007, the Company sold the assets of its radio station KTTB-FM in the Minneapolis metropolitan area to Northern Lights Broadcasting, LLC for approximately $28.0 million in cash.

Boston Station:  In December 2006, the Company sold the assets of its radio station WILD-FM in the Boston metropolitan area to Entercom Boston, LLC (“Entercom”) for approximately $30.0 million in cash. Entercom began operating the station under an LMA effective August 18, 2006.

The following table summarizes the operating results for Giant Magazine and all of the stations sold and classified as discontinued operations for all periods presented:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)

Net revenue	$—	$1,766	$5,336
Operating expenses	192	3,306	8,999
Depreciation and amortization	—	87	183
Impairment of intangible assets	—	—	5,077
Other income	—	—	145
Loss on investment	—	448	49
(Loss) Gain on sale of assets	(12)	260	1,497

Loss before income taxes	(204)	(1,815)	(7,330)
Provision for income taxes	—	—	84

Loss from discontinued operations, net of tax	$(204)	$(1,815)	$(7,414)

The assets and liabilities of Giant Magazine and the stations sold are classified as discontinued operations in the accompanying consolidated balance sheets consisted of the following:

	As of December 31,
	2010	2009
	(In thousands)

Currents assets:
Accounts receivable, net of allowance for doubtful accounts	$67	$424

Total current assets	67	424
Property and equipment, net	3	14
Intangible assets, net	—	60

Total assets	$70	$498

Current liabilities:
Accounts payable	$—	$91
Accrued compensation and related benefits	—	70
Other current liabilities	12	2,788

Total current liabilities	12	2,949

Total liabilities	$12	$2,949

4.	PROPERTY AND EQUIPMENT:

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the related estimated useful lives. Property and equipment consists of the following:

	As of December 31,		Estimated
	2010	2009	Useful Lives
	(In thousands)

Land and improvements	$3,765	$3,765	—
Buildings and improvements	1,566	1,535	31 years
Transmitters and towers	35,491	34,724	7-15 years
Equipment	44,044	45,628	3-7 years
Furniture and fixtures	7,023	7,383	7 years
Software and web development	12,216	11,597	3 years
Leasehold improvements	18,706	18,712	Lease Term
Construction-in-progress	307	1,398	—

	123,118	124,742
Less: Accumulated depreciation and amortization	(89,658)	(84,157)

Property and equipment, net	$33,460	$40,585

Depreciation and amortization expense for the years ended December 31, 2010, 2009 and 2008 was approximately $17.4 million, $21.0 million and $19.0 million, respectively.

Repairs and maintenance costs are expensed as incurred.

5.	GOODWILL, RADIO BROADCASTING LICENSES AND OTHER INTANGIBLE ASSETS:

Impairment Testing

In the past, we have made acquisitions whereby a significant amount of the purchase price was allocated to radio broadcasting licenses, goodwill and other intangible assets. In accordance with ASC 350, “Intangibles — Goodwill and Other,” we do not amortize our radio broadcasting licenses and goodwill. Instead, we perform a test for impairment annually or on an interim basis when events or changes in circumstances or other conditions suggest impairment may have occurred. Other intangible assets continue to be amortized on a straight-line basis over their useful lives. We perform our annual impairment test as of October 1 of each year. For the years ended December 31, 2010, 2009 and 2008, we recorded impairment charges against radio broadcasting licenses and goodwill of approximately $36.1 million, $65.6 million and $420.2 million, respectively.

2010 Interim Impairment Testing

Given the considerable reductions to our internal projections used in our 2009 annual impairment testing, there were no impairment indicators noted for the broadcasting licenses, other intangible assets and radio market goodwill (excluding Reach Media) and Interactive One goodwill during the year ended December 31, 2010 prior to our annual impairment assessment. Given the December 31, 2009 expiration of the Sales Representation Agreement with Citadel, net revenues continued to decline during 2010 and we deemed that this decline warranted interim impairment testing. We performed such testing as of February, May and August 2010 for Reach Media. There were no impairment charges recorded as part of our interim impairment testing.

2010 Annual Impairment Testing

We completed our annual impairment assessment as of October 1, 2010. As a result of our testing, we recorded impairment charges of approximately $19.9 million against radio broadcasting licenses in one of our radio markets. Our October 1, 2010 annual impairment testing indicated the carrying values for Interactive One were not impaired.

2010 Year End Impairment Testing

We completed an impairment assessment as of December 31, 2010 for Reach Media due to declining revenue and cash flow projections as well as actual results which did not meet budget. As a result of our testing, we recorded an impairment charge of $16.1 million against Reach Media goodwill.

Valuation of Broadcasting Licenses

We utilize the services of a third-party valuation firm to provide independent analysis when evaluating the fair value of our radio broadcasting licenses. Fair value is estimated to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Effective January 1, 2002, we began using the income approach to test for impairment of radio broadcasting licenses. A projection period of 10 years is used, as we believe that is the time horizon in which operators and investors generally expect to recover their investments. When evaluating our radio broadcasting licenses for impairment, the testing is done at the unit of accounting level as determined by ASC 350, “Intangibles — Goodwill and Other.” In our case, each unit of accounting is a clustering of radio stations into one of our 16 geographical markets. Broadcasting license fair values are based on the estimated after-tax discounted future cash flows of the applicable unit of accounting assuming an initial hypothetical start-up operation which possesses FCC licenses as the only asset. Over time, it is assumed the operation acquires other tangible assets such as advertising and programming contracts, employment agreements and going concern value, and matures into an average performing operation in a specific radio market. The income approach model incorporates several variables, including, but not limited to: (i) radio market revenue estimates and growth projections; (ii) estimated market share and revenue for the hypothetical participant; (iii) likely media competition within the market; (iv) estimated start-up costs and losses incurred in the early years; (v) estimated profit margins and cash flows based on market size and station type; (vi) anticipated capital expenditures; (vii) probable future terminal values; (viii) an effective tax rate assumption; and (ix) a discount rate based on the weighted-average cost of capital for the radio broadcast industry. In calculating the discount rate, we considered: (i) the cost of equity, which includes estimates of the risk-free return, the long-term market return, small stock risk premiums and industry beta; (ii) the cost of debt, which includes estimates for corporate borrowing rates and tax rates; and (iii) estimated average percentages of equity and debt in capital structures.

Our 2009 impairment testing was reflective of the economic downturn and tightened credit markets, in that it incorporated more conservative assumptions than previous tests. Given the improving economic conditions for the radio marketplace, our 2010 annual testing reflects a more positive outlook for the marketplace with Year 1 growth rates of 1.5% — 3.0% and long-term market growth rates that range from 1.0% to 2.5%. Our methodology for valuing broadcasting licenses has been consistent for all periods presented.

Below are some of the key assumptions used in the income approach model for estimating broadcasting licenses fair values for all annual and interim impairments assessments performed since August 2008.

	August 31,	October 1,	February 28,	August 31,	October 1,	October 1,
Radio Broadcasting Licenses	2008	2008	2009	2009(a)	2009	2010
	(In millions)

Pre-tax impairment charge	$337.9	$51.2	$49.0	$—	$16.1	$19.9
Discount Rate	10.0%	10.5%	10.5%	—	10.5%	10.0%
Year 1 Market Revenue Growth or Decline Rate or Range	(2.0)%	(8.0)%	(13.1)% - (17.7)%	(22.3)%	1.0%	1.0% -3.0%
Long-term Market Revenue Growth Rate Range (Years 6 — 10)	1.5% - 2.5%	1.5% -2.5%	1.5% - 2.5%	—	1.0% - 2.5%	1.0% - 2.5%
Mature Market Share Range	5.8% - 27.0%	1.2% - 27.0%	1.2% - 27.0%	—	0.8% - 28.1%	0.8% - 28.3%
Operating Profit Margin Range	34.0% - 50.7%	20.0% - 50.7%	17.7% - 50.7%	—	18.5% - 50.7%	19.0% - 47.3%

(a)	Reflects changes only to the key assumptions used in the February 2009 interim testing for a certain reporting unit.

Broadcasting Licenses Valuation Results

The Company’s total broadcasting licenses carrying value decreased to approximately $678.7 million as of December 31, 2010, compared to approximately $698.6 million as of December 31, 2009. The decrease of approximately $19.9 million was for license impairment charges recorded in one of our 16 markets. The table below represents the changes to the carrying values of the Company’s radio broadcasting licenses for the year ended December 31, 2010 for each unit of accounting. As noted above, each unit of accounting is a clustering of radio stations into one geographical market. The units of accounting are not disclosed on a specific market basis so as to not make sensitive information publicly available that could be competitively harmful to the Company.

	Radio Broadcasting Licenses
	Carrying Balances
	As of		As of
Unit of Accounting	December 31, 2009	Impairment	December 31, 2010
	(In thousands)

Unit of Accounting 3	$1,289	$—	$1,289
Unit of Accounting 2	3,086	—	3,086
Unit of Accounting 4	9,482	—	9,482
Unit of Accounting 5	18,657	—	18,657
Unit of Accounting 7	19,265	—	19,265
Unit of Accounting 14	20,435	—	20,435
Unit of Accounting 15	20,886	—	20,886
Unit of Accounting 11	21,135	—	21,135
Unit of Accounting 9	34,270	—	34,270
Unit of Accounting 6	26,243	—	26,243
Unit of Accounting 16	52,965	—	52,965
Unit of Accounting 13	52,556	—	52,556
Unit of Accounting 8	66,715	—	66,715
Unit of Accounting 12	78,726	(19,948)	58,778
Unit of Accounting 1	93,394	—	93,394
Unit of Accounting 10	179,541	—	179,541

Total	$698,645	$(19,948)	$678,697

Valuation of Goodwill

The impairment testing of goodwill is performed at the reporting unit level. We had 19 reporting units as of our October 2010 annual impairment assessments. For the purpose of valuing goodwill, the 19 reporting units consist of the 16 radio markets and three other business divisions. In testing for the impairment of goodwill, we primarily rely on the income approach. The approach involves a 10-year model with similar variables as described above for broadcasting licenses, except that the discounted cash flows are based on the Company’s estimated and projected market revenue, market share and operating performance for its reporting units, instead of those for a hypothetical participant. We follow a two-step process to evaluate if a potential impairment exists for goodwill. The first step of the process involves estimating the fair value of each reporting unit. If the reporting unit’s fair value is less than its carrying value, a second step is performed as per the guidance of ASC 805-10, “Business Combinations,” to allocate the fair value of the reporting unit to the individual assets and liabilities of the reporting unit in order to determine the implied fair value of the reporting unit’s goodwill as of the impairment assessment date. Any excess of the carrying value of the goodwill over the implied fair value of the goodwill is written off as a charge to operations.

While our internal projections considered the recent revenue and cash flow declines experienced by the Company, those results may not be necessarily indicative of our future results. Given the recent gradual improvement in the economy, we have included modest improvement estimates and projections compared to our 2009 annual assessment. We have decreased the discount rate from 10.5% to 10.0% in the current year. In addition, since our assessment in October 2009, we have not made any changes to the methodology for valuing or allocating goodwill when determining the carrying values of the radio markets.

Below are some of the key assumptions used in the income approach model for estimating reporting unit fair values for all interim and annual impairment assessments performed since August 2008.

Goodwill (Radio Market	August 31,	October 1,	February 28,	August 31,	October 1,	October 1,
Reporting Units)	2008	2008	2009	2009(a)	2009(b)	2010(c)
	(In millions)

Pre-tax impairment charge	$—	$31.1	$—	$—	$0.6	$—
Discount Rate	10.0%	10.5%	10.5%	—	10.5%	10.0%
Year 1 Market Revenue Decline or Growth Rate or Range	(2.0)%	(8.0)%	(13.1)% - (17.7)%	(19.9)%	1.0%	1.5% -3.0%
Long-term Market Revenue Growth Rate Range (Years 6 — 10)	1.5% - 2.5%	1.5% -2.5%	1.5% - 2.5%	—	1.5% - 2.5%	1.5% - 2.5%
Mature Market Share Range	5.2% - 16.5%	1.1% - 23.0%	2.8% - 22.0%	—	7.0% - 16.5%	7.0% - 23.0%
Operating Profit Margin Range	31.0% - 58.5%	18.0% - 60.0%	15.0% - 61.5%	—	30.0% - 57.5%	27.5% - 58.0%

(a)	Reflects changes only to the key assumptions used in the February 2009 interim testing for a certain reporting unit.

(b)	Reflects some of the key assumptions for testing only those radio markets with remaining goodwill for October 2009, compared to all markets tested in October 2008 and February 2009.

(c)	Reflects some of the key assumptions for testing only those radio markets with remaining goodwill for October 2010

The outcome of our annual testing in October 2009 was to eliminate the remaining goodwill of $628,000 in one of our radio market reporting units. There were no impairment charges recorded in the radio market reporting units (excluding Reach Media as noted below) for the year ended December 31, 2010.

Due to the September 2009 amendment of Reach Media’s Sales Representation Agreement with Citadel, Reach began to sell advertising inventory within the Tom Joyner Morning Show through an internal salesforce. This shift from a guaranteed revenue arrangement with Citadel resulted in reduced revenues and operating cash flow in 2010 compared to the original budget and interim forecasts. As a result, we performed a number of interim impairment tests in 2010. Given the continued decline in revenues and cash flows during 2010, we reduced the revenue and operating cash flow projections for Reach at each interim impairment assessment and at our year end assessment. Since our annual assessment in October 2009, we have not made any changes to the methodology for valuing or allocating goodwill when determining the carrying value for Reach Media.

Below are some of the key assumptions used in the income approach model for estimating the fair value for Reach Media for all interim, annual and year end assessments since October 2008. When compared to the discount rates used for assessing radio market reporting units, the higher discount rates used in these assessments reflect a premium for a riskier and broader media business, with a heavier concentration and significantly higher amount of programming content related intangible assets that are highly dependent on the on-air personality Tom Joyner. As a result of October 2009 annual assessment and the February, May and August 2010 interim assessments, the Company concluded no impairment to the carrying value of Reach Media had occurred. During the fourth quarter, Reach Media’s operating performance continued to decline, but at a decreasing rate. We believe this represented an impairment indicator and as a result, we performed a year end impairment assessment at December 31, 2010. We recorded an impairment charge of $16.1 million during the quarter ended December 31, 2010 in connection with this assessment.

Reach Media Goodwill (Reporting
Unit Within the Radio Broadcasting	October 1,	February 28,	May 31,	August 31,	December 31,
Segment)	2009	2010	2010	2010	2010
	(In millions)

Pre-tax impairment charge	$—	$—	$—	$—	$16.1
Discount Rate	14.00%	13.50%	13.50%	13.00%	13.50%
2010 (Year 1) Revenue Growth Rate	16.5%(a)	8.50%	2.50%	2.50%	2.50%
Long-term Revenue Growth Rate Range	2.5% - 3.0%	2.5% - 3.0%	2.5% - 2.9%	2.5% -3.3%	(2.6)% - 4.4%
Operating Profit Margin Range	27.2% - 35.3%	22.7% - 31.4%	23.3% - 31.5%	25.5% -31.2%	15.5% - 25.9%

(a)	The Year 1 revenue growth rate is driven by the September 2009 amendment of Reach Media’s Sales Representation Agreement with Citadel, whereby the guaranteed revenue paid to Reach Media by Citadel was reduced by $2.0 million in the fourth quarter of 2009, the final quarter for the term of the agreement. Effective January 2010, Reach Media and Citadel are now party to a commission based sales representation agreement, whereby Citadel sells out-of-show inventory for the Tom Joyner Morning Show. Reach Media now sells all in-show inventory.

CCI, an online social networking company, was acquired by the Company in April 2008 and is now included within the operations of the Interactive One reporting unit, which is part of the internet segment. With the weak economy and its negative impact on online advertising, the Company lowered its internal projections for the reporting unit, and performed its first interim impairment testing in August 2009. Below are some of the key assumptions used in the income approach model for determining the fair value as of August 2009, as of October 1, 2009 and finally as of October 1, 2010. When compared to discount rates for the radio reporting units, the higher discount rate used to value the reporting unit is reflective of discount rates applicable to internet media businesses. As a result of the testing performed, the Company concluded no impairment to the carrying value had occurred. We did not make any changes to the methodology for valuing or allocating goodwill when determining the carrying value.

	August 31,	October 1,	October 1,
Goodwill (Internet Segment)	2009	2009	2010
	(In millions)

Pre-tax impairment charges	$—	$—	$—
Discount Rate	17.0%	16.5%	15.0%
Year 1 Revenue Growth Rate	13.7%	13.7%	24.5%
Long-term Revenue Growth Rate (Year 10)	3.5%	3.5%	3.0%
Operating Profit Margin Range	8.8% - 42.9%	10.8% - 42.2%	(0.6)% - 32.7%

The above three goodwill tables reflect some of the key valuation assumptions used for 12 of our 19 reporting units. As a result of our testing in 2010, goodwill of $16.1 million was impaired in one of our reporting units. There are seven remaining reporting units that had no goodwill carrying value balances as of December 31, 2010.

Goodwill Valuation Results

The table below presents the changes in the Company’s goodwill carrying values for its two reportable segments. The Company’s goodwill balance decreased from approximately $137.5 million at December 31, 2009 to $121.4 million at December 31, 2010. The decrease was due to the impairment of $16.1 million of remaining goodwill in one of our reporting units. As noted above, the 19 reporting units consist of the 16 radio markets plus three other business divisions. The actual reporting units are not disclosed so as to not make sensitive information publicly available that could potentially be competitively harmful to the Company.

	Goodwill Carrying Balances
	As of		As of
Reporting Unit	December 31, 2009	Decrease	December 31, 2010
	(In millions)

Radio Broadcasting Segment	$115.7	$(16.1)	$99.6
Internet Segment	21.8	—	21.8

Total	$137.5	$(16.1)	$121.4

In arriving at the estimated fair values for radio broadcasting licenses and goodwill, we also performed a reasonableness test by comparing our overall average implied multiple based on our cash flow projections and fair values to recently completed sales transactions, and by comparing our estimated fair values to the market capitalization of the Company. The results of these comparisons confirmed that the fair value estimates resulting from our annual assessments in 2010 were reasonable.

Intangible Assets Excluding Goodwill and Radio Broadcasting Licenses

Other intangible assets, excluding goodwill and radio broadcasting licenses, are being amortized on a straight-line basis over various periods. Other intangible assets consist of the following:

	As of December 31,		Period of
	2010	2009	Amortization
	(In thousands)

Trade names	$17,138	$16,965	2-5 Years
Talent agreement	19,549	19,549	10 Years
Debt financing and modification costs	19,374	17,527	Term of debt
Intellectual property	14,151	13,011	4-10 Years
Affiliate agreements	7,769	7,769	1-10 Years
Acquired income leases	1,282	1,282	3-9 Years
Non-compete agreements	1,260	1,260	1-3 Years
Advertiser agreements	6,613	6,613	2-7 Years
Favorable office and transmitter leases	3,358	3,358	2-60 Years
Brand names	2,539	2,539	2.5 Years
Other intangibles	1,258	1,260	1-5 Years

	94,291	91,133
Less: Accumulated amortization	(54,255)	(56,074)

Other intangible assets, net	$40,036	$35,059

Amortization expense of intangible assets for the years ended December 31, 2010, 2009 and 2008 was approximately $7.0 million, $8.4 million and $7.3 million, respectively. The amortization of deferred financing costs was charged to interest expense for all periods presented. The amount of deferred financing costs included in interest expense for the years ended December 31, 2010, 2009 and 2008 was approximately $3.0 million, $2.4 million and $2.6 million, respectively.

The following table presents the Company’s estimate of amortization expense for the years 2011 through 2015 for intangible assets, excluding deferred financing costs:

(In thousands)

2011	$5,550
2012	$5,278
2013	$4,727
2014	$4,125
2015	$247

Actual amortization expense may vary as a result of future acquisitions and dispositions.

6.	INVESTMENT IN AFFILIATED COMPANY:

In January 2004, the Company, together with an affiliate of Comcast Corporation and other investors, launched TV One, an entity formed to operate a cable television network featuring lifestyle, entertainment and news-related programming targeted primarily towards African-American viewers. At that time, we committed to make a cumulative cash investment of $74.0 million in TV One, of which $60.3 million had been funded as of April 30, 2007, with no additional funding investment made since then. Since December 31, 2006, the initial four year commitment period for funding the capital has been extended on a quarterly basis due in part to TV One’s lower than anticipated capital needs. Currently, the commitment period has been extended to April 1, 2011. We anticipate funding our remaining capital commitment amount of approximately $13.7 million at or about that time. In December 2004, TV One entered into a distribution agreement with DIRECTV and certain affiliates of DIRECTV became investors in TV One. As of December 31, 2010 and 2009, the Company owned approximately 37% of TV One on a fully-converted basis.

The Company has recorded its investment at cost and has adjusted the carrying amount of the investment to recognize the change in the Company’s claim on the net assets of TV One resulting from operating income or losses of TV One as well as other capital transactions of TV One using a hypothetical liquidation at book value approach. For the years ended December 31, 2010, 2009 and 2008, the Company’s allocable share of TV One’s operating income or (losses) was approximately $5.6 million, $3.7 million and $(3.7) million, respectively.

At each of December 31, 2010 and 2009, the carrying value of the Company’s investment in TV One was approximately $47.5 million and $48.5 million, respectively, and is presented on the consolidated balance sheets as investment in affiliated company. At December 31, 2010, the Company’s maximum exposure to loss as a result of its involvement with TV One was determined to be approximately $61.2 million, which is the Company’s carrying value of its investment plus its future contractual funding commitment.

We entered into separate network services and advertising services agreements with TV One in 2003. Under the network services agreement, we provided TV One with administrative and operational support services and access to Radio One personalities. This agreement, originally scheduled to expire in January 2009, but was extended to January 2010 and has been further extended to January 2011. Under the advertising services agreement, we provided a specified amount of advertising to TV One. This agreement was also originally scheduled to expire in January 2009 and has been extended to January 2011. In consideration of providing these services, we have received equity in TV One, and receive an annual cash fee of $500,000 for providing services under the network services agreement. While each of these agreements has expired, we are currently evaluating the agreements given new and anticipated synergies. The Company is currently negotiating the renewal of these agreements.

The Company is accounting for the services provided to TV One under the advertising and network services agreements in accordance with ASC 505-50-30, “Equity.” As services are provided to TV One, the Company is recording revenue based on the fair value of the most reliable unit of measurement in these transactions. For the advertising services agreement, the most reliable unit of measurement has been determined to be the value of underlying advertising time that is being provided to TV One. For the network services agreement, the most reliable unit of measurement has been determined to be the value of the equity received in TV One. The Company recognized $1.8 million, $2.3 million and $3.6 million in revenue relating to these two agreements for the years ended December 31, 2010, 2009 and 2008, respectively.

Summarized unaudited financial information for our significant equity investment is reported below (in thousands, amounts represent 100% of investee financial information):

Statement of Operations

Year Ended
December 31, 2010
(In thousands)

Net revenue	$107,283
Costs and expenses	87,917

Earnings from continuing operations	19,366

Net income	$19,366

Balance Sheet

As of
December 31, 2010
(In thousands)

Current assets	$50,619
Non-current assets	110,833
Current liabilities	8,663
Non-current liabilities	53,792
Equity	$98,997

7.	OTHER CURRENT LIABILITIES:

Other current liabilities consist of the following:

	As of December 31,
	2010	2009
	(In thousands)

Deferred revenue	$6,389	$2,964
Deferred barter revenue	1,204	1,344
Deferred contract credits	237	237
Deferred rent	360	456
Accrued national representative fees	589	720
Accrued miscellaneous taxes	492	417
Other current liabilities	2,454	1,098

Other current liabilities	$11,725	$7,236

8.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES:

ASC 815, “Derivatives and Hedging,” establishes disclosure requirements related to derivative instruments and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. ASC 815 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The fair values and the presentation of the Company’s derivative instruments in the consolidated balance sheets are as follows:

	Liability Derivatives
			As of December 31, 2009
	As of December 31, 2010		Balance Sheet
	Balance Sheet Location	Fair Value	Location	Fair Value
	(In thousands)

Derivatives designated as hedging instruments:
Interest rate swaps	Other Current Liabilities	$—	Other Current Liabilities	$486
Interest rate swaps	Other Long-Term		Other Long-Term
	Liabilities	1,426	Liabilities	1,600
Derivatives not designated as hedging instruments:
Employment agreement award	Other Long-Term		Other Long-Term
	Liabilities	6,824	Liabilities	4,657

Total derivatives		$8,250		$6,743

The effect and the presentation of the Company’s derivative instruments on the consolidated statements of operations are as follows:

	For The Years Ended December 31,
	Amount of Gain (Loss)
	in Other Comprehensive			Gain (Loss) Reclassified from				Gain (Loss) in Income (Ineffective
	Income on Derivative			Accumulated Other Comprehensive				Portion and Amount Excluded from
	(Effective Portion)			Loss into Income (Effective Portion)				Effectiveness Testing)
Derivatives in Cash Flow Hedging	Amount				Amount				Amount
Relationships	2010	2009	2008	Location	2010	2009	2008	Location	2010	2009	2008
	(In thousands)

Interest rate swaps	$662	$895	$(3,625)	Interest expense	$(1,510)	$(1,749)	$(601)	Interest expense	$—	$—	$—

		Amount of Gain (Loss) in
		Income of Derivative
	Location of Gain	For the Years Ended
Derivatives Not Designated as	(Loss) in Income of	December 31,
Hedging Instruments	Derivative	2010	2009	2008
		(In thousands)

Employment agreement award	Corporate selling, general and administrative expense	$(2,167)	$(331)	$(4,326)

Hedging Activities

In June 2005, pursuant to the Credit Agreement (as defined in Note 9 — Long-Term Debt), the Company entered into four fixed rate swap agreements to reduce interest rate fluctuations on certain floating rate debt commitments. Three of the four $25.0 million swap agreements have expired, one in each of June 2007, 2008, and 2010, respectively.

The remaining swap agreement has the following terms:

	Notional Amount	Expiration	Fixed Rate

Swap Agreement	$25.0 million	June 16, 2012	4.47%

The remaining swap agreement has been accounted for as a qualifying cash flow hedge of the Company’s senior bank debt, in accordance with ASC 815, “Derivatives and Hedging,” whereby changes in the fair market value are reflected as adjustments to the fair value of the derivative instruments as reflected on the accompanying consolidated financial statements.

The Company’s objectives in using interest rate swaps are to manage interest rate risk associated with the Company’s floating rate debt commitments and to add stability to future cash flows. To accomplish this objective, the Company uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The effective portion of changes in the fair value of derivatives designated and qualifying as cash flow hedges is recorded in Accumulated Other Comprehensive Loss and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2010 and 2009, such derivatives were used to hedge the variable cash flows associated with existing floating rate debt commitments. The ineffective portion of the change in fair value of the derivatives, if any, is recognized directly in earnings. There was no hedging ineffectiveness during the years ended December 31, 2010, 2009 and 2008.

Amounts reported in Accumulated Other Comprehensive Loss related to derivatives are reclassified to interest expense as interest payments are made on the Company’s floating rate debt. During the next 12 months, the Company estimates that an additional amount of approximately $1.0 million will be reclassified as an increase to interest expense.

Under the swap agreement, the Company pays the fixed rate listed in the table above. The counterparties to the agreement pay the Company a floating interest rate based on the three month LIBOR, for which measurement and settlement is performed quarterly. The counterparty to the agreement is an international financial institution. The Company estimates the net fair value of the instrument as of December 31, 2010 to be a liability of approximately $1.4 million. The fair value of the interest rate swap agreement is estimated by obtaining a quotation from the financial institution, which is a party to the Company’s swap agreement and adjusted for credit risk.

The amounts incurred by the Company, representing the effective difference between the fixed rate under the swap agreement and the variable rate on the underlying term of the debt, are included in interest expense in the accompanying consolidated statements of operations.

Other Derivative Instruments

The Company recognizes all derivatives at fair value, whether designated in hedging relationships or not, in the balance sheet as either an asset or liability. The accounting for changes in the fair value of a derivative, including certain derivative instruments embedded in other contracts, depends on the intended use of the derivative and the resulting designation. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item are recognized in the statement of operations. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the statement of operations when the hedged item affects net income. If a derivative does not qualify as a hedge, it is marked to fair value through the statement of operations. Any fees associated with these derivatives are amortized over their term.

As of December 31, 2010, the Company was party to an Employment Agreement executed in April 2008 with the CEO which calls for an award that has been accounted for as a derivative instrument without a hedging relationship in accordance with the guidance under ASC 815, “Derivatives and Hedging.” Pursuant to the Employment Agreement, the CEO is eligible to receive an award amount equal to 8% of any proceeds from distributions or other liquidity events in excess of the return of the Company’s aggregate investment in TV One. The primary inputs used by the Company to establish a value for this award include the enterprise valuation of TV One using a discounted cash flow model and the assessment of certain probability factors to evaluate the likelihood that the award will be paid. The Company reassessed the estimated fair value of the award at December 31, 2010 to be approximately $6.8 million, and accordingly, adjusted its liability to this amount. The Company’s obligation to pay the award will be triggered only after the Company’s recovery of the aggregate amount of its capital contribution in TV One and only upon actual receipt of distributions of cash or marketable securities or proceeds from a liquidity event with respect to the Company’s membership interest in TV One. The CEO was fully vested in the award upon execution of the Employment Agreement, and the award lapses upon expiration of the Employment Agreement in April 2011, or earlier if the CEO voluntarily leaves the Company, or is terminated for cause. The Company is currently in negotiations with the Company’s CEO to renew the Employment Agreement that expires in April 2011.

9.	LONG-TERM DEBT:

Long-term debt consists of the following:

	As of December 31,
	2010	2009
	(In thousands)

Senior bank term debt	$346,681	$45,024
Senior bank revolving debt	7,000	306,000
8 7/8% Senior Subordinated Notes due July 2011	—	101,510
6 3/8% Senior Subordinated Notes due February 2013	747	200,000
12 1/2%/15% Senior Subordinated Notes due May 2016	286,794	—
Note payable	1,000	1,000

Total long-term debt	642,222	653,534
Less: current portion	18,402	652,534

Long-term debt, net of current portion	$623,820	$1,000

Credit Facilities

Post November 2010 Refinancing Transactions

On November 24, 2010, the Company entered into a Credit Agreement amendment with the existing syndicate of banks. The Credit Agreement amendment, which amends and restates the Credit agreement (as so amended and restated, the “Amended and Restated Credit Agreement”), among other things, replaced the existing amount of outstanding revolving loans with a $323.0 million term loan and provided for three tranches of revolving loans, including a $20.0 million revolver to be used for working capital, capital expenditures, investments, and other lawful corporate purposes, a $5.1 million revolver to be used solely to redeem and retire the 2011 Notes, and a $13.7 million revolver to be used solely to fund a capital call with respect to TV One. See Note 19 — Subsequent Events.

The Amended and Restated Credit Agreement provides for maintenance of the following maximum fixed charge coverage ratio as of the last day of each fiscal quarter:

Effective Period	Ratio

November 24, 2010 to December 30, 2010	1.05 to 1.00
December 31, 2010 to June 30, 2012	1.07 to 1.00

The Amended and Restated Credit Agreement also provides for maintenance of the following maximum total leverage ratios (subject to certain adjustments if subordinated debt is issued or any portion of the $13.7 million revolver is used to fund a TV One capital call):

Effective Period	Ratio

November 24, 2010 to December 30, 2010	9.35 to 1.00
December 31, 2010 to December 30, 2011	9.00 to 1.00
December 31, 2011 and thereafter	9.25 to 1.00

The Amended and Restated Credit Agreement also provides for maintenance of the following maximum senior leverage ratios (subject to certain adjustments if any portion of the $13.7 million revolver is used to fund a TV One capital call):

Beginning	No greater than

November 24, 2010 to December 30, 2010	5.25 to 1.00
December 31, 2010 to March 30, 2011	5.00 to 1.00
March 31, 2011 to September 29, 2011	4.75 to 1.00
September 30, 2011 to December 30, 2011	4.50 to 1.00
December 31, 2011 and thereafter	4.75 to 1.00

The Amended and Restated Credit Agreement provides for maintenance of average weekly availability at any time during any period set forth below:

Average weekly availability no
Beginning	less than

November 24, 2010 through and including June 30, 2011	$10,000,000
July 1, 2011 and thereafter	$15,000,000

Since November 24, 2010, and as of December 31, 2010, the Company has been in compliance with all of its financial covenants under the Amended and Restated Credit Agreement.

As of December 31, 2010, approximate ratios calculated in accordance with the Amended and Restated Credit Agreement, are as follows:

	As of December 31,
	2010		Covenant Limit		Cushion

Pro Forma Last Twelve Months Covenant EBITDA (In millions)	$78.8
Pro Forma Last Twelve Months Fixed Charges (In millions)	$65.0
Senior Debt (In millions)	$354.3
Total Debt (In millions)	$642.4
Senior Secured Leverage:
Senior Secured Debt / Covenant EBITDA	4.50	x	5.00	x	0.50	x
Total Leverage:
Total Debt / Covenant EBITDA	8.15	x	9.00	x	0.85	x
Fixed Charge Coverage:
Covenant EBITDA / Fixed Charges	1.21	x	1.07	x	0.14	x
EBITDA — Earnings before interest, taxes, depreciation and amortization

Total Senior bank term debt outstanding at December 31, 2010 was approximately $346.7 million which consisted of a new term loan of approximately $323.0 million in addition to $23.7 million outstanding on the existing term loan facility.

Under the terms of the Amended and Restated Credit Agreement, interest on both alternate base rate loans and LIBOR loans is payable monthly. The LIBOR interest rate floor is 1.00% and the alternate base rate is equal to the greater of the prime rate, the Federal Funds Effective Rate plus 0.50% and the LIBOR Rate for a one-month period plus 1.00%. Interest payable on (i) LIBOR loans will be at LIBOR plus 6.25% and (ii) alternate base rate loans will be at alternate base rate plus 5.25% (and, in each case, may be permanently increased if the Company exceeds certain senior leverage ratio levels, tested quarterly beginning June 30, 2011). The interest rate paid in excess of LIBOR could be as high as 7.25% during the last quarter prior to maturity if the Company exceeds the senior leverage ratio levels on each test date. Commencing on

September 30, 2011, quarterly installments of 0.25%, or $807,500, of the principal balance on the $323.0 million term loan are payable on the last day of each March, June, September and December.

Under the terms of the Amended and Restated Credit Agreement, quarterly installments of principal on the term loan facility were payable on the last day of each March, June, September and December commencing on September 30, 2007 in a percentage amount of the principal balance of the term loan facility outstanding on September 30, 2007, net of loan repayments, of 1.25% between September 30, 2007 and June 30, 2008, 5.0% between September 30, 2008 and June 30, 2009, and 6.25% between September 30, 2009 and June 30, 2012. Based on the (i) $174.4 million net principal balance of the term loan facility outstanding on September 30, 2008, (ii) a $70.0 million prepayment in March 2009, (iii) a $31.5 million prepayment in May 2009 and (iv) a $5.0 million prepayment in May 2010, quarterly payments of $4.0 million are payable between June 30, 2010 and June 30, 2012.

On December 24, 2010, all remaining outstanding 2011 Notes were repurchased pursuant to the indenture governing the 2011 Notes. We incurred approximately $4.5 million in borrowings under the Amended and Restated Credit Agreement in connection with such repurchase.

As a result of our repurchase and refinancing of the 2011 Notes, the expiration of the Amended and Restated Credit Agreement is June 30, 2012.

As of December 31, 2010, the Company had approximately $16.9 million of borrowing capacity under its revolving credit facility. Taking into consideration the financial covenants under the Amended and Restated Credit Agreement, the entire amount of that borrowing capacity was available for borrowing.

As of December 31, 2010, the Company had outstanding approximately $353.7 million on its credit facility. During the year ended December 31, 2010 the Company borrowed approximately $24.0 million and repaid approximately $21.5 million.

Pre November 2010 Refinancing Transactions

In June 2005, the Company entered into the Credit Agreement with a syndicate of banks, and simultaneously borrowed $437.5 million to retire all outstanding obligations under its previous credit agreement. The Credit Agreement was amended in April 2006 and September 2007 to modify certain financial covenants and other provisions. Prior to the November 2010 Refinancing Transaction, the Credit Agreement was to expire the earlier of (a) six months prior to the scheduled maturity date of the 8 7/8% Senior Subordinated Notes due July 1, 2011 (January 1, 2011) (unless the 8 7/8% Senior Subordinated Notes have been repurchased or refinanced prior to such date) or (b) June 30, 2012. The total amount available under the Credit Agreement was $800.0 million, consisting of a $500.0 million revolving facility and a $300.0 million term loan facility. Borrowings under the credit facilities were and remain subject to compliance with certain provisions including, but not limited, to financial covenants. The Company could use proceeds from the credit facilities for working capital, capital expenditures made in the ordinary course of business, its common stock repurchase program, permitted direct and indirect investments and other lawful corporate purposes.

During the quarter ended March 31, 2010, we noted that certain of our subsidiaries identified as guarantors in our financial statements did not have requisite guarantees filed with the trustee as required under the terms of the indentures governing the 6 3/8% Senior Subordinated Notes due 2013 (the “2013 Notes”) and 2011 Notes (the “Non-Joinder of Certain Subsidiaries”). The Non-Joinder of Certain Subsidiaries caused a non-monetary, technical default under the terms of the relevant indentures at December 31, 2009, causing a non-monetary, technical cross-default at December 31, 2009 under the terms of our Credit Agreement. On March 30, 2010, we joined the relevant subsidiaries as guarantors under the relevant indentures (the “Joinder”). Further, on March 30, 2010, we entered into a third amendment (the “Third Amendment”) to the Credit Agreement. The Third Amendment provides for, among other things: (i) a $100.0 million revolver commitment reduction (from $500.0 million to $400.0 million) under the bank facilities; (ii) a 1.0% floor with respect to any loan bearing interest at a rate determined by reference to the adjusted LIBOR (iii) certain additional collateral requirements; (iv) certain limitations on the use of proceeds from the revolving loan commitments; (v) the addition of Interactive One, LLC as a guarantor of the loans under the Credit Agreement and under the notes governed by the Company’s 2011 Notes and 2013 Notes; (vi) the waiver of the technical cross-defaults that existed as of December 31, 2009 and through the date of the amendment arising due to the Non-Joinder of Certain Subsidiaries; and (vii) the payment of certain fees and expenses of the lenders in connection with their diligence work on the amendment.

The Credit Agreement, as of November 23, 2010 contained affirmative and negative covenants that the Company was required to comply with, including:

(a) maintaining an interest coverage ratio of no less than:

•	1.90 to 1.00 from January 1, 2006 to September 13, 2007;

•	1.60 to 1.00 from September 14, 2007 to June 30, 2008;

•	1.75 to 1.00 from July 1, 2008 to December 31, 2009;

•	2.00 to 1.00 from January 1, 2010 to December 31, 2010; and

•	2.25 to 1.00 from January 1, 2011 and thereafter;

(b) maintaining a total leverage ratio of no greater than:

•	7.00 to 1.00 beginning April 1, 2006 to September 13, 2007;

•	7.75 to 1.00 beginning September 14, 2007 to March 31, 2008;

•	7.50 to 1.00 beginning April 1, 2008 to September 30, 2008;

•	7.25 to 1.00 beginning October 1, 2008 to June 30, 2010;

•	6.50 to 1.00 beginning July 1, 2010 to September 30, 2011; and

•	6.00 to 1.00 beginning October 1, 2011 and thereafter;

(c) maintaining a senior leverage ratio of no greater than:

•	5.00 to 1.00 beginning June 13, 2005 to September 30, 2006;

•	4.50 to 1.00 beginning October 1, 2006 to September 30, 2007; and

•	4.00 to 1.00 beginning October 1, 2007 and thereafter; and

(d) limitations on:

•	liens;

•	sale of assets;

•	payment of dividends; and

•	mergers.

Based on its fiscal year end 2007 excess cash flow calculation, the Company made a principal prepayment of approximately $6.0 million in May 2008. For the years ended December 31, 2009 and 2008, no excess cash calculation was required and, therefore, no payment was required. However, in March 2009 and May 2009, based on the excess proceeds calculation (which included asset acquisition and disposition activity for the twelve month period ending May 31, 2008), the Company made prepayments of $70.0 million and $31.5 million, respectively, on the term loan facility. These prepayments were funded with $70.0 million and $31.5 million in loan proceeds from the revolving facility in March 2009 and May 2009, respectively.

Under the terms of the Credit Agreement, upon any breach or default under either the 8 7/8% Senior Subordinated Notes due July 2011 or the 6 3/8% Senior Subordinated Notes due February 2013, the lenders could among other actions immediately terminate the Credit Agreement and declare the loans then outstanding under the Credit Agreement to be due and payable in whole immediately. Similarly, under the 8 7/8% Senior Subordinated Notes and the 6 3/8% Senior Subordinated Notes, a default under the terms of the Credit

Agreement would constitute an event of default, and the trustees or the holders of at least 25% in principal amount of the then outstanding notes (under either class) may declare the principal of such class of note and interest to be due and payable immediately.

As of each of June 30, 2010, July 1, 2010 and September 30, 2010, we were not in compliance with the terms of our Existing Credit Facility. More specifically, (i) as of June 30, 2010, we failed to maintain a total leverage ratio of 7.25 to 1.00 (ii) as of each of July 1, 2010 and September 30, 2010, as a result of a step down of the total leverage ratio from no greater than 7.25 to 1.00 to no greater than 6.50 to 1.00 effective for the period July 1, 2010 to September 30, 2011, we also failed to maintain the requisite total leverage ratio and (iii) as of September 30, 2010, we failed to maintain a senior leverage ratio of 4.00 to 1.00. On July 15, 2010, the Company and its subsidiaries entered into a forbearance agreement (the “Forbearance Agreement”) with Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association), as administrative agent (the “Agent”), and financial institutions constituting the majority of outstanding loans and commitments (the “Required Lenders”) under our Existing Credit Facility, relating to the defaults and events of default existing as of June 30, 2010 and July 1, 2010. On August 13, 2010, we entered into an amendment to the Forbearance Agreement (the “Forbearance Agreement Amendment”) that, among other things, extended the termination date of the Forbearance Agreement to September 10, 2010, unless terminated earlier by its terms, and provided additional forbearance related to the then anticipated default caused by an opinion of Ernst & Young LLP expressing substantial doubt about the Company’s ability to continue as a going concern as issued in connection with the restatement of our financial statements. Under the Forbearance Agreement and the Forbearance Agreement Amendment, the Agent and the Required Lenders maintained the right to deliver “payment blockage notices” to the trustees for the holders of the 2011 Notes and/or the 2013 Notes.

On August 5, 2010, the Agent delivered a payment blockage notice to the Trustee under the Indenture governing our 2013 Notes. As a result, neither we nor any of our guaranteeing subsidiaries may make any payment or distribution of any kind or character in respect of obligations under the 2013 Notes, including the interest payment that was scheduled to be made on August 16, 2010. The 30-day grace period for the nonpayment of interest before such nonpayment constituted an event of default under the 2013 Notes Indenture expired on September 15, 2010. While the trustee or holders of at least 25% in principal amount of the then outstanding 2013 Notes could declare the principal amount, and accrued and unpaid interest, on all outstanding 2013 Notes to be due and payable immediately as a result of such event of default, no such remedies were exercised as we continued to negotiate the terms of the amended exchange offer and a new support agreement with the members of the ad hoc group of holders of our 2011 Notes and 2013 Notes. The event of default under the 2013 Notes Indenture also constituted an event of default under the Existing Credit Facility. While the Forbearance Agreement Amendment expired by its terms on September 10, 2010, we and the Agent continued to negotiate the terms of a credit facility amendment and the Agent and the lenders did not exercise additional remedies under the Existing Credit Facility. The Amended and Restated Credit Agreement cured these issues.

Senior Subordinated Notes

Post November 2010 Refinancing Transactions

On November 24, 2010, we issued $286.8 million of our 12 1/2%/15% Senior Subordinated Notes due May 2016 in a private placement and exchanged and then cancelled approximately $97.0 million of $101.5 million in aggregate principal amount outstanding of our 2011 Notes and approximately $199.3 million of $200.0 million in aggregate principal amount outstanding of our 2013 Notes (the 2013 Notes together with the 2011 Notes, the “Prior Notes”). We entered into supplemental indentures in respect of each of the Prior Notes which waived any and all existing defaults and events of default that had arisen or may have arisen that may be waived and eliminated substantially all of the covenants in each indenture governing the Prior Notes, other than the covenants to pay principal and interest on the Prior Notes when due, and eliminated or modified the related events of default. Subsequently, all remaining outstanding 2011 Notes were repurchased pursuant to the indenture governing the 2011 Notes, effective as of December 24, 2010.

As of December 31, 2010, the Company had outstanding $747,000 of its 6 3/8% Senior Subordinated Notes due February 2013 and $286.8 million of our 12 1/2%/15% Senior Subordinated Notes due May 2016. During the year ended December 31, 2010, pursuant to the debt exchange, the Company repurchased $101.5 million of the 8 7/8% Senior Subordinated Notes at par and $199.3 million of the 6 3/8% Senior Subordinated Notes at an average discount of 5.0%, and recorded a gain on the retirement of debt of approximately $6.6 million, net of the write-off of deferred financing costs of approximately $3.3 million. The 12 1/2%/15% Senior Subordinated Notes due May 2016 had a carrying value of $286.8 million and a fair value of approximately $278.2 million as of December 31, 2010, and the 6 3/8% Senior Subordinated Notes due February 2013 had a carrying value of $747,000 and a fair value of approximately $672,000 as of December 31, 2010. The fair values were determined based on the trading value of the instruments as of the reporting date.

Interest payments under the terms of the 6 3/8% Senior Subordinated Notes are due in February and August. Based on the $747,000 principal balance of the 6 3/8% Senior Subordinated Notes outstanding on December 31, 2010, interest payments of $24,000 are payable each February and August through February 2013.

Interest on the 12 1/2%/15% Senior Subordinated Notes will be payable in cash, or at our election, partially in cash and partially through the issuance of additional 12 1/2%/15% Senior Subordinated Notes (a “PIK Election”) on a quarterly basis in arrears on February 15, May 15, August 15 and November 15, commencing on February 15, 2011. We may make a PIK Election only with respect to interest accruing up to but not including May 15, 2012, and with respect to interest accruing from and after May 15, 2012 such interest shall accrue at a rate of 12.5% per annum and shall be payable in cash.

Interest on the Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will accrue for each quarterly period at a rate of 12.5% per annum if the interest for such quarterly period is paid fully in cash. In the event of a PIK Election, including the PIK Election currently in effect, the interest paid in cash and the interest paid-in-kind by issuance of additional Exchange Notes (“PIK Notes”) will accrue for such quarterly period at 6.0% per annum and 9.0% per annum, respectively.

In the absence of an election for any interest period, interest on the Exchange Notes shall be payable according to the election for the previous interest period; provided that interest accruing from and after May 15, 2012 shall accrue at a rate of 12.5% per annum and shall be payable in cash. A PIK Election is currently in effect.

Pre November 2010 Refinancing Transactions

Subsequent to December 31, 2009, we noted that certain of our subsidiaries identified as guarantors in our financial statements did not have requisite guarantees filed with the trustee as required under the terms of the indentures (the “Non-Joinder of Certain Subsidiaries”). The Non-Joinder of Certain Subsidiaries caused a non-monetary, technical default under the terms of the relevant indentures at December 31, 2009, causing a non-monetary, technical cross-default at December 31, 2009 under the terms of our Credit Agreement dated as of June 13, 2005. We have since joined the relevant subsidiaries as guarantors under the relevant indentures (the “Joinder”). Further, on March 30, 2010, we entered into a third amendment (the “Third Amendment”) to the Credit Agreement. The Third Amendment provides for, among other things: (i) a $100.0 million revolver commitment reduction under the bank facilities; (ii) a 1.0% floor with respect to any loan bearing interest at a rate determined by reference to the adjusted LIBOR (iii) certain additional collateral requirements; (iv) certain limitations on the use of proceeds from the revolving loan commitments; (v) the addition of Interactive One, LLC as a guarantor of the loans under the Credit Agreement and under the notes governed by the Company’s 2001 and 2005 senior subordinated debt documents; (vi) the waiver of the technical cross-defaults that existed as of December 31, 2009 and through the date of the amendment arising due to the Non-Joinder of Certain Subsidiaries; and (vii) the payment of certain fees and expenses of the lenders in connection with their diligence in connection with the amendment.

On August 5, 2010, the Agent under our Existing Credit Facility delivered a payment blockage notice to the Trustee under the Indenture governing our 2013 Notes. As a result, neither we nor any of our guaranteeing subsidiaries may make any payment or distribution of any kind or character in respect of obligations under the 2013 Notes, including the interest payment that was scheduled to be made on August 16, 2010. The 30-day grace period for the nonpayment of interest before such nonpayment constituted an event of default under the 2013 Notes Indenture expired on September 15, 2010. While the trustee or holders of at least 25% in principal amount of the then outstanding 2013 Notes could declare the principal amount, and accrued and unpaid interest, on all outstanding 2013 Notes to be due and payable immediately as a result of such event of default, no such remedies had been exercised as we continued to negotiate the terms of the amended exchange offer and a new support agreement with the members of the ad hoc group of holders of our 2011 and 2013 Notes. The event of default under the 2013 Notes Indenture also constituted an event of default under the Existing Credit Facility. As of November 24, 2010, any and all existing defaults and events of default that had arisen or may have arisen were cured.

As of each of June 30, 2010, July 1, 2010 and September 30, 2010, we were not in compliance with the terms of our Existing Credit Facility. More specifically, (i) as of June 30, 2010, we failed to maintain a total leverage ratio of 7.25 to 1.00 (ii) as of each of July 1, 2010 and September 30, 2010, as a result of a step down of the total leverage ratio from no greater than 7.25 to 1.00 to no greater than 6.50 to 1.00 effective for the period July 1, 2010 to September 30, 2011, we also failed to maintain the requisite total leverage ratio and (iii) as of September 30, 2010, we failed to maintain a senior leverage ratio of 4.00 to 1.00. On July 15, 2010, the Company and its subsidiaries entered into the Forbearance Agreement with Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association), as Agent, and the Required Lenders under our Existing Credit Facility, relating to the defaults and events of default existing as of June 30, 2010 and July 1, 2010. On August 13, 2010, we entered into an amendment to the Forbearance Agreement Amendment that, among other things, extended the termination date of the Forbearance Agreement to September 10, 2010, unless terminated earlier by its terms, and provided additional forbearance related to the then anticipated default caused by an opinion of Ernst & Young LLP expressing substantial doubt about the Company’s ability to continue as a going concern as issued in connection with the restatement of our financial statements. Under the Forbearance Agreement and the Forbearance Agreement Amendment, the Agent and the Required Lenders maintained the right to deliver “payment blockage notices” to the trustees for the holders of the 2011 Notes and/or the 2013 Notes.

On August 5, 2010, the Agent under our Existing Credit Facility delivered a payment blockage notice to the Trustee under the Indenture governing our 2013 Notes. As a result, neither we nor any of our guaranteeing subsidiaries may make any payment or distribution of any kind or character in respect of obligations under the 2013 Notes, including the interest payment that was scheduled to be made on August 16, 2010. The 30-day grace period for the nonpayment of interest before such nonpayment constituted an event of default under the 2013 Notes Indenture expired on September 15, 2010. While the trustee or holders of at least 25% in principal amount of the then outstanding 2013 Notes could declare the principal amount, and accrued and unpaid interest, on all outstanding 2013 Notes to be due and payable immediately as a result of such event of default, as of the date of this filing, no such remedies had been exercised as we continued to negotiate the terms of the amended exchange offer and a new support agreement with the members of the ad hoc group of holders of our 2011 and 2013 Notes. The event of default under the 2013 Notes Indenture also constituted an event of default under the Existing Credit Facility. As of November 24, 2010, any and all existing defaults and events of default that had arisen or may have arisen were cured.

The indentures governing the Company’s senior subordinated notes also contain covenants that restrict, among other things, the ability of the Company to incur additional debt, purchase common stock, make capital expenditures, make investments or other restricted payments, swap or sell assets, engage in transactions with related parties, secure non-senior debt with assets, or merge, consolidate or sell all or substantially all of its assets.

The Company conducts a portion of its business through its subsidiaries. Certain of the Company’s subsidiaries have fully and unconditionally guaranteed the Company’s 12.5/15.0% Senior Subordinated Notes, the 6 3/8% Senior Subordinated Notes and the Company’s obligations under the Amended and Restated Credit Agreement.

Note Payable

Reach Media issued a $1.0 million promissory note payable in November 2009 to Radio Networks, a subsidiary of Citadel. The note was issued in connection with Reach Media entering into a new sales representation agreement with Radio Networks. The note bears interest at 7.0% per annum, which is payable quarterly, and the entire principal amount is due on December 31, 2011.

Future scheduled minimum principal payments of debt as of December 31, 2010 are as follows:

	Senior Subordinated
	Notes	Credit Facilities	Note Payable
	(In thousands)

2011	—	17,402	1,000
2012	—	336,279	—
2013	747	—	—
2014	—	—	—
2015	—	—	—
2016 and thereafter	286,794	—	—

Total Debt	$287,541	$353,681	$1,000

10.	INCOME TAXES:

The Company’s provision for income taxes from continuing operations was approximately $4.0 million for the year ended December 31, 2010, compared to a provision for income taxes of approximately $7.0 million for the year ended December 31, 2009, and compared to a benefit from income taxes of $45.2 million for 2008. A reconciliation of the statutory federal income taxes to the recorded benefit from and provision for income taxes from continuing operations is as follows:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)

Statutory tax (@ 35% rate)	$(7,858)	$(13,905)	$(117,851)
Effect of state taxes, net of federal	(613)	(2,267)	(8,651)
Effect of state rate and tax law changes	101	255	—
Effect of equity adjustments including ASC 718	45	198	321
Internal Revenue Code (IRC) Section 162(m)	2,504	534	3,684
Interest disallowed under IRC Section 163(i)	765	—	—
Effect of permanent impairment of long-lived assets	5,735	—	10,429
Other permanent items	77	152	220
Valuation allowance	3,171	22,259	65,478
Other	44	(212)	1,187

Provision for (benefit from) income taxes	$3,971	$7,014	$(45,183)

The components of the benefit from and provision for income taxes from continuing operations are as follows:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)

Federal:
Current	$2,199	$3,834	$4,186
Deferred	1,010	5,679	(42,805)
State:
Current	461	1,184	301
Deferred	301	(3,683)	(6,865)

Provision for (benefit from) income taxes	$3,971	$7,014	$(45,183)

For the year ended December 31, 2010, the tax provision consisted of $2.2 million for Reach Media, $2.7 million for the increase in the deferred tax liability (DTL) associated with certain indefinite-lived intangibles, $358,000 for state taxes and FIN 48 items, and a tax benefit of $1.3 million for Reach Media purchase price accounting amortization. For the year ended December 31, 2009, the tax provision consisted of approximately $4.5 million for Reach Media, $4.8 million for the increase in the DTL associated with certain indefinite-lived intangibles, and $94,000 for state taxes and FIN 48 items, which were offset by a $1.4 million tax benefit for true-up items and a $1.0 million benefit for Reach Media purchase price accounting amortization. The decrease of $3.0 million consisted primarily of a $2.3 million decrease for Reach Media due to a decline in book income. The tax benefit for December 31, 2008 of $45.2 million was due primarily to a tax benefit related to impairments of certain indefinite-lived intangibles. The Company continues to maintain a full valuation allowance for its net deferred tax assets (“DTAs”) other than DTAs for Reach Media.

The loss from discontinued operations for the year ended December 31, 2010 and the year ended December 31, 2009 did not result in any tax benefit due to the Company’s valuation allowance. The provision for 2008 for discontinued operations related to the disposition of certain indefinite-lived intangibles from the sale of the Los Angeles and Miami stations. The components of the provision for income taxes from discontinued operations are as follows:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)

Federal:
Current	$—	$—	$—
Deferred	—	—	1,078
State:
Current	—	—	(1,077)
Deferred	—	—	83

Provision for income taxes	$—	$—	$84

The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2010 and 2009 are as follows:

	As of December 31,
	2010	2009
	(In thousands)

Deferred tax assets:
Allowance for doubtful accounts	$1,180	$1,095
Accruals	1,455	2,447

Total current deferred tax assets before valuation allowance	2,635	3,542
Valuation allowance	(2,456)	(3,365)

Total current deferred tax assets, net	179	177

Intangible assets	21,252	49,753
Fixed Assets	299	—
Stock-based compensation	1,803	1,857
Other accruals	—	—
Net operating loss carryforwards	208,805	181,344
Other	2,336	2,354

Total noncurrent deferred tax assets before valuation allowance	234,495	235,308
Valuation allowance	(227,903)	(224,654)

Net noncurrent deferred tax assets	6,592	10,654

Total deferred tax assets	$6,771	$10,831

Deferred tax liabilities:
Prepaid expenses	(157)	(186)

Total current deferred tax liability	(157)	(186)

Intangible assets	(87,400)	(87,592)
Fixed Assets	—	(1,041)
Partnership interests	(7,956)	(9,496)
Other	(628)	(667)

Total noncurrent deferred tax liabilities	(95,984)	(98,796)

Total deferred tax liabilities	(96,141)	(98,982)

Net deferred tax liabilities	$(89,370)	$(88,151)

As of December 31, 2010, the Company had Federal, state, and city NOL carryforward amounts of approximately $523.3 million, $496.2 million, and $67.0 million respectively. The state and city NOLs are applied separately from the Federal NOL as the Company generally files separate state and city returns for each subsidiary. Additionally, the amount of the state NOLs can change whenever future state apportionment factors differ from current factors. The NOLs may be subject to limitation under Internal Revenue Code Section 382. The NOLs begin to expire as early as 2011, with the final expirations in 2030.

Deferred income taxes reflect the impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted.

The Company had unrecognized tax benefits of approximately $4.4 million related to state NOLs of approximately $56.6 million as of December 31, 2010.

The Company concluded it was more likely than not that the benefit from certain of its DTAs would not be realized. The Company considered its historically profitable jurisdictions, its sources of future taxable income and tax planning strategies in determining the amount of valuation allowance recorded. As part of that assessment, the Company also determined that it was not appropriate under generally accepted accounting principles to benefit its DTAs based on DTLs related to indefinite-lived intangibles that cannot be scheduled to reverse in the same period. Because the DTL in this case would not reverse until some future indefinite period when the intangibles are either sold or impaired, any resulting temporary differences cannot be considered a source of future taxable income to support realization of the DTAs. As a result of the assessment, and given the current total three year cumulative loss position, the uncertainty of future taxable income and the feasibility of tax planning strategies, the Company recorded a valuation allowance of approximately $230.4 million, $228.0 million and $205.8 million as of December 31, 2010, 2009 and 2008, respectively.

As disclosed in Note 1 — Organization and Summary of Significant Accounting Policies, the Company accounts for income taxes in accordance with ASC 740, “Income Taxes.” The nature of the uncertainties pertaining to our income taxes is primarily due to various state tax positions. As of December 31, 2010, we had unrecognized tax benefits of approximately $5.8 million, of which a net amount of approximately $3.8 million, if recognized, would impact the effective tax rate if there was no valuation allowance. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of tax expense. Accordingly, during the year ended December 31, 2010, we recorded interest related to unrecognized tax benefits of $60,000, and at December 31, 2010, we had recorded a liability for accrued interest of $265,000. The Company estimates the possible change to its unrecognized tax benefits prior to December 31, 2011 would be up to $14,000, due to closed statutes. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009	2008
	(In thousands)

Balance as of January 1	$6,326	$4,953	$4,534
Additions (reductions) for tax position related to current year	(475)	82	134
Additions for tax positions related to prior years	—	1,525	457
Reductions for tax positions as a result of the lapse of applicable statutes of limitations	(29)	(234)	(172)

Balance as of December 31	$5,822	$6,326	$4,953

As of December 31, 2010, the Company was not under audit in any jurisdiction for Federal or state income tax purposes. However, the Company’s open tax years for Federal income tax examinations include the tax years ended December 31, 2008 through 2010. Additionally, prior years are open to the extent of the amount of the net operating loss from that year. For state and local purposes, the open years for tax examinations include the tax years ended December 31, 2006 through 2010.

11.	STOCKHOLDERS’ EQUITY:

Common Stock

The Company has four classes of common stock, Class A, Class B, Class C and Class D. Generally, the shares of each class are identical in all respects and entitle the holders thereof to the same rights and privileges. However, with respect to voting rights, each share of Class A Common Stock entitles its holder to one vote and each share of Class B Common Stock entitles its holder to ten votes. The holders of Class C and Class D Common Stock are not entitled to vote on any matters. The holders of Class A Common Stock can convert such shares into shares of Class C or Class D Common Stock. Subject to certain limitations, the holders of Class B Common Stock can convert such shares into shares of Class A Common Stock. The holders of Class C Common Stock can convert such shares into shares of Class A Common Stock. The holders of Class D Common Stock have no such conversion rights.

Stock Repurchase Program

In March 2008, the Company’s board of directors authorized a repurchase of shares of the Company’s Class A and Class D Common Stock through December 31, 2009, in an amount of up to $150.0 million, the maximum amount allowable under the Credit Agreement. The amount and timing of such repurchases was based on pricing, general economic and market conditions, and the restrictions contained in the agreements governing the Company’s credit facilities and subordinated debt and certain other factors. While $150.0 million is the maximum amount allowable under the Credit Agreement, in 2005, under a prior board authorization, the Company utilized approximately $78.0 million to repurchase common stock leaving capacity of $72.0 million under the Credit Agreement. During the year ended December 31, 2010, the Company did not repurchase any Class A Common Stock or Class D Common Stock. During the year ended December 31, 2009, the Company repurchased 34,889 shares of Class A Common Stock at an average price of $0.68 and 27.7 million shares of Class D Common Stock at an average price of $0.71. The Company did not have any capacity available to repurchase stock in 2010 since the authorization expired by its terms on December 31, 2009 and has not been renewed.

Stock Option and Restricted Stock Grant Plan

Under the Company’s 1999 Stock Option and Restricted Stock Grant Plan (“Plan”), the Company had the authority to issue up to 10,816,198 shares of Class D Common Stock and 1,408,099 shares of Class A Common Stock. The Plan expired March 10, 2009. The options previously issued under this plan are exercisable in installments determined by the compensation committee of the Company’s board of directors at the time of grant. These options expire as determined by the compensation committee, but no later than ten years from the date of the grant. The Company uses an average life for all option awards. The Company settles stock options upon exercise by issuing stock.

A new stock option and restricted stock plan (“the 2009 Stock Plan”) was approved by the stockholders at the Company’s annual meeting on December 16, 2009. The terms of the 2009 Stock Plan are substantially similar to the prior Plan. The Company has the authority to issue up to 8,250,000 shares of Class D Common Stock under the 2009 Stock Plan. As of December 31, 2010, 5,050,570 shares of Class D Common Stock were available for grant under the 2009 Stock Plan.

The compensation committee and the non-executive members of the Board of Directors approved a long-term incentive plan (the “2009 LTIP”) for certain “key” employees of the Company. The purpose of the 2009 LTIP was to retain and incent these “key” employees in light of sacrifices they made as a result of the cost savings initiatives in response to current economic conditions. These sacrifices included not receiving performance-based bonuses in 2008 and salary reductions and shorter work weeks in 2009 in order to provide expense savings and financial flexibility to the Company. The 2009 LTIP is comprised of 3,250,000 shares (the “LTIP Shares”) of the 2009 Stock Plan’s 8,250,000 shares of Class D Common Stock. Awards of the LTIP Shares were granted in the form of restricted stock and allocated among 31 employees of the Company, including the named executive officers. The named executive officers were allocated LTIP Shares as follows: (i) Chief Executive Officer (“CEO”) (1.0 million shares); (ii) the Chairperson (300,000 shares); (iii) the Chief Financial Officer (“CFO”) (225,000 shares); (iv) the Chief Administrative Officer (“CAO”) (225,000 shares); and (v) the President of the Radio Division (“PRD”) (130,000 shares). The remaining 1,370,000 shares were allocated among 26 other “key” employees. All awards will vest in three installments. The awards were granted effective January 5, 2010 and the first installment of 33% vested on June 5, 2010. The remaining two installments will vest equally on June 5, 2011 and June 5, 2012. Pursuant to the terms of the 2009 Stock Plan, subject to the Company’s insider trading policy, a portion of each recipient’s vested shares may be sold into the open market for tax purposes on or about the vesting dates.

The Company follows the provisions under ASC 718, “Compensation — Stock Compensation,” using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. These stock-based awards do not participate in dividends until fully vested. The fair value of stock options is determined using the Black-Scholes (“BSM”) valuation model. Such fair value is recognized as an expense over the service period, net of estimated forfeitures, using the straight-line method. Estimating the number of stock awards that will ultimately vest requires judgment, and to the extent actual forfeitures differ substantially from our current estimates, amounts will be recorded as a cumulative adjustment in the period the estimated number of stock awards are revised. We consider many factors when estimating expected forfeitures, including the types of awards, employee classification and historical experience. Actual forfeitures may differ substantially from our current estimate.

The Company also uses the BSM valuation model to calculate the fair value of stock-based awards. The BSM incorporates various assumptions including volatility, expected life, and interest rates. For options granted, the Company uses the BSM option-pricing model and determines: (i) the term by using the simplified “plain-vanilla” method as allowed under SAB No. 110; (ii) a historical volatility over a period commensurate with the expected term, with the observation of the volatility on a daily basis; and (iii) a risk-free interest rate that was consistent with the expected term of the stock options and based on the U.S. Treasury yield curve in effect at the time of the grant.

The Company granted 39,430 stock options during the year ended December 31, 2010, did not grant stock options during the year ended December 31, 2009, and granted 1,913,650 stock options during the year ended December 31, 2008. The per share weighted-average fair value of options granted during the years ended December 31, 2010 and 2008 was $2.45 and $0.74, respectively.

These fair values were derived using the BSM with the following weighted-average assumptions:

	For the Years Ended December 31,
	2010	2009	2008

Average risk-free interest rate	3.28%	—	3.37%
Expected dividend yield	0.00%	—	0.00%
Expected lives	6.25 years	—	6.5 years
Expected volatility	111.27%	—	49.7%

Transactions and other information relating to stock options for the years December 31, 2010, 2009 and 2008 are summarized below:

			Weighted-Average
			Remaining
			Contractual	Aggregate
	Number of	Weighted-Average	Term	Intrinsic
	Options	Exercise Price	(In Years)	Value

Outstanding at December 31, 2007	4,384,000	$14.05	—	—
Grants	1,913,000	$1.41
Exercised	—	$—
Forfeited/cancelled/expired	(750,000)	$14.32

Outstanding at December 31, 2008	5,547,000	$9.64	—	—
Grants	—	$—
Exercised	—	$—
Forfeited/cancelled/expired	(182,000)	$9.68

Outstanding at December 31, 2009	5,365,000	$9.64	—	—
Grants	39,000	$3.17
Exercised	—	$—
Forfeited/cancelled/expired	(405,000)	$11.57

Outstanding at December 31, 2010	4,999,000	$9.40	5.04	$—

Vested and expected to vest at December 31, 2010	4,875,000	$9.60	4.98	$—
Unvested at December 31, 2010	673,000	$1.74	7.47	$—
Exercisable at December 31, 2010	4,326,000	$10.60	4.66	$—

The aggregate intrinsic value in the table above represents the difference between the Company’s stock closing price on the last day of trading during the year ended December 31, 2010 and the exercise price, multiplied by the number of shares that would have been received by the holders of in-the-money options had all the option holders exercised their options on December 31, 2010. This amount changes based on the fair market value of the Company’s stock. There were no options exercised during year ended December 31, 2010. The number of options that vested during the year ended December 31, 2010 was 699,406.

As of December 31, 2010, approximately $227,000 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 3.3 months. The stock option weighted-average fair value per share was $4.11 at December 31, 2010.

Transactions and other information relating to restricted stock grants for the years ended December 31, 2010, 2009 and 2008 are summarized below:

		Average Fair Value
	Shares	at Grant Date

Unvested at December 31, 2007	232,000	$6.20
Grants	525,000	$1.41
Vested	(84,000)	$5.05
Forfeited/cancelled/expired	(45,000)	$7.33

Unvested at December 31, 2008	628,000	$2.14
Grants	—	$—
Vested	(235,000)	$2.48
Forfeited/cancelled/expired	—	$—

Unvested at December 31, 2009	393,000	$1.94

Grants	3,375,000	$3.09
Vested	(1,226,000)	$3.01
Forfeited/cancelled/expired	(232,000)	$3.23

Unvested at December 31, 2010	2,310,000	$2.92

The restricted stock grants were included in the Company’s outstanding share numbers on the effective date of grant. As of December 31, 2010, $4.9 million of total unrecognized compensation cost related to restricted stock grants was expected to be recognized over the next 1.1 years.

12.	RELATED PARTY TRANSACTIONS:

In 2000, an officer of the Company, the former Chief Financial Officer (“Former CFO”), purchased shares of the Company’s common stock. The Former CFO purchased 333,334 shares of the Company’s Class A common stock and 666,666 shares of the Company’s Class D common stock. The stock was purchased with the proceeds of full recourse loans from the Company in the amount of approximately $7.0 million. In September 2005, the Former CFO repaid a portion of his loan. The partial repayment of approximately $7.5 million, which included accrued interest, was effected using 300,000 shares of the Company’s Class A common stock and 230,000 shares of the Company’s Class D common stock owned by the Former CFO. All shares transferred to the Company in satisfaction of this loan have been retired. As of December 31, 2008, there was no remaining principal and interest balance on the Former CFO’s loan. The Former CFO was employed with the Company through December 31, 2007, and pursuant to an agreement with the Company, the loan became due in full in July 2008. Pursuant to his employment agreement, the Former CFO was eligible to receive a retention bonus in the amount of approximately $3.1 million in cash on July 1, 2008, for having remained employed with the Company through December 31, 2007. The $3.1 million retention bonus was a pro rata portion of a $7.0 million retention bonus called for in his employment agreement, had he remained employed with the Company for ten years, and is based on the number of days of employment between October 18, 2005 and December 31, 2007. In July 2008, the Former CFO settled the remaining balance of the loan in full by offsetting the loan with his after-tax proceeds from the $3.1 million retention bonus, in addition to paying a cash amount of $34,000 to the Company.

As of December 31, 2007, the Company had an additional loan outstanding to the Former CFO in the amount of $88,000. The loan was due on demand and accrued interest at 5.6%, totaling an amount of $53,000 as of December 31, 2007. In January 2008, the former CFO repaid the full remaining balance of the loan in cash in the amount of $140,000.

In July 2007, the Company acquired the assets of WDBZ-AM, a radio station located in the Cincinnati metropolitan area, from Blue Chip Communications, Inc. (“Blue Chip”) for approximately $2.6 million in seller financing. The financing was a 5.1% interest bearing loan payable monthly, which was fully paid in

July 2008. In addition to the principal repayment, interest in the amount of $15,000 and $79,000 was paid for the years ended December 31, 2008 and 2007, respectively. Blue Chip was owned by L. Ross Love, a former member of the Company’s board of directors. The transaction was approved by a special committee of independent directors appointed by the board of directors. Additionally, the Company retained an independent valuation firm to provide a fair value appraisal of the station. Prior to the closing, and since August of 2001, the Company consolidated WDBZ-AM within its existing Cincinnati operations, and operated WDBZ-AM under a LMA for no annual fee, the results of which were incorporated in the Company’s financial statements.

The Company’s CEO and Chairperson own a music company called Music One, Inc. (“Music One”). The Company sometimes engages in promoting the recorded music product of Music One. Based on the cross-promotional value received by the Company, we believe that the provision of such promotion is fair. During the years ended December 31, 2010, 2009 and 2008, Radio One paid $6,000, $38,000 and $151,000, respectively, to or on behalf of Music One, primarily for market talent event appearances, travel reimbursement and sponsorships. For the years ended December 31, 2010, 2009 and 2008, the Company provided advertising to Music One in the amount of $0, $0 and $61,000, respectively. There were no cash, trade or no-charge orders placed by Music One in 2010 or 2009. As of December 31, 2010, Music One owed Radio One $124,000 for office space and administrative services provided.

The office space and administrative support transactions between Radio One and Music One are conducted at cost and all expenses associated with the transactions are passed through at actual costs. Costs associated with office space on behalf of Music One are calculated based on square footage used by Music One multiplied by Radio One’s actual per square foot lease costs for the appropriate time period. Administrative services are calculated based on the approximate hours provided by each Radio One employee to Music One multiplied by such employee’s applicable hourly rate and related benefits allocation. Advertising spots are priced at an average unit rate. Based on the cross-promotional nature of the activities provided by Music One and received by the Company, we believe that these methodologies of charging average unit rates or passing through the actual costs incurred are fair and reflect terms no less favorable than terms generally available to a third-party.

13.	PROFIT SHARING AND EMPLOYEE SAVINGS PLAN:

The Company maintains a profit sharing and employee savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to defer allowable portions of their compensation on a pre-tax basis through contributions to the savings plan. The Company may contribute to the plan at the discretion of its board of directors. Effective January 1, 2006, the Company began matching employee contributions to the employee savings plan. As of January 1, 2008, the Company suspended the matching employer contribution indefinitely. For the years ended December 31, 2010, 2009 and 2008, no employer contributions were paid.

14.	COMMITMENTS AND CONTINGENCIES:

Radio Broadcasting Licenses

Each of the Company’s radio stations operates pursuant to one or more licenses issued by the Federal Communications Commission that have a maximum term of eight years prior to renewal. The Company’s radio broadcasting licenses expire at various times through August 1, 2014. Although the Company may apply to renew its radio broadcasting licenses, third parties may challenge the Company’s renewal applications. The Company is not aware of any facts or circumstances that would prevent the Company from having its current licenses renewed.

TV One Cable Network

Pursuant to a limited liability company agreement dated July 18, 2003, the Company and certain other investors formed TV One for the purpose of developing and distributing a new television programming service. At that time, we committed to make a cumulative cash investment in TV One of $74.0 million, of which $60.3 million had been funded as of April 30, 2007, with no additional funding investment made since then. Since December 31, 2006, the initial four year commitment period for funding the capital has been extended on a quarterly basis due in part to TV One’s lower than anticipated capital needs during the initial commitment period. Currently, the commitment period has been extended to April 1, 2011. We anticipate funding our remaining capital commitment amounts at or about that time.

Royalty Agreements

Effective December 31, 2009, our radio music license agreements with the two largest performance rights organizations, American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music, Inc. (“BMI”), expired. The Radio Music License Committee (“RMLC”), which negotiates music licensing fees for most of the radio industry with ASCAP and BMI, had reached an agreement with these organizations on a temporary fee schedule that reflects a provisional discount of 7.0% against 2009 fee levels. The temporary fee reductions became effective in January 2010. Absent an agreement on long-term fees between the RMLC and ASCAP and BMI, the U.S. District Court in New York has the authority to make an interim and permanent fee ruling for the new contract period. In May 2010 and June 2010, the U.S. District Court’s judge charged with determining the licenses fees ruled to further reduce interim fees paid to ASCAP and BMI, respectively, down approximately another 11.0% from the previous temporary fees negotiated with the RMLC.

The Company has entered into fixed fee and variable share agreements with music performance rights organizations that expire as late as 2015. During the years ended December 31, 2010, 2009 and 2008, the Company incurred expenses, including discontinued operations, of approximately $11.4 million, $12.6 million and $12.2 million, respectively, in connection with these agreements. For continuing operations, for the years ended December 31, 2010, 2009 and 2008, the Company incurred expenses of approximately $11.4 million, $12.6 million and $11.8 million, respectively, in connection with these agreements.

Leases and Other Operating Contracts and Agreements

The Company has noncancelable operating leases for office space, studio space, broadcast towers and transmitter facilities that expire over the next 20 years. The Company’s leases for broadcast facilities generally provide for a base rent plus real estate taxes and certain operating expenses related to the leases. Certain of the Company’s leases contain renewal options, escalating payments over the life of the lease and rent concessions. Scheduled rent increases and rent concessions are being amortized over the terms of the agreements using the straight-line method, and are included in other liabilities in the accompanying consolidated balance sheets. The future rentals under non-cancelable leases as of December 31, 2010 are shown below.

The Company has other operating contracts and agreements including employment contracts, on-air talent contracts, severance obligations, retention bonuses, consulting agreements, equipment rental agreements, programming related agreements, and other general operating agreements that expire over the next five years. The amounts the Company is obligated to pay for these agreements are shown below.

	Operating	Other Operating
	Lease	Contracts and
	Payments	Agreements
	(In thousands)

Years ending December 31:
2011	$8,485	$37,041
2012	6,334	27,603
2013	4,866	12,558
2014	3,966	11,092
2015	2,803	59
2016 and thereafter	10,780	201

Total	$37,234	$88,554

Rent expense included in continuing operations for the years ended December 31, 2010, 2009 and 2008 was approximately $8.1 million, $8.8 million and $8.9 million, respectively. Rent expense, including discontinued operations, for the years ended December 31, 2010, 2009 and 2008 was approximately $8.1 million, $8.8 million and $9.0 million, respectively.

Reach Media Noncontrolling Interest Shareholders’ Put Rights

Beginning on February 28, 2012, the noncontrolling interest shareholders of Reach Media have an annual right to require Reach Media to purchase all or a portion of their shares at the then current fair market value for such shares. Beginning in 2012, this annual right can be exercised for a 30-day period beginning February 28 of each year. The purchase price for such shares may be paid in cash and/or registered Class D Common Stock of Radio One, at the discretion of Radio One. As a result, our ability to fund business operations, new acquisitions or new business initiatives could be limited.

Letters of Credit

As of December 31, 2010, we had three standby letters of credit totaling $610,000 in connection with our annual insurance policy renewals. In addition, we had a letter of credit of $500,000 for Reach Media in connection with an upcoming event.

Other Contingencies

The Company has been named as a defendant in several legal actions arising in the ordinary course of business. It is management’s opinion, after consultation with its legal counsel, that the outcome of these claims will not have a material adverse effect on the Company’s financial position or results of operations.

15.	CONTRACT TERMINATION:

In connection with the September 2005 termination of the Company’s sales representation agreements with Interep National Radio Sales, Inc. (“Interep”), and its subsequent agreements with Katz Communications, Inc. (“Katz”) making Katz the Company’s sole national sales representative, Katz paid the Company $3.4 million as an inducement to enter into new agreements and paid Interep approximately $5.3 million to satisfy the Company’s termination obligations. In August 2009, the Company completed amortizing both over the four-year life of the subsequent Katz agreements as a reduction to selling, general, and administrative expense. For each of the years ended December 31, 2010, 2009 and 2008, selling, general and administrative expense was reduced by $0, approximately $1.3 million and $1.9 million, respectively.

16.	QUARTERLY FINANCIAL DATA (UNAUDITED):

	Quarters Ended
	March 31	June 30	September 30	December 31(a)
	(In thousands, except share data)

2010:
Net revenue	$59,018	$75,194	$74,491	$71,203
Operating income (loss)	3,809	13,798	17,293	(19,787)
Net (loss) income from continuing operations	(4,660)	2,638	2,173	(26,571)
Net income (loss) from discontinued operations	63	(144)	(125)	1
Consolidated net (loss) income attributable to common stockholders	(4,568)	2,048	1,038	(27,151)
BASIC NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS
Net (loss) income from continuing operations per share	$(0.09)	$0.04	$0.02	$(0.52)
Net (loss) income from discontinued operations per share	(0.00)	(0.00)	(0.00)	0.00

Consolidated net (loss) income per share attributable to common stockholders	$(0.09)	$0.04	$0.02	$(0.52)

DILUTED NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS
Net (loss) income from continuing operations per share	$(0.09)	$0.04	$0.02	$(0.52)
Net (loss) income from discontinued operations per share	(0.00)	(0.00)	(0.00)	0.00

Consolidated net (loss) income per share attributable to common stockholders	$(0.09)	$0.04	$0.02	$(0.52)

WEIGHTED AVERAGE SHARES OUTSTANDING
Weighted average shares outstanding — basic	50,844,148	51,054,572	52,064,108	52,087,460

Weighted average shares outstanding — diluted	50,844,148	54,302,885	54,262,885	52,087,460

(a)	The net loss from continuing operations for the quarter ended December 31, 2010 includes approximately $36.1 million of pre-tax impairment of goodwill and broadcast licenses.

	Quarters Ended
	March 31(a)	June 30	September 30	December 31(a)
	(In thousands, except share data)

2009:
Net revenue	$60,310	$69,874	$74,652	$67,258
Operating (loss) income	(42,821)	18,823	22,352	(4,590)
Net (loss) income from continuing operations	(59,103)	7,627	14,315	(13,909)
Net loss from discontinued operations	(334)	(412)	(90)	(979)
Consolidated net (loss) income attributable to common stockholders	(59,437)	7,215	14,225	(14,888)
BASIC NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS
Net (loss) income from continuing operations per share	$(0.84)	$0.13	$0.25	$(0.26)
Net loss from discontinued operations per share	(0.00)	(0.01)	(0.00)	(0.02)

Consolidated net (loss) income per share attributable to common stockholders	$(0.84)	$0.12	$0.25	$(0.28)

DILUTED NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS
Net (loss) income from continuing operations per share	$(0.84)	$0.13	$0.25	$(0.26)
Net loss from discontinued operations per share	(0.00)	(0.01)	(0.00)	(0.02)

Consolidated net (loss) income per share attributable to common stockholders	$(0.84)	$0.12	$0.25	$(0.28)

WEIGHTED AVERAGE SHARES OUTSTANDING
Weighted average shares outstanding — basic	70,719,332	59,421,562	56,242,964	52,735,892

Weighted average shares outstanding — diluted	70,719,332	60,034,168	56,684,369	52,735,892

(a)	The net loss from continuing operations for the quarters ended March 31, 2009 and December 31, 2009 includes approximately $49.0 million and $17.0 million of pre-tax impairment of long-lived assets, respectively. The quarter ended December 31, 2009 includes an approximate $21.9 million charge for recording a valuation allowance against deferred tax assets.

17.	SEGMENT INFORMATION:

The Company has two reportable segments: (i) Radio Broadcasting; and (ii) Internet. These two segments operate in the United States and are consistently aligned with the Company’s management of its businesses and its financial reporting structure.

The Radio Broadcasting segment consists of all broadcast and Reach Media results of operations. The Internet segment includes the results of our online business, including the operations of Interactive One. Corporate/Eliminations/Other represents financial activity associated with our corporate staff and offices, intercompany activity between the two segments and activity associated with a small film venture.

Operating loss or income represents total revenues less operating expenses, depreciation and amortization, and impairment of long-lived assets. Intercompany revenue earned and expenses charged between segments are recorded at fair value and eliminated in consolidation.

The accounting policies described in the summary of significant accounting policies in Note 1 — Organization and Summary of Significant Accounting Policies are applied consistently across the two segments.

Detailed segment data for the years ended December 31, 2010, 2009 and 2008 is presented in the following table:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)

Net Revenue:
Radio Broadcasting	$271,273	$264,058	$304,976
Internet	16,027	14,044	12,325
Corporate/Eliminations/Other	(7,394)	(6,010)	(3,858)

Consolidated	$279,906	$272,092	$313,443

Operating Expenses (including stock-based compensation):
Radio Broadcasting	$170,917	$157,777	$175,706
Internet	22,737	23,046	19,002
Corporate/Eliminations/Other	17,636	10,560	24,060

Consolidated	$211,290	$191,383	$218,768

Depreciation and Amortization:
Radio Broadcasting	$11,383	$13,364	$13,483
Internet	4,942	6,408	4,159
Corporate/Eliminations/Other	1,114	1,239	1,380

Consolidated	$17,439	$21,011	$19,022

Impairment of Long-Lived Assets:
Radio Broadcasting	$36,063	$65,937	$423,220
Internet	—	—	—
Corporate/Eliminations/Other	—	—	—

Consolidated	$36,063	$65,937	$423,220

Operating income (loss):
Radio Broadcasting	$52,910	$26,980	$(307,433)
Internet	(11,652)	(15,410)	(10,836)
Corporate/Eliminations/Other	(26,144)	(17,809)	(29,298)

Consolidated	$15,114	$(6,239)	$(347,567)

	As of
	December 31,	December 31,
	2010	2009
	(In thousands)

Total Assets:
Radio Broadcasting	$894,160	$921,946
Internet/Publishing	33,698	37,784
Corporate/Eliminations/Other	71,354	75,812

Consolidated	$999,212	$1,035,542

18.	CONDENSED CONSOLIDATING FINANCIAL STATEMENTS:

The Company conducts a portion of its business through its subsidiaries. All of the Company’s Subsidiary Guarantors have fully and unconditionally guaranteed the Company’s 8 7/8% Senior Subordinated Notes due July 2011, the 6 3/8% Senior Subordinated Notes due February 2013, the 12 1/2%/15% Senior Subordinated Notes due May 2016, and the Company’s obligations under the Amended and Restated Credit Agreement.

Set forth below are consolidated balance sheets for the Company and the Subsidiary Guarantors as of December 31, 2010 and 2009, and related consolidated statements of operations and cash flow for each of the three years ended December 31, 2010. The equity method of accounting has been used by the Company to report its investments in subsidiaries. Separate financial statements for the Subsidiary Guarantors are not presented based on management’s determination that they do not provide additional information that is material to investors.

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS
As of December 31, 2010

	Combined
	Guarantor	Radio One,
	Subsidiaries	Inc.	Eliminations	Consolidated
	(In thousands)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,043	$8,149	$—	$9,192
Trade accounts receivable, net of allowance for doubtful accounts	30,511	28,000	—	58,511
Prepaid expenses and other current assets	1,331	7,050	—	8,381

Current assets from discontinued operations	(61)	128	—	67
Total current assets	32,824	43,327	—	76,151
PROPERTY AND EQUIPMENT, net	19,811	13,649	—	33,460
INTANGIBLE ASSETS, net	568,802	271,345	—	840,147
INVESTMENT IN SUBSIDIARIES	—	609,199	(609,199)	—
INVESTMENT IN AFFILIATED COMPANY	—	47,470	—	47,470
OTHER ASSETS	497	1,484	—	1,981
NON-CURRENT ASSESTS FROM DISCONTINUED OPERATIONS	3	—	—	3

Total assets	$621,937	$986,474	$(609,199)	$999,212

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$413	$2,598	$—	$3,011
Accrued interest	—	4,558	—	4,558
Accrued compensation and related benefits	2,331	8,389	—	10,720
Income taxes payable	—	1,671	—	1,671
Other current liabilities	8,404	3,321	—	11,725

Current portion of long-term debt	—	18,402	—	18,402
Current liabilities from discontinued operations	22	(10)	—	12
Total current liabilities	11,170	38,929	—	50,099
LONG-TERM DEBT, net of current portion	—	623,820	—	623,820
OTHER LONG-TERM LIABILITIES	1,568	9,363	—	10,931
DEFERRED TAX LIABILITIES	—	89,392	—	89,392

Total liabilities	12,738	761,504	—	774,242

REDEEMABLE NONCONTROLLING INTERESTS	—	30,635	—	30,635
STOCKHOLDERS’ EQUITY:
Common stock	—	54	—	54
Accumulated comprehensive income adjustments	—	(1,424)	—	(1,424)
Additional paid-in capital	237,515	994,750	(237,515)	994,750

Retained earnings (accumulated deficit)	371,684	(799,045)	(371,684)	(799,045)

Total stockholders’ equity	609,199	194,335	(609,199)	194,335

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$621,937	$986,474	$(609,199)	$999,212

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS
As of December 31, 2009

	Combined
	Guarantor	Radio One,
	Subsidiaries	Inc.	Eliminations	Consolidated
	(In thousands)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$127	$19,836	$—	$19,963
Trade accounts receivable, net of allowance for doubtful accounts	27,934	19,085	—	47,019
Prepaid expenses and other current assets	1,818	3,132	—	4,950
Current assets from discontinued operations	300	124	—	424

Total current assets	30,179	42,177	—	72,356
PROPERTY AND EQUIPMENT, net	23,429	17,156	—	40,585
INTANGIBLE ASSETS, net	572,449	298,772	—	871,221
INVESTMENT IN SUBSIDIARIES	—	610,712	(610,712)	—
INVESTMENT IN AFFILIATED COMPANY	—	48,452	—	48,452
OTHER ASSETS	1,482	1,372	—	2,854
NON-CURRENT ASSESTS FROM DISCONTINUED OPERATIONS	74	—	—	74

Total assets	$627,613	$1,018,641	$(610,712)	$1,035,542

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$828	$3,332	$—	$4,160
Accrued interest	—	9,499	—	9,499
Accrued compensation and related benefits	2,659	7,590	—	10,249
Income taxes payable	—	1,533	—	1,533
Other current liabilities	8,007	(771)	—	7,236
Current portion of long-term debt	—	652,534	—	652,534
Current liabilities from discontinued operations	2,924	25	—	2,949

Total current liabilities	14,418	673,742	—	688,160
LONG-TERM DEBT, net of current portion	—	1,000	—	1,000
OTHER LONG-TERM LIABILITIES	2,483	7,702	—	10,185
DEFERRED TAX LIABILITIES	—	88,144	—	88,144

Total liabilities	16,901	770,588	—	787,489

REDEEMABLE NONCONTROLLING INTERESTS	—	52,225	—	52,225

STOCKHOLDERS’ EQUITY:
Common stock	—	51	—	51
Accumulated comprehensive income adjustments	—	(2,086)	—	(2,086)
Additional paid-in capital	270,985	968,275	(270,985)	968,275
Retained earnings (accumulated deficit)	339,727	(770,412)	(339,727)	(770,412)

Total stockholders’ equity	610,712	195,828	(610,712)	195,828

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$627,613	$1,018,641	$(610,712)	$1,035,542

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2010

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
	(In thousands)

NET REVENUE	$135,058	$144,848	$—	$279,906
OPERATING EXPENSES:
Programming and technical, including stock-based compensation	34,399	40,645	—	75,044
Selling, general and administrative, including stock-based compensation	58,963	44,361	—	103,324
Corporate selling, general and administrative, including stock-based compensation	—	32,922	—	32,922
Depreciation and amortization	9,879	7,560	—	17,439
Impairment of long-lived assets	—	36,063	—	36,063

Total operating expenses	103,241	161,551	—	264,792

Operating income (loss)	31,817	(16,703)	—	15,114
INTEREST INCOME	—	127	—	127
INTEREST EXPENSE	—	46,834	—	46,834
EQUITY IN INCOME OF AFFILIATED COMPANY	—	5,558	—	5,558
GAIN ON RETIREMENT OF DEBT	—	6,646	—	6,646
OTHER INCOME (EXPENSE)	142	(3,203)	—	(3,061)

Income (Loss) before provision for income taxes, noncontrolling interests in income of subsidiaries and discontinued operations	31,959	(54,409)	—	(22,450)
PROVISION FOR INCOME TAXES	—	3,971	—	3,971

Net income (loss) before equity in income of subsidiaries and discontinued operations	31,959	(58,380)	—	(26,421)
EQUITY IN INCOME OF SUBSIDIARIES	—	31,957	(31,957)	—

Net income (loss) from continuing operations	31,959	(26,423)	(31,957)	(26,421)
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(2)	(202)	—	(204)

Net income (loss)	31,957	(26,625)	(31,957)	(26,625)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	2,008	—	2,008

Net income (loss) attributable to Radio One, Inc.	$31,957	$(28,633)	$(31,957)	$(28,633)

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2009

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
	(In thousands)

NET REVENUE	$124,672	$147,420	$—	$272,092
OPERATING EXPENSES:
Programming and technical, including stock-based compensation	34,654	40,981	—	75,635
Selling, general and administrative, including stock-based compensation	53,830	37,186	—	91,016
Corporate selling, general and administrative, including stock-based compensation	—	24,732	—	24,732
Depreciation and amortization	11,960	9,051	—	21,011
Impairment of long-lived assets	50,933	15,004	—	65,937

Total operating expenses	151,377	126,954	—	278,331

Operating (loss) income	(26,705)	20,466	—	(6,239)
INTEREST INCOME	—	144	—	144
INTEREST EXPENSE	3	38,401	—	38,404
EQUITY IN INCOME OF AFFILIATED COMPANY	—	3,653	—	3,653
GAIN ON RETIREMENT OF DEBT	—	1,221	—	1,221
OTHER INCOME (EXPENSE)	36	(140)	—	(104)

Loss before provision for income taxes, noncontrolling interests in income of subsidiaries and discontinued operations	(26,672)	(13,057)	—	(39,729)
PROVISION FOR INCOME TAXES	—	7,014	—	7,014

Net loss before equity in loss of subsidiaries and discontinued operations	(26,672)	(20,071)	—	(46,743)
EQUITY IN LOSS OF SUBSIDIARIES	—	(28,579)	28,579	—

Net loss from continuing operations	(26,672)	(48,650)	28,579	(46,743)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, net of tax	(1,907)	92	—	(1,815)

Net loss	(28,579)	(48,558)	28,579	(48,558)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	4,329	—	4,329

Net loss attributable to Radio One, Inc.	$(28,579)	$(52,887)	$28,579	$(52,887)

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2008

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
	(In thousands)

NET REVENUE	$142,933	$170,510	$—	$313,443
OPERATING EXPENSES:
Programming and technical, including stock-based compensation	35,697	43,607	—	79,304
Selling, general and administrative, including stock-based compensation	56,768	46,340	—	103,108
Corporate selling, general and administrative, including stock-based compensation	—	36,356	—	36,356
Depreciation and amortization	9,929	9,093	—	19,022
Impairment of long-lived assets	328,971	94,249	—	423,220

Total operating expenses	431,365	229,645	—	661,010

Operating loss	(288,432)	(59,135)	—	(347,567)
INTEREST INCOME	4	487	—	491
INTEREST EXPENSE	24	59,665	—	59,689
EQUITY IN LOSS OF AFFILIATED COMPANY	—	(3,652)	—	(3,652)
GAIN ON RETIREMENT OF DEBT	—	74,017	—	74,017
OTHER EXPENSE	—	(316)	—	(316)

Loss before provision for income taxes, noncontrolling interests in income of subsidiaries and discontinued operations	(288,452)	(48,264)	—	(336,716)
(BENEFIT FROM) PROVISION FOR INCOME TAXES	(56,025)	10,842	—	(45,183)

Net loss before equity in loss of subsidiaries and discontinued operations	(232,427)	(59,106)	—	(291,533)
EQUITY IN LOSS OF SUBSIDIARIES	—	(234,470)	234,470	—

Net loss from continuing operations	(232,427)	(293,576)	234,470	(291,533)
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(2,043)	(5,371)	—	(7,414)

Net loss	(234,470)	(298,947)	234,470	(298,947)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	3,997	—	3,997

Net loss attributable to Radio One, Inc.	$(234,470)	$(302,944)	$234,470	$(302,944)

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2010

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	31,957	(58,582)	—	(26,625)
Adjustments to reconcile consolidated net loss to net cash from operating activities:
Depreciation and amortization	9,879	7,560	—	17,439
Amortization of debt financing costs	—	2,970	—	2,970
Write off of debt financing costs	—	3,055	—	3,055
Deferred income taxes	—	1,311	—	1,311
Impairment of long-lived assets	—	36,063	—	36,063
Equity in net income of affiliated company	—	(5,558)	—	(5,558)
Stock-based compensation and other non-cash compensation	—	5,799	—	5,799
Gain on retirement of debt	—	(6,646)	—	(6,646)
Effect of change in operating assets and liabilities, net of assets acquired:
Trade accounts receivable, net	(2,577)	(8,914)	—	(11,491)
Prepaid expenses and other current assets	487	(3,918)	—	(3,431)
Other assets	985	6,138	—	7,123
Accounts payable	(414)	(736)	—	(1,150)
Due to corporate/from subsidiaries	(35,711)	35,711	—	—
Accrued interest	—	(4,941)	—	(4,941)
Accrued compensation and related benefits	(328)	801	—	473
Income taxes payable	—	138	—	138
Other liabilities	(518)	3,915	—	3,397
Net cash flows used in operating activities from discontinued operations	—	(90)	—	(90)

Net cash flows provided by operating activities	3,760	14,076	—	17,836

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(4,322)	—	(4,322)
Purchase of intangible assets	—	(342)	—	(342)

Net cash flows used in investing activities	—	(4,664)	—	(4,664)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	—	342,000	—	342,000
Repayment of credit facility	—	(339,343)	—	(339,343)
Proceeds from issuance of Senior Subordinated Notes	—	286,794	—	286,794
Repayment of Senior Subordinated Notes	—	(290,800)	—	(290,800)
Payment of dividend to noncontrolling interest shareholders of Reach Media	(2,844)	—	—	(2,844)
Payment of bank financing costs	—	(19,750)	—	(19,750)

Net cash flows used in financing activities	(2,844)	(21,099)	—	(23,943)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	916	(11,687)	—	(10,771)
CASH AND CASH EQUIVALENTS, beginning of period	127	19,836	—	19,963

CASH AND CASH EQUIVALENTS, end of period	$1,043	$8,149	$—	$9,192

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2009

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
		(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(28,579)	(19,979)	—	(48,558)
Adjustments to reconcile consolidated net loss to net cash from operating activities:
Depreciation and amortization	11,960	9,051	—	21,011
Amortization of debt financing costs	—	2,419	—	2,419
Deferred income taxes	—	1,996	—	1,996
Impairment of long-lived assets	50,933	15,004	—	65,937
Equity in net losses of affiliated company	—	(3,653)	—	(3,653)
Stock-based compensation and other non-cash compensation	—	1,649	—	1,649
Gain on retirement of debt	—	(1,221)	—	(1,221)
Amortization of contract inducement and termination fee	(598)	(665)	—	(1,263)
Effect of change in operating assets and liabilities, net of assets acquired:
Trade accounts receivable, net	(2,533)	4,922	—	2,389
Prepaid expenses and other current assets	151	202	—	353
Other assets	(272)	5,101	—	4,829
Accounts payable	(378)	1,215	—	837
Due to corporate/from subsidiaries	(30,646)	30,646	—	—
Accrued interest	—	(584)	—	(584)
Accrued compensation and related benefits	435	(583)	—	(148)
Income taxes payable	1	1,502	—	1,503
Other liabilities	(634)	(2,109)	—	(2,743)
Net cash flows provided by (used in) operating activities from discontinued operations	744	(54)	—	690

Net cash flows provided by operating activities	584	44,859	—	45,443

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,058)	(1,470)	—	(4,528)
Purchase of intangible assets	—	(343)	—	(343)

Net cash flows used in investing activities	(3,058)	(1,813)	—	(4,871)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of Senior Subordinated Notes	—	(1,220)	—	(1,220)
Repayment of other debt	—	(153)	—	(153)
Proceeds from credit facility	—	116,500	—	116,500
Repurchase of common stock	—	(19,697)	—	(19,697)
Payment of credit facility	—	(136,670)	—	(136,670)
Payment of bank financing costs	—	(1,658)	—	(1,658)

Net cash flows used in financing activities	—	(42,898)	—	(42,898)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,474)	148	—	(2,326)
CASH AND CASH EQUIVALENTS, beginning of period	2,601	19,688	—	22,289

CASH AND CASH EQUIVALENTS, end of period	$127	$19,836	$—	$19,963

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2008

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(234,470)	(298,947)	234,470	(298,947)
Adjustments to reconcile consolidated net loss to net cash from operating activities:
Depreciation and amortization	9,929	9,093	—	19,022
Amortization of debt financing costs	—	2,591	—	2,591
Deferred income taxes	—	(49,687)	—	(49,687)
Impairment of long-lived assets	328,972	94,248	—	423,220
Equity in net losses of affiliated company	—	3,652	—	3,652
Stock-based compensation and other non-cash compensation	389	1,343	—	1,732
Gain on retirement of debt	—	(74,017)	—	(74,017)
Amortization of contract inducement and termination fee	(896)	(999)	—	(1,895)
Change in interest due on stock subscription receivable	—	(20)	—	(20)
Effect of change in operating assets and liabilities, net of assets acquired:
Trade accounts receivable, net	(2,921)	1,121	—	(1,800)
Prepaid expenses and other current assets	(198)	(373)	—	(571)
Other assets	(165)	(801)	—	(966)
Accounts payable	1,648	(1,914)	—	(266)
Due to corporate/from subsidiaries	(50,128)	50,128	—	—
Accrued interest	—	(8,921)	—	(8,921)
Accrued compensation and related benefits	590	(6,029)	—	(5,439)
Income taxes payable	—	(4,433)	—	(4,433)
Other liabilities	(11,733)	16,632	—	4,899
Net cash flows provided by operating activities from discontinued operations	1,322	4,356	—	5,678

Net cash flows provided by (used in) operating activities	42,339	(262,977)	234,470	13,832

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,002)	(7,539)	—	(12,541)
Cash paid for acquisitions	(34,918)	(35,537)	—	(70,455)
Investment in subsidiaries	—	234,470	(234,470)	—
Proceeds from sale of assets	—	150,224	—	150,224
Purchase of intangible assets	(474)	(342)	—	(816)
Deposits and payments for station purchases and other assets	—	(215)	—	(215)
Net cash flows used in investing activities from discontinued operations	(166)	—	—	(166)

Net cash flows (used in) provided by investing activities	(40,560)	341,061	(234,470)	66,031

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of Senior Subordinated Notes	—	(120,787)	—	(120,787)
Repayment of other debt	—	(1,004)	—	(1,004)
Proceeds from credit facility	—	227,000	—	227,000
Repurchase of common stock	—	(12,104)	—	(12,104)
Payment of credit facility	—	(170,299)	—	(170,299)
Payment of stock subscriptions receivable	—	1,737	—	1,737
Payment to noncontrolling interest shareholders of Reach Media	—	(6,364)	—	(6,364)

Net cash flows used in financing activities	—	(81,821)	—	(81,821)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,779	(3,737)	—	(1,958)
CASH AND CASH EQUIVALENTS, beginning of period	822	23,425	—	24,247

CASH AND CASH EQUIVALENTS, end of period	$2,601	$19,688	$—	$22,289

19.	SUBSEQUENT EVENTS:

Certain TV One Transactions

On February, 25, 2011, TV One, the Company’s joint venture agreement with an affiliate of Comcast Corporation, completed a privately placed debt offering of $119 million (the “Redemption Financing”). The Redemption Financing is structured as senior secured notes bearing a 10% coupon and is due 2016. The Redemption Financing was structured to allow for continued distributions to the remaining members of TV One, including Radio One, subject to certain conditions. Subsequently, on February 28, 2011, TV One utilized $82.4 million of the Redemption Financing to repurchase 15.4% of its outstanding membership interests from certain financial investors and 2.0% of its outstanding membership interests held by TV One management (representing approximately 50% of interests held by management). These redemptions by TV One, increased Radio One’s holding in TV One from 36.8% to approximately 44.6%. TV One intends to use the balance of the Redemption Financing as part of the upcoming redemption of DirecTV’s 12.4% interest in TV One, which is expected to occur in the first half of 2011. The Company is currently evaluating the impact that these transactions related to the Redemption Financing has on the Company’s accounting for its investment in TV One.

Credit Ratings

On March 7, 2011, Moody’s assigned a B1 rating to the Company’s proposed new $25.0 million first out, first lien revolver due 2015 and a B2 rating to the Company’s proposed new $386.0 million term loan due 2016. Moody’s also raised the Company’s Probability of Default rating to Caa1 (from Caa2), raised the rating on the Company’s 12 1/2%/15% Senior Subordinated Notes due 2016 to Caa2 (from Caa3) and affirmed the Company’s Caa1 Corporate Family Rating.

On March 8, 2011, S&P assigned a B+ rating to the Company’s proposed new $25.0 million first out, first lien revolver due 2015 and a B rating to the Company’s proposed new $386.0 million term loan due 2016. S&P also raised the rating on the Company’s 12 1/2%/15% Senior Subordinated Notes due 2016 to CCC (from CCC-) and raised the Company’s Corporate Credit Rating to B- (from CCC+).

CFO Employment Agreement

On March 3, 2011, the Company executed an employment agreement with Peter D. Thompson, the Company’s Chief Financial Officer. The employment agreement is through mid-November 2013 with an initial annual base salary of $550,000. Under the terms of the agreement, Mr. Thompson is eligible for an annual bonus of $200,000. A copy of the employment agreement is attached to the Company’s Form 8-K filed March 9, 2011 and the foregoing summary of its terms is qualified in its entirety by reference to the actual terms of the agreement.

Supplemental Indenture

On March 11, 2011, the Company executed the First Supplemental Indenture among Radio One, Inc., the Wilmington Trust Company, as trustee, relating to the 12.5%/15.0% Senior Subordinated Notes due 2016 (the “Supplemental Indenture”). The Supplemental Indenture expands the definition of “Permitted TV One Indebtedness” to mean indebtedness incurred by TV One or any of its subsidiaries, the net proceeds of which are used to finance the acquisition of TV One equity interests from the Financial Investor Members, the DTV Investors and the Class D Members and any payment obligations arising in connection with or as a result of such acquisition A copy of the Supplement Indenture is attached to the Company’s Form 10-K and the foregoing summary of its terms is qualified in its entirety by reference to the actual terms of the agreement.

Credit Facilities

On March 7, 2011, the Company announced that it has engaged Credit Suisse and Deutsche Bank to arrange a new senior credit facility. The new senior secured credit facility is to be comprised of a $25.0 million “super-priority” revolving credit facility and a $386.0 million term loan (the “New Senior Credit Facility”). Upon completion, the proceeds of the New Senior Credit Facility will be used to refinance all of the Company’s outstanding indebtedness under its existing senior credit facility and general corporate purposes. Radio One anticipates that affiliates of Credit Suisse and Deutsche Bank will provide the $25.0 million “super-priority” revolving credit facility and will use commercially reasonable efforts to syndicate the $386.0 million term loan. The Company expects to complete the transaction during the first quarter, subject to meeting customary conditions, including but not limited to, successful syndication and entry into a credit agreement and security documents for the New Senior Credit Facility.

RADIO ONE, INC. AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2010, 2009 and 2008

	Balance	Additions
	at	Charged	Acquired
	Beginning	to	from		Balance at End
Description	of Year	Expense	Acquisitions	Deductions	of Year
	(In thousands)

Allowance for Doubtful Accounts:
2010	$2,651	$2,616	$—	$2,244	$3,023
2009	3,520	2,124	—	2,993	2,651
2008	1,862	4,946	55	3,343	3,520

	Balance	Additions
	at	Charged			Balance
	Beginning of	to	Acquired from		at End of
Description	Year	Expense	Acquisitions	Deductions(1)	Year
	(In thousands)

Valuation Allowance for Deferred Tax Assets:
2010	$228,019	$2,084	$—	$256	$230,359
2009	205,756	21,958	—	305	228,019
2008	133,977	69,212	1,088	(1,479)	205,756

(1)	Relates to an increase or (decrease) to the valuation allowance for deferred tax assets pertaining to interest rate swaps charged to accumulated other comprehensive income instead of provision for income taxes.

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(In thousands, except share data)

NET REVENUE	$65,045	$59,018
OPERATING EXPENSES:
Programming and technical	18,883	18,585
Selling, general and administrative, including stock-based compensation of $164 and $402, respectively	28,520	23,007
Corporate selling, general and administrative, including stock-based compensation of $773 and $1,611, respectively	8,022	8,896
Depreciation and amortization	4,099	4,721

Total operating expenses	59,524	55,209

Operating income	5,521	3,809
INTEREST INCOME	8	25
INTEREST EXPENSE	19,333	9,235
LOSS ON RETIREMENT OF DEBT	7,743	—
EQUITY IN INCOME OF AFFILIATED COMPANY	3,079	909
OTHER INCOME (EXPENSE), net	25	(477)

Loss before provision for (benefit from) income taxes, noncontrolling interests in (loss) income of subsidiaries and income from discontinued operations	(18,443)	(4,969)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	45,619	(309)

Net loss from continuing operations	(64,062)	(4,660)
INCOME FROM DISCONTINUED OPERATIONS, net of tax	20	63

NET LOSS	(64,042)	(4,597)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	203	(29)

NET LOSS ATTRIBUTABLE TO RADIO ONE, INC.	$(64,245)	$(4,568)

BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO RADIO ONE, INC.:
Continuing operations	$(1.23)	$(0.09)
Discontinued operations, net of tax	(0.00)	(0.00)

Net loss attributable to Radio One, Inc.	$(1.23)	$(0.09)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52,117,552	50,844,148

Diluted	52,117,552	50,844,148

The accompanying notes are an integral part of these consolidated financial statements.

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of
	March 31, 2011	December 31, 2010
	(Unaudited)
	(In thousands, except share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,817	$9,192
Trade accounts receivable, net of allowance for doubtful accounts of $2,480 and $3,023, respectively	47,312	58,511
Prepaid expenses	4,569	6,809
Other current assets	1,203	1,572
Current assets from discontinued operations	64	67

Total current assets	86,965	76,151
PROPERTY AND EQUIPMENT, net	32,484	33,460
GOODWILL	121,414	121,414
RADIO BROADCASTING LICENSES	678,697	678,697
OTHER INTANGIBLE ASSETS, net	35,174	40,036
INVESTMENT IN AFFILIATED COMPANY	50,455	47,470
OTHER ASSETS	2,215	1,981
NON-CURRENT ASSETS FROM DISCONTINUED OPERATIONS	23	3

Total assets	$1,007,427	$999,212

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,673	$3,011
Accrued interest	5,695	4,558
Accrued compensation and related benefits	9,494	10,720
Income taxes payable	2,253	1,671
Other current liabilities	8,359	11,725
Current portion of long-term debt	4,860	18,402
Current liabilities from discontinued operations	50	12

Total current liabilities	32,384	50,099
LONG-TERM DEBT, net of current portion and original issue discount	667,769	623,820
OTHER LONG-TERM LIABILITIES	9,572	10,931
DEFERRED TAX LIABILITIES	134,413	89,392

Total liabilities	844,138	774,242

REDEEMABLE NONCONTROLLING INTERESTS	31,269	30,635

STOCKHOLDERS’ EQUITY:
Convertible preferred stock, $.001 par value, 1,000,000 shares authorized; no shares outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock — Class A, $.001 par value, 30,000,000 shares authorized; 2,828,912 and 2,863,912 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	3	3
Common stock — Class B, $.001 par value, 150,000,000 shares authorized; 2,861,843 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	3	3
Common stock — Class C, $.001 par value, 150,000,000 shares authorized; 3,121,048 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	3	3
Common stock — Class D, $.001 par value, 150,000,000 shares authorized; 45,576,082 and 45,541,082 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	45	45
Accumulated other comprehensive loss	—	(1,424)
Additional paid-in capital	995,256	994,750
Accumulated deficit	(863,290)	(799,045)

Total stockholders’ equity	132,020	194,335

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,007,427	$999,212

The accompanying notes are an integral part of these consolidated financial statements.

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2011 (UNAUDITED)

		Common	Common		Common		Accumulated
	Convertible	Stock	Stock	Common	Stock		Other	Additional		Total
	Preferred	Class	Class	Stock	Class	Comprehensive	Comprehensive	Paid-In	Accumulated	Stockholders’
	Stock	A	B	Class C	D	Loss	Loss	Capital	Deficit	Equity
	(In thousands)

BALANCE, as of December 31, 2010	$—	$3	$3	$3	$45		$(1,424)	$994,750	$(799,045)	$194,335
Comprehensive loss:
Net loss	—	—	—	—	—	$(64,245)	—	—	(64,245)	(64,245)
Change in unrealized loss on derivative and hedging activities, net of taxes	—	—	—	—	—	—	158	—	—	158
Termination of interest rate swap	—	—	—	—	—	—	1,266	—	—	1,266

Comprehensive loss						$(64,245)

Stock-based compensation expense	—	—	—	—	—		—	937	—	937
Adjustment of redeemable noncontrolling interests to estimated redemption value	—	—	—	—	—		—	(431)	—	(431)

BALANCE, as of March 31, 2011	$—	$3	$3	$3	$45		$—	$995,256	$(863,290)	$132,020

The accompanying notes are an integral part of these consolidated financial statements.

RADIO ONE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(64,042)	(4,597)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	4,099	4,721
Amortization of debt financing costs	1,591	612
Write off of debt financing costs	—	645
Deferred income taxes	45,042	(383)
Equity in income of affiliated company	(3,079)	(909)
Stock-based compensation	937	2,013
Non-cash interest	6,520	—
Loss on retirement of debt	7,743	—
Effect of change in operating assets and liabilities, net of assets acquired:
Trade accounts receivable	11,199	(463)
Prepaid expenses and other assets	2,609	(752)
Other assets	98	553
Accounts payable	(1,338)	(2,059)
Accrued interest	425	(5,548)
Accrued compensation and related benefits	(1,226)	1,381
Income taxes payable	582	(31)
Other liabilities	(3,471)	3,751
Net cash flows provided by (used in) operating activities of discontinued operations	22	(62)

Net cash flows provided by (used in) by operating activities	7,711	(1,128)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,812)	(1,072)

Net cash flows used in investing activities	(1,812)	(1,072)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility, net of original issue discount	378,280	—
Repayment of credit facility	(353,681)	(4,502)
Debt refinancing and modification costs	(5,873)	(3,303)

Net cash flows provided by (used in) financing activities	18,726	(7,805)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,625	(10,005)
CASH AND CASH EQUIVALENTS, beginning of period	9,192	19,963

CASH AND CASH EQUIVALENTS, end of period	$33,817	$9,958

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) for:
Interest	$10,797	$14,171

Income taxes, net	$(6)	$106

The accompanying notes are an integral part of these consolidated financial statements.

RADIO ONE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)	Organization

Radio One, Inc. (a Delaware corporation referred to as “Radio One”) and its subsidiaries (collectively, the “Company”) is an urban-oriented, multi-media company that primarily targets African-American consumers. Our core business is our radio broadcasting franchise that is the largest radio broadcasting operation that primarily targets African-American and urban listeners. We currently own 53 broadcast stations located in 16 urban markets in the United States. While our primary source of revenue is the sale of local and national advertising for broadcast on our radio stations, our operating strategy is to operate the premier multi-media entertainment and information content provider targeting African-American consumers. Thus, we have diversified our revenue streams by making acquisitions and investments in other complementary media properties. Our other media interests include our approximately 45% (as of March 31, 2011 but see Note 14 - Subsequent Events) ownership interest in TV One, LLC (“TV One”), an African-American targeted cable television network that we invested in with an affiliate of Comcast Corporation and other investors; our 53.5% ownership interest in Reach Media, Inc. (“Reach Media”), which operates the Tom Joyner Morning Show; our ownership of Interactive One, LLC (“Interactive One”), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily and HelloBeautiful; and our ownership of Community Connect, LLC (formerly Community Connect Inc.) (“CCI”), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente and Asian Avenue. CCI is included within the operations of Interactive One. Through our national multi-media presence, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audience.

In December 2009, the Company ceased publication of our urban-themed lifestyle periodical, Giant Magazine. The remaining assets and liabilities of this publication have been classified as discontinued operations as of March 31, 2011 and December 31, 2010, and the publication’s results from operations for the three months ended March 31, 2011 and 2010, have been classified as discontinued operations in the accompanying consolidated financial statements.

As part of our consolidated financial statements, consistent with our financial reporting structure and how the Company currently manages its businesses, we have provided selected financial information on the Company’s two reportable segments: (i) Radio Broadcasting; and (ii) Internet. (See Note 10 — Segment Information.)

(b)	Interim Financial Statements

The interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In management’s opinion, the interim financial data presented herein include all adjustments (which include only normal recurring adjustments) necessary for a fair presentation. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations.

Results for interim periods are not necessarily indicative of results to be expected for the full year. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s 2010 Annual Report on Form 10-K.

(c)	Financial Instruments

Financial instruments as of March 31, 2011 and December 31, 2010 consisted of cash and cash equivalents, trade accounts receivable, accounts payable, accrued expenses, note payable, long-term debt and redeemable noncontrolling interests. The carrying amounts approximated fair value for each of these financial instruments as of March 31, 2011 and December 31, 2010, except for the Company’s outstanding senior subordinated notes. The 6 3/8% Senior Subordinated Notes due February 2013 had a carrying value of $747,000 and a fair value of approximately $710,000 as of March 31, 2011, and a carrying value of $747,000 and a fair value of approximately $672,000 as of December 31, 2010. The 12 1/2%/15% Senior Subordinated Notes due May 2016 had a carrying value of $292.6 million and a fair value of approximately $308.0 million as of March 31, 2011, and a carrying value of $286.8 million and a fair value of approximately $278.2 million as of December 31, 2010. The fair values were determined based on the trading values of these instruments as of the reporting date.

(d)	Revenue Recognition

The Company recognizes revenue for broadcast advertising when a commercial is broadcast and is reported, net of agency and outside sales representative commissions, in accordance with Accounting Standards Codification (“ASC”) 605, “Revenue Recognition.” Agency and outside sales representative commissions are calculated based on a stated percentage applied to gross billing. Generally, clients remit the gross billing amount to the agency or outside sales representative, and the agency or outside sales representative remits the gross billing, less their commission, to the Company. Agency and outside sales representative commissions were approximately $6.8 million and $6.6 million for the three months ended March 31, 2011 and 2010, respectively.

Interactive One currently generates the majority of the Company’s internet revenue, and derives such revenue principally from advertising services, including advertising aimed at diversity recruiting. Advertising services include the sale of banner and sponsorship advertisements. Advertising revenue is recognized either as impressions (the number of times advertisements appear in viewed pages) are delivered, when “click through” purchases or leads are reported, or ratably over the contract period, where applicable. Interactive One has a diversity recruiting relationship with Monster, Inc. (“Monster”). Monster posts job listings and advertising on Interactive One’s websites and Interactive One earns revenue for displaying the images on its websites.

(e)	Barter Transactions

The Company provides broadcast advertising time in exchange for programming content and certain services and accounts for these exchanges in accordance with ASC 605, “Revenue Recognition.” The terms of these exchanges generally permit the Company to preempt such broadcast time in favor of advertisers who purchase time in exchange for cash. The Company includes the value of such exchanges in both broadcasting net revenue and station operating expenses. The valuation of barter time is based upon the fair value of the network advertising time provided for the programming content and services received. For the three months ended March 31, 2011 and 2010, barter transaction revenues were $854,000 and $815,000, respectively. Additionally, barter transaction costs were reflected in programming and technical expenses and selling, general and administrative expenses of $771,000 and $764,000 and $83,000 and $51,000, for the three months ended March 31, 2011 and 2010, respectively.

(f)	Comprehensive Loss

The Company’s comprehensive loss consists of net loss and other items recorded directly to the equity accounts. The objective is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events during the period, other than transactions with owners. The Company’s other comprehensive loss consists of income on derivative instruments that qualify for cash flow hedge treatment. (See Note 6 — Derivative Instruments and Hedging Activities.)

The following table sets forth the components of comprehensive loss:

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(In thousands)

Net loss	$(64,042)	$(4,597)
Other comprehensive income (net of tax benefit of $0 for all periods):
Derivative and hedging activities	—	134

Comprehensive loss	(64,042)	(4,463)
Comprehensive income (loss) attributable to the noncontrolling interests	203	(29)

Comprehensive loss attributable to Radio One, Inc.	$(64,245)	$(4,434)

(g)	Earnings Per Share

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. The Company’s potentially dilutive securities include stock options and restricted stock. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a net loss, as the inclusion of the potentially dilutive common shares would have an anti-dilutive effect.

The following table sets forth the calculation of basic and diluted earnings per share (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)

Numerator:
Net loss attributable to Radio One, Inc.	$(64,245)	$(4,568)

Denominator:
Denominator for basic net loss per share - weighted-average outstanding shares	52,117,552	50,844,148
Effect of dilutive securities:
Stock options and restricted stock

Denominator for diluted net loss per share - weighted-average outstanding shares	52,117,552	50,844,148

Net loss attributable to Radio One, Inc. per share — basic	$(1.23)	$(0.09)

Net loss attributable to Radio One, Inc. per share — diluted	$(1.23)	$(0.09)

All stock options and restricted stock were excluded from the diluted calculation as their inclusion would have been anti-dilutive. The following table summarizes the potential common shares excluded from the diluted calculation.

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
	(In thousands)

Stock options	5,111	5,404

Restricted stock	2,260	3,592

(h)	Fair Value Measurements

We report our financial and non-financial assets and liabilities measured at fair value on a recurring and non-recurring basis under the provisions of ASC 820, “Fair Value Measurements and Disclosures.” ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1:  Inputs are unadjusted quoted prices in active markets for identical assets and liabilities that can be accessed at measurement date.

Level 2:  Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3:  Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

As of March 31, 2011 and December 31, 2010, the fair values of our financial liabilities are categorized as follows:

	Total	Level 1	Level 2	Level 3
		(Unaudited) (In thousands)

As of March 31, 2011
Liabilities subject to fair value measurement:
Employment agreement award(b)	$6,784	$—	$—	$6,784

Mezzanine equity subject to fair value measurement:
Redeemable noncontrolling interests(c)	$31,269	$—	$—	$31,269

As of December 31, 2010
Liabilities subject to fair value measurement:
Interest rate swaps(a)	$1,426	$—	$1,426	$—
Employment agreement award(b)	6,824	—	—	6,824

Total	$8,250	$—	$1,426	$6,824

Mezzanine equity subject to fair value measurement:
Redeemable noncontrolling interests(c)	$30,635	$—	$—	$30,635

(a)	Based on London Interbank Offered Rate (“LIBOR”).

(b)	Pursuant to an employment agreement (the “Employment Agreement”) executed in April 2008, the Chief Executive Officer (“CEO”) is eligible to receive an award amount equal to 8% of any proceeds from distributions or other liquidity events in excess of the return of the Company’s aggregate investment in TV One. The Company reviews the factors underlying this award at the end of each quarter including the valuation of TV One and an assessment of the probability that the employment agreement will be renewed and contain this provision. The Company’s obligation to pay the award will be triggered only after the Company’s recovery of the aggregate amount of its capital contribution in TV One and only upon actual receipt of distributions of cash or marketable securities or proceeds from a liquidity event with respect to the Company’s membership interest in TV One. The CEO was fully vested in the award upon execution of the Employment Agreement, and the award lapses upon expiration of the Employment Agreement, or earlier if the CEO voluntarily left the Company or was terminated for cause. In calculating the fair valuation of the award, the Company utilized the value assessed for TV One in connection with the buyout of financial investors. (See Note 6 — Derivative Instruments and Hedging Activities.) The Company is currently in negotiations with the Company’s CEO for a new employment agreement. Until such time as his new employment agreement is executed, the terms of his April 2008 employment agreement remain in effect including eligibility for the TV One award.

(c)	Redeemable noncontrolling interest in Reach Media is measured at fair value using a discounted cash flow methodology. A third-party valuation firm assisted the Company in calculating the fair value. Significant inputs to the discounted cash flow analysis include forecasted operating results, discount rate and a terminal value.

The following table presents the changes in Level 3 liabilities measured at fair value on a recurring basis for the three months ended March 31, 2011.

		Redeemable
	Employment	Noncontrolling
	Agreement Award	Interests
	(In thousands)

Balance at December 31, 2010	$6,824	$30,635
(Gains) Losses included in earnings (unrealized)	(40)	—
Net income attributable to noncontrolling interests	—	203
Change in fair value	—	431

Balance at March 31, 2011	$6,784	$31,269

The amount of total gains for the period included in earnings attributable to the change in unrealized gains relating to assets and liabilities still held at the reporting date	$40	—

Gains (losses) included in earnings were recorded in the consolidated statement of operations as corporate selling, general and administrative expenses for the three months ended March 31, 2011.

Certain assets and liabilities are measured at fair value on a non-recurring basis using Level 3 inputs as defined in ASC 820. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. Included in this category are goodwill, radio broadcasting licenses and other intangible assets, net, that are written down to fair value when they are determined to be impaired. These assets were not impaired during the three months ended March 31, 2011, and therefore were not reported at fair value.

(i)	Impact of Recently Issued Accounting Pronouncements

In June 2009, the FASB issued ASC 105, “Generally Accepted Accounting Principles,” which establishes the ASC as the source of authoritative non-SEC U.S. GAAP for non-governmental entities. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASC 105 did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued ASC 855, “Subsequent Events,” which addresses accounting and disclosure requirements related to subsequent events. It requires management to evaluate subsequent events through the date the financial statements are either issued or available to be issued. In February 2010, the FASB issued ASU 2010-09, which amends ASC 855 to remove all requirements for SEC filers to disclose the date through which subsequent events are considered. The amendment became effective upon issuance. The Company has provided the required disclosures regarding subsequent events in Note 14 — Subsequent Events.

The provisions under ASC 825, “Financial Instruments,” requiring disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies, as well as in annual financial statements became effective for the Company during the quarter ended June 30, 2009. The additional disclosures required under ASC 825 are included in Note 1 — Organization and Summary of Significant Accounting Policies.

Effective January 1, 2009, the provisions under ASC 350, “Intangibles — Goodwill and Other,” related to the determination of the useful life of intangible assets and requiring additional disclosures related to renewing or extending the terms of recognized intangible assets became effective for the Company. The adoption of these provisions did not have a material effect on the Company’s consolidated financial statements.

Effective January 1, 2009, the Company adopted an accounting standard update from the Emerging Issues Task Force consensus regarding the accounting for contingent consideration agreements of an equity method investment and the requirement for the investor to recognize its share of any impairment charges recorded by the investee. This update to ASC 323, “Investments — Equity Method and Joint Ventures,” requires the investor to record share issuances by the investee as if it has sold a portion of its investment with any resulting gain or loss being reflected in earnings. The adoption of this update did not have any impact on the Company’s consolidated financial statements.

(j)	Liquidity and Uncertainties Related to Going Concern

On March 31, 2011, the Company entered into a new senior credit facility (the “2011 Credit Agreement”). Under the 2011 Credit Agreement, we must maintain compliance with certain financial covenants beginnning June 30, 2011. Based on our current projections, we expect to be in compliance with these financial covenants over the next twelve months.

(k)	Major Customer

Under agreements between the Company’s owned radio stations and Radio Networks, and in accordance with ASC 605, “Revenue Recognition,” the Company generated revenue through barter agreements whereby advertising time was exchanged for programming content.

Under a separate sales representation agreement between our subsidiary Reach Media, and Radio Networks (the “Sales Representation Agreement”), Reach Media was paid an annual guarantee in exchange for providing the rights to Radio Networks to sell advertising inventory on Reach Media’s 108 affiliate radio stations broadcasting the Tom Joyner Morning Show. Radio Networks also served as sales representative for Reach Media’s Internet advertising and special events. This agreement, which commenced in 2003, expired on December 31, 2009.

In November 2009, Reach Media entered into a new sales representation agreement (the “New Sales Representation Agreement”) with Radio Networks whereby Radio Networks serves as the sales representative for the out of show portions of Reach Media’s advertising inventory for the period beginning January 1, 2010 through December 31, 2012. Under the New Sales Representation Agreement, which is now commissioned based, there are no minimum guarantees on revenue. Consequently, since January 1, 2010, total revenue generated from Radio Networks has not exceeded 10% of our total revenues and we believe it is unlikely to exceed 10% of our total revenues in future periods.

(l)	Redeemable noncontrolling interests

Noncontrolling interests in subsidiaries that are redeemable outside of the Company’s control for cash or other assets are classified as mezzanine equity and measured at the greater of estimated redemption value at the end of each reporting period or the historical cost basis of the noncontrolling interests adjusted for cumulative earnings allocations. The resulting increases or decreases in the estimated redemption amount are affected by corresponding charges against retained earnings, or in the absence of retained earnings, additional paid-in-capital.

2.	ACQUISITIONS:

In February 2005, the Company acquired approximately 51% of the common stock of Reach Media for approximately $55.8 million in a combination of approximately $30.4 million of cash and 1,809,648 shares of the Company’s Class D common stock valued at approximately $25.4 million. A subsidiary of Citadel, Reach Media’s sales representative and an investor in the company, owned a noncontrolling interest in Reach Media. In November 2009, that subsidiary sold its ownership interest to Reach Media in exchange for a $1.0 million note due in December 2011 (See Note 7 — Long-Term Debt) as an inducement for Reach Media to execute a new sales representation agreement. This transaction increased Radio One’s common stock interest in Reach Media to 53.5%.

3.	DISCONTINUED OPERATIONS:

In December 2009, the Company ceased publication of Giant Magazine. The remaining assets and liabilities of this publication have been classified as discontinued operations as of March 31, 2011 and 2010, and the publication’s results from operations for the three months ended March 31, 2011 and 2010, have been classified as discontinued operations in the accompanying consolidated financial statements.

The following table summarizes the operating results for Giant Magazine and all of the stations sold and classified as discontinued operations for all periods presented:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)

Net revenue	$—	$(3)
Station operating expenses	—	(71)
Depreciation and amortization	—	3
(Gain) loss on sale of assets	(20)	2

Income before income taxes	20	63
Provision for income taxes	—	—

Income from discontinued operations, net of tax	$20	$63

The assets and liabilities of these stations classified as discontinued operations in the accompanying consolidated balance sheets consisted of the following:

	As of
	March 31,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)

Currents assets:
Accounts receivable, net of allowance for doubtful accounts	$64	$67

Total current assets	64	67
Property and equipment, net	23	3

Total assets	$87	$70

Current liabilities:
Other current liabilities	$50	$12

Total current liabilities	50	12

Total liabilities	$50	$12

4.	GOODWILL, RADIO BROADCASTING LICENSES AND OTHER INTANGIBLE ASSETS

Impairment Testing

In the past, we have made acquisitions whereby a significant amount of the purchase price was allocated to radio broadcasting licenses, goodwill and other intangible assets. Effective January 1, 2002, in accordance with ASC 350, “Intangibles — Goodwill and Other,” we do not amortize our radio broadcasting licenses and goodwill. Instead, we perform a test for impairment annually or on an interim basis when events or changes in circumstances or other conditions suggest impairment may have occurred. Other intangible assets continue to be amortized on a straight-line basis over their useful lives. We perform our annual impairment test as of October 1 of each year.

Valuation of Broadcasting Licenses

We utilize the services of a third-party valuation firm to provide independent analysis when evaluating the fair value of our radio broadcasting licenses and reporting units, including goodwill. Fair value is estimated to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Effective January 1, 2002, we began using the income approach to test for impairment of radio broadcasting licenses. We believe this method of valuation to be consistent with ASC 805-20-S-99-3, “Use of the Residual Method to Value Acquired Assets Other Than Goodwill.” A projection period of 10 years is used, as that is the time horizon in which operators and investors generally expect to recover their investments. When evaluating our radio broadcasting licenses for impairment, the testing is done at the unit of accounting level as determined by ASC 350, “Intangibles — Goodwill and Other.” In our case, each unit of accounting is a clustering of radio stations into one of our 16 geographical radio markets. Broadcasting license fair values are based on the estimated after-tax discounted future cash flows of the applicable unit of accounting assuming an initial hypothetical start-up operation which possesses FCC licenses as the only asset. Over time, it is assumed the operation acquires other tangible assets such as advertising and programming contracts, employment agreements and going concern value, and matures into an average performing operation in a specific radio market. The income approach model incorporates several variables, including, but not limited to: (i) radio market revenue estimates and growth projections; (ii) estimated market share and revenue for the hypothetical participant; (iii) likely media competition within the market; (iv) estimated start-up costs and losses incurred in the early years; (v) estimated profit margins and cash flows based on market size and station type; (vi) anticipated capital expenditures; (vii) probable future terminal values; (viii) an effective tax rate assumption; and (ix) a discount rate based on the weighted-average cost of capital for the radio broadcast industry. In calculating the discount rate, we considered: (i) the cost of equity, which includes estimates of the risk-free return, the long-term market return, small stock risk premiums and industry beta; (ii) the cost of debt, which includes estimates for corporate borrowing rates and tax rates; and (iii) estimated average percentages of equity and debt in capital structures. Since our annual October 2010 assessment, we have not made any changes to the methodology for valuing broadcasting licenses.

Below are some of the key assumptions used in the income approach model for estimating broadcasting licenses fair values for all annual and interim impairments assessments performed since January 2010.

Radio Broadcasting Licenses	October 1, 2010
(In millions)

Pre-tax impairment charge	$19.9
Discount Rate	10.0%
Year 1 Market Revenue Growth or Decline Rate or Range	1.0% -3.0%
Long-term Market Revenue Growth Rate Range (Years 6 — 10)	1.0% - 2.5%
Mature Market Share Range	0.8% - 28.3%
Operating Profit Margin Range	19.0% - 47.3%

The continued improving economy and credit markets and recovery of the advertising industry have contributed to more stable valuations for these intangible assets. In addition, there were no impairment triggering events warranting impairment testing of our radio broadcasting licenses for the three month period ended March 31, 2011.

Valuation of Goodwill

The impairment testing of goodwill is performed at the reporting unit level. We had 19 reporting units as of our October 2010 annual impairment assessment. For the purpose of valuing goodwill, the 19 reporting units consist of the 16 radio markets and three other business divisions. In testing for the impairment of goodwill, with the assistance of a third-party valuation firm, we primarily rely on the income approach. The approach involves a 10-year model with similar variables as described above for broadcasting licenses, except that the discounted cash flows are generally based on the Company’s estimated and projected market revenue, market share and operating performance for its reporting units, instead of those for a hypothetical participant. We follow a two-step process to evaluate if a potential impairment exists for goodwill. The first step of the process involves estimating the fair value of each reporting unit. If the reporting unit’s fair value is less than its carrying value, a second step is performed as per the guidance of ASC 805-10, “Business Combinations,” to allocate the fair value of the reporting unit to the individual assets and liabilities of the reporting unit in order to determine the implied fair value of the reporting unit’s goodwill as of the impairment assessment date. Any excess of the carrying value of the goodwill over the implied fair value of the goodwill is written off as a charge to operations. We have not made any changes to the methodology for determining the fair value of our reporting units.

In February, May and August of 2010, the Company performed interim impairment testing on the valuation of goodwill associated with Reach Media. Reach Media net revenues and cash flows declined for 2010 and full year internal projections were revised. The revenues declined following the December 31, 2009 expiration of a sales representation agreement with Citadel Broadcasting Corporation (“Citadel”) whereby a minimum level of revenue was guaranteed over the term of the agreement. Effective January 1, 2010, Reach Media’s newly established sales organization began selling its inventory on the Tom Joyner Morning Show and under a new commission-based sales representation agreement with Citadel, which sells certain inventory owned by Reach Media in connection with its 108 radio station affiliate agreements. Management revised its internal projections for Reach Media by lowering the Year 1 revenue growth rate to 2.5% in May and August 2010, versus 16.5% assumed in the previous annual assessment. Given the relative improvement in the credit markets since late 2009, the discount rate was lowered to 13.5% for both the February and May 2010 assessments and again lowered to 13.0% for the August 2010 assessment. As part of the year end impairment testing, the discount rate was increased to 13.5% and we reduced our operating cash flow projections and assumptions compared to the interim assessments based on declining revenue projections and actual results which did not meet budget. The Company recorded an impairment charge of $16.1 million for the quarter ended December 31, 2010.

Below are some of the key assumptions used in the income approach model for estimating the fair value for Reach Media for all interim, annual and year end assessments since January 2010. When compared to the discount rates used for assessing radio market reporting units, the higher discount rates used in these assessments reflect a premium for a riskier and broader media business, with a heavier concentration and significantly higher amount of programming content related intangible assets that are highly dependent on the on-air personality Tom Joyner. As a result of the February, May and August 2010 interim assessments, the Company concluded no impairment to the carrying value of Reach Media had occurred. During the fourth quarter of 2010, Reach Media’s operating performance continued to decline, but at a decreasing rate. We believe this represented an impairment indicator and as a result, we performed a year end impairment assessment at December 31, 2010. We performed an interim impairment assessment at March 31, 2011 as Reach Media did not meet its budgeted operating cash flow for the first quarter. As a result of the March 2011 interim impairment test, the Company concluded that the carrying value of goodwill attributable to Reach Media had not been impaired.

Reach Media Goodwill
(Reporting Unit Within the	February 28,	May 31,	August 31,	December 31,	March 31,
Radio Broadcasting Segment)	2010	2010	2010	2010	2011

Pre-tax impairment charge	$—	$—	$—	$16.1	$—
Discount Rate	13.5%	13.5%	13.0%	13.5%	13.5%
2010 (Year 1) Revenue Growth Rate	8.5%	2.5%	2.5%	2.5%	2.5%
Long-term Revenue Growth Rate Range	2.5% - 3.0%	2.5% - 2.9%	2.5% - 3.3%	(2.6)% -4.4%	(1.3)% - 4.9%
Operating Profit Margin Range	22.7% - 31.4%	23.3% - 31.5%	25.5% - 31.2%	15.5% -25.9%	16.2% - 27.4%

Goodwill Valuation Results

The table below presents the changes in the carrying amount of goodwill by segment during the three month period ended March 31, 2011. The goodwill balances for each reporting unit are not disclosed so as to not make publicly available sensitive information that could potentially be competitively harmful to the Company.

	Goodwill Carrying Balances
	As of		As of
	December 31,		March 31,
Segment	2010	Change	2011
	(In millions)

Radio Broadcasting Segment	$99.6	$—	$99.6
Internet Segment	21.8	—	21.8

Total	$121.4	$—	$121.4

Intangible Assets Excluding Goodwill and Radio Broadcasting Licenses

Other intangible assets, excluding goodwill and radio broadcasting licenses, are amortized on a straight-line basis over various periods. Other intangible assets consist of the following:

	As of		Period of
	March 31, 2011	December 31, 2010	Amortization
	(Unaudited)
	(In thousands)

Trade names	$17,139	$17,138	2-5 Years
Talent agreement	19,549	19,549	10 Years
Debt financing and modification costs	15,729	19,374	Term of debt
Intellectual property	14,151	14,151	4-10 Years
Affiliate agreements	7,769	7,769	1-10 Years
Acquired income leases	1,282	1,282	3-9 Years
Non-compete agreements	1,260	1,260	1-3 Years
Advertiser agreements	6,613	6,613	2-7 Years
Favorable office and transmitter leases	3,358	3,358	2-60 Years
Brand names	2,539	2,539	2.5 Years
Other intangibles	1,258	1,258	1-5 Years

	90,647	94,291
Less: Accumulated amortization	(55,473)	(54,255)

Other intangible assets, net	$35,174	$40,036

Amortization expense of intangible assets for the three months ended March 31, 2011 and 2010 was approximately $1.4 million and $1.7 million, respectively. The amortization of deferred financing costs was charged to interest expense for all periods presented. The amount of deferred financing costs included in interest expense for the three months ended March 31, 2011 and 2010 was approximately $1.6 million and $612,000, respectively.

The following table presents the Company’s estimate of amortization expense for the remainder of 2011 and years 2012 through 2016 for intangible assets, excluding deferred financing costs:

(In thousands)

2011 (April through December)	$4,083
2012	$5,268
2013	$4,723
2014	$4,125
2015	$247
2016	$89

Actual amortization expense may vary as a result of future acquisitions and dispositions.

5.	INVESTMENT IN AFFILIATED COMPANY:

In January 2004, the Company, together with an affiliate of Comcast Corporation and other investors, launched TV One, an entity formed to operate a cable television network featuring lifestyle, entertainment and news-related programming targeted primarily towards African-American viewers. At that time, we committed to make a cumulative cash investment of $74.0 million in TV One, of which $60.3 million had been funded as of April 30, 2007. Since December 31, 2006, the initial four year commitment period for funding the capital had been extended on a quarterly basis due in part to TV One’s lower than anticipated capital needs. In connection with the redemption financing (as defined below) together with the remaining portion of the members outstanding capital contribution we funded our remaining capital commitment amount of approximately $13.7 million on April 19, 2011 and currently anticipate no further capital commitment. In December 2004, TV One entered into a distribution agreement with DIRECTV and certain affiliates of DIRECTV became investors in TV One.

On February 25, 2011, TV One completed a privately placed debt offering of $119 million (the “Redemption Financing”). The Redemption Financing is structured as senior secured notes bearing a 10% coupon and is due 2016. The Redemption Financing was structured to allow for continued distributions to the remaining members of TV One, including Radio One, subject to certain conditions. Subsequently, on February 28, 2011, TV One utilized $82.4 million of the Redemption Financing to repurchase 15.4% of its outstanding membership interests from certain financial investors and 2.0% of its outstanding membership interests held by TV One management (representing approximately 50% of interests held by management). Finally, on April 25, 2011, TV One utilized the balance of the Redemption Financing to repurchase 12.4% of its outstanding membership interests from DIRECTV. These redemptions by TV One, increased Radio One’s holding in TV One from 36.8% to approximately 50.9% as of April 25, 2011. Beginning in the quarter ending June 30, 2011, the Company expects to begin accounting for TV One on a consolidated basis.

The Company has recorded its investment at cost and has adjusted the carrying amount of the investment to recognize the change in the Company’s claim on the net assets of TV One resulting from operating income or losses of TV One as well as other capital transactions of TV One using a hypothetical liquidation at book value approach. For the three months ended March 31, 2011 and 2010, the Company’s allocable share of TV One’s operating income was approximately $3.1 million and $909,000, respectively.

At each of March 31, 2011 and December 31, 2010, the carrying value of the Company’s investment in TV One was approximately $50.5 million and $47.5 million, respectively, and is presented on the consolidated balance sheets as investment in affiliated company. At March 31, 2011, the Company had future contractual funding commitments of $13.7 million and the Company’s maximum exposure to loss as a result of its involvement with TV One was determined to be approximately $64.2 million, which is the Company’s carrying value of its investment plus its future contractual funding commitment. As noted above, we funded this commitment on April 19, 2011 and currently anticipate no further capital commitment.

We entered into separate network services and advertising services agreements with TV One in 2003. Under the network services agreement, we provided TV One with administrative and operational support services and access to Radio One personalities. This agreement, originally scheduled to expire in January 2009, was extended to January 2011. Under the advertising services agreement, we provided a specified amount of advertising to TV One. This agreement was also originally scheduled to expire in January 2009 and was extended to January 2011 at which time it expired. In consideration of providing these services, we have received equity in TV One, and receive an annual cash fee of $500,000 for providing services under the network services agreement. We are currently in the process of renegotiating these agreements.

The Company is accounting for the services provided to TV One under the advertising services agreement in accordance with ASC 505-50-30, “Equity.” As services are provided to TV One, the Company is recording revenue based on the fair value of the most reliable unit of measurement in these transactions. The most reliable unit of measurement has been determined to be the value of underlying advertising time that is being provided to TV One. The Company recognized $373,000 and $457,000 in revenue relating to this agreement for the three months ended March 31, 2011 and 2010, respectively.

Summarized unaudited financial information for our significant equity investment is reported below (in thousands, amounts represent 100% of investee financial information):

	Three Months	Year
	Ended	Ended
Statement of Operations	March 31, 2011	December 31, 2010
	(In thousands)

Net revenue	$30,832	$107,268
Costs and expenses	24,408	87,648

Earnings from continuing operations	6,424	19,620

Net income	$6,424	$19,620

	As of
Balance Sheet	March 31, 2011	December 31, 2010
	(In thousands)

Current assets	$58,011	$45,074
Non-current assets	$151,092	$116,901
Current liabilities	$8,885	$112,894
Non-current liabilities	$169,648	$24,899
Equity	$30,570	$24,182

6.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

ASC 815, “Derivatives and Hedging,” establishes disclosure requirements related to derivative instruments and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for and its related interpretations; and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. ASC 815 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The fair values and the presentation of the Company’s derivative instruments in the consolidated balance sheets are as follows:

	Liability Derivatives
			As of December 31, 2010
	As of March 31, 2011		Balance Sheet
	Balance Sheet Location	Fair Value	Location	Fair Value
	(Unaudited)
	(In thousands)

Derivatives designated as hedging instruments:
Interest rate swaps	Other Long-Term Liabilities	—	Other Long-Term Liabilities	1,426
Derivatives not designated as hedging instruments:
Employment agreement award	Other Long-Term Liabilities	6,784	Other Long-Term Liabilities	6,824

Total derivatives		$6,784		$8,250

The effect and the presentation of the Company’s derivative instruments on the consolidated statements of operations are as follows:

	Three Months Ended March 31,
	Amount of
	Gain in
	Other
	Comprehensive
	Loss
	on Derivative		Loss Reclassified from Accumulated Other			Gain (Loss) in Income (Ineffective
	(Effective		Comprehensive Loss into Income (Effective			Portion and Amount Excluded from
Derivatives in Cash	Portion)		Portion)			Effectiveness Testing)
Flow Hedging	Amount		Location	Amount		Location	Amount
Relationships	2011	2010		2011	2010		2011	2010
	(Unaudited)
	(In thousands)

Interest rate swaps	$158	$134	Interest expense	$(258)	$(514)	Interest expense	$—	$—

		Amount of Gain (Loss) in
Derivatives Not		Income of Derivative
Designated as Hedging		Three Months Ended March 31,
Instruments	Location of Gain (Loss) in Income of Derivative	2011	2010
		(Unaudited)
		(In thousands)

Employment agreement award	Corporate selling, general and administrative expense	$40	$(461)

Hedging Activities

In June 2005, pursuant to our previous Credit Agreement (as defined in Note 7 — Long-Term Debt), the Company entered into four fixed rate swap agreements to reduce interest rate fluctuations on certain floating rate debt commitments. One of the four $25.0 million swap agreements expired in each of June 2007 and 2008, and 2010, respectively. The remaining $25.0 million swap agreement was terminated on March 31, 2011 in conjunction with the March 31, 2011 retirement of our previous Credit Agreement. We have no swap agreements in connection with our current credit facilities.

Each swap agreement had been accounted for as a qualifying cash flow hedge of the Company’s senior bank debt, in accordance with ASC 815, “Derivatives and Hedging,” whereby changes in the fair market value are reflected as adjustments to the fair value of the derivative instruments as reflected on the accompanying consolidated financial statements.

The Company’s objectives in using interest rate swaps were to manage interest rate risk associated with the Company’s floating rate debt commitments and to add stability to future cash flows. To accomplish this objective, the Company used interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The effective portion of changes in the fair value of derivatives designated and qualifying as cash flow hedges was recorded in Accumulated Other Comprehensive Loss and subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the three months ended March 31, 2011, such derivatives were used to hedge the variable cash flows associated with existing floating rate debt commitments. The ineffective portion of the change in fair value of the derivatives, if any, is recognized directly in earnings.

Amounts reported in Accumulated Other Comprehensive Loss related to derivatives were reclassified to interest expense as interest payments were made on the Company’s floating rate debt.

Under the swap agreements, the Company paid a fixed rate. The counterparties to the agreements paid the Company a floating interest rate based on the three month LIBOR, for which measurement and settlement is performed quarterly. The counterparties to these agreements were international financial institutions.

Costs incurred to execute the swap agreements were deferred and amortized over the term of the swap agreements. The amounts incurred by the Company, representing the effective difference between the fixed rate under the swap agreements and the variable rate on the underlying term of the debt, are included in interest expense in the accompanying consolidated statements of operations.

Other Derivative Instruments

The Company recognizes all derivatives at fair value, whether designated in hedging relationships or not, on the balance sheet as either an asset or liability. The accounting for changes in the fair value of a derivative, including certain derivative instruments embedded in other contracts, depends on the intended use of the derivative and the resulting designation. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item are recognized in the statement of operations. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the statement of operations when the hedged item affects net income. If a derivative does not qualify as a hedge, it is marked to fair value through the statement of operations. Any fees associated with these derivatives are amortized over their term.

As of March 31, 2011, the Company was party to an Employment Agreement executed in April 2008 with the CEO, which called for an award that has been accounted for as a derivative instrument without a hedging relationship in accordance with the guidance under ASC 815, “Derivatives and Hedging.” Pursuant to the Employment Agreement, the CEO is eligible to receive an award amount equal to 8% of any proceeds from distributions or other liquidity events in excess of the return of the Company’s aggregate investment in TV One. The Company reassessed the estimated fair value of the award at March 31, 2011 to be approximately $6.8 million, and accordingly, adjusted its liability to this amount. The Company’s obligation to pay the award will be triggered only after the Company’s recovery of the aggregate amount of its capital contribution in TV One and only upon actual receipt of distributions of cash or marketable securities or proceeds from a liquidity event with respect to the Company’s membership interest in TV One. The CEO was fully vested in the award upon execution of the Employment Agreement, and the award lapses upon expiration of the Employment Agreement, or earlier if the CEO voluntarily left the Company, or was terminated for cause. The Company is currently in negotiations with the Company’s CEO for a new employment agreement. Until such time as his new employment agreement is executed, the terms of his April 2008 employment agreement remain in effect including eligibility for the TV One award.

7.	LONG-TERM DEBT:

Long-term debt consists of the following:

	As of
	March 31, 2011	December 31, 2010
	(Unaudited)
	(In thousands)

Senior bank term debt	$386,000	$346,681
Senior bank revolving debt	—	7,000
6 3/8% Senior Subordinated Notes due February 2013	747	747
12 1/2%/15% Senior Subordinated Notes due May 2016	292,602	286,794
Note payable	1,000	1,000

Total debt	680,349	642,222
Less: current portion	4,860	18,402
Less: original issue discount	7,720	—

Long-term debt, net	$667,769	$623,820

Credit Facilities

March 2011 Refinancing Transaction

On March 31, 2011 the Company entered into a new senior secured credit facility (the “2011 Credit Agreement”) with a syndicate of banks, and simultaneously borrowed $386.0 million to retire all outstanding obligations under the Company’s previous amended and restated credit agreement and to fund our obligation with respect to the TV One capital call. The total amount available under the 2011 Credit Agreement is $411.0 million, consisting of a $386.0 term loan facility that matures on March 31, 2016 and a $25.0 million revolving loan facility that matures on March 31, 2015. Borrowings under the credit facilities are subject to compliance with certain covenants including, but not limited to, certain financial covenants. Proceeds from the credit facilities can be used for working capital, capital expenditures made in the ordinary course of business, its common stock repurchase program, permitted direct and indirect investments and other lawful corporate purposes.

The 2011 Credit Agreement contains affirmative and negative covenants that the Company is required to comply with, including:

(a) maintaining an interest coverage ratio of no less than:

•	1.25 to 1.00 on June 30, 2011 and the last day of each fiscal quarter through September 30, 2015; and

•	1.50 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(b) maintaining a senior secured leverage ratio of no greater than:

•	5.25 to 1.00 on June 30, 2011; and

•	5.00 to 1.00 on September 30, 2011 and December 31, 2011; and

•	4.75 to 1.00 on March 31, 2012; and

•	4.50 to 1.00 on June 30, 2012 and December 31, 2012; and

•	4.00 to 1.00 on March 31, 2013 and the last day of each fiscal Quarter through September 30, 2013; and

•	3.75 to 1.00 on December 31, 2013 and the last day of each fiscal quarter through September 30, 2014; and

•	3.25 to 1.00 on December 31, 2014 and the last day of each fiscal quarter through September 30, 2015; and

•	2.75 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(c) maintaining a total leverage ratio of no greater than:

•	9.25 to 1.00 on June 30, 2011 and the last day of each fiscal quarter through December 31, 2011; and

•	9.00 to 1.00 on March 31, 2012; and

•	8.75 to 1.00 on June 30, 2012; and

•	8.50 to 1.00 on September 30, 2012 and December 31, 2012; and

•	8.00 to 1.00 on March 31, 2013 and the last day of each fiscal quarter through September 30, 2013; and

•	7.50 to 1.00 on December 31, 2013 and the last day of each fiscal quarter through September 30, 2014; and

•	6.50 to 1.00 on December 31, 2014 and the last day of each fiscal quarter through September 30, 2015; and

•	6.00 to 1.00 on December 31, 2015 and the last day of each fiscal quarter thereafter.

(d) limitations on:

•	liens;

•	sale of assets;

•	payment of dividends; and

•	mergers.

As of March 31, 2011, the Company was in compliance with all of its financial covenants under the 2011 Credit Agreement. As noted in the previous table, measurement of interest coverage, senior secured leverage, and total leverage ratios will commence on June 30, 2011.

Under the terms of the 2011 Credit Agreement, interest on base rate loans is payable quarterly and interest on LIBOR loans is payable monthly or quarterly. The base rate is equal to the greater of the prime rate, the Federal Funds Effective Rate plus 0.50% and the LIBOR Rate for a one-month period plus 1.00%. The applicable margin on the 2011 Credit Agreement is between (i) 4.50% and 5.50% on the revolving portion of the facility and (ii) 5.00% (with a base rate floor of 2.5% per annum) and 6.00% (with a LIBOR floor of 1.5% per annum) on the term portion of the facility. Commencing on June 30, 2011, quarterly installments of 0.25%, or $965,000, of the principal balance on the $386.0 million term loan are payable on the last day of each March, June, September and December.

As of March 31, 2011, the Company had approximately $24.4 million of borrowing capacity under its revolving credit facility. Taking into consideration the financial covenants under the 2011 Credit Agreement, approximately $24.4 million of the revolving credit facility was available to be borrowed.

As of March 31, 2011, the Company had outstanding approximately $386.0 million on its term credit facility. During the quarter ended March 31, 2011, the Company borrowed approximately $386.0 million under the 2011 Credit Agreement and repaid approximately $353.7 million under the Amended and Restated Credit Agreement. Proceeds from the 2011 Credit Agreement of approximately $378.3 million, net of original issue discount, were used to repay the Amended and Restated Credit Agreement and pay other fees and expenses, with the balance of the proceeds to be used to fund the TV One capital call. The original issue discount is being reflected as an adjustment to the carrying amount of the debt obligation and amortized to interest expense over the term of the credit facility.

Period between and including the November 2010 Refinancing Transactions and March 2011 Refinancing Transaction

On November 24, 2010, the Company entered into a Credit Agreement amendment with its prior syndicate of banks. The Credit Agreement amendment, which amended and restated the Credit agreement (as so amended and restated, the “Amended and Restated Credit Agreement”), among other things, replaced the existing amount of outstanding revolving loans with a $323.0 million term loan and provided for three tranches of revolving loans, including a $20.0 million revolver to be used for working capital, capital expenditures, investments, and other lawful corporate purposes, a $5.1 million revolver to be used solely to redeem and retire the 2011 Notes, and a $13.7 million revolver to be used solely to fund a capital call with respect to TV One (the “November 2010 Refinancing Transaction”).

The Amended and Restated Credit Agreement provided for maintenance of the following maximum fixed charge coverage ratio as of the last day of each fiscal quarter:

Effective Period	Ratio

November 24, 2010 to December 30, 2010	1.05 to 1.00
December 31, 2010 to June 30, 2012	1.07 to 1.00

The Amended and Restated Credit Agreement also provided for maintenance of the following maximum total leverage ratios (subject to certain adjustments if subordinated debt is issued or any portion of the $13.7 million revolver was used to fund a TV One capital call):

Effective Period	Ratio

November 24, 2010 to December 30, 2010	9.35 to 1.00
December 31, 2010 to December 30, 2011	9.00 to 1.00
December 31, 2011 and thereafter	9.25 to 1.00

The Amended and Restated Credit Agreement also provided for maintenance of the following maximum senior leverage ratios (subject to certain adjustments if any portion of the $13.7 million revolver was used to fund a TV One capital call):

Beginning	No greater than

November 24, 2010 to December 30, 2010	5.25 to 1.00
December 31, 2010 to March 30, 2011	5.00 to 1.00
March 31, 2011 to September 29, 2011	4.75 to 1.00
September 30, 2011 to December 30, 2011	4.50 to 1.00
December 31, 2011 and thereafter	4.75 to 1.00

The Amended and Restated Credit Agreement provided for maintenance of average weekly availability at any time during any period set forth below:

Average weekly availability
Beginning	no less than

November 24, 2010 through and including June 30, 2011	$10,000,000
July 1, 2011 and thereafter	$15,000,000

During the period between November 24, 2010, and of March 31, 2011, the Company was in compliance with all of its financial covenants under the Amended and Restated Credit Agreement.

Under the terms of the Amended and Restated Credit Agreement, interest on both alternate base rate loans and LIBOR loans was payable monthly. The LIBOR interest rate floor was 1.00% and the alternate base rate was equal to the greater of the prime rate, the Federal Funds Effective Rate plus 0.50% and the LIBOR Rate for a one-month period plus 1.00%. Interest payable on (i) LIBOR loans were at LIBOR plus 6.25% and (ii) alternate base rate loans was at an alternate base rate plus 5.25% (and, in each case, could have been permanently increased if the Company exceeded certain senior leverage ratio levels, tested quarterly beginning June 30, 2011). The interest rate paid in excess of LIBOR could have been as high as 7.25% during the last quarter prior to maturity if the Company exceeded the senior leverage ratio levels on each test date. Commencing on September 30, 2011, quarterly installments of 0.25%, or $807,500, of the principal balance on the $323.0 million term loan were payable on the last day of each March, June, September and December.

Under the terms of the Amended and Restated Credit Agreement, quarterly installments of principal on the term loan facility were payable on the last day of each March, June, September and December commencing on September 30, 2007 in a percentage amount of the principal balance of the term loan facility outstanding on September 30, 2007, net of loan repayments, of 1.25% between September 30, 2007 and June 30, 2008, 5.0% between September 30, 2008 and June 30, 2009, and 6.25% between September 30, 2009 and June 30, 2012. Based on the (i) $174.4 million net principal balance of the term loan facility outstanding on September 30, 2008, (ii) a $70.0 million prepayment in March 2009, (iii) a $31.5 million prepayment in May 2009 and (iv) a $5.0 million prepayment in May 2010, quarterly payments of $4.0 million are payable between June 30, 2010 and June 30, 2012.

On December 24, 2010, all remaining outstanding 2011 Notes were repurchased pursuant to the indenture governing the 2011 Notes. We incurred approximately $4.5 million in borrowings under the Amended and Restated Credit Agreement in connection with such repurchase.

As a result of our repurchase and refinancing of the 2011 Notes, the expiration of the Amended and Restated Credit Agreement was June 30, 2012.

On March 31, 2011, the Company repaid all obligations under, and terminated, the Amended and Restated Credit Agreement. During the quarter ended March 31, 2011 the Company did not borrow from the Amended and Restated Credit Agreement and repaid approximately $353.7 million.

Pre November 2010 Refinancing Transactions

In June 2005, the Company entered into the Credit Agreement with a syndicate of banks (the “Pre-Refinancing Credit Agreement”), and simultaneously borrowed $437.5 million to retire all outstanding obligations under its previous credit agreement. The Pre-Refinancing Credit Agreement was amended in April 2006 and September 2007 to modify certain financial covenants and other provisions. Prior to the November 2010 Refinancing Transaction, the Pre-Refinancing Credit Agreement was to expire the earlier of (a) six months prior to the scheduled maturity date of the 8 7/8% Senior Subordinated Notes due July 1, 2011 (January 1, 2011) (unless the 8 7/8% Senior Subordinated Notes have been repurchased or refinanced prior to such date) or (b) June 30, 2012. The total amount available under the Credit Agreement was $800.0 million, consisting of a $500.0 million revolving facility and a $300.0 million term loan facility. Borrowings under the credit facilities were subject to compliance with certain provisions including, but not limited, to financial covenants. The Company could use proceeds from the credit facilities for working capital, capital expenditures made in the ordinary course of business, its common stock repurchase program, permitted direct and indirect investments and other lawful corporate purposes.

During the quarter ended March 31, 2010, we noted that certain of our subsidiaries identified as guarantors in our financial statements did not have requisite guarantees filed with the trustee as required under the terms of the indentures governing the 6 3/8% Senior Subordinated Notes due 2013 (the “2013 Notes”) and 2011 Notes (the “Non-Joinder of Certain Subsidiaries”). The Non-Joinder of Certain Subsidiaries caused a non-monetary, technical default under the terms of the relevant indentures at December 31, 2009, causing a non-monetary, technical cross-default at December 31, 2009 under the terms of our Pre-Refinancing Credit Agreement. On March 30, 2010, we joined the relevant subsidiaries as guarantors under the relevant indentures (the “Joinder”). Further, on March 30, 2010, we entered into a third amendment (the “Third Amendment”) to the Pre-Refinancing Credit Agreement. The Third Amendment provided for, among other things: (i) a $100.0 million revolver commitment reduction (from $500.0 million to $400.0 million) under the bank facilities; (ii) a 1.0% floor with respect to any loan bearing interest at a rate determined by reference to the adjusted LIBOR (iii) certain additional collateral requirements; (iv) certain limitations on the use of proceeds from the revolving loan commitments; (v) the addition of Interactive One, LLC as a guarantor of the loans under the Pre-Refinancing Credit Agreement and under the notes governed by the Company’s 2011 Notes and 2013 Notes; (vi) the waiver of the technical cross-defaults that existed as of December 31, 2009 and through the date of the amendment arising due to the Non-Joinder of Certain Subsidiaries; and (vii) the payment of certain fees and expenses of the lenders in connection with their diligence work on the amendment.

Under the terms of the Pre-Refinancing Credit Agreement, upon any breach or default under either the 8 7/8% Senior Subordinated Notes due July 2011 or the 6 3/8% Senior Subordinated Notes due February 2013, the lenders could among other actions immediately terminate the Pre-Refinancing Credit Agreement and declare the loans then outstanding under the Pre-Refinancing Credit Agreement to be due and payable in whole immediately. Similarly, under the 8 7/8% Senior Subordinated Notes and the 6 3/8% Senior Subordinated Notes, a default under the terms of the Pre-Refinancing Credit Agreement would constitute an event of default, and the trustees or the holders of at least 25% in principal amount of the then outstanding notes (under either class) may declare the principal of such class of note and interest to be due and payable immediately.

As of each of June 30, 2010, July 1, 2010 and September 30, 2010, we were not in compliance with the terms of the Pre-Refinancing Credit Agreement. More specifically, (i) as of June 30, 2010, we failed to maintain a total leverage ratio of 7.25 to 1.00 (ii) as of each of July 1, 2010 and September 30, 2010, as a result of a step down of the total leverage ratio from no greater than 7.25 to 1.00 to no greater than 6.50 to

1.00 effective for the period July 1, 2010 to September 30, 2011, we also failed to maintain the requisite total leverage ratio and (iii) as of September 30, 2010, we failed to maintain a senior leverage ratio of 4.00 to 1.00. On July 15, 2010, the Company and its subsidiaries entered into a forbearance agreement (the “Forbearance Agreement”) with Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association), as administrative agent (the “Agent”), and financial institutions constituting the majority of outstanding loans and commitments (the “Required Lenders”) under the Pre-Refinancing Credit Agreement, relating to the defaults and events of default existing as of June 30, 2010 and July 1, 2010. On August 13, 2010, we entered into an amendment to the Forbearance Agreement (the “Forbearance Agreement Amendment”) that, among other things, extended the termination date of the Forbearance Agreement to September 10, 2010, unless terminated earlier by its terms, and provided additional forbearance related to the then anticipated default caused by an opinion of Ernst & Young LLP expressing substantial doubt about the Company’s ability to continue as a going concern as issued in connection with the restatement of our financial statements. Under the Forbearance Agreement and the Forbearance Agreement Amendment, the Agent and the Required Lenders maintained the right to deliver “payment blockage notices” to the trustees for the holders of the 2011 Notes and/or the 2013 Notes.

On August 5, 2010, the Agent delivered a payment blockage notice to the Trustee under the Indenture governing our 2013 Notes. As a result, neither we nor any of our guaranteeing subsidiaries could make any payment or distribution of any kind or character in respect of obligations under the 2013 Notes, including the interest payment that was scheduled to be made on August 16, 2010. The 30-day grace period for the nonpayment of interest before such nonpayment constituted an event of default under the 2013 Notes Indenture expired on September 15, 2010. While the trustee or holders of at least 25% in principal amount of the then outstanding 2013 Notes could have declared the principal amount, and accrued and unpaid interest, on all outstanding 2013 Notes to be due and payable immediately as a result of such event of default, no such remedies were exercised as we continued to negotiate the terms of the amended exchange offer and a new support agreement with the members of the ad hoc group of holders of our 2011 Notes and 2013 Notes. The event of default under the 2013 Notes Indenture also constituted an event of default under the Pre-Refinancing Credit Agreement. While the Forbearance Agreement Amendment expired by its terms on September 10, 2010, we and the Agent continued to negotiate the terms of a credit facility amendment and the Agent and the lenders did not exercise additional remedies under the Pre-Refinancing Credit Agreement. The Amended and Restated Credit Agreement cured all of these issues.

Senior Subordinated Notes

Period between and including the November 2010 Refinancing Transactions and March 2011 Refinancing Transaction

On November 24, 2010, we issued $286.8 million of our 12 1/2%/15% Senior Subordinated Notes due May 2016 in a private placement and exchanged and then cancelled approximately $97.0 million of $101.5 million in aggregate principal amount outstanding of our 2011 Notes and approximately $199.3 million of $200.0 million in aggregate principal amount outstanding of our 2013 Notes (the 2013 Notes together with the 2011 Notes, the “Prior Notes”). We entered into supplemental indentures in respect of each of the Prior Notes which waived any and all existing defaults and events of default that had arisen or may have arisen that may be waived and eliminated substantially all of the covenants in each indenture governing the Prior Notes, other than the covenants to pay principal and interest on the Prior Notes when due, and eliminated or modified the related events of default. Subsequently, all remaining outstanding 2011 Notes were repurchased pursuant to the indenture governing the 2011 Notes, effective as of December 24, 2010.

As of March 31, 2011, the Company had outstanding $747,000 of its 6 3/8% Senior Subordinated Notes due February 2013 and $292.6 million of our 12 1/2%/15% Senior Subordinated Notes due May 2016. During the year ended December 31, 2010, pursuant to the debt exchange, the Company repurchased $101.5 million of the 8 7/8% Senior Subordinated Notes at par and $199.3 million of the 6 3/8% Senior Subordinated Notes at an average discount of 5.0%, and recorded a gain on the retirement of debt of approximately $6.6 million, net of the write-off of deferred financing costs of approximately $3.3 million.

The 12 1/2%/15% Senior Subordinated Notes due May 2016 had a carrying value of $292.6 million and a fair value of approximately $308.0 million as of March 31, 2011, and the 6 3/8% Senior Subordinated Notes due February 2013 had a carrying value of $747,000 and a fair value of approximately $710,000 as of March 31, 2011. The fair values were determined based on the trading value of the instruments as of the reporting date.

Interest payments under the terms of the 6 3/8% Senior Subordinated Notes are due in February and August. Based on the $747,000 principal balance of the 6 3/8% Senior Subordinated Notes outstanding on March 31, 2011, interest payments of $24,000 are payable each February and August through February 2013.

Interest on the 12 1/2%/15% Senior Subordinated Notes will be payable in cash, or at our election, partially in cash and partially through the issuance of additional 12 1/2%/15% Senior Subordinated Notes (a “PIK Election”) on a quarterly basis in arrears on February 15, May 15, August 15 and November 15, commencing on February 15, 2011. We may make a PIK Election only with respect to interest accruing up to but not including May 15, 2012, and with respect to interest accruing from and after May 15, 2012 such interest shall accrue at a rate of 12.5% per annum and shall be payable in cash.

Interest on the Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will accrue for each quarterly period at a rate of 12.5% per annum if the interest for such quarterly period is paid fully in cash. In the event of a PIK Election, including the PIK Election currently in effect, the interest paid in cash and the interest paid-in-kind by issuance of additional Exchange Notes (“PIK Notes”) will accrue for such quarterly period at 6.0% per annum and 9.0% per annum, respectively.

In the absence of an election for any interest period, interest on the Exchange Notes shall be payable according to the election for the previous interest period, provided that interest accruing from and after May 15, 2012 shall accrue at a rate of 12.5% per annum and shall be payable in cash. A PIK Election is currently in effect.

During the quarter ended March 31, 2011 the Company paid cash interest in the amount of approximately $3.9 million and issued approximately $5.8 million of additional 12 1/2%/15% Senior Subordinated Notes in accordance with the PIK Election that is currently in effect.

The indentures governing the Company’s 12 1/2%/15% Senior Subordinated Notes also contained covenants that restrict, among other things, the ability of the Company to incur additional debt, purchase common stock, make capital expenditures, make investments or other restricted payments, swap or sell assets, engage in transactions with related parties, secure non-senior debt with assets, or merge, consolidate or sell all or substantially all of its assets.

The Company conducts a portion of its business through its subsidiaries. Certain of the Company’s subsidiaries have fully and unconditionally guaranteed the Company’s 12 1/2%/15% Senior Subordinated Notes, the 6 3/8% Senior Subordinated Notes and the Company’s obligations under the 2011 Credit Agreement.

Period prior to November 2010 Refinancing Transactions

Subsequent to December 31, 2009, we noted that certain of our subsidiaries identified as guarantors in our financial statements did not have requisite guarantees filed with the trustee as required under the terms of the indentures (the “Non-Joinder of Certain Subsidiaries”). The Non-Joinder of Certain Subsidiaries caused a non-monetary, technical default under the terms of the relevant indentures at December 31, 2009, causing a non-monetary, technical cross-default at December 31, 2009 under the terms of our Credit Agreement dated as of June 13, 2005. We have since joined the relevant subsidiaries as guarantors under the relevant indentures (the “Joinder”). Further, on March 30, 2010, we entered into a third amendment (the “Third Amendment”) to the Credit Agreement. The Third Amendment provides for, among other things: (i) a $100.0 million revolver commitment reduction under the bank facilities; (ii) a 1.0% floor with respect to any loan bearing interest at a rate determined by reference to the adjusted LIBOR; (iii) certain additional collateral requirements; (iv) certain limitations on the use of proceeds from the revolving loan commitments; (v) the addition of Interactive One, LLC as a guarantor of the loans under the Credit Agreement and under the notes governed by the Company’s

2001 and 2005 senior subordinated debt documents; (vi) the waiver of the technical cross-defaults that existed as of December 31, 2009 and through the date of the amendment arising due to the Non-Joinder of Certain Subsidiaries; and (vii) the payment of certain fees and expenses of the lenders in connection with their diligence in connection with the amendment.

On August 5, 2010, the Agent under our Pre-Refinancing Credit Agreement delivered a payment blockage notice to the Trustee under the Indenture governing our 2013 Notes. As a result, neither we nor any of our guaranteeing subsidiaries may make any payment or distribution of any kind or character in respect of obligations under the 2013 Notes, including the interest payment that was scheduled to be made on August 16, 2010. The 30-day grace period for the nonpayment of interest before such nonpayment constituted an event of default under the 2013 Notes Indenture expired on September 15, 2010. While the trustee or holders of at least 25% in principal amount of the then outstanding 2013 Notes could have declared the principal amount, and accrued and unpaid interest, on all outstanding 2013 Notes to be due and payable immediately as a result of such event of default, no such remedies were exercised as we continued to negotiate the terms of the amended exchange offer and a new support agreement with the members of the ad hoc group of holders of our 2011 and 2013 Notes. The event of default under the 2013 Notes Indenture also constituted an event of default under the Pre-Refinancing Credit Agreement. As of November 24, 2010, any and all existing defaults and events of default that had arisen or may have arisen were cured.

As of each of June 30, 2010, July 1, 2010 and September 30, 2010, we were not in compliance with the terms of our Pre-Refinancing Credit Agreement. More specifically, (i) as of June 30, 2010, we failed to maintain a total leverage ratio of 7.25 to 1.00 (ii) as of each of July 1, 2010 and September 30, 2010, as a result of a step down of the total leverage ratio from no greater than 7.25 to 1.00 to no greater than 6.50 to 1.00 effective for the period July 1, 2010 to September 30, 2011, we also failed to maintain the requisite total leverage ratio and (iii) as of September 30, 2010, we failed to maintain a senior leverage ratio of 4.00 to 1.00. On July 15, 2010, the Company and its subsidiaries entered into the Forbearance Agreement with Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association), as Agent, and the Required Lenders under our Pre-Refinancing Credit Agreement, relating to the defaults and events of default existing as of June 30, 2010 and July 1, 2010. On August 13, 2010, we entered into an amendment to the Forbearance Agreement Amendment that, among other things, extended the termination date of the Forbearance Agreement to September 10, 2010, unless terminated earlier by its terms, and provided additional forbearance related to the then anticipated default caused by an opinion of Ernst & Young LLP expressing substantial doubt about the Company’s ability to continue as a going concern as issued in connection with the restatement of our financial statements. Under the Forbearance Agreement and the Forbearance Agreement Amendment, the Agent and the Required Lenders maintained the right to deliver “payment blockage notices” to the trustees for the holders of the 2011 Notes and/or the 2013 Notes.

On August 5, 2010, the Agent under our Pre-Refinancing Credit Agreement delivered a payment blockage notice to the Trustee under the Indenture governing our 2013 Notes. As a result, neither we nor any of our guaranteeing subsidiaries could make any payment or distribution of any kind or character in respect of obligations under the 2013 Notes, including the interest payment that was scheduled to be made on August 16, 2010. The 30-day grace period for the nonpayment of interest before such nonpayment constituted an event of default under the 2013 Notes Indenture expired on September 15, 2010. While the trustee or holders of at least 25% in principal amount of the then outstanding 2013 Notes could declare the principal amount, and accrued and unpaid interest, on all outstanding 2013 Notes to be due and payable immediately as a result of such event of default, as of the date of this filing, no such remedies were exercised as we continued to negotiate the terms of the amended exchange offer and a new support agreement with the members of the ad hoc group of holders of our 2011 and 2013 Notes. The event of default under the 2013 Notes Indenture also constituted an event of default under the Pre-Refinancing Credit Agreement. As of November 24, 2010, as a result of the November 2010 Refinancing Transactions, any and all existing defaults and events of default that had arisen or may have arisen were cured.

Note Payable

Reach Media issued a $1.0 million promissory note payable in November 2009 to a subsidiary of Citadel. The note was issued in connection with Reach Media reacquiring Citadel’s noncontrolling stock ownership in Reach Media as well as entering into a new sales representation agreement with Radio Networks, a subsidiary of Citadel. The note bears interest at 7.0% per annum, which is payable quarterly, and the entire principal amount is due on December 31, 2011.

Future scheduled minimum principal payments of debt as of March 31, 2011 are as follows:

	Senior
	Subordinated	Credit	Note
	Notes	Facilities	Payable
	(Unaudited)
	(In thousands)

April — December 2011	$—	$2,895	$1,000
2012	—	3,860	—
2013	747	3,860	—
2014	—	3,860	—
2015	—	3,860	—
2016 and thereafter	292,602	367,665	—

Total Debt	$293,349	$386,000	$1,000

8.	INCOME TAXES:

The Company recorded a tax expense of approximately $45.6 million on a pre-tax loss from continuing operations of approximately $18.4 million for the three month period ended March 31, 2011, which resulted in a tax rate of (247.4)%. This rate is based on the blending of an estimated annual effective tax rate of (250.3)% for Radio One, which has a full valuation allowance for most of its deferred tax assets (“DTAs”), with an estimated annual effective tax rate of 35.3% for Reach Media, which does not have a valuation allowance. For the three month period ended March 31, 2011, Reach Media generated a tax benefit of $72,000 and therefore it had a negligible impact on the tax rate.

In 2007, the Company concluded it was more likely than not that the benefit from certain of its DTAs would not be realized. The Company considered its historically profitable jurisdictions, its sources of future taxable income and tax planning strategies in determining the amount of valuation allowance recorded. As part of that assessment, the Company also determined that it was not appropriate under generally accepted accounting principles to benefit its DTAs based on DTLs related to indefinite-lived intangibles, consisting principally of certain of the Company’s radio broadcasting licenses, which cannot be scheduled to reverse in the same period. Because the DTL in this case would not reverse until some future indefinite period when the intangibles are either sold or impaired, any resulting temporary differences cannot be considered a source of future taxable income to support realization of the DTAs. As a result of this assessment, and given the then three year cumulative loss position, the uncertainty of future taxable income and the feasibility of tax planning strategies, the Company recorded a valuation allowance for its DTAs in 2007. For the three month period ended March 31, 2011, an additional valuation allowance for the current year anticipated increase to DTAs related to net operating loss carryforwards from the amortization of indefinite-lived intangibles was included in the annual effective tax rate calculation.

On January 1, 2007, the Company adopted the provisions of ASC 740, “Income Taxes,” related to accounting for uncertainty in income taxes, which recognizes the impact of a tax position in the financial statements if it is more likely than not that the position would be sustained on audit based on the technical merits of the position. The nature of the uncertainties pertaining to our income tax position is primarily due to various state tax positions. As of March 31, 2011, we had approximately $5.8 million in unrecognized tax benefits. Accrued interest and penalties related to unrecognized tax benefits is recognized as a component of tax expense. During the three months ended March 31, 2011, the Company recorded an expense for interest and penalties of $13,000. As of March 31, 2011, the Company had a liability of $278,000 for unrecognized tax benefits for interest and penalties. The Company estimates the possible change in unrecognized tax benefits prior to March 31, 2011 which could range from $0 to a reduction of $15,000, due to expiring statutes.

9.	STOCKHOLDERS’ EQUITY:

Common Stock

The Company has four classes of common stock, Class A, Class B, Class C and Class D. Generally, the shares of each class are identical in all respects and entitle the holders thereof to the same rights and privileges. However, with respect to voting rights, each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. The holders of Class C and Class D common stock are not entitled to vote on any matters. The holders of Class A common stock can convert such shares into shares of Class C or Class D common stock. Subject to certain limitations, the holders of Class B common stock can convert such shares into shares of Class A common stock. The holders of Class C common stock can convert such shares into shares of Class A common stock. The holders of Class D common stock have no such conversion rights.

Stock Repurchase Program

The Company did not have the ability to repurchase stock in 2010 as its prior board approved stock repurchase authorization had expired by its terms on December 31, 2009 and had not been renewed. In April 2011, the Company’s board of directors authorized a repurchase of shares of the Company’s Class A and Class D common stock (the “2011 Repurchase Authorization.”) Under the 2011 Repurchase Authorization, the Company is authorized, but is not obligated, to repurchase up to $15 million worth of its Class A and/or Class D common stock prior to April 13, 2013. Repurchases will be made from time to time in the open market or in privately negotiated transactions in accordance with applicable laws and regulations. The timing and extent of any repurchases will depend upon prevailing market conditions, the trading price of the Company’s Class A and/or Class D common stock and other factors, and subject to restrictions under applicable law. The Company expects to implement this stock repurchase program in a manner consistent with market conditions and the interests of the stockholders, including maximizing stockholder value.

Stock Option and Restricted Stock Grant Plan

Under the Company’s 1999 Stock Option and Restricted Stock Grant Plan (“Plan”), the Company had the authority to issue up to 10,816,198 shares of Class D common stock and 1,408,099 shares of Class A common stock. The Plan expired March 10, 2009. The options previously issued under this plan are exercisable in installments determined by the compensation committee of the Company’s board of directors at the time of grant. These options expire as determined by the compensation committee, but no later than ten years from the date of the grant. The Company uses an average life for all option awards. The Company settles stock options upon exercise by issuing stock.

A new stock option and restricted stock plan (the “2009 Stock Plan”) was approved by the stockholders at the Company’s annual meeting on December 16, 2009. The terms of the 2009 Stock Plan are substantially similar to the prior Plan. The Company has the authority to issue up to 8,250,000 shares of Class D common stock under the 2009 Stock Plan. As of March 31, 2011, 4,935,895 shares of Class D common stock were available for grant under the 2009 Stock Plan.

The compensation committee and the non-executive members of the Board of Directors have approved a long-term incentive plan (the “2009 LTIP”) for certain “key” employees of the Company. The purpose of the 2009 LTIP is to retain and incent these “key” employees in light of sacrifices they have made as a result of the cost savings initiatives in response to economic conditions. These sacrifices included not receiving performance-based bonuses in 2008 and salary reductions and shorter work weeks in 2009 in order to provide expense savings and financial flexibility to the Company. The 2009 LTIP is comprised of 3,250,000 shares (the “LTIP Shares”) of the 2009 Stock Plan’s 8,250,000 shares of Class D common stock. Awards of the LTIP

Shares were granted in the form of restricted stock and allocated among 31 employees of the Company, including the named executive officers. The named executive officers were allocated LTIP Shares as follows: (i) Chief Executive Officer (“CEO”) (1.0 million shares); (ii) the Chairperson (300,000 shares); (iii) the Chief Financial Officer (“CFO”) (225,000 shares); (iv) the Chief Administrative Officer (“CAO”) (225,000 shares); and (v) the President of the Radio Division (“PRD”) (130,000 shares). The remaining 1,370,000 shares were allocated among 26 other “key” employees. All awards will vest in three installments. The awards were granted effective January 5, 2010 and the first installment of 33% vested on June 5, 2010. The remaining two installments will vest equally on June 5, 2011 and June 5, 2012. Pursuant to the terms of the 2009 Stock Plan, subject to the Company’s insider trading policy, a portion of each recipient’s vested shares may be sold into the open market for tax purposes on or about the vesting dates.

The Company follows the provisions under ASC 718, “Compensation — Stock Compensation,” using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. These stock-based awards do not participate in dividends until fully vested. The fair value of stock options is determined using the Black-Scholes (“BSM”) valuation model. Such fair value is recognized as an expense over the service period, net of estimated forfeitures, using the straight-line method. Estimating the number of stock awards that will ultimately vest requires judgment, and to the extent actual forfeitures differ substantially from our current estimates, amounts will be recorded as a cumulative adjustment in the period the estimated number of stock awards are revised. We consider many factors when estimating expected forfeitures, including the types of awards, employee classification and historical experience. Actual forfeitures may differ substantially from our current estimate.

The Company also uses the BSM valuation model to calculate the fair value of stock-based awards. The BSM incorporates various assumptions including volatility, expected life, and interest rates. For options granted, the Company uses the BSM option-pricing model and determines: (i) the term by using the simplified “plain-vanilla” method as allowed under SAB No. 110; (ii) a historical volatility over a period commensurate with the expected term, with the observation of the volatility on a daily basis; and (iii) a risk-free interest rate that was consistent with the expected term of the stock options and based on the U.S. Treasury yield curve in effect at the time of the grant.

Stock-based compensation expense for the three months ended March 31, 2011 and 2010 was approximately $937,000 and $2.0 million, respectively.

The Company granted 114,675 stock options during the three months ended March 31, 2011 and granted 39,430 stock options during the three months ended March 31, 2010.

	Three Months Ended
	March 31,
	2011	2010

Average risk-free interest rate	2.86%	3.28%
Expected dividend yield	0.00%	0.00%
Expected lives	6.25 years	6.25 years
Expected volatility	117.1%	111.3%

Transactions and other information relating to stock options for the three months ended March 31, 2011 are summarized below:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Term (In	Intrinsic
	Options	Price	Years)	Value

Outstanding at December 31, 2010	4,999,000	$9.40		—
Grants	115,000	$1.09
Exercised	—	—
Forfeited/cancelled/expired	3,000	12.60

Balance as of March 31, 2011	5,111,000	$9.21	4.91	$1,131,992

Vested and expected to vest at March 31, 2011	4,952,000	$9.40	4.85	$1,064,775
Unvested at March 31, 2011	775,000	$1.41	7.64	$413,620
Exercisable at March 31, 2011	4,356,000	$10.49	4.46	$718,371

The aggregate intrinsic value in the table above represents the difference between the Company’s stock closing price on the last day of trading during the three months ended March 31, 2011 and the exercise price, multiplied by the number of shares that would have been received by the holders of in-the-money options had all the option holders exercised their options on March 31, 2011. This amount changes based on the fair market value of the Company’s stock. There were no options exercised or vested during three months ended March 31, 2011.

As of March 31, 2011, $187,000 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 2.1 months. The stock option weighted-average fair value per share was $4.04 at March 31, 2011.

Transactions and other information relating to restricted stock grants for the three months ended March 31, 2011 are summarized below:

		Average Fair Value
	Shares	at Grant Date

Unvested at December 31, 2010	2,310,000	$2.92
Grants	—	$—
Vested	(50,000)	$1.23
Forfeited/cancelled/expired	—	$—

Unvested at March 31, 2011	2,260,000	$2.96

The restricted stock grants were included in the Company’s outstanding share numbers on the effective date of grant. As of March 31, 2011, approximately $4.1 million of total unrecognized compensation cost related to restricted stock grants is expected to be recognized over the next 8.1 months.

10.	SEGMENT INFORMATION:

As of March 31, 2011, the Company had two reportable segments: (i) Radio Broadcasting; and (ii) Internet. These two segments operate in the United States and are consistently aligned with the Company’s management of its businesses and its financial reporting structure. Beginning in the quarter ending June 30, 2011, in conjunction with the consolidation of TV One, the Company will have an additional reportable segment.

The Radio Broadcasting segment consists of all broadcast and Reach Media results of operations. The Internet segment includes the results of our online business, including the operations of Interactive One.

Corporate/Eliminations/Other represents financial activity associated with our corporate staff and offices, intercompany activity between the two segments and activity associated with a small film venture.

Operating income or loss represents total revenues less operating expenses, depreciation and amortization, and impairment of long-lived assets. Intercompany revenue earned and expenses charged between segments are recorded at fair value and eliminated in consolidation.

The accounting policies described in the summary of significant accounting policies in Note 1 — Organization and Summary of Significant Accounting Policies are applied consistently across the two segments.

Detailed segment data for the three months ended March 31, 2011 and 2010 is presented in the following tables:

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
	(In thousands)

Net Revenue:
Radio Broadcasting	$63,019	$57,232
Internet	3,515	3,479
Corporate/Eliminations/Other	(1,489)	(1,693)

Consolidated	$65,045	$59,018

Operating Expenses (excluding depreciation, amortization and impairment charges and including stock-based compensation):
Radio Broadcasting	$45,950	$39,866
Internet	5,072	5,622
Corporate/Eliminations/Other	4,403	5,000

Consolidated	$55,425	$50,488

Depreciation and Amortization:
Radio Broadcasting	$2,751	$3,151
Internet	1,118	1,271
Corporate/Eliminations/Other	230	299

Consolidated	$4,099	$4,721

Operating income (loss):
Radio Broadcasting	$14,318	$14,215
Internet	(2,675)	(3,414)
Corporate/Eliminations/Other	(6,122)	(6,992)

Consolidated	$5,521	$3,809

	March 31, 2011	December 31, 2010
	(Unaudited)
	(In thousands)

Total Assets:
Radio Broadcasting	$871,597	$894,160
Internet	31,525	33,698
Corporate/Eliminations/Other	104,305	71,354

Consolidated	$1,007,427	$999,212

11.	RELATED PARTY TRANSACTIONS:

The Company’s CEO and Chairperson own a music company called Music One, Inc. (“Music One”). The Company sometimes engages in promoting the recorded music product of Music One. Based on the cross-promotional value received by the Company, we believe that the provision of such promotion is fair. During the three months ended March 31, 2011 and 2010, Radio One paid $4,000 and $6,000, respectively, to or on behalf of Music One, primarily for market talent event appearances, travel reimbursement and sponsorships. For the three months ended March 31, 2011 and 2010, the Company provided no advertising services to Music One. There were no cash, trade or no-charge orders placed by Music One for the three months ended March 31, 2011 and 2010. As of March 31, 2011, Music One owed Radio One $124,000 for office space and administrative services provided. Subsequent to March 31, 2011, this balance was satisfied in full.

The office space and administrative support transactions between Radio One and Music One are conducted at cost and all expenses associated with the transactions are passed through at actual costs. Costs associated with office space on behalf of Music One are calculated based on square footage used by Music One, multiplied by Radio One’s actual per square foot lease costs for the appropriate time period. Administrative services are calculated based on the approximate hours provided by each Radio One employee to Music One, multiplied by such employee’s applicable hourly rate and related benefits allocation. Advertising spots are priced at an average unit rate. Based on the cross-promotional nature of the activities provided by Music One and received by the Company, we believe that these methodologies of charging average unit rates or passing through the actual costs incurred are fair and reflect terms no more favorable than terms generally available to a third-party.

12.	CONDENSED CONSOLIDATING FINANCIAL STATEMENTS:

The Company conducts a portion of its business through its subsidiaries. All of the Company’s Subsidiary Guarantors have fully and unconditionally guaranteed the Company’s 6 3/8% Senior Subordinated Notes due February 2013, the 12 1/2%/15% Senior Subordinated Notes due May 2016, and the Company’s obligations under the 2011 Credit Agreement.

Set forth below are consolidated balance sheets for the Company and the Subsidiary Guarantors as of March 31, 2011 and December 31, 2010, and related consolidated statements of operations and cash flows for each of the three months ended March 31, 2011 and 2010. The equity method of accounting has been used by the Company to report its investments in subsidiaries. Separate financial statements for the Subsidiary Guarantors are not presented based on management’s determination that they do not provide additional information that is material to investors.

RADIO ONE, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
Three Months Ended March 31, 2011

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)

NET REVENUE	$28,131	$36,914	$—	$65,045
OPERATING EXPENSES:
Programming and technical	8,570	10,313	—	18,883
Selling, general and administrative, including stock-based compensation	12,896	15,624	—	28,520
Corporate selling, general and administrative, including stock-based compensation	—	8,022	—	8,022
Depreciation and amortization	2,203	1,896	—	4,099

Total operating expenses	23,669	35,855	—	59,524

Operating income	4,462	1,059	—	5,521
INTEREST INCOME	—	8	—	8
INTEREST EXPENSE	—	19,333	—	19,333
LOSS ON RETIREMENT OF DEBT	—	7,743	—	7,743
EQUITY IN INCOME OF AFFILIATED COMPANY	—	3,079	—	3,079
OTHER INCOME	—	25	—	25

Income (loss) before provision for income taxes, noncontrolling interests in income of subsidiaries and discontinued operations	4,462	(22,905)	—	(18,443)
PROVISION FOR INCOME TAXES	—	45,619	—	45,619

Net income (loss) before equity in income of subsidiaries and discontinued operations	4,462	(68,524)	—	(64,062)
EQUITY IN INCOME OF SUBSIDIARIES	—	4,482	(4,482)	—

Net income (loss) from continuing operations	4,462	(64,042)	(4,482)	(64,062)
INCOME FROM DISCONTINUED OPERATIONS, net of tax	20	—	—	20

NET INCOME (LOSS)	4,482	(64,042)	(4,482)	(64,042)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	203	—	203

NET LOSS INCOME (LOSS) ATTRIBUTABLE TO RADIO ONE, INC.	$4,482	$(64,245)	$(4,482)	$(64,245)

RADIO ONE, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
Three Months Ended March 31, 2010

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)

NET REVENUE	$28,794	$30,224	$—	$59,018
OPERATING EXPENSES:
Programming and technical	8,352	10,233	—	18,585
Selling, general and administrative, including stock-based compensation	13,894	9,113	—	23,007
Corporate selling, general and administrative, including stock-based compensation	—	8,896	—	8,896
Depreciation and amortization	2,555	2,166	—	4,721

Total operating expenses	24,801	30,408	—	55,209

Operating income (loss)	3,993	(184)	—	3,809
INTEREST INCOME	—	25	—	25
INTEREST EXPENSE	—	9,235	—	9,235
EQUITY IN INCOME OF AFFILIATED COMPANY	—	909	—	909
OTHER INCOME (EXPENSE)	111	(588)	—	(477)

Income (loss) before benefit from income taxes, noncontrolling interests in loss of subsidiaries and discontinued operations	4,104	(9,073)	—	(4,969)
BENEFIT FROM INCOME TAXES	—	(309)	—	(309)

Net income (loss) before equity in income of subsidiaries and discontinued operations	4,104	(8,764)	—	(4,660)
EQUITY IN INCOME OF SUBSIDIARIES	—	4,255	(4,255)	—

Net income (loss) from continuing operations	4,104	(4,509)	(4,255)	(4,660)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	151	(88)	—	63

NET INCOME (LOSS)	4,255	(4,597)	(4,255)	(4,597)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	(29)	—	(29)

NET LOSS INCOME (LOSS) ATTRIBUTABLE TO RADIO ONE, INC.	$4,255	$(4,568)	$(4,255)	$(4,568)

RADIO ONE, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
As of March 31, 2011

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$931	$32,886	$—	$33,817
Trade accounts receivable, net of allowance for doubtful accounts	23,630	23,682	—	47,312
Prepaid expenses and other current assets	1,301	4,471	—	5,772
Current assets from discontinued operations	(65)	129	—	64

Total current assets	25,797	61,168	—	86,965
PROPERTY AND EQUIPMENT, net	18,838	13,646	—	32,484
INTANGIBLE ASSETS, net	568,310	266,975	—	835,285
INVESTMENT IN SUBSIDIARIES	—	601,068	(601,068)	—
INVESTMENT IN AFFILIATED COMPANY	—	50,455	—	50,455
OTHER ASSETS	609	1,606	—	2,215
NON-CURRENT ASSESTS FROM DISCONTINUED OPERATIONS	23	—	—	23

Total assets	$613,577	$994,918	$(601,068)	$1,007,427

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$642	$1,031	$—	$1,673
Accrued interest	—	5,695	—	5,695
Accrued compensation and related benefits	1,947	7,547	—	9,494
Income taxes payable	—	2,253	—	2,253
Other current liabilities	8,270	89	—	8,359
Current portion of long-term debt	—	4,860	—	4,860
Current liabilities from discontinued operations	12	38	—	50

Total current liabilities	10,871	21,513	—	32,384
LONG-TERM DEBT, net	—	667,769	—	667,769
OTHER LONG-TERM LIABILITIES	1,638	7,934	—	9,572
DEFERRED TAX LIABILITIES	—	134,413	—	134,413

Total liabilities	12,509	831,629	—	844,138

REDEEMABLE NONCONTROLLING INTERESTS	—	31,269	—	31,269

STOCKHOLDERS’ EQUITY:
Common stock	—	54	—	54
Additional paid-in capital	224,902	995,256	(224,902)	995,256
Retained earnings (accumulated deficit)	376,166	(863,290)	(376,166)	(863,290)

Total stockholders’ equity	601,068	132,020	(601,068)	132,020

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$613,577	$994,918	$(601,068)	$1,007,427

RADIO ONE, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEETS
As of December 31, 2010

	Combined
	Guarantor	Radio One,
	Subsidiaries	Inc.	Eliminations	Consolidated
	(In thousands)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,043	$8,149	$—	$9,192
Trade accounts receivable, net of allowance for doubtful accounts	30,511	28,000	—	58,511
Prepaid expenses and other current assets	1,331	7,050	—	8,381
Current assets from discontinued operations	(61)	128	—	67

Total current assets	32,824	43,327	—	76,151
PROPERTY AND EQUIPMENT, net	19,811	13,649	—	33,460
INTANGIBLE ASSETS, net	568,802	271,345	—	840,147
INVESTMENT IN SUBSIDIARIES	—	609,199	(609,199)	—
INVESTMENT IN AFFILIATED COMPANY	—	47,470	—	47,470
OTHER ASSETS	497	1,484	—	1,981
NON-CURRENT ASSESTS FROM DISCONTINUED OPERATIONS	3	—	—	3

Total assets	$621,937	$986,474	$(609,199)	$999,212

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$413	$2,598	$—	$3,011
Accrued interest	—	4,558	—	4,558
Accrued compensation and related benefits	2,331	8,389	—	10,720
Income taxes payable	—	1,671	—	1,671
Other current liabilities	8,404	3,321	—	11,725
Current portion of long-term debt	—	18,402	—	18,402
Current liabilities from discontinued operations	22	(10)	—	12

Total current liabilities	11,170	38,929	—	50,099
LONG-TERM DEBT, net of current portion	—	623,820	—	623,820
OTHER LONG-TERM LIABILITIES	1,568	9,363	—	10,931
DEFERRED TAX LIABILITIES	—	89,392	—	89,392

Total liabilities	12,738	761,504	—	774,242

REDEEMABLE NONCONTROLLING INTERESTS	—	30,635	—	30,635

STOCKHOLDERS’ EQUITY:
Common stock	—	54	—	54
Accumulated comprehensive income adjustments	—	(1,424)	—	(1,424)
Additional paid-in capital	237,515	994,750	(237,515)	994,750
Retained earnings (accumulated deficit)	371,684	(799,045)	(371,684)	(799,045)

Total stockholders’ equity	609,199	194,335	(609,199)	194,335

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$621,937	$986,474	$(609,199)	$999,212

RADIO ONE, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
Three Months Ended March 31, 2011

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,482	$(64,042)	$(4,482)	$(64,042)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	2,203	1,896	—	4,099
Amortization of debt financing costs	—	1,591	—	1,591
Loss on retirement of debt	—	7,743	—	7,743
Non-cash interest	—	6,520	—	6,520
Deferred income taxes	—	45,042	—	45,042
Equity in net income of affiliated company	—	(3,079)	—	(3,079)
Stock-based compensation and other non-cash compensation		937	—	937
Effect of change in operating assets and liabilities, net of assets acquired:
Trade accounts receivable, net	6,881	4,318	—	11,199
Prepaid expenses and other current assets	30	2,579	—	2,609
Other assets	20	78	—	98
Accounts payable	229	(1,567)	—	(1,338)
Due to corporate/from subsidiaries	(13,509)	13,509	—	—
Accrued interest	—	425	—	425
Accrued compensation and related benefits	(384)	(842)	—	(1,226)
Income taxes payable	—	582	—	582
Other liabilities	(64)	(3,407)	—	(3,471)
Net cash flows provided by operating activities from discontinued operations	—	22	—	22

Net cash flows (used in) provided by operating activities	(112)	12,305	(4,482)	7,711

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(1,812)	—	(1,812)
Investment in subsidiaries	—	(4,482)	4,482	—

Net cash flows used in investing activities	—	(6,294)	4,482	(1,812)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility, net of original issue discount	—	378,280	—	378,280
Repayment of credit facility	—	(353,681)	—	(353,681)
Debt refinancing and modification costs	—	(5,873)	—	(5,873)

Net cash flows provided by financing activities	—	18,726	—	18,726

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(112)	24,737	—	24,625
CASH AND CASH EQUIVALENTS, beginning of period	1,043	8,149	—	9,192

CASH AND CASH EQUIVALENTS, end of period	$931	$32,886	$—	$33,817

RADIO ONE, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
Three Months Ended March 31, 2010

	Combined
	Guarantor	Radio
	Subsidiaries	One, Inc.	Eliminations	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,255	$(4,597)	$(4,255)	$(4,597)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	2,555	2,166	—	4,721
Amortization of debt financing costs	—	612	—	612
Write off of debt financing costs	—	645	—	645
Deferred income taxes	—	(383)	—	(383)
Equity in net income of affiliated company	—	(909)	—	(909)
Stock-based compensation and other non-cash compensation	224	1,789	—	2,013
Effect of change in operating assets and liabilities, net of assets acquired:
Trade accounts receivable, net	3,082	(3,545)	—	(463)
Prepaid expenses and other current assets	(318)	(434)	—	(752)
Other assets	227	326	—	553
Accounts payable	(421)	(1,638)	—	(2,059)
Due to corporate/from subsidiaries	(8,825)	8,825	—	—
Accrued interest	—	(5,548)	—	(5,548)
Accrued compensation and related benefits	99	1,282	—	1,381
Income taxes payable	—	(31)	—	(31)
Other liabilities	549	3,202	—	3,751
Net cash flows used in operating activities from discontinued operations	(45)	(17)	—	(62)

Net cash flows provided by (used in) operating activities	1,382	1,745	(4,255)	(1,128)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(812)	(260)	—	(1,072)
Investment in subsidiaries	—	(4,255)	4,255	—

Net cash flows used in investing activities	(812)	(4,515)	4,255	(1,072)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of credit facility	—	(4,502)	—	(4,502)
Debt refinancing and modification costs	—	(3,303)	—	(3,303)

Net cash flows used in financing activities	—	(7,805)	—	(7,805)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	570	(10,575)	—	(10,005)
CASH AND CASH EQUIVALENTS, beginning of period	127	19,836	—	19,963

CASH AND CASH EQUIVALENTS, end of period	$697	$9,261	$—	$9,958

13.	COMMITMENTS AND CONTINGENCIES:

Royalty Agreements

Effective December 31, 2009, our radio music license agreements with the two largest performance rights organizations, American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music, Inc. (“BMI”) expired. The Radio Music License Committee (“RMLC”), which negotiates music licensing fees for most of the radio industry with ASCAP and BMI, has reached an agreement with these organizations on a temporary fee schedule that reflects a provisional discount of 7.0% against 2009 fee levels. The temporary fee reductions became effective in January 2010. Absent an agreement on long-term fees between the RMLC and ASCAP and BMI, the U.S. District Court in New York has the authority to make an interim and permanent fee ruling for the new contract period. In May 2010 and June 2010, the U.S. District Court’s judge charged with determining the licenses fees ruled to further reduce interim fees paid to ASCAP and BMI, respectively, down approximately another 11.0% from the previous temporary fees negotiated with the RMLC.

The Company has entered into other fixed and variable fee music license agreements with other performance rights organizations, which expire as late as 2015. During the three months ended March 31, 2011 and 2010, the Company incurred expenses of approximately $2.8 million and $3.0 million, respectively, in connection with these agreements.

Other Contingencies

The Company has been named as a defendant in several legal actions arising in the ordinary course of business. It is management’s opinion, after consultation with its legal counsel, that the outcome of these claims will not have a material adverse effect on the Company’s financial position or results of operations.

Off-Balance Sheet Arrangements

As of March 31, 2011, we had four standby letters of credit totaling $676,500 in connection with our annual insurance policy renewals. In addition, Reach Media had a letter of credit of $500,000.

Reach Media Noncontrolling Interests Shareholders’ Put Rights

Beginning on February 28, 2012, the noncontrolling interest shareholders of Reach Media have an annual right to require Reach Media to purchase all or a portion of their shares at the then current fair market value for such shares. Beginning in 2012, this annual right can be exercised for a 30-day period beginning February 28 of each year. The purchase price for such shares may be paid in cash and/or registered Class D Common Stock of Radio One, at the discretion of Radio One. As a result, our ability to fund business operations, new acquisitions or new business initiatives could be limited.

14.	SUBSEQUENT EVENTS:

As of March 31, 2011, Music One, Inc. a related party owned by the Company’s CEO and Chairman, owed Radio One $124,000 for office space and administrative services provided. Subsequent to March 31, 2011, this balance was satisfied in full.

On February 25, 2011, TV One completed a privately placed debt offering of $119 million (the “Redemption Financing”). The Redemption Financing was structured as senior secured notes bearing a 10% coupon and is due 2016. The Redemption Financing was structured to allow for continued distributions to the remaining members of TV One, including Radio One, subject to certain conditions. Subsequently, on February 28, 2011, TV One utilized $82.4 million of the Redemption Financing to repurchase 15.4% of its outstanding membership interests from certain financial investors and 2.0% of its outstanding membership interests held by TV One management (representing approximately 50% of interests held by management). On April 25, 2011, TV One utilized the balance of the Redemption Financing and funds from the remaining members capital call contributions to repurchase 12.4% of its outstanding membership interests from DIRECTV. These redemptions by TV One increased Radio One’s holding in TV One from 36.8% to approximately 50.9% as of April 25, 2011.

In addition, beginning in the second quarter, the Company expects to begin to account for TV One on a consolidated basis after having executed an amendment to the TV One operating agreement with the remaining members of TV One concerning certain governance issues.

In April 2011, the Company’s board of directors authorized a repurchase of shares of the Company’s Class A and Class D common stock (the “2011 Repurchase Authorization.”) Under the 2011 Repurchase Authorization, the Company is authorized, but is not obligated, to repurchase up to $15 million worth of its Class A and/or Class D common stock prior to April 13, 2013. Repurchases will be made from time to time in the open market or in privately negotiated transactions in accordance with applicable laws and regulations. The timing and extent of any repurchases will depend upon prevailing market conditions, the trading price of the Company’s Class A and/or Class D common stock and other factors, and subject to restrictions under applicable law. The Company expects to implement this stock repurchase program in a manner consistent with market conditions and the interests of the stockholders, including maximizing stockholder value. Since inception of the 2011 Repurchase Authorization, the Company has repurchased 1,670,535 shares of Class D common stock in the amount of $4.6 million at an average price of $2.76 per share.

On April 1, 2011 the Company issued a standby letter of credit in the amount of $294,000 to support a corporate office lease.

The Company is currently in negotiations with the Company’s CEO for a new employment agreement. Until such time as his new employment agreement is executed, the terms of his April 2008 employment agreement remain in effect including eligibility for the TV One award.

Radio One, Inc.

Exchange Offer for up to
$299,185,432
12.5%/15.0% Senior Subordinated Notes due 2016

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delaware Law

All Registrants, other than Bell Broadcasting Company, Blue Chip Broadcasting, Ltd., and Blue Chip Broadcasting Licenses, Ltd., are incorporated or organized under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of Radio One provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Amended and Restated Certificate of Incorporation or equivalent constituting document of each of the Registrants, other than Bell Broadcasting Company, Blue Chip Broadcasting, Ltd., Blue Chip Broadcasting Licenses, Ltd., and Hawes-Saunders Broadcast Properties, Inc., provides for indemnification of its directors and officers to the fullest extent permitted by applicable law.

Hawes-Saunders’ bylaws provide that any indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made (a) by a majority vote of directors who are not party to such suit, action, or proceeding, even though less than a quorum, (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

Radio One of Indiana, L.P. is organized as a limited partnership under the laws of the State of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that a limited partnership, subject to any standards and restrictions in its partnership agreement, may indemnify and hold harmless any partner or other person from and against any and all claims and demands. The Limited Partnership Agreement of Radio One of Indiana, L.P. provide that the partnership shall indemnify and hold harmless its general partners from any loss or damage incurred by reason of any act performed by them for and on behalf of the partnership unless the act constituted gross negligence, willful or wanton misconduct, or intentional malfeasance.

Community Connect, LLC, Distribution One, LLC, Interactive One, LLC, Satellite One, L.L.C., Radio One Distribution Holdings, LLC, Radio One Licences, LLC, Radio One of Charlotte, LLC, Radio One of Detroit, LLC, Radio One of Atlanta, LLC, ROA Licenses, LLC, Charlotte Broadcasting, LLC, Radio One of North Carolina, LLC, Radio One of Boston Licenses, LLC, Radio One of Indiana, LLC, Radio One of Texas II, LLC and Radio One Media Holdings, LLC are organized as limited liability companies under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company, subject to any standards and restrictions in its limited liability company agreement, may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands.

The Limited Liability Company Agreement of each of Community Connect, LLC, Distribution One, LLC, Interactive One, LLC, Satellite One, L.L.C., Radio One Distribution Holdings, LLC, Radio One Licences, LLC, Radio One of Charlotte, LLC, Radio One of Detroit, LLC, Radio One of Atlanta, LLC, ROA Licenses, LLC, Charlotte Broadcasting, LLC, Radio One of North Carolina, LLC, Radio One of Boston

Licenses, LLC, Radio One of Indiana, LLC, and Radio One of Texas II, LLC provides that the company shall, in accordance with Section 18- 108 of the Delaware Limited Liability Company Act, indemnify and hold harmless any member, manager or officer of such company (or of an affiliate thereof) to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against such indemnitee, including, without limitation, reasonable attorney’s fees and disbursements incurred in the defense thereof, arising out of any act or omission of such indemnitee in connection with the company. Additionally, the limited liability company agreement of Radio One Media Holdings, LLC provides that in the event of any action by the member against the indemnitee, including a derivative suit, the company shall indemnify, hold harmless, and pay all expenses of such indemnitee, including reasonable attorney’s fees and disbursements incurred in the defense thereof and that no indemnitee shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which is material to the cause of the action.

The limited liability company agreement of Radio One of Charlotte, LLC provides that, to the maximum extent permitted by law, the company shall indemnify any person who is or was a manager of the company or is or was serving at the request of the company, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The company may also, to the maximum extent permitted by law, indemnify any employee or agent who is not a manager under the same standard if such indemnification is approved by the company’s managers.

Michigan Law

Bell Broadcasting Company (“BBC”) is incorporated under the laws of the State of Michigan. Under Sections 561-571 of the Michigan Business Corporation Act, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders. BBC’s Restated Articles of Incorporation provide that its directors shall not be personally liable to BBC or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, BBC’s Restated Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (i) a breach of the director’s duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the Michigan Business Corporation Act; (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Restated Articles of Incorporation. In addition, BBC’s By-Laws generally provide that BBC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of BBC) by reason of the fact that he is or was a BBC director, officer, employee or agent or is or was serving at BBC’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Ohio Law

Blue Chip Broadcasting, Ltd. and Blue Chip Broadcasting Licenses, Ltd. are organized as limited liability companies under the laws of the State of Ohio. Under Section 1705.32 of the Ohio Revised Code, a limited liability company may indemnify a manager, member, partner, officer, employee, agent or certain other persons against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with an action, suit or proceeding, if such manager, member, partner, officer, employee, agent or other person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A limited liability company may also indemnify a manager, officer, employee, agent or certain other persons against expenses, including attorney’s fees, actually and reasonably incurred in connection with an action or suit by or in the right of such company, if such manager, officer, employee, agent or other person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company. The Bylaws of each of Blue Chip Broadcasting, Ltd. and Blue Chip Broadcasting Licenses, Ltd. provide that the company shall indemnify the foregoing persons to the full extent authorized by the Ohio Revised Code.

The above discussion of the relevant statutes and the governing documents of the registrants is not intended to be exhaustive and is qualified in its entirety by reference to such statutes and governing documents.

Item 21.	Exhibits.

(a) Reference is made to the attached Exhibit Index.

(b) None

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lanham, State of Maryland, on July 27, 2011.

RADIO ONE, INC.

By:	/s/ Alfred C. Liggins, III
Alfred C. Liggins, III
President and Chief Executive Officer

Bell Broadcasting Company
Blue Chip Broadcasting Licenses, Ltd.
Blue Chip Broadcasting, Ltd.
Charlotte Broadcasting, LLC
Community Connect Inc.
Community Connect, LLC
Distribution One, LLC
Hawes-Saunders Broadcast Properties, Inc.
Interactive One, Inc.
Interactive One, LLC
New Mableton Broadcasting Corporation
Radio One Cable Holdings, Inc.
Radio One Distribution Holdings, LLC
Radio One Licenses, LLC
Radio One Media Holdings, LLC
Radio One of Atlanta, LLC
Radio One of Boston Licenses, LLC
Radio One of Boston, Inc.
Radio One of Charlotte, LLC
Radio One of Detroit, LLC
Radio One of Indiana, LLC
Radio One of North Carolina, LLC
Radio One of Texas II, LLC
ROA Licenses, LLC
Satellite One, L.L.C.

By:	/s/ Alfred C. Liggins, III
Alfred C. Liggins, III
President and Chief Executive Officer

RADIO ONE OF INDIANA, L.P.

By:	RADIO ONE, INC., its general partner

By:	/s/ Alfred C. Liggins, III
Alfred C. Liggins, III
President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Alfred C. Liggins, III Alfred C. Liggins, III(1)(2)	Director, President and Chief Executive Officer (principal executive officer)	July 27, 2011

* Catherine L. Hughes(2)	Chairperson and Secretary	July 27, 2011

* Terry L. Jones(2)	Director	July 27, 2011

* Brian W. McNeill(2)	Director	July 27, 2011

* Dennis Miller(3)	Director	July 27, 2011

* D. Geoffrey Armstrong(3)	Director	July 27, 2011

* Ronald E. Blaylock(3)	Director	July 27, 2011

* Linda J. Vilardo(4)	Director	July 27, 2011

/s/ Peter D. Thompson Peter D. Thompson(5)	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	July 27, 2011

*	The undersigned, by signing his name hereto, does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named officers and directors of Radio One, Inc. and previously filed with the United Stated Securities and Exchange Commission.

/s/  Alfred C. Liggins, III
Alfred C. Liggins, III
Attorney-in-Fact

(1)	For the registrants that are limited liability companies or limited partnerships, Alfred C. Liggins, III is executing on behalf of such registrants in the following capacity: (a) for each of Radio One Licenses, LLC, Radio One of Atlanta, LLC, Radio One of Charlotte, LLC, Radio One of Texas II, LLC, Satellite One, L.L.C., and Radio One Media Holdings, LLC, as President and Chief Executive Officer of Radio One, Inc., the sole member of each such limited liability company, (b) for Radio One of Detroit, LLC, as President and Chief Executive Officer of Bell Broadcasting Company, its sole member, (c) for ROA Licenses, LLC, as President and Chief Executive Officer of Radio One of Atlanta, LLC, its sole member, (d) for Radio One Distribution Holdings, LLC, as President and Chief Executive Officer of Radio One, its sole member, (e) for Charlotte Broadcasting, LLC, as President and Treasurer of Radio One of Charlotte, LLC, the sole member of each such limited liability company, (f) for Radio One of North Carolina, LLC, as

President and Chief Executive Officer of Charlotte Broadcasting, LLC, its sole member, (g) for Radio One of Boston Licenses, LLC, as President and Chief Executive Officer of Radio One of Boston, Inc., its sole member, (h) for Blue Chip Broadcasting, Ltd., as President and Chief Executive Officer of Blue Chip Broadcast Company, its sole member, (i) for Blue Chip Broadcasting Licenses, Ltd., as President and Chief Executive Officer of Blue Chip Broadcasting, Ltd., its sole member, (j) for Radio One of Indiana, L.P., as President and Chief Executive Officer of Radio One, Inc., its general partner, (k) for Radio One of Indiana, LLC, as President and Chief Executive Officer of Radio One, Inc., the general partner of Radio One of Indiana, L.P., its sole member; and (l) as Manager of Interactive One, LLC and Community Connect, LLC.

(2)	As director of Radio One, Inc., Bell Broadcasting Company, Radio One of Boston, Inc., Blue Chip Broadcasting, Ltd., Blue Chip Broadcasting Licenses, Ltd., New Mableton Broadcasting Corporation, Hawes-Saunders Broadcast Properties, Inc., Radio One Cable Holdings, Inc., Community Connect Inc. and Interactive One, Inc.

(3)	As director of Radio One, Inc., New Mableton Broadcasting Corporation, Radio One Cable Holdings, Inc., Community Connect Inc. and Interactive One, Inc.

(4)	As manager of Interactive One, LLC and Community Connect, LLC.

(5)	As Vice President and Chief Financial Officer for all registrants, other than Radio One of Indiana, L.P., and in his capacity as Executive Vice President and Chief Financial Officer of Radio One, Inc., acting as General Partner of Radio One of Indiana, L.P.

EXHIBIT INDEX

Exhibit
Number		Description

3.1		Amended and Restated Certificate of Incorporation of Radio One, Inc., dated as of May 4, 2000, as filed with the State of Delaware on May 9, 2000 (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q for the period ended March 31, 2000).
3	.1.1	Certificate of Amendment, dated as of September 21, 2000, of the Amended and Restated Certificate of Incorporation of Radio One, Inc., dated as of May 4, 2000, as filed with the State of Delaware on September 21, 2000 (incorporated by reference to Radio One’s Current Report on Form 8-K filed October 6, 2000).
3.2		Amended and Restated By-laws of Radio One, Inc. amended as of August 7, 2009 (incorporated by reference to Radio One’s Current Report on Form 8-K filed August 21, 2009).
3.3		Restated Articles of Incorporation of Bell Broadcasting Company (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.4		Restated Bylaws of Bell Broadcasting Company (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.5		Articles of Organization of Blue Chip Broadcasting Licenses, Ltd. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.6		Operating Agreement of Blue Chip Broadcasting Licenses, Ltd. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.7		Articles of Organization of Blue Chip Broadcasting, Ltd. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.8		Amended and Restated Operating Agreement of Blue Chip Broadcasting, Ltd. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.9		Certificate of Formation of Charlotte Broadcasting, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.10		Limited Liability Company Agreement of Charlotte Broadcasting, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.11		Articles of Incorporation of Community Connect Inc.*
3.12		Bylaws of Community Connect Inc.*
3.13		Certificate of Formation of Community Connect, LLC.*
3.14		Limited Liability Company Agreement of Community Connect, LLC.*
3.15		Certificate of Formation of Distribution One, LLC.*
3.16		Limited Liability Company Agreement of Distribution One, LLC.*
3.17		Certificate of Incorporation of Hawes-Saunders Broadcast Properties, Inc. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.18		Amended and Restated Bylaws of Hawes-Saunders Broadcast Properties, Inc. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.19		Articles of Incorporation of Interactive One, Inc.*
3.20		Bylaws of Interactive One, Inc.*
3.21		Certificate of Formation of Interactive One, LLC.*
3.22		Limited Liability Company Agreement of Interactive One, LLC.*
3.23		Certificate of Incorporation of New Mableton Broadcasting Corporation (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.24		Bylaws of New Mableton Broadcasting Corporation (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.25		Articles of Radio One Cable Holdings, Inc.*
3.26		Bylaws of Radio One Cable Holdings, Inc.*
3.27		Certificate of Formation of Radio One Distribution Holdings, LLC.*
3.28		Limited Liability Company Agreement of Radio One Distribution Holdings, LLC.*

Exhibit
Number	Description

3.29	Certificate of Formation of Radio One Licenses, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.30	Limited Liability Company Agreement of Radio One Licenses, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.31	Certificate of Formation of Radio One Media Holdings, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.32	Limited Liability Company Agreement of Radio One Media Holdings, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.33	Certificate of Formation of Radio One of Atlanta, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.34	Limited Liability Company Agreement of Radio One of Atlanta, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.35	Certificate of Formation of Radio One of Boston Licenses, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.36	Limited Liability Company Agreement of Radio One of Boston Licenses, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.37	Certificate of Incorporation of Radio One of Boston, Inc. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.38	Bylaws of Radio One of Boston, Inc. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.39	Certificate of Formation of Radio One of Charlotte, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.40	Limited Liability Company Agreement of Radio One of Charlotte, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.41	Certificate of Formation of Radio One of Detroit, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.42	Limited Liability Company Agreement of Radio One of Detroit, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.43	Certificate of Limited Partnership of Radio One of Indiana, L.P. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.44	Limited Partnership Agreement of Radio One of Indiana, L.P. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.45	Certificate of Formation of Radio One of Indiana, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.46	Limited Liability Company Agreement of Radio One of Indiana, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.47	Certificate of Formation of Radio One of North Carolina, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.48	Limited Liability Company Agreement of Radio One of North Carolina, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.49	Certificate of Formation of Radio One of Texas II, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.50	Limited Liability Company Agreement of Radio One of Texas II, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.51	Certificate of Formation of ROA Licenses, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.52	Limited Liability Company Agreement of ROA Licenses, LLC (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
3.53	Certificate of Formation of Satellite One, L.L.C. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).

Exhibit
Number	Description

3.54	Limited Liability Company Agreement of Satellite One, L.L.C. (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed August 5, 2005).
4.1	Indenture dated May 18, 2001 among Radio One, Inc., the Guarantors listed therein, and United States Trust Company of New York (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed July 17, 2001).
4.2	First Supplemental Indenture, dated August 10, 2001, among Radio One, Inc., the Guaranteeing Subsidiaries and other Guarantors listed therein, and The Bank of New York, as Trustee, (incorporated by reference to Radio One’s Registration Statement on Form S-4, filed October 4, 2001).
4.3	Second Supplemental Indenture dated as of December 31, 2001, among Radio One, Inc., the Guaranteeing Subsidiaries and other Guarantors listed therein, and The Bank of New York, as Trustee, (incorporated by reference to Radio One’s registration statement on Form S-3, filed January 29, 2002).
4.4	Third Supplemental Indenture dated as of July 17, 2003, among Radio One, Inc., the Guaranteeing Subsidiaries and other Guarantors listed therein, and The Bank of New York, as Trustee, (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2003).
4.5	Fourth Supplemental Indenture dated as of October 19, 2004, among Radio One, Inc., the Guaranteeing Subsidiaries and other Guarantors listed therein, and The Bank of New York, as Trustee, (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q for the period ended September 30, 2004).
4.6	Fifth Supplemental Indenture dated as of February 8, 2005, among Radio One, Inc., the Guaranteeing Subsidiaries and other Guarantors listed therein, and The Bank of New York, as Trustee (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2004).
4.7	Indenture dated February 10, 2005 between Radio One, Inc. and The Bank of New York, as Trustee, (incorporated by reference to Radio One’s Current Report on Form 8-K filed February 11, 2005).
4.8	Sixth Supplemental Indenture dated as of February 15, 2006 among Radio One, Inc., the Guaranteeing Subsidiary and the Existing Guarantors listed therein, and The Bank of New York, as successor trustee under the Indenture dated May 18, 2001, as amended (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q for the period ended June 30, 2006).
4.9	First Supplemental Indenture dated as of February 15, 2006 among Radio One, Inc., Syndication One, Inc., the other Guarantors listed therein, and The Bank of New York, as trustee under the Indenture dated February 10, 2005 (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q for the period ended June 30, 2006).
4.10	Seventh Supplemental Indenture dated as of December 22, 2006 among Radio One, Inc., the Guaranteeing Subsidiary and the Existing Guarantors listed therein, and The Bank of New York, as successor trustee under the Indenture dated May 18, 2001, as amended. (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2006).
4.11	Second Supplemental Indenture dated as of December 22, 2006 among Radio One, Inc., Magazine One, Inc., the other Guarantors listed therein, and The Bank of New York, as trustee under the Indenture dated February 10, 2005 (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2006).
4.12	Third Supplemental Indenture, dated as of March 30, 2010 by and among Radio One, Inc., each of the subsidiaries of Radio One listed on Exhibit A attached thereto, Interactive One, Inc., Interactive One, LLC, Community Connect, LLC, Community Connect Inc., Distribution One, LLC and Radio One Distribution Holdings, LLC, and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee under the Indenture dated February 10, 2005 (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2009).

Exhibit
Number	Description

4.13	Eighth Supplemental Indenture, dated as of March 30, 2010, by and among Radio One, Inc., each of the subsidiaries of Radio One listed on Exhibit A attached thereto Interactive One, Inc., Interactive One, LLC, Community Connect, LLC, Community Connect Inc., Distribution One, LLC and Radio One Distribution Holdings, LLC, and The Bank of New York Mellon, as successor to United States Trust Company of New York, as trustee under the Indenture dated as of May 18, 2001 (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2009).
4.14	Indenture, dated as of November 24, 2010, among Radio One, Inc., the guarantors signatory thereto and Wilmington Trust Company, as trustee, relating to the 12.5%/15.0% Senior Subordinated Notes due 2016 (incorporated by reference to Radio One’s Current Report on Form 8-K filed on December 1, 2010).
4.15	Ninth Supplemental Indenture, dated as of November 24, 2010, among Radio One, Inc., the guarantors listed therein, and Wilmington Trust Company, as successor trustee to The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture dated May 18, 2001, as amended (incorporated by reference to Radio One’s Current Report on Form 8-K filed on December 1, 2010).
4.16	Fourth Supplemental Indenture, dated as of November 24, 2010, among Radio One, Inc., the guarantors listed therein, and Wilmington Trust Company, as successor trustee to The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture dated February 10, 2005. (incorporated by reference to Radio One’s Current Report on Form 8-K filed on December 1, 2010).
4.17	Exchange and Registration Rights Agreement, dated as of November 24, 2010, among Radio One, Inc., the guarantors signatory thereto and certain holders of its debt securities (incorporated by reference to Radio One’s Current Report on Form 8-K filed on December 1, 2010).
4.18	Supplemental Indenture, dated as of March 11, 2011, by and between Radio One, Inc., the guarantors listed therein and Wilmington Trust Company, as trustee.**
5.1	Opinion of Kirkland & Ellis LLP.**
5.2	Opinion of Clark Hill PLC.**
5.3	Opinion of Keating Muething & Klekamp PLL.**
10.1	Certificate Of Designations, Rights and Preferences of the 61/2% Convertible Preferred Securities Remarketable Term Income Deferrable Equity Securities (HIGH TIDES) of Radio One, Inc., as filed with the State of Delaware on July 13, 2000 (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q for the period ended June 30, 2000).
10.2	Amended and Restated Stockholders Agreement dated as of September 28, 2004 among Catherine L. Hughes and Alfred C. Liggins, III (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q for the period ended June 30, 2005).
10.3	Credit Agreement, dated June 13, 2005, by and among Radio One Inc., Wachovia Bank and the other lenders party thereto (incorporated by reference to Radio One’s Current Report on Form 8-K filed June 17, 2005).
10.4	Guarantee and Collateral Agreement, dated June 13, 2005, made by Radio One, Inc. and its Restricted Subsidiaries in favor of Wachovia Bank (incorporated by reference to Radio One’s Current Report on Form 8-K filed June 17, 2005).
10.5	Radio One, Inc. 2009 Stock Option and Restricted Stock Grant Plan (incorporated by reference to Radio One’s Definitive Proxy on Schedule 14A filed November 6, 2009).
10.6	First Amendment to Credit Agreement dated as of April 26, 2006, to Credit Agreement dated June 13, 2005, by and among Radio One, Inc., Wachovia Bank and the other lenders party thereto (incorporated by reference to Radio One’s Current Report on Form 8-K filed April 28, 2006).
10.7	Waiver to Credit Agreement dated July 12, 2007, by and among Radio One, Inc., the several Lenders thereto, and Wachovia Bank National Association, as Administrative Agent (incorporated by reference to Radio One’s Quarterly Report on Form 10-Q for the period ended June 30, 2007).
10.8	Employment Agreement between Radio One, Inc. and Barry A. Mayo dated as of August 31, 2009 and effective as of August 5, 2009 (incorporated by reference to Radio One’s Current Report on Form 8-K filed September 2, 2009).

Exhibit
Number	Description

10.9	Second Amendment to Credit Agreement and Waiver dated as of September 14, 2007, by and among Radio One, Inc., the several Lenders thereto, and Wachovia Bank National Association, as Administrative Agent (incorporated by reference to Radio One’s Current Report on Form 8-K filed September 18, 2007).
10.10	Waiver and Consent to Credit Agreement dated May 14, 2007, by and among Radio One, Inc., the several Lenders thereto, and Wachovia Bank National Association, as Administrative Agent (incorporated by reference to Radio One’s Current Report on Form 8-K filed May 18, 2007).
10.11	Consent to Credit Agreement dated March 30, 2007, by and among Radio One, Inc., the several Lenders thereto, and Wachovia Bank National Association, as Administrative Agent (incorporated by reference to Radio One’s Current Report on Form 8-K filed April 5, 2007).
10.12	Employment Agreement between Radio One, Inc. and Peter D. Thompson dated March 31, 2008 (incorporated by reference to Radio One’s Current Report on Form 8-K filed April 2, 2008).
10.13	Employment Agreement between Radio One, Inc. and Alfred C. Liggins, III dated April 16, 2008 (incorporated by reference to Radio One’s Current Report on Form 8-K filed April 18, 2008).
10.14	Employment Agreement between Radio One, Inc. and Catherine L. Hughes dated April 16, 2008 (incorporated by reference to Radio One’s Current Report on Form 8-K filed April 18, 2008).
10.15	Employment Agreement Amendment and Modification dated as of October 7, 2008 between Radio One, Inc. and Peter D. Thompson (incorporated by reference to Radio One’s Current Report on Form 8-K filed December 12, 2008).
10.16	Employment Agreement between Radio One, Inc. and Peter D. Thompson dated March 3, 2011 (incorporated by reference to Radio One’s Current Report on Form 8-K filed March 9, 2011).
10.17	Third Amendment to Credit Agreement and Waiver to Credit Agreement by and among Radio One, Inc., Wells Fargo Bank, N.A. (formerly known as Wachovia Bank, National Association), as Administrative Agent and the Lenders, dated as of March 30, 2010 (incorporated by reference to Radio One’s Annual Report on Form 10-K for the period ended December 31, 2009).
10.18	Agreement, dated June 16, 2010, by and among Radio One, Inc. and certain holders of its outstanding debt securities (incorporated by reference to Radio One’s Current Report on Form 8-K filed June 16, 2010).
10.19	Commitment Letter, exhibits and annexes thereto, dated as of June 16, 2010, by and among Radio One, Inc., Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. (incorporated by reference to Radio One’s Current Report on Form 8-K filed June 16, 2010).
10.20	Forbearance Agreement, dated as of July 15, 2010, by and among the Radio One, Inc., Wells Fargo Bank, N.A. and certain of Radio One’s lenders (incorporated by reference to Radio One’s Current Report on Form 8-K filed July 16, 2010).
10.21	Amendment to Forbearance Agreement, by and among Radio One, Inc., Wells Fargo Bank, N.A. and certain of Radio One Inc.’s lenders (incorporated by reference to Radio One’s Current Report on Form 8-K filed August 17, 2010).
10.22	Support Agreement, dated November 5, 2010, by and among Radio One, Inc. and certain holders of its outstanding debt securities (incorporated by reference to Radio One’s Current Report on Form 8-K filed November 8, 2010).
10.23	Agreement, dated November 12, 2010, by and among the Company and certain holders of its outstanding debt securities (incorporated by reference to Radio One’s Current Report on Form 8-K filed November 18, 2010).
10.24	Amendment and Restatement Agreement, dated as of November 24, 2010, to the Credit Agreement, dated as of June 13, 2005, by and among Radio One, Inc. as Borrower, Wells Fargo Bank, N.A., successor-by-merger to Wachovia Bank, National Association, as Administrative Agent, the lenders referred to therein and the other parties from time to time party thereto (incorporated by reference to Radio One Inc.’s Current Report on Form 8-K filed on December 1, 2010).
10.25	Credit Agreement, dated as of March 31, 2011, by and among Radio One, Inc., the lenders party thereto from time to time, Credit Suisse AG, as Administrative Agent, Credit Suisse Securities (USA), LLC and Deutsche Bank Securities, Inc., as Joint Lead Arrangers and Book Running Managers and Deutsche Bank Securities, Inc., as Syndication Agent. (incorporated by reference to Radio One’s Current Report on Form 8-K filed April 6, 2011).

Exhibit
Number	Description

12.1	Statement Regarding Computation of Ratios.**
21.1	Subsidiaries of Radio One, Inc.*
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).**
23.3	Consent of Clark Hill PLC (included in Exhibit 5.2).**
23.4	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5.3).**
24.1	Powers of Attorney (included in signature pages).*
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust Company, on Form T-1.*
99.1	Form of Letter of Transmittal.**
99.2	Form of Tender Instruction.**
99.3	Form of Notice of Guaranteed Delivery.**

*	Previously filed with the Securities Exchange Commission as an exhibit to the Radio One, Inc. Form S-4 filed on February 9, 2011.

**	Indicates documents filed herewith.